Ionis-Biogen No. 5 – Confidential	Execution Version

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED
UNDER 17 C.F.R. §§ 200.80(b)(4), 240.24B-2

New Strategic Neurology Drug Discovery and Development Collaboration, Option and License Agreement

Between

Ionis Pharmaceuticals, Inc.

And

Biogen MA Inc.

Dated April 19, 2018

Confidential
Table of Contents

-i-

Confidential
NEW STRATEGIC NEUROLOGY DRUG DISCOVERY AND DEVELOPMENT COLLABORATION, OPTION AND LICENSE AGREEMENT

This NEW STRATEGIC NEUROLOGY DRUG DISCOVERY AND DEVELOPMENT COLLABORATION, OPTION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of the 19th day of April, 2018 (the “Execution Date”) by and between Ionis Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 2855 Gazelle Court, Carlsbad, CA 92010 (“Ionis”), and Biogen MA Inc., a Massachusetts corporation, having its principal place of business at 225 Binney Street, Cambridge, MA 02142 (“Biogen”). Biogen and Ionis each may be referred to herein individually as a “Party” or collectively as the “Parties.” Capitalized terms used in this Agreement, whether used in the singular or the plural, have the meaning set forth in Appendix 1. All attached appendices and schedules are a part of this Agreement.

RECITALS

WHEREAS, Ionis possesses certain Patent Rights, Know-How, technology and expertise with respect to antisense therapeutics, and has novel and valuable capabilities for the research, discovery, identification, synthesis and development of antisense therapeutics;

WHEREAS, Biogen has expertise in developing and commercializing human therapeutics, and is interested in entering into a strategic relationship with Ionis to explore potential targets for the treatment of neurological and neuromuscular diseases, mood disorders, psychological disorders, ocular diseases and diseases of the inner ear, and to create antisense drugs to such targets;

WHEREAS, Biogen and Ionis are parties to an ongoing existing discovery and development collaboration in relation to certain neurological diseases, including ALS, pursuant to that certain Amended and Restated Strategic Neurology Drug Discovery and Development Collaboration, Option and License Agreement dated October 20, 2017, as amended or restated (the “Neurology II Agreement”);

WHEREAS, the Parties now desire to enter into a new strategic collaboration in neurological diseases (including neurodegenerative and neuropsychiatric diseases), mood disorders, psychological disorders, ocular diseases and diseases of the inner ear, comprising (a) a research program focused on the identification, validation and applications of novel targets implicated in such diseases and novel therapeutic approaches directed to such targets, (b) a broad core technology research program focused on enhancing the Parties’ knowledge of the use of antisense oligonucleotides in the central and peripheral nervous systems, and the eye and the ear, (c) a targeted drug discovery and development effort and (d) the exclusive opportunity for Biogen to select collaboration targets from among all available targets reaching target sanction status in Ionis’ research programs directed at such diseases;

WHEREAS, with regard to targets that reach target sanction status and that Biogen selects as collaboration targets for development, Biogen desires to (a) have Ionis identify development candidates for each such collaboration target, (b) develop development candidates through completion of the IND-enabling toxicology studies and (c) receive an exclusive option to obtain from Ionis an exclusive license under this Agreement to develop, manufacture and commercialize collaboration products directed to such collaboration targets in the Field; and

Confidential
WHEREAS, as partial consideration for Ionis’ grant of the Options, licenses and other rights to Biogen under this Agreement, Biogen desires to subscribe for and purchase from Ionis, and Ionis desires to issue and sell to Biogen, certain shares of common stock pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.
RESEARCH AND DEVELOPMENT

1.1.	Collaboration Overview.

1.1.1.          The intent of the Collaboration is for the Parties to conduct (a) a research program focused on the identification and validation of and applications for novel Neurology Targets, (b) a drug discovery and development effort in Neurological Disease with respect to those Strategies directed to Neurology Targets selected to be Collaboration Programs and (c) a broad core technology research program focused on enhancing the Parties’ knowledge of the use of ASOs in the central and peripheral nervous systems, and the eye and the ear. This Agreement also provides Biogen the exclusive opportunity to select as Collaboration Programs any Strategy directed to any Ionis Neurology Target that Ionis is independently researching, up through Target Sanction.

1.1.2.          Once one or more Strategies directed to a Neurology Target reach Target Sanction, one or more of such Strategies directed to such Neurology Target may be selected as Collaboration Programs under this Agreement (and upon selection of one or more Strategies directed to a Neurology Target as Collaboration Programs, such Neurology Target will be a Collaboration Target). Unless not feasible, Ionis will generate at least one Development Candidate for each Collaboration Program, with the goal of generating up to five Compounds that may be suitable Development Candidates for each Collaboration Program. Biogen may select one or more of the Compounds generated by Ionis as Development Candidates to be the subject of further Development activities under the applicable Collaboration Program, as further set forth in Section 1.8.

1.1.3.          For Development Candidates selected by Biogen to be the subject of further Development activities under a Collaboration Program, Ionis provides to Biogen an exclusive option under Section 3.1.2(a) to be granted an exclusive license from Ionis to further Develop and Commercialize Products under such Collaboration Program, each of which options is exercisable as set forth in Section 3.1.2(a).

1.1.4.          The Parties have agreed to form (a) a collaboration steering committee to oversee the Collaboration under this Agreement, (b) a joint research committee reporting to the CSC to oversee the Core Research Program, the Neurological Disease Research Program and each Development Candidate Identification Plan and (c) one or more joint development committees reporting to the CSC to oversee Development activities for Development Candidates.

Confidential
1.1.5.          The purpose of this Section 1.1 is to provide a high-level overview of the roles, responsibilities, rights and obligations of each Party under this Agreement, and therefore this Section 1.1 is qualified in its entirety by the more detailed provisions of this Agreement set forth below.

1.2.
Research Programs. Subject to and in accordance with the terms of this Agreement, during the Research Term, Ionis and Biogen will conduct two research programs, each under a separate mutually agreed plan. The first research program will cover research focused on enhancing the Parties’ knowledge of the use of ASOs in the central and peripheral nervous systems, and the eye and the ear, including with respect to pharmacokinetics and pharmacodynamics, [***] of ASOs (such program, the “Core Research Program” and the plan for such program, the “Core Research Plan”). A draft of the Core Research Plan has been mutually agreed upon by the Parties in writing on or prior to the Effective Date. The second research program will focus on the identification and validation of Strategies directed to High Interest Targets, which Strategies are eligible to become Collaboration Programs and which High Interest Targets, upon designation of one or more Strategies as Collaboration Programs, will become Collaboration Targets (such program, the “Neurological Disease Research Program” and the plan for such program, the “Neurological Disease Research Plan”). The Neurological Disease Research Plan will itself be comprised of individual plans that set forth the target validation activities to be conducted by the Parties in order to achieve Target Sanction for each Strategy directed to a High Interest Target designated for such activities under Section 1.2.3(d) (each such individual plan for each Strategy, a “Target Sanction Plan”). Notwithstanding the foregoing, neither Party will be required to complete any activities under the Core Research Plan or Neurological Disease Research Plan (or any individual Target Sanction Plan included therein) if such Party in good faith believes that such activities are not technically feasible given the then-current state of the art.

1.2.1.          Research Term. The term for the conduct of the Core Research Program and the Neurological Disease Research Program will begin on the Effective Date and will end on the 10th anniversary of the Effective Date, as such term may be extended in accordance with this Agreement (the “Research Term”). Notwithstanding the foregoing:

(a)           with respect to the Neurological Disease Research Program, (i) subject to subclause (iii) of this Section 1.2.1(a), Ionis will not be required to begin target validation activities for any Strategy directed to a High Interest Target under the Neurological Disease Research Program unless the activities proposed under the applicable Target Sanction Plan for such Strategy are reasonably able to be completed on or before the end of the Research Term, (ii) if any target validation activities that are Ionis Activities or Biogen Activities are ongoing under the Neurological Disease Research Plan on the date that would otherwise be the end of the Research Term, then if requested by Biogen, Ionis and Biogen will complete such activities, respectively, in accordance with the Neurological Disease Research Plan, and the Research Term will be extended until the completion thereof, and (iii) the Research Term may be automatically extended to the Research Term Extension Date under Section 1.8.1(d), in which case Biogen may propose new Strategies and add new targets to the High Interest Target List (solely to the extent the applicable target validation activities could reasonably be completed by the Research Term Extension Date), and (unless Biogen exercises its step-in rights to perform target validation activities pursuant to Section 1.8.1(d)) Ionis shall commence new target validation activities for such new Strategies directed to such High Interest Targets, in each case, in accordance with this Agreement; and

Confidential
(b)           The Research Term may be further extended by written agreement of the Parties.

1.2.2.          Core Research Program. The Core Research Program activities will initially be focused on investigating and optimizing delivery of ASOs to the central and peripheral nervous systems and the eye and the ear. Ionis will use Commercially Reasonable Efforts to conduct the Ionis Activities under the Core Research Program, and Biogen will use Commercially Reasonable Efforts to conduct the Biogen Activities under the Core Research Program. The Neurology JRC will update the Core Research Plan as needed during the Research Term. If either Party desires that any activities contemplated by the Parties under the Core Research Program should be performed by a Third Party, then the Parties will discuss through the Neurology JRC and agree upon the appropriate Third Party to conduct such activities, and how the costs of such Third Party activities should be allocated between the Parties.

1.2.3.          Neurological Disease Research Program. The Neurological Disease Research Program activities will focus primarily on identifying and validating Strategies directed to High Interest Targets.

(a)           High Interest Targets. Under the Neurological Disease Research Plan, Biogen will establish a prioritized list of Neurology Targets that are designated by Biogen as high interest targets and added to such list in accordance with Section 1.2.3(b), which Neurology Targets, in accordance with Section 1.2.3(b)(v),  may include one or more gene targets that are already defined as “High Interest Targets” or “Collaboration Targets” under the Neurology II Agreement using a different Strategy directed to such High Interest Target or Collaboration Target than the approach to such gene target being pursued under the Neurology II Agreement (each such target, a “High Interest Target” and such list the “High Interest Target List”). With respect to the High Interest Target List (i) at any given time during the Research Term such list may not include more than [***] High Interest Targets for which at least one Strategy directed to such High Interest Target has not achieved Target Sanction, and (ii) no targets may be added to the High Interest Target List unless target validation activities for the applicable Strategies directed to such targets can reasonably be completed before the expiration of the Research Term, taking into account the target validation activities already being conducted under the Neurological Disease Research Program under Section 1.2.3(d) and the number of FTEs available to perform activities as described in Section 1.11. Without limiting the foregoing, if, on or after the [***] anniversary of the date a High Interest Target was added to the High Interest Target List, such target remains or becomes an Inactive Target, then, unless the Parties mutually agree through the Neurology JRC that such High Interest Target may remain on the High Interest Target List, such High Interest Target shall automatically be removed from the High Interest Target List and will no longer be a High Interest Target. However, during the remainder of the Research Term, such target will remain a Neurology Target and Biogen may again add such target to the High Interest Target List in accordance with this Section 1.2.3(a).

Confidential
(b)           Addition of High Interest Targets.

(i)        Biogen will present an updated list of gene targets, if any, that it desires to add to the High Interest Target List at each meeting of the Neurology JRC. At any other time during the Research Term, subject to the restrictions set forth in Section 1.2.3(a), Biogen may request to add one or more targets to the High Interest Target List by written notice to Ionis. The date of such presentation to the Neurology JRC or such notice to Ionis shall be the “HIT Request Date.” Within [***] days of the HIT Request Date, Ionis will notify Biogen in writing in accordance with this Section 1.2.3(b) whether it accepts such additional gene targets as High Interest Targets (a “High Interest Target Acceptance Notice”).

(ii)       Subject to the limitations set forth in Section 1.2.3(a), Ionis may not refuse to add a gene target proposed by Biogen to the High Interest Target List, unless (A) the HIT Request Date for the applicable gene target [***], as indicated by a written notice already provided by Ionis to Biogen pursuant to Section 1.8.5(b), or (B) within the [***]-day period after the HIT Request Date (the “High Interest Target Designation Period”), (1) [***], (2) Ionis notifies Biogen in writing that such proposed gene target is not a Neurology Target as of the HIT Request Date [***] or (3) meets [***], and in each case of (A) and (B), the applicable proposed gene target will not be a High Interest Target hereunder.

(iii)      If Ionis fails to provide a High Interest Target Acceptance Notice for one or more High Interest Targets, or any notification of rejection under Section 1.2.3(b)(ii) by the earlier of [***] days following the expiration of the applicable High Interest Target Designation Period or [***] days following receipt of written notice from Biogen of such failure to accept or reject such High Interest Targets by the end of the applicable High Interest Target Designation Period, then such gene targets will automatically be deemed to be a High Interest Targets upon expiration of such period.

(iv)       For clarity, Biogen may add any Ionis Neurology Target to the High Interest Target List so long as Biogen requests to add such Ionis Neurology Target to the High Interest Target List at least [***]months prior to the Estimated Target Sanction Date for a given Strategy directed to such target, as indicated by a notification already provided by Ionis to Biogen in writing (or at a meeting of the Neurology JRC as reflected in the minutes of such meeting) pursuant to Section 1.8.5(b). Biogen may also remove any target from the High Interest Target List during the Research Term if no target validation activities for any Strategy directed to such High Interest Target have been initiated under the Neurological Disease Research Plan, or by Ionis independently (as presented by Ionis to the Neurology JRC). If target validation activities have been initiated for any Strategies directed to a High Interest Target, then Biogen may not remove such High Interest Target from the High Interest Target List until all such target validation activities for such Strategies are complete and Target Sanction has not been reached for such Strategies directed to such High Interest Target.

Confidential
(v)       If Biogen desires to pursue a new Strategy against a gene target that is already defined as a “High Interest Target” or a “Collaboration Target” under the Neurology II Agreement, then Biogen may add such gene target to the High Interest Target List under this Agreement in accordance with this Section 1.2.3(b) and, in either case, such gene target will be deemed a High Interest Target as of the date of presentation thereof to the Neurology JRC or notice thereof to Ionis (as applicable). For clarity, such a designation will not affect the terms applicable to any Collaboration Program directed to such gene target that is at such time already being pursued under the Neurology II Agreement (i.e., any new Strateg(ies) against such gene target will be governed by the terms of this Agreement and the Strategy directed to such gene target already being pursued under the Neurology II Agreement will remain subject to the terms of the Neurology II Agreement). Further, such new Strategy directed to such High Interest Target under this Agreement would not be subject to Section 2.2 of the Neurology II Agreement (Right of First Negotiation for Follow-On Compounds).

(c)           Multi-Indication Targets. No later than the end of the [***] days following the addition of a particular High Interest Target to the High Interest Target list, Ionis may notify Biogen in writing that Ionis believes, in good faith based upon published scientific literature or the results of Ionis’ internal research efforts, that such High Interest Target may have therapeutic benefit beyond Neurological Disease (each such High Interest Target, a “Multi-Indication Target”, and each such notice a “Multi-Indication Target Notice”). If Ionis delivers a Multi-Indication Target Notice to Biogen, such Multi-Indication Target Notice will (i) include materials supporting Ionis’ belief that such High Interest Target may have therapeutic benefit beyond Neurological Disease and (ii) specify whether Ionis in good faith believes such Multi-Indication Target is a Primarily Neuro Multi-Indication Target, Equal Multi-Indication Target or Primarily Other Multi-Indication Target. If within [***] days of its receipt of a Multi-Indication Target Notice Biogen notifies Ionis in writing that Biogen wishes to remove the applicable Multi-Indication Target from the High Interest Target List, then such Multi-Indication Target will not be a High Interest Target but will continue to be a Neurology Target unless and until its status changes by operation of this Agreement. If Biogen does not so notify Ionis that it wishes to remove the applicable Multi-Indication Target from the High Interest Target List within such [***] day period, then within [***] days after Biogen’s receipt of the applicable Multi-Indication Target Notice, Biogen will notify Ionis whether it agrees with Ionis’ determination as to whether the applicable Multi-Indication Target is a Primarily Neuro Multi-Indication Target, Equal Multi-Indication Target or Primarily Other Multi-Indication Target. If Biogen and Ionis agree with respect to such determination, then the agreed upon designation will be binding upon the Parties with respect to such Multi-Indication Target and the provisions of clauses (b)-(e) of Appendix 3 will apply with respect to such Multi-Indication Target. If Biogen does not agree with such determination, then the Multi-Indication Target will be designated as a Primarily Neuro Multi-Indication Target, Equal Multi-Indication Target or Primarily Other Multi-Indication Target in accordance with Section 1.2.3(e) upon the Neurology JRC agreeing to conduct target validation activities for one or more Strategies directed to such Multi-Indication Target under the Neurological Disease Research Plan (which shall occur prior to the commencement of such activities). For the avoidance of doubt, if Ionis fails to deliver a Multi-Indication Target Notice within [***] days after the addition of a particular High Interest Target to the High Interest Target List, then such High Interest Target will not be a Multi-Indication Target hereunder.

Confidential
(d)           Target Validation under the Neurological Disease Research Program.

(i)        Generally. The Parties agree that the focus of activities during the Research Term is to validate Strategies directed to Neurology Targets as potential therapeutic approaches to therapeutic targets in Neurological Disease, with the goal of achieving Target Sanction for one or more Strategies directed to High Interest Targets and to perform all pre-clinical development work required to achieve the validation of such Strategies directed to such High Interest Targets. Biogen will have final decision-making authority with respect to [***]. It is the intention of the Parties that, at any given time during the Research Term, Ionis will be performing activities under [***] Target Sanction Plans. The Neurology JRC will determine the number of Strategies for which activities under Target Sanction Plans will be conducted during each Calendar Year of the Research Term based on the number of Target Sanction Plans under which the Neurology JRC determines that, using the number of FTEs provided for under Section 1.11 and Commercially Reasonable Efforts, Ionis will be able to (A) [***], and (B) [***]. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 1.2.1(a)(i), unless otherwise agreed by the Neurology JRC, at any given time during the Research Term, as part of the Ionis Target Sanction Diligence Obligations, Ionis will be performing activities under at least [***] Target Sanction Plans, subject to a reasonable allowance for an appropriate ramp-up and wind-down of such activities at the beginning and end of the Research Term, and subject to Biogen designating for target validation activities a sufficient number of Strategies directed to High Interest Targets on the High Interest Target List to permit Ionis to work on [***] Target Sanction Plans at a given time.

(ii)       Strategies.

(A)          At any time during the Research Term (subject to Section 1.2.1(a)(i)), Biogen may request or Ionis may propose, in each case in writing or through the Neurology JRC that Ionis evaluate one or more Strategies directed to any (1) High Interest Target (whether such proposed Strategy is the first Strategy directed to such High Interest Target or whether the Parties are already pursuing one or more Strategies directed to such High Interest Target), (2) Collaboration Target or (3) in accordance with Section 1.4.3, an Ionis Neurology Target. For clarity, the Parties intend that at the time that Biogen proposes a High Interest Target under Section 1.2.3(b), Biogen will also propose (but need not commence target validation activities with respect to) at least one Strategy directed to such proposed High Interest Target, and in such case, the High Interest Target Designation Period, and the Strategy Acceptance Period will run concurrently.

Confidential
(B)          The Parties will discuss, at the Neurology JRC at which such Strategy is proposed (or the first scheduled Neurology JRC meeting following notification by Biogen to Ionis that it wishes to evaluate a specified Strategy) and agree as to whether to accept each proposed Strategy directed to a High Interest Target or Collaboration Target (as applicable). Notwithstanding the foregoing, Ionis may only withhold its consent to accept a particular Strategy directed to a High Interest Target or Collaboration Target (as applicable) at the Neurology JRC if, following Ionis’ evaluation of such Strategy, it has in good faith determined that [***] and in all other cases where the Neurology JRC is unable to agree, Biogen has final decision-making authority as to [***]. If Ionis fails to provide written notice that it accepts such proposed Strategy (the “Strategy Acceptance Notice”), or any notification of rejection under this Section 1.2.3(d)(ii) within [***] days following the date that Ionis first received the request from Biogen (or the date of the Neurology JRC meeting at which such Strategy was considered) (the “Strategy Acceptance Period”), then such Strategy will automatically be deemed to be accepted with respect to such High Interest Target, upon expiration of such Strategy Acceptance Period. If, at any time during the Research Term, Ionis subsequently determines in good faith that a Strategy previously rejected by Ionis as [***], then Ionis shall promptly notify Biogen.

(C)          The Parties will discuss through the Neurology JRC whether to pursue target validation activities for each accepted Strategy directed to a High Interest Target or Collaboration Target (as applicable), and in what order to pursue such activities; provided that Biogen has final decision making authority [***]. The date that the Neurology JRC designates for the initiation of target validation activities for an accepted Strategy directed to a High Interest Target or Collaboration Target (as applicable) (or the date on which Biogen uses its [***]) shall be the “Strategy Initiation Date.” Following the Strategy Initiation Date for a Strategy, subject to Section 1.2.3(d)(i), the Parties will promptly conduct each approved Strategy under a separate Target Sanction Plan.  Ionis will be eligible to receive a separate Target Designation Milestone Payment (and all subsequent milestone payments, as applicable) for each Target Sanction Plan for each separate Strategy.  At any time prior to the Strategy Initiation Date, Biogen may propose a new Strategy to replace an accepted Strategy, and such new Strategy will be subject to the approval process set forth in Section 1.2.3(d)(ii)(B).

Confidential
(iii)     Determination of Approaches as Separate Strategies.  The Parties will decide through the Neurology JRC whether a proposed approach to a gene target will be considered distinct, such that it is eligible for designation as a separate Strategy and separate Target Sanction Plan (and separate Collaboration Program) under this Agreement, from any other Strategy for which the Parties are considering or pursuing target validation activities with respect to the same High Interest Target or Collaboration Target at such time under the Collaboration.  If the Parties disagree as to whether two proposed approaches to a High Interest Target are distinct approaches, then so long as each such proposed approach falls within one of the subclauses ((a) through (f)) of the definition of Strategy, such proposed approaches will be distinct Strategies unless, (i) the activities in connection with the primary approach are proposed to be [***] the secondary approach, and (ii) (A) such secondary approach [***] the primary approach and (B) the scientific work [***] the two approaches (for example, [***] the secondary approach [***] the primary approach). Out-of-pocket expenses payable to Third Parties and incurred by Ionis directly in the course of pursuing [***] approach will not be included in the [***] calculation under the foregoing sentence, and [***] for such reasonable out-of-pocket expenses.  If the Parties cannot agree as to whether a proposed approach to a gene target is distinct from any other Strategy for which the Parties are considering or pursuing target validation activities with respect to the same High Interest Target or a Collaboration Target at such time under the Collaboration (i.e., that the proposed approach is not a separate Strategy and a Party believes that it falls within a Strategy already being considered or for which target validation activities are already being pursued for the same target under the Collaboration) within [***] days after the date on which the Parties started discussing such matter, then the Parties will refer such matter for review and resolution by the CSC. If the CSC is unable to resolve such matter within [***] days following such referral, then such proposed approach shall not be pursued under the Collaboration unless and until the Parties mutually agree upon the terms upon which such approach can be progressed, such agreement not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary set forth in this Agreement, and without limiting Section 6.11.7, if Biogen believes that such proposed approach is a distinct approach from any other Strategy being pursued under the Collaboration at such time, and Ionis agrees that such approach is [***], then Biogen will have final decision-making authority to determine that such approach is a distinct approach and a separate Strategy to pursue under this Agreement.

Confidential
(iv)      Target Sanction Plans. Ionis will submit a draft of each Target Sanction Plan to the Neurology JRC for its review and approval as soon as reasonably practicable after the Strategy Initiation Date. No later than [***] days after the Strategy Initiation Date for a given Strategy, the Parties will finalize a separate Target Sanction Plan for such Strategy, provided that if the next scheduled meeting of the Neurology JRC is not within such [***]-day period, then the Parties may mutually agree to postpone finalization of the Target Sanction Plan to the date of such meeting of the Neurology JRC.  Upon approval of such Target Sanction Plan, the Neurological Disease Research Plan shall be updated to include such Target Sanction Plan. If the Neurology JRC cannot agree upon a final Target Sanction Plan within such [***]-day period following the applicable Strategy Initiation Date, or at such meeting of the Neurology JRC at which the Target Sanction Plan was considered, then either Party may refer the matter to the CSC for resolution. If the CSC cannot agree on a final Target Sanction Plan for any Strategy (or any update thereto) within an additional [***] days after the matter is so referred, then [***] will have final decision-making authority with respect to those elements of the applicable Target Sanction Plan to which the Neurology JRC or the CSC (as applicable) cannot agree; provided, however, that in its exercise of its final decision-making authority, [***] may not allocate to [***] any costs or obligations under any Target Sanction Plan without [***] written consent. Thereafter, the Parties will update each Target Sanction Plan as reasonably required until activities under such Target Sanction Plan have been completed (but no less than once every 12 months) and submit such updates to the Neurology JRC for its review and approval. The final Target Sanction Plan will include a summary of any [***] that the Parties (taking into account the recommendations of the [***]) consider are related to the applicable target or Strategy, or that may be [***] conduct of the activities under such Target Sanction Plan or the Development and Commercialization of Products directed to such High Interest Target or Collaboration Target (as applicable). The [***] will also make non-binding recommendations at the time the Target Sanction Plan is considered by the Neurology JRC in relation to any activities in such draft Target Sanction Plan that Ionis proposes should be conducted [***] and the Neurology JRC will consider such recommendations in good faith, but shall have no obligation to make any modification to the Target Sanction Plan as a result of such consideration.

(v)        Performance of Target Validation Activities. Ionis (and Biogen, where applicable) will use Commercially Reasonable Efforts to conduct activities to support Target Sanction in accordance with each Target Sanction Plan during each year of the Research Term (the “Ionis Target Sanction Diligence Obligations”). Each Target Sanction Plan will identify which Party will be responsible for the activities related to validation of the applicable Strategy directed to the applicable High Interest Target or Collaboration Target (as applicable). It is anticipated that (A) Biogen will perform the [***] work required under any Target Sanction Plan if at the applicable time Biogen already has in place at Biogen or through its collaborators the appropriate [***] and the ability to conduct such [***] work, and (B) Ionis will conduct all other such [***] work. Neither Party will be required to conduct work using [***]. Each Party will be responsible for the cost of the work that it conducts under the Neurological Disease Research Program as more specifically detailed in Section 1.12 and Section 1.13.

(e)           Target Validation for Multi-Indication Targets. If the Neurology JRC agrees to conduct target validation activities under the Neurological Disease Research Plan with respect to any Strategy directed to a Multi-Indication Target that the Parties did not agree to designate as a Primarily Neuro Multi-Indication Target, Equal Multi-Indication Target or Primarily Other Multi-Indication Target pursuant to Section 1.2.3(c), then within [***] days after such agreement the CSC will meet to determine whether such target is a Primarily Neuro Multi-Indication Target, Equal Multi-Indication Target or Primarily Other Multi-Indication Target. If the CSC agrees on the appropriate classification for such Multi-Indication Target, then the provisions of clauses (b)-(e) of Appendix 3 will apply with respect to such Multi-Indication Target. If the members of the CSC cannot unanimously agree on the appropriate classification for a Multi-Indication Target at the applicable meeting, then such classification will be made pursuant to clause (a) of Appendix 3.

Confidential
(f)           Other Neurology Targets. Subject to the terms of this Agreement, including the provisions of Section 1.4 and Section 2.1.1(b) (with respect to Ionis’ obligations to Biogen in connection with Ionis Neurology Targets) and Section 1.8.5(b) (with respect to [***]), during the Research Term, either Party may work outside of the Collaboration on any Neurology Target that is not (i) a High Interest Target for which target validation activities are planned under the then-current Neurological Disease Research Plan, or (ii) a Collaboration Target. Notwithstanding Section 1.4, if, during the Research Term in the course of conducting work outside of the Collaboration under this Section 1.2.3(f) with respect to any High Interest Target, Ionis achieves Target Sanction with respect to any Strategy directed to such High Interest Target (as an Ionis Neurology Target), then Ionis will deliver under Section 1.3 a Target Sanction Data Package for such Strategy directed to such High Interest Target to the Neurology JRC for review as soon as reasonably practicable and Section 1.3 (and for clarity, not Section 1.4) will apply with respect to such Strategy and such Target Sanction Data Package.

1.3.	Process for Designating Strategies as Collaboration Programs.

1.3.1.          Target Sanction Data Packages. As soon as reasonably practicable after the Parties complete the activities in the agreed upon Target Sanction Plan for a particular Strategy directed to a High Interest Target or Collaboration Target, Ionis will deliver a Target Sanction Data Package to the Neurology JRC for review. Each time Ionis delivers to the Neurology JRC a Target Sanction Data Package under this Section 1.3, if requested by Biogen, Ionis will promptly provide to Biogen any additional supporting data in Ionis’ possession that is reasonably necessary for Biogen to make a decision as to whether to designate such Strategy as a Collaboration Program and, if requested by Biogen, the Parties will schedule a meeting of the Neurology JRC within [***] days following delivery of such Target Sanction Data Package in order to obtain additional information in relation to the Target Sanction Data Package. On or before the date that is the later of (a) [***] days following such meeting of the Neurology JRC or (b) [***] days after Biogen’s receipt of the applicable Target Sanction Data Package (such date, for each Strategy, the “Collaboration Program Designation Date”) if Biogen desires to further progress Development activities with respect to such Strategy directed to such High Interest Target or Collaboration Target, then Biogen may designate such Strategy directed to such High Interest Target as a “Collaboration Program” under this Agreement, in which case, Biogen will make the Target Designation Milestone Payment for such Collaboration Program in accordance with Section 6.2 and thereafter Section 1.6 will apply. For clarity, in requesting additional supporting information in connection with a Target Sanction Data Package, Biogen may not request Ionis to perform any additional experiments or studies, or generate any additional data beyond that which is set forth in the applicable Target Sanction Plan.

Confidential
1.3.2.          Collaboration Targets. If at the time of such designation of such Strategy as a Collaboration Program, the Parties are not pursuing any other Collaboration Programs directed to the applicable High Interest Target, then such High Interest Target that is the subject of such newly-designated Collaboration Program will be a Collaboration Target for purposes of this Agreement (and, for clarity, if at the time of designation of such Strategy as a Collaboration Program the Parties are pursuing other Collaboration Programs directed to the applicable High Interest Target, such that the High Interest Target is already a Collaboration Target for purposes of this Agreement, then such target will remain a Collaboration Target). Biogen may also request at any time during the Research Term that Ionis evaluate one or more alternative Strategies directed to a Collaboration Target under a new Target Sanction Plan pursuant to Section 1.2.3(d)(ii), as long as at the time of such request, such Collaboration Target remains an Active Target.

1.3.3.          High Interest Targets that Become Limited Availability Neurology Targets. With respect to a Strategy directed to a High Interest Target that has not yet been designated as a Collaboration Target, if, (a) on or before the Collaboration Program Designation Date for such Strategy Biogen does not designate such Strategy as a Collaboration Program or request that Ionis evaluate one or more alternative Strategies directed to such High Interest Target under a new Target Sanction Plan, and (b) Biogen has not made such designation or evaluation request by the earlier of [***] days following such Collaboration Program Designation Date or [***] days following receipt of written notice from Ionis of such failure to designate or make an evaluation request (the “Collaboration Program Final Deadline”), then the Strategy that was the subject of the Target Sanction Data Package for which Biogen failed to make such election will be deemed an “Ionis Strategy” solely with respect to such High Interest Target. In addition, if as of the Collaboration Program Final Deadline such High Interest Target is or becomes an Inactive Target, then such target will no longer be a High Interest Target and will instead be deemed a “Limited Availability Neurology Target.” The provisions of Section 1.5, Section 2.1.1(b)(ii) and Section 2.1.1(e) will apply with respect to any such Ionis Strategy or Limited Availability Neurology Target.

1.4.	Process for Designating Strategies for Ionis Neurology Targets as Collaboration Programs.

1.4.1.          Target Sanction Data Packages for Ionis Neurology Targets. Subject to Section 1.2.3(f), if, during the Research Term in the course of conducting work outside of the Collaboration with respect to any Ionis Neurology Target, Ionis achieves Target Sanction with respect to any Strategy directed to such Ionis Neurology Target, then Ionis will deliver a Target Sanction Data Package for such Strategy directed to such Ionis Neurology Target to the Neurology JRC for review as soon as reasonably practicable. Each time Ionis delivers to the Neurology JRC a Target Sanction Data Package for a Strategy under this Section 1.4, if requested by Biogen, Ionis will promptly provide any additional supporting data in Ionis’ possession that is reasonably necessary for Biogen to make a decision as to whether to designate such Strategy as a Collaboration Program. For clarity, in requesting additional supporting information in connection with a Target Sanction Data Package, Biogen may not request Ionis to perform any additional experiments or studies, or generate any additional data.

Confidential
1.4.2.          Designation of Ionis Neurology Targets as Collaboration Programs. Within [***] days after the date on which Ionis delivered the applicable Target Sanction Data Package to the Neurology JRC (for each Strategy, the “Ionis Collaboration Program Designation Date”), if Biogen desires to progress Development activities with respect to such Strategy directed to such Ionis Neurology Target, Biogen shall by written notice to Ionis designate such Strategy as a Collaboration Program and shall make the Target Designation Milestone Payment for such Collaboration Program in accordance with Section 6.2. Upon such designation, such Ionis Neurology Target will become a Collaboration Target for purposes of this Agreement, and Section 1.6 will apply. If Biogen does not so designate the Strategy for which Ionis presented the Target Sanction Data Package as a Collaboration Program, then Section 1.4.3 will apply.

1.4.3.          Alternative Strategies for Ionis Neurology Targets. Biogen may, in accordance with this Section 1.4.3, request that Ionis evaluate one or more alternative Strategies directed to such Ionis Neurology Target instead of the Strategy for which the Target Sanction Data Package was presented to Biogen pursuant to Section 1.4.1. If (a) Biogen requests that Ionis evaluate one or more alternative Strategies directed to such Ionis Neurology Target instead of the Strategy for which the Target Sanction Data Package was presented to Biogen prior to the Ionis Collaboration Program Designation Date, (b) Ionis reasonably believes that [***] Section 1.2.3(d)(ii)(B), and (c) Biogen pays within [***] days of such acceptance the Target Designation Milestone Payment for the Strategy for which Ionis already presented a Target Sanction Data Package pursuant to Section 1.4.1 as if Biogen was intending to progress such Strategy as a Collaboration Program, then upon such payment, (i) such Ionis Neurology Target will be added to the High Interest Target List and become a High Interest Target, (ii) the process set forth in Section 1.2.3(d) will govern with respect to such accepted Strategy and any subsequent target validation activities for other Strategies directed to such High Interest Target and (iii) the process set forth in Section 1.3 (including the payment of the Target Designation Milestone Payment for such Strategy if subsequently designated as a Collaboration Program) will govern with respect to any subsequent Target Sanction Data Packages for such other Strategies directed to such High Interest Target.  At any time during the Research Term until the date on which the applicable High Interest Target becomes an Inactive Target, Biogen may also elect to commence Development Candidate identification activities (as set forth in Section 1.8.2) for the original Strategy that was the subject of the original Target Sanction Data Package (as an Ionis Neurology Target) and for which Biogen already paid the Target Designation Milestone Payment.

1.4.4.          Ionis Neurology Targets that Become Limited Availability Neurology Targets. If Biogen does not designate the Strategy presented by Ionis in its Target Sanction Data Package for an Ionis Neurology Target as a Collaboration Program under Section 1.4.2 by the applicable Ionis Collaboration Program Designation Date, or does not request that Ionis evaluate one or more alternative Strategies directed to such Ionis Neurology Target by the applicable Ionis Collaboration Program Designation Date and pay the applicable Target Designation Milestone Payment to designate such Ionis Neurology Target as a High Interest Target in accordance with Section 1.4.3, then such Ionis Neurology Target will be deemed a “Limited Availability Neurology Target,” the Strategy that was the subject of such Target Sanction Data Package will be deemed an “Ionis Strategy” solely with respect to such Limited Availability Neurology Target and the provisions of Section 1.5 and Section 2.1.1(b)(ii) will apply with respect to such Limited Availability Neurology Target and such Ionis Strategy. If, however, Biogen requests that Ionis evaluate one or more such alternative Strategies directed to such Ionis Neurology Target and pays the Target Designation Milestone Payment as set forth in Section 1.4.3, then such target will become a High Interest Target. If such High Interest Target subsequently fails to reach Target Sanction for all such alternative Strategies and within [***] days after the date of such failure Biogen does not elect to commence Development Candidate identification activities (as set forth in Section 1.8.2) for the original Strategy that was the subject of the original Target Sanction Data Package (as an Ionis Neurology Target) under Section 1.4.3, or if such High Interest Target otherwise subsequently becomes an Inactive Target, then, in either case, such target will thereafter be deemed a “Limited Availability Neurology Target” and all of the Strategies that were the subject of Target Sanction Data Packages for such target delivered under Section 1.4.1 (whether originally as an Ionis Neurology Target or subsequently as a High Interest Target) will be deemed an “Ionis Strategy.”

Confidential
1.5.	Process for Designating Limited Availability Neurology Targets as High Interest Targets.

1.5.1.          Limited Availability Neurology Targets Generally. If Ionis by itself or with a Third Party has continued to use Commercially Reasonable Efforts to research and develop at least [***] compound or product for an Ionis Strategy directed to a Limited Availability Neurology Target for more than [***] months following the date on which the Target Sanction Data Package was delivered, then such Limited Availability Neurology Target will no longer be a Neurology Target under this Agreement, and each Party shall be free to pursue any Strategy directed to such target independently or with any Third Party.  Notwithstanding the foregoing, if prior to the expiration of Ionis’ exclusivity obligations under Section 2.1.1(b)(ii) with respect to a Limited Availability Neurology Target, Ionis has not granted rights to such Limited Availability Neurology Target to a Third Party (or if such Third Party’s rights to such Limited Availability Neurology Target have terminated), and Ionis ceases all research, development or commercialization activities in relation to such Limited Availability Neurology Target, then such target may again become, at Biogen’s request, a High Interest Target pursuant to Section 1.2.3(a).

1.5.2.          Limited Availability Neurology Targets Developed by Ionis. Notwithstanding the foregoing, at any time prior to Ionis granting any rights to a Third Party in connection with any Limited Availability Neurology Target, Biogen may elect, by written notice to Ionis, that Biogen be granted rights to continue activities under this Agreement with respect to any Strategy directed to such Limited Availability Neurology Target that Ionis independently progressed past Target Sanction prior to such cessation. If Biogen delivers such a notification to Ionis, then the Parties will negotiate in good faith the terms upon which Ionis would grant Biogen such rights to such Limited Availability Neurology Target. Notwithstanding the foregoing, if Ionis intends, in good faith, itself or through an affiliated company, to commercialize Product(s) based on such Limited Availability Neurology Target, then it will not be considered a failure of the foregoing obligation to negotiate in good faith.

Confidential
1.6.	Consequences of Designating Collaboration Targets and Collaboration Programs.

1.6.1.          Designation of Collaboration Targets. Subject to and in accordance with the terms of this Agreement, Ionis and Biogen will be responsible for conducting activities to discover, Develop and Manufacture Products that are the subject of each Collaboration Program designated under Sections 1.3, 1.4 or 1.5. Upon the License Effective Date with respect to a Collaboration Program, Biogen will be responsible for further Development, Manufacture and Commercialization of all Products that are the subject of such Collaboration Program. It is understood and agreed that there may be more than one Collaboration Program directed to a particular Collaboration Target, and after the first Strategy directed to a High Interest Target is designated as a Collaboration Program (thereby designating such High Interest Target as a Collaboration Target) additional Strategies directed to such Collaboration Target may be designated as separate Collaboration Programs throughout the Research Term so long as such target remains a Collaboration Target and is also an Active Target. For clarity, each Strategy designated by Biogen in accordance with Sections 1.3, 1.4 or 1.5 will be the subject of a separate Collaboration Program, subject to its own set of financial terms that apply to each Collaboration Program under ARTICLE 6 (notwithstanding the fact that one or more other Collaboration Programs directed to the same Collaboration Target may be ongoing simultaneously). A Development Candidate Identification Plan will be established for each Collaboration Program in accordance with Section 1.8.2(a).

1.6.2.          Ionis Obligations. For each Collaboration Program, Ionis will (a) perform the obligations set forth in Section 1.8.2(b) with respect to generation of Development Candidates, and (b) if agreed by the Parties through the Neurology JDC or if elected by Ionis pursuant to Section 1.8.4(a) (with respect to a Collaboration Program that is a [***]), perform its obligations under Section 1.8.4(c); provided that in the case of (a), Ionis will not be required to commence work on more than [***] Collaboration Programs in any rolling [***]-month period unless (i) the Neurology JDC unanimously agrees to reallocate resources to support additional Collaboration Programs, (ii) Ionis is projected to fall under the [***]% Obligation at a Subsequent Measurement Date if it does not commence more than [***] Collaboration Programs during such [***] month period or (iii) the Parties mutually agree otherwise.

1.6.3.          Certain Multi-Indication Targets. Notwithstanding the foregoing, if the applicable Collaboration Target is an Equal Multi-Indication Target, then the Parties will not conduct any activities under this Section 1.6 unless and until Ionis and Biogen have agreed on a development plan and enhanced economic provisions to be paid by Biogen for the Non-Neurological Indications pursuant to clause (c) of Appendix 3.

Confidential
1.7.
End of Research Term. At the end of the Research Term, (a) neither Ionis nor Biogen will have an obligation to perform any further activities under the Core Research Program; (b) if requested by Biogen, Ionis will complete all activities not yet completed under any ongoing Target Sanction Plans, and shall deliver to the Neurology JRC for review as soon as reasonably practical thereafter (i) any outstanding Target Sanction Data Packages, once completed, or (ii) where the activities under any Target Sanction Plan are not successful, the data and results generated by Ionis in completing the activities under each such Target Sanction Plan to the extent not already provided to Biogen; (c) the High Interest Target List will be dissolved except, solely for those High Interest Targets that achieved Target Sanction and for which Ionis has not delivered the deliverables required under subclauses (b)(i) and (b)(ii) of this Section 1.7, the High Interest Target List will dissolve after the expiration or exercise of Biogen’s right to designate such targets as Collaboration Targets; (d) if one or more Strategies directed to one or more High Interest Targets have not been designated as Collaboration Programs (such that such High Interest Targets are not Collaboration Targets at such time) on or before the Collaboration Program Final Deadline under Section 1.3 or the Ionis Collaboration Program Designation Date under Section 1.4, then such targets will no longer be Neurology Targets under this Agreement and Ionis’ obligations and Biogen’s rights under this Agreement with respect to such targets and any ASOs targeting such targets will then terminate; (e) at Ionis’ request, Biogen will provide to Ionis the data generated under the Core Research Program and the Neurological Disease Research Program to the extent licensed to Ionis under Section 4.3.4 and not already provided to Ionis; and (f) upon Biogen’s request, Ionis will provide to Biogen the data generated under the Core Research Program and the Neurological Disease Research Program to the extent licensed to Biogen under Section 4.3.3 and not already provided to Biogen.  For clarity, the expiration of the Research Term will not affect Biogen’s rights or Ionis’ obligations with respect to Collaboration Targets or the identification of Development Candidates for Collaboration Programs under this Agreement.

1.8.	Research and Development Responsibilities.

1.8.1.          Development Goals. Ionis will generate at least [***] Development Candidate for at least [***]% of the Collaboration Programs for which the Development Candidate Generation Period has expired (the “[***]% Obligation”). During the Research Term, the Parties will monitor Ionis’ progress towards achieving the [***]% Obligation as follows:

(a)           No later than the expiration of the Development Candidate Generation Period for the [***] Collaboration Program (the “First Measurement Date”), Ionis will have generated at least [***] Development Candidate for at least [***] of such [***] Collaboration Programs. For clarity, the Parties agree to round down to the nearest whole number when making a [***]% calculation (e.g., [***]% of [***] Collaboration Programs equals [***] Collaboration Programs, which rounds down to [***] Collaboration Programs).

(b)           During the Research Term, The Parties will thereafter continue to evaluate Ionis’ progress toward achieving the [***]% Obligation on each anniversary after the First Measurement Date (each a “Subsequent Measurement Date”). By the applicable Subsequent Measurement Date, Ionis will have generated at least [***] Development Candidate for at least [***]% of the total number of Collaboration Programs (i) for which Biogen has paid a Target Designation Milestone Payment and (ii) for which the Development Candidate Generation Period has expired. For example, if (A) a Subsequent Measurement Date falls on January 15, 2022, (B) Biogen has paid the Target Designation Milestone Payments for the [***] Collaboration Program on or before such Subsequent Measurement Date, (C) the Development Candidate Generation Periods (as such periods may be extended pursuant to Section 1.8.1(e)) for [***] of such Collaboration Programs have already expired by such Subsequent Measurement Date, and the Development Candidate Generation Periods for [***] of such Collaboration Programs have not expired by such Subsequent Measurement Date and (D) Ionis has generated at least [***] Development Candidate for [***] out of [***] of such Collaboration Programs for which the Development Candidate Generation Period has expired by such Subsequent Measurement Date, then Ionis will be on track to achieving the [***]% Obligation.

Confidential
(c)           If at the First Measurement Date or any Subsequent Measurement Date, Ionis is not on track to achieve the [***]% Obligation as set forth in Sections 1.8.1(a) or 1.8.1(b), as applicable, then the Parties will discuss at the next Neurology JRC meeting to identify ways in which Ionis might achieve the [***]% Obligation during the remainder of the Research Term.

(d)           Notwithstanding the foregoing ((a) through (c)), if (1) Ionis is not on track to achieve the [***]% Obligation as measured on the Subsequent Measurement Date that falls in the [***] year of the Research Term (regardless of whether or not Ionis is using Commercially Reasonable Efforts) and (2) (I) Ionis has not generated at least one Development Candidate for a total of at least [***] Collaboration Programs by such date or (II) Biogen has not exercised its Option for at least [***] Collaboration Programs by such date, then:

(i)        the Research Term will automatically extend until the earlier of (A) the [***] anniversary of the Effective Date, or (B) the date on which the Parties have generated at least one Development Candidate for at least [***]% of the Collaboration Programs for which Biogen has paid the Target Designation Milestone Payment (the “Research Term Extension Date”); and

(ii)       Biogen may elect at its sole discretion at any time during the remainder of the Research Term to assume responsibility for any or all target validation activities and drug discovery activities under this Agreement with respect to existing or new High Interest Targets or Collaboration Targets, in which case Ionis shall within [***] days following the effective date of Biogen’s notice electing to exercise its step-in rights under this Section 1.8.1(d)(ii), deliver to one of Biogen or Biogen’s designated Affiliate or Third Party contractor (at Biogen’s election), all Ionis Manufacturing and Analytical Know-How and Ionis Know-How in Ionis’ Control that is necessary (A) to conduct those activities for which Biogen has exercised its step-in rights under this Section 1.8.1(d)(ii) and (B) to Manufacture and supply research grade ASOs sufficient to support such activities, in each case ((A) and (B)), solely for use by Biogen, its Affiliates or a Third Party acting on Biogen’s behalf to conduct such assumed activities.  In addition, Ionis will provide to Biogen, and its Affiliates and Third Party contractors all Know-How, assistance, assignments and other support reasonably requested by Biogen solely to enable Biogen to assume responsibility for and perform such assumed activities in an efficient and orderly manner. In the event of such a step-in by Biogen, Biogen will assume final decision-making ability with respect to any Neurology Plans that cover the activities for which Biogen elects to assume responsibility under this Section 1.8.1(d)(ii) and Biogen will solely make all decisions with respect to such activities and Neurology Plans for which the Neurology JRC, the applicable Neurology JDC, the JPC, the CSC or any other subcommittees or working groups, or the Parties collectively, would otherwise be permitted or required to make under this Agreement; provided, however, that Biogen will not have the right to create any obligations or incur any liabilities for or on behalf of Ionis. If Biogen elects to trigger one or more of the remedies set forth in this Section 1.8.3(d)(ii), then all payment obligations with respect to the applicable Collaboration Programs will remain in full force and effect in accordance with ARTICLE 6, except that Biogen will be permitted to offset against subsequent milestone payments payable to Ionis with respect to each assumed Collaboration Program or High Interest Target, those reasonable costs and expenses associated with Biogen’s performance of such activities for such Collaboration Program or High Interest Target that would otherwise have been Ionis Activities and the responsibility of Ionis under Section 1.12.

Confidential
(e)           If a Collaboration Program utilizes a novel Strategy that, in a Party’s reasonable determination, makes achieving a timeline under this Agreement (such as identification of a Development Candidate within the Development Candidate Generation Period) unlikely (e.g., an [***]), then the Neurology JRC will meet to discuss and agree upon any appropriate revisions to the applicable timelines for such Collaboration Program, including the Development Candidate Generation Period (if applicable).

(f)           Except where Ionis has failed to meet the [***]% Obligation due to its failure to satisfy its obligations set forth under subclause (i) or (ii) of Section 1.8.2(b), the remedies set forth in Section 1.8.1(d), shall be Biogen’s sole and exclusive remedy for Ionis’ failure to meet the [***]% Obligation in accordance with the terms of this Agreement.

1.8.2.          Development Candidate Identification.

(a)           Development Candidate Identification Plans. Within [***] days after the designation of each Collaboration Program, Ionis will submit to the Neurology JRC for its review and approval an initial draft plan to identify Development Candidates under such Collaboration Program, which plan may include activities related to the identification of biomarkers if determined by the Neurology JRC, shall take into account any recommendations of the [***] in relation to [***] considerations for such potential Development Candidates and shall include a list prepared by Biogen of any [***] that the [***] agrees to include in such plan (such plan, as may be modified from time to time to address the discovery, research and optimization activities to be conducted under such Collaboration Program, a “Development Candidate Identification Plan”). No later than [***] days after the designation of each Collaboration Program, or if the Parties mutually agree, at the next Neurology JRC meeting, the Parties or the Neurology JRC will agree on all other aspects of such final Development Candidate Identification Plan, which plan (and the Key Criteria set forth therein) will be generally consistent with Ionis’ other plans for other gene targets and which plan will include any other activities that should be initiated during the Development Candidate Identification Term, such as natural history studies and endpoint development. Ionis will update each Development Candidate Identification Plan as needed and submit it to the Neurology JRC for its review and approval. In addition, either Party may propose updates to the Development Candidate Identification Plan and submit such proposed updates to the Neurology JRC for its review and approval. If the Neurology JRC cannot agree upon any aspect of a final Development Candidate Identification Plan for a Collaboration Program (or any proposed updates thereto) within [***] days following discussion at the meeting of the Neurology JRC, then either Party may refer the matter to the CSC for resolution. If the CSC cannot agree on any aspect of a final Development Candidate Identification Plan for a Collaboration Program or a proposed update thereto within an additional [***] days after the matter is so referred, then Ionis will have final decision-making authority with respect to any other elements of the applicable Development Candidate Identification Plan to which the Neurology JRC or the CSC (as applicable) cannot agree; provided, however, that Ionis shall not (i) include any Biogen Background Technology or (ii) allocate to Biogen any costs or obligations, in each case ((i) and (ii)), under any Development Candidate Identification Plan (or update thereto) without Biogen’s written consent. Ionis will carry out its drug discovery efforts for each Collaboration Program in accordance with the applicable Development Candidate Identification Plan and in a manner consistent with its internal practices for other gene targets with the goal of identifying Development Candidates for the applicable Collaboration Program as soon as practicable. Notwithstanding anything to the contrary set forth in this Agreement, Ionis will not start work on any Equal Multi-Indication Target unless and until Ionis and Biogen have agreed on a development plan and enhanced economic provisions to be paid by Biogen for Non-Neurological Indications in accordance with Appendix 3.

Confidential
(b)           Development Candidate Identification Diligence. Ionis shall (i) use Commercially Reasonable Efforts to conduct drug discovery activities according to the applicable Development Candidate Identification Plan, (ii) use Commercially Reasonable Efforts to generate at least one Development Candidate and at least one Related Program Compound for each Collaboration Program for which Ionis conducts identification activities under a Development Candidate Identification Plan (with a goal of generating up to [***] Development Candidates or Related Program Compounds for each such Collaboration Program), and (iii) include within a Development Candidate Data Package as many Compounds as Ionis’ RMC considers, in its reasonable judgment, are suitable Related Program Compounds.

(c)           Biomarker, Endpoint and Natural History Work. If the Neurology JRC agrees to include biomarker work, natural history studies or endpoint development in the Development Candidate Identification Plan, then Biogen shall be responsible for performing such biomarker work natural history studies or endpoint development.

(d)           Development Candidate Identification Term. On a Collaboration Program-by-Collaboration Program basis, the term for the conduct of the applicable Development Candidate Identification Plan will begin on the date the applicable Strategy directed to a Neurology Target becomes a Collaboration Program and will end upon the earlier of (i) designation of a Development Candidate for such Collaboration Program, and (ii) the date on which Ionis notifies Biogen that Ionis has in good faith determined that the identification of a Development Candidate under the applicable Development Candidate Identification Plan is no longer technically feasible under the then-current state of the art (a “Technical Failure” and such term, with respect to the applicable Collaboration Program, the “Development Candidate Identification Term”).

Confidential
(e)           Technical Failure Resolution. If Biogen disagrees with Ionis’ determination that a Technical Failure has occurred with respect to any Collaboration Program, then it may refer the matter to Expert Resolution under Section 12.1.4. In the event of any Expert Resolution under this Section 1.8.2(e), Ionis will not be required to conduct any activities under the applicable Development Candidate Identification Plan during the pendency of such proceeding, but the Development Candidate Identification Term will not conclude until such Third Party expert makes a determination that such a Technical Failure has occurred with respect to the applicable Collaboration Program.

(f)            End of Development Candidate Identification Term. If, at the end of the final Development Candidate Identification Term for all Collaboration Programs directed to a particular Collaboration Target, no potential Development Candidates have been identified for any Collaboration Program directed to such Collaboration Target, and (if the Research Term is still ongoing) more than [***] days have passed since the Parties stopped pursuing or evaluating any other Strategy against such Collaboration Target (a “Target Technical Failure” and such date, the “Target Technical Failure Date”), then, subject to Section 1.8.2(g), (i) Ionis and Biogen will no longer have an obligation to perform any activities under this ARTICLE 1 with respect to such Collaboration Programs; (ii) such Strategies will no longer be Collaboration Programs and the applicable gene target to which such Strategies are directed will no longer be a Collaboration Target; (iii) except as expressly set forth in Section 1.8.2(g) with respect to Ionis’ obligation to present Carryover Development Candidates to Biogen, Ionis’ obligations and Biogen’s rights under this Agreement with respect to such gene target and any ASOs targeting such gene target that is the subject of such Collaboration Programs will then terminate; (iv) upon Ionis’ request, Biogen will provide to Ionis any data generated under the Collaboration Program to the extent licensed to Ionis under Section 4.3.4; and (v) upon Biogen’s request, Ionis will provide to Biogen any data generated under the Collaboration Program to the extent licensed to Biogen under Section 4.3.3. For each Collaboration Program for which Ionis has identified potential Development Candidates, Ionis will remain obligated to complete all other activities (if any) agreed to by the Parties and included under the applicable Development Candidate Identification Plan for such Collaboration Program with respect to such potential Development Candidates.

Confidential
(g)           Carryover Development Candidates. If a Target Technical Failure occurs with respect to a Collaboration Target, and at any time during the [***]-month period after the Target Technical Failure Date for such Collaboration Target (for each such Collaboration Target, the “Carryover Period”), Ionis’ RMC designates as development candidates ready to start IND-Enabling Toxicology Studies one or more ASOs discovered by Ionis designed to bind to the RNA that encodes such Collaboration Target using any Strategy (each such ASO, a “Carryover Development Candidate”), then Ionis will notify Biogen and will provide Biogen with the data package presented to Ionis’ RMC in connection with such approval by Ionis’ RMC of such Carryover Development Candidate. Biogen will then have [***] days from its receipt of such data package to provide written notice to Ionis electing to deem such Carryover Development Candidates as Compounds and at least one of such Carryover Development Candidates as a Development Candidate under a Collaboration Program and then thereafter continue activities under this Agreement with respect to such Collaboration Program, with such date of written notice deemed the date of Development Candidate designation under Section 1.8.3(d), and all terms of this Agreement will apply to such Collaboration Program (and the applicable target that such Collaboration Program is directed to will again become a Collaboration Target for purposes of this Agreement). For clarity, no additional up-front payment under Section 6.1 and no additional Target Designation Milestone Payment will be due. If Biogen does not provide written notice to Ionis within [***] days of receipt of such data package electing to resume activities under this Agreement with respect to the applicable former Collaboration Target, then Ionis will have no further obligations and Biogen will have no further rights with respect to such Carryover Development Candidate or any of the associated former Collaboration Programs and such Collaboration Target will no longer be a Neurology Target under this Agreement.

1.8.3.          Development Candidates.

(a)           Development Candidate Data Package; Related Program Compounds. Unless otherwise mutually agreed by the Parties, Ionis’ RMC shall only approve a Compound as a potential Development Candidate for a Collaboration Program if such Compound satisfies the Key Criteria set forth in the applicable Development Candidate Identification Plan for such Collaboration Program. Ionis will provide Biogen, through the Neurology JDC, or by written notice to Biogen if such Neurology JDC meeting is not scheduled within [***] days of such approval by Ionis’ RMC, with a complete Development Candidate Data Package for each Collaboration Program within [***] days following the date on which Ionis’ RMC approves a potential Development Candidate for such Collaboration Program. Such Development Candidate Data Package will include at least one Compound that Ionis’ RMC has approved as a suitable lead Development Candidate for such Collaboration Program and will include any other Compounds that Ionis’ RMC considered as possible Development Candidates in connection with its review of Compounds generated under the applicable Development Candidate Identification Plan for the applicable Collaboration Program (all such additional Compounds that are identified by Ionis’ RMC as potential backup Compounds, the “Related Program Compounds”). In each Development Candidate Data Package, Ionis will identify the Compound included therein that Ionis recommends be selected as the lead Development Candidate for the applicable Collaboration Program. However, Biogen will be under no obligation to accept Ionis’ recommendation as to which Compound Biogen should designate as the lead Development Candidate. The Development Candidate Data Package will include a level of detail for the proposed Development Candidate and any Related Program Compounds that Ionis typically has for its other programs, as appropriate for the applicable Collaboration Program. Within [***] days of receipt of a Development Candidate Data Package pursuant to this Section 1.8.3(a), Biogen or an Affiliate will notify Ionis of any omissions or deficiencies that Biogen or its Affiliate believes in good faith cause the Development Candidate Data Package to be incomplete with respect to the any proposed Development Candidate or Related Program Compound described therein (“Development Candidate Data Package Deficiency Notice”). Ionis will promptly, and in any event within [***] days of receipt of the Development Candidate Data Package Deficiency Notice, resubmit a complete Development Candidate Data Package to Biogen or its designated Affiliate, including any information that Biogen identified in the Development Candidate Data Package Deficiency Notice. If the Parties do not agree as to whether the Development Candidate Data Package is complete, either Party may refer the matter for resolution by the CSC. If the CSC cannot resolve the dispute within [***] days following the date of such referral, then the dispute will be escalated for resolution by the Executives. The Executives will meet promptly and negotiate in good faith to resolve the dispute and agree upon a complete Development Candidate Data Package. For clarity, in requesting additional supporting information in connection with such a dispute, Biogen may not request Ionis to perform any additional experiments or studies, or generate any additional data, beyond that which is set forth in the applicable Development Candidate Identification Plan.

Confidential
(b)           Additional Development Candidate Data Package. Biogen may request that Ionis conduct additional research or drug discovery activities (excluding additional target validation activities) using the same Strategy to generate one or more additional Development Candidate Data Packages for a Collaboration Program for which Ionis has already provided a complete Development Candidate Data Package in accordance with Section 1.8.3(a). If Ionis agrees to perform such activities, then within [***] days of the agreement by the Parties upon a new Development Candidate Identification Plan for such Collaboration Program, Biogen shall pay to Ionis an additional Target Designation Milestone Payment (as if Biogen had just designated such Collaboration Program) to initiate such work, Ionis shall begin work under such Development Candidate Identification Plan pursuant to Section 1.8.2(b) and the remainder of this Section 1.8 shall apply with respect to the performance of such additional development candidate identification activities. Thereafter for purposes of this Agreement, all Compounds contained in such additional Development Candidate Data Package will be considered part of the same Collaboration Program as the prior Development Candidate Data Package for which Biogen paid the additional Target Designation Milestone Payment, and the timelines to designate a Development Candidate for such Collaboration Program, to Initiate IND-Enabling Toxicology Studies for such Collaboration Program and to exercise the Option for such Collaboration Program will restart from the date upon which Ionis delivers the complete additional Development Candidate Data Package to Biogen. After Ionis delivers the initial Development Candidate Data Package for a Collaboration Program, any such efforts to generate one or more additional Development Candidate Data Packages for such Collaboration Program, whether successful or unsuccessful, shall not be included in the calculation of the [***]% Obligation under Section 1.8.1.

Confidential
(c)           Development Candidate Toxicology Strategy. On a Development Candidate-by-Development Candidate basis, the applicable Neurology JDC will agree upon a high level pre-clinical toxicology strategy to enable a first-in-human study, which shall be comprised of each of the components set forth on Schedule 1.8.3(c) and shall include any contract research organization (“CRO”) to be used to conduct the applicable IND-Enabling Toxicology Studies (the “Toxicology Strategy”) for each Development Candidate Data Package delivered by Ionis in accordance with Section 1.8.3(a). The applicable Neurology JDC will agree upon the Toxicology Strategy with respect to any potential Development Candidates directed to a Collaboration Target, no later than [***] days following the delivery of the Development Candidate Data Package for such potential Development Candidates directed to such Collaboration Target to the Neurology JDC in accordance with Section 1.8.3(a) or, with respect to a Carryover Development Candidate, within [***] days of Biogen’s written notice to Ionis electing to deem such Carryover Development Candidate as a Development Candidate under a Collaboration Program pursuant to Section 1.8.2(g). The Neurology JDC may mutually agree to extend any such deadline if the Parties would like more time to discuss the applicable Toxicology Strategy. Notwithstanding the foregoing, in order to facilitate earlier preparation of an agreement on the Toxicology Strategy and earlier commencement of IND-Enabling Toxicology Studies for Development Candidate, where reasonably practicable, Ionis will notify Biogen at least [***] days in advance of its presentation of a Development Candidate Data Package for a Collaboration Program to Ionis’ RMC, and the Parties will discuss the preparation of the Toxicology Strategy at the next scheduled meeting of the Neurology JDC. If the Neurology JDC cannot agree upon a Toxicology Strategy within the applicable time period as set forth in this Section 1.8.3(c), then either Party may refer the matter to the CSC for resolution. If the CSC cannot agree on such Toxicology Strategy within [***] days after the matter is so referred, then [***] will have final decision-making authority with respect to any such Toxicology Strategy, provided that [***] shall exercise its final decision-making authority no later than [***] Business Days following the earlier of the CSC’s determination that it is unable to agree, or the expiration of the [***]-day period allowed for the CSC to agree pursuant to the foregoing sentence.

(d)           Development Candidate Designation.

(i)        Within [***] days following Ionis’ delivery of a Development Candidate Data Package with respect to a Collaboration Program to Biogen pursuant to Section 1.8.3(a) (which period will begin upon resolution of any dispute regarding omissions or deficiencies with respect to such Development Candidate Data Package in accordance with Section 1.8.3(a), including the delivery of information to resolve such omissions or deficiencies, if applicable), the Neurology JDC will discuss whether to designate the Compound proposed by Ionis as the Development Candidate (or any Related Program Compounds) as the lead Development Candidate for such Collaboration Program, taking into account the input of the [***] with respect to its [***] assessment of such proposed Development Candidate and Related Program Compounds. Any designation of a Development Candidate for a Collaboration Program by the Neurology JDC will be documented in the written minutes of the Neurology JDC. If the Neurology JDC mutually agrees to designate the Compound recommended by Ionis as the lead Development Candidate or any Related Program Compound as a Development Candidate for a Collaboration Program, then the Parties will conduct the IND-Enabling Toxicology Studies for such selected Development Candidates under the applicable Toxicology Strategy that has been agreed to in accordance with Section 1.8.3(c).

Confidential
(ii)       If the Neurology JDC cannot agree as to whether to designate any Compound proposed by Ionis as the lead Development Candidate or Related Program Compound as Development Candidates within [***] days after the Neurology JDC meets to discuss the applicable Development Candidate Data Package (such [***]-day period for a Collaboration Program, the “Development Candidate Decision Period”), then Biogen will have final decision-making authority as to whether to designate any such proposed Development Candidate or Related Program Compound as a Development Candidate for such Collaboration Program and Biogen will notify the Neurology JDC in writing of its determination.

(iii)     If the Neurology JDC (or Biogen through the exercise of its final decision-making authority) does not designate any of the Ionis-proposed lead Development Candidate or Related Program Compounds as Development Candidates for a given Collaboration Program within the Development Candidate Decision Period, and Biogen has not cured such failure to designate a Development Candidate within the earlier of [***] days following the missed deadline or [***] days following a written notice from Ionis of the missed deadline (the “Development Candidate Designation Deadline”), then, (A) Biogen’s Option with respect to such Collaboration Program will terminate; (B) neither Ionis nor Biogen will have an obligation to perform any further activities under this ARTICLE 1 with respect to such Collaboration Program; (C) such program will no longer be a Collaboration Program, (D) unless the applicable Collaboration Target that is the subject of such Collaboration Program is an Active Target, such target shall cease to be a Collaboration Target and shall no longer be a Neurology Target under this Agreement at such time; (E) upon Ionis’ request, Biogen will provide to Ionis any data generated under the Collaboration Program to the extent licensed to Ionis under Section 4.3.4; (F) upon Biogen’s request, Ionis will provide to Biogen any data generated under the Collaboration Program to the extent licensed to Biogen under Section 4.3.3; and (G) with respect to any Ionis-proposed lead Development Candidate and any Related Program Compounds included in the applicable Development Candidate Data Package, effective on the day that the applicable Collaboration Target that such proposed Development Candidates and Related Program Compounds target becomes a Terminated Target, Biogen will, and does hereby, grant to Ionis a sublicensable, worldwide, non-exclusive royalty-bearing (in accordance with Section 1.8.3(d)(iv)) license or sublicense, as the case may be, to Biogen Background Technology Controlled by Biogen as of such date solely as necessary to Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize such Ionis-proposed lead Development Candidate and such Related Program Compounds, in each case, targeting such Terminated Target, in the Field in the form such Compounds exist as of such date other than Permitted Changes in Form with respect to such lead Development Candidate or Related Program Compounds (such license will be sublicensable by Ionis in accordance with Section 4.1.2, mutatis mutandis). Ionis will reimburse Biogen for any amounts owed by Biogen to Third Parties as a result of the grant of any such license to Ionis under, or Ionis’ practice of, any Biogen Background Technology; provided that Ionis has been notified of the terms of such payment obligations to any such Third Party, and, if Ionis notifies Biogen that it does not wish to be granted a license under any Patent Rights or Know-How that are subject to such payment obligations included in the Biogen Background Technology, then such Patent Rights or Know-How (as applicable) will be excluded from the Biogen Background Technology licensed to Ionis hereunder, and Ionis will have no obligation to reimburse Biogen for any such payments.

Confidential
(iv)      If Ionis or its Affiliates or Sublicensee sells any product that includes any such proposed Ionis-proposed lead Development Candidate or Related Program Compounds, in each case, that Biogen fails to designate as a Development Candidate by the applicable Development Candidate Designation Deadline that is Covered by any Patent Rights within the Biogen Background Technology, then on a country-by-country basis Ionis will pay to Biogen a royalty equal to [***]of net sales of any such product sold by Ionis, its Affiliates or Sublicensees, for so long as such product is Covered by such Patent Rights within the Biogen Background Technology in such country. For the purpose of the foregoing royalty calculation, “net sales” will be calculated in accordance with the definition of “Net Sales” as set forth in Appendix 1, applied mutatis mutandis to such calculation. The provisions of Sections 6.12, 6.13, 6.14 and 6.15 shall apply, mutatis mutandis, to any royalty payments by Ionis to Biogen under this Section 1.8.3(d)(iv). If the Parties are unable to agree as to the [***] under this Section 1.8.3(d)(iv) within a period of [***] days after the applicable Development Candidate Designation Deadline, then either Party may refer the matter to Expert Resolution under Section 12.1.4.

(v)       If at the time of the Development Candidate Designation Deadline, the applicable Collaboration Target is an Active Target, then Biogen’s rights in such Collaboration Target in connection with all other Strategies and Collaboration Programs for such Collaboration Target shall remain unaffected and each Party’s rights and obligations under Section 2.1 shall continue in full force and effect.

(e)           [***] Development Candidates. If, in conducting activities under a given Development Candidate Identification Plan and with respect to a proposed Development Candidate, Ionis utilizes or incorporates a [***], then Ionis shall identify the applicable Development Candidate or Related Program Compound in the Development Candidate Data Package as a “[***] Compound”. Ionis shall have the right to elect, by notice to be included within the Development Candidate Data Package for a Collaboration Program, to conduct the IND-Enabling Toxicology Studies for one or more [***] Compounds that are included in such Development Candidate Data Package, should such [***] Compounds be designated by Biogen as Development Candidates (each such Development Candidate, a “[***] Development Candidate”).

Confidential
1.8.4.          IND-Enabling Toxicology Studies.

(a)           IND-Enabling Toxicology Study Design. Biogen shall have the right to make the final decision regarding which and how many of the proposed lead Development Candidate or Related Program Compounds for any Collaboration Program are to be advanced into IND-Enabling Toxicology Studies as Development Candidates, subject to the Parties agreeing upon the Toxicology Strategy under Section 1.8.3(c), and the requirements of this Section 1.8.4(a). Subject to the IND-Enabling Toxicology Study Completion Date and the Option Deadline, Biogen shall have the right to make the final decision regarding the timing and the order in which to conduct the IND-Enabling Toxicology Studies for Development Candidates. For clarity, Biogen may designate additional Development Candidates at a later date if Biogen wishes to conduct IND-Enabling Toxicology Studies on additional Compounds. The applicable Neurology JDC shall agree upon the study design and any amendments to the Toxicology Strategy for each IND-Enabling Toxicology Study for each Development Candidate (which study design will be in the form of a draft study protocol for the relevant in vivo studies to be conducted under the Toxicology Strategy) at least [***] days prior to the anticipated first dosing of the first animal in such IND-Enabling Toxicology Study. Notwithstanding the foregoing, if the Neurology JDC cannot agree upon a study design for an IND-Enabling Toxicology Study or any amendment to a Toxicology Strategy within the applicable time period as set forth in this Section 1.8.4(a), then either Party may refer the matter to the CSC for resolution. If the CSC cannot agree on the study design for an IND-Enabling Toxicology Study or any amendment to a Toxicology Strategy within [***] days after the matter is so referred, as applicable, then Biogen will have final decision-making authority with respect to any such IND-Enabling Toxicology Study design or such Toxicology Strategy amendment, provided that Biogen shall exercise its final decision-making authority by the date that is [***] Business Days following the earlier of (i) the CSC’s determination that it is unable to agree, or (ii) the expiration of the [***]-day period allowed for the CSC to agree pursuant to the foregoing sentence. Biogen will conduct the IND-Enabling Toxicology Studies under the applicable Toxicology Strategy and study design. Notwithstanding the foregoing, (A) Ionis shall have the right to elect, by providing written notice in the applicable Development Candidate Data Package for a Collaboration Program pursuant to Section 1.8.3(e), to conduct the IND-Enabling Toxicology Studies for any [***] Compounds that are included in the Development Candidate Data Package for such Collaboration Program that Biogen elects to designate as Development Candidates and advance to IND-Enabling Toxicology Studies, and (B) if the Parties agree through the Neurology JDC, then Ionis may conduct IND-Enabling Toxicology Studies for any other Development Candidate for which Ionis provided a notice of interest in the applicable Development Candidate Data Package, in each case of (A) and (B), at [***] and in accordance with Sections 1.8.4(c) and 1.8.4(d). In conducting any IND-Enabling Toxicology Studies under this Section 1.8.4 for those categories of IND-Enabling Toxicology Studies listed on Schedule 1.8.4(a), the Parties will not use a CRO to conduct any such IND-Enabling Toxicology Studies that is not either (i) an “Approved CRO” listed on Schedule 1.8.4(a) with respect to the applicable category of IND-Enabling Toxicology Studies, or (ii) approved in writing by the other Party, such approval not to be unreasonably withheld, conditioned or delayed. If the members of the Neurology JDC unanimously agree, then the Parties may add or remove CROs to or from the “Approved CRO” list and categories of IND-Enabling Toxicology Studies by adding such updated list of Approved CROs to the minutes of the Neurology JDC meeting at which such changes were discussed.

Confidential
(b)           Biogen Performance of IND-Enabling Toxicology Studies. Biogen will Initiate the first IND-Enabling Toxicology Study for a Development Candidate targeting each Collaboration Target within [***] days following the later of (i) Neurology JDC’s agreement on (or Biogen’s determination thereof in the exercise of its final decision-making authority) the Toxicology Strategy under Section 1.8.3(c), and (ii) the date Biogen receives the Development Candidate Data Package under Section 1.8.3(a) (such date, the “IND-Enabling Toxicology Strategy Date”), in each case for the applicable Development Candidate targeting such Collaboration Target, unless Ionis is responsible for conducting such IND-Enabling Toxicology Study pursuant to Section 1.8.4(a). If Biogen is responsible for conducting the first IND-Enabling Toxicology Study for the first Development Candidate targeting a Collaboration Target, and Biogen fails to Initiate such first IND-Enabling Toxicology Study within [***] days following the IND-Enabling Toxicology Strategy Date for such Collaboration Program, and Biogen has not cured such failure by Initiating such IND-Enabling Toxicology Study within the earlier of [***] days following the missed deadline or [***] days following receipt of written notice from Ionis of the missed deadline, then Biogen will be deemed to have terminated this Agreement under Section 10.3.2 solely with respect to such Collaboration Program (but not with respect to the applicable Collaboration Target, to the extent that such Collaboration Target is an Active Target at such time). Notwithstanding the foregoing, (i) the Neurology JDC may extend such [***]-day period for any length of time by unanimous agreement of its members, (ii) if there is a delay in Initiating such IND-Enabling Toxicology Study caused by a condition reasonably outside of the control of the Party responsible for conducting such IND-Enabling Toxicology Study (including a delay by a Third Party vendor, or a change in the Party that is responsible for conducting such IND-Enabling Toxicology Study), then, so long as such Party is taking reasonable steps to cure such condition, in each case, such [***]-day period will be tolled for so long as such condition continues, or solely in the case of a change in the Party conducting the IND-Enabling Toxicology Study, such [***]-day period will restart from the date upon which the change in the conducting Party occurs, (iii) if the Party responsible for conducting the IND-Enabling Toxicology Study conducts a pre-IND meeting or other similar meeting with a Regulatory Authority, and the feedback received from such Regulatory Authority results in a material change to the applicable Toxicology Strategy or study design, then such [***]-day period will be tolled for a reasonable period while such Party is working to make such changes and (iv) if either Party in good faith believes that, due to the novelty of the applicable Strategy, or new scientific or technological information or an advance in the state of the art with respect to the Development Candidate, Collaboration Program or Collaboration Target at issue, additional work should be conducted prior to the Initiation of such IND-Enabling Toxicology Study, then the applicable [***]-day period will be tolled for a reasonable period to take account of such novel Strategy, new scientific or technical information or advance in the state of the art, up to a maximum of [***] days while such additional work is performed (each of (i) through (iv), an “IND Delay Condition”).

(c)           Ionis Performance of IND-Enabling Toxicology Studies. If Ionis elects to, or the Neurology JDC determines that Ionis will, conduct an IND-Enabling Toxicology Study for a Development Candidate directed to a Collaboration Target under Section 1.8.4(a) (each, an “Ionis-Conducted IND-Enabling Toxicology Study”), then Ionis will Initiate such Ionis-Conducted IND-Enabling Toxicology Study within [***] days following Biogen’s decision to proceed with IND-Enabling Toxicology Studies for such Development Candidate, and Ionis will use Commercially Reasonable Efforts to conduct each Ionis-Conducted IND-Enabling Toxicology Study pursuant to the applicable Toxicology Strategy and IND-Enabling Toxicology Study design determined in accordance with Section 1.8.4(a) (collectively, the “Ionis IND Study Diligence Obligations”). If Ionis fails to Initiate an Ionis-Conducted IND-Enabling Toxicology Study within [***] days following Biogen’s decision to proceed with IND-Enabling Toxicology Studies for such Collaboration Program, and Ionis has not cured such failure by Initiating such Ionis-Conducted IND-Enabling Toxicology Study within the earlier of [***] days following the missed deadline or [***] days following receipt of written notice from Biogen of the missed deadline, then Biogen will have the right, at its sole discretion, to conduct such IND-Enabling Toxicology Studies instead of Ionis.  Notwithstanding the foregoing, Ionis’ diligence obligations under this Section 1.8.4(c) (whether for the first or a subsequent IND-Enabling Toxicology Study under a Collaboration Program or for a Collaboration Target) will be tolled for the period during which any IND Delay Condition exists to the same extent as Biogen’s diligence obligations may be extended or tolled under Section 1.8.4(b).

Confidential
(d)           Ionis IND-Enabling Toxicology Costs. Prior to the commencement of any Ionis-Conducted IND-Enabling Toxicology Studies, Ionis shall provide a good faith detailed estimate of Ionis’ fully burdened cost (including any [***]) expected to be incurred in connection with conducting such IND-Enabling Toxicology Studies and the Parties shall agree, through the Neurology JDC, upon a budget for such IND-Enabling Toxicology Studies (such Neurology JDC-approved costs, the “Ionis IND-Enabling Toxicology Costs”). Ionis shall submit invoices to Biogen for (i) the amount that is [***] of the total amount of the Ionis IND-Enabling Toxicology Costs promptly following the first animal dose in the applicable Ionis-Conducted IND-Enabling Toxicology Study, (ii) [***] of the total amount of such Ionis IND-Enabling Toxicology Costs promptly following the date on which [***] in such Ionis-Conducted IND-Enabling Toxicology Study, and (iii) the final [***] of the total amount of such Ionis IND-Enabling Toxicology Costs once Ionis sends to Biogen [***] with respect to such Ionis-Conducted IND-Enabling Toxicology Study. In each case, Biogen shall pay to Ionis [***] set forth in any such invoice within [***] days following Biogen’s receipt of such invoice.  For clarity, Ionis will not be responsible  for conducting any activities in connection with Ionis-Conducted IND-Enabling Toxicology Studies, and the Ionis IND Study Diligence Obligations shall not apply to, any activities that it is unable to perform as a result of the Parties’ inability to agree upon the Ionis IND-Enabling Toxicology Costs applicable to such activities directly due to a delay by Biogen’s finance in approving such costs.

1.8.5.          Briefing the Neurology JRC, Neurology JDC and CSC; Conduct of Research and Development.

(a)           At each regularly scheduled meeting of the Neurology JRC, the Parties will provide progress updates on (i) the Neurological Disease Research Program and progress toward achieving Target Sanction under each Target Sanction Plan; (ii) activities conducted under the Core Research Program; (iii) progress under each Development Candidate Identification Plan; and (iv) subject to Section 1.8.5(b), the progress of any Ionis Neurology Targets (including the estimated date on which each Ionis Neurology Target will achieve Target Sanction), in each case, together with a summary of data associated with each Party’s Research or Development activities for each Collaboration Program. At each Neurology JDC meeting, the Parties will provide progress updates on their respective Development activities under each Collaboration Program, together with a summary of data associated with each Party’s Development activities for the applicable Collaboration Program. At each CSC meeting, the Parties will provide any information reasonably requested by the members of the CSC in advance of such meeting.

Confidential
(b)           Without limiting Ionis’ reporting obligations under Section 1.8.5(a), Ionis will provide an Annual update at a meeting of the Neurology JRC of the Ionis Neurology Targets for which Ionis is currently conducting target validation activities (and the Strategies that are the subject of such activities) and all Ionis Neurology Targets on which Ionis plans to conduct target validation activities (and the Strategies that will be the subject of such activities, if known) in the upcoming year. In addition, no later than the date that is [***] months away from the date on which Ionis in good faith believes that any Strategy directed to any Ionis Neurology Target will achieve Target Sanction status, Ionis shall provide notice to Biogen through the Neurology JRC (which notice shall be reflected in the meeting minutes thereof), or provide to Biogen a written notice listing the applicable Strategy and Ionis Neurology Target and the estimated date of achievement of each such Target Sanction (such estimated date of achievement, the “Estimated Target Sanction Date”). Prior to Ionis providing such Annual update, Ionis will first provide to the Neurology JRC a list of the Ionis Neurology Targets (without any detail of the applicable Strategies or other target validation activities) on which Ionis is or intends to conduct target validation activities during the following year, and Biogen shall inform Ionis of any Ionis Neurology Target on such list that is already the subject of a Prioritized Biogen Research Program using any Strategy for treatment of a Neurological Disease (each, a “Biogen Excluded Targets”), and effective as of the date of such notice, such Biogen Excluded Target will no longer be a Neurology Target under this Agreement, and each Party may work independently or with any Third Party with respect to the discovery, research, development, and commercialization of products including Oligonucleotides designed to bind to the RNA that encodes such Biogen Excluded Target.

1.8.6.          Manufacturing and Supply for Collaboration Programs.

(a)           Before the License Effective Date with respect to a Strategy or Collaboration Program, Ionis, at [***] expense, will supply research-grade ASOs sufficient to support the Research and Development activities under each such Strategy or Collaboration Program as set forth in the applicable Target Sanction Plan or Development Candidate Identification Plan (as applicable), and unless otherwise agreed by the Parties, Biogen shall be responsible, at [***] expense, for the CMC responsibilities for, and for supplying Development Candidate API (on its own or, subject to Section 4.1.2, through a CMO) sufficient to support IND-Enabling Toxicology Studies pursuant to the applicable Toxicology Strategy. Notwithstanding the foregoing, unless otherwise agreed by the Parties through the Neurology JDC, Ionis shall be responsible for the CMC responsibilities for, and for supplying Development Candidate API (on its own or through a CMO reasonably acceptable to Biogen) sufficient to support, any Ionis-Conducted IND-Enabling Toxicology Studies in accordance with the applicable Toxicology Strategy and IND-Enabling Toxicology Study design. The Parties may also mutually agree through the Neurology JDC that Ionis shall be responsible for the CMC responsibilities for, and for supplying Development Candidate API (on its own or through a CMO reasonably acceptable to Biogen) sufficient to support, any IND-Enabling Toxicology Studies conducted by Biogen. Biogen will pay Ionis an amount equal to [***] that is set forth within an invoice within [***] days following Biogen’s receipt of such invoice from Ionis.

Confidential
1.8.7.          Collaborations with Academics and Non-Profit Institutions. Each Party (the “Contracting Party”) may engage one or more academic or non-profit institutions to conduct work under any Neurology Plan or on any High Interest Target or Collaboration Target. Notwithstanding the foregoing, no later than [***] days prior to the anticipated date of finalization of the applicable Neurology Plan, the Party preparing such Neurology Plan shall provide the Neurology JRC or Neurology JDC and the JPC with a list of the academic or non-profit institutions with which such Party proposes to conduct activities under such Neurology Plan, and the nature and scope of such activities. The [***] may provide the Neurology JRC or Neurology JDC, as applicable, with recommendations on the [***] considerations arising from such proposed academic or non-profit collaborations, and the Parties, through the Neurology JRC or Neurology JDC, as applicable, shall consider in good faith such recommendations prior to finalizing the Neurology Plan and such collaborations. Furthermore, with respect to any such academic or non-profit institution engaged to conduct such activities with respect to a High Interest Target or Collaboration Target where such engagement begins after the date such High Interest Target or Collaboration Target is placed on the High Interest Target List or designated, as applicable, (a) the Contracting Party shall provide the other Party with an opportunity to comment on the proposed terms of any agreement or amendment to an existing agreement to be entered into with such institution, and (b) so long as the other Party provides the Contracting Party such comments within [***] days after receiving a draft of such agreement from the Contracting Party, the Contracting Party will obtain the other Party’s prior written consent to the terms of such agreement or amendment, such consent not to be unreasonably withheld, conditioned or delayed. The Contracting Party will not be responsible for any activities under a Neurology Plan that it is unable to perform as a result of the other Party’s refusal to consent to the terms of any agreement with any such academic or non-profit institution.

1.8.8.          Collaboration Diligence Obligations Pre-License Effective Date. If (a) Ionis fails to fulfill its obligations under Section 1.2.3(d)(i) to work on at least [***] Target Sanction Plans at any given time during the Research Term (allowing for an appropriate ramp-up and wind-down of such activities at the beginning and end of the Research Term, and Biogen designating for target validation activities a sufficient number of Strategies directed to High Interest Targets on the High Interest Target List to permit Ionis to work on [***] Target Sanction Plans at a given time), (b) Ionis, in Biogen’s reasonable determination, fails to perform the obligations set forth under Section 1.8.2(b) or (c) Ionis, in Biogen’s reasonable determination, breaches the Ionis Target Sanction Diligence Obligations set forth in Section 1.2.3(d)(v), or the Ionis IND Study Diligence Obligations set forth in Section 1.8.4(c), then in each case ((a) through (c)), then within [***] days of Biogen’s written request, Ionis and Biogen will meet to discuss and attempt in good faith to resolve the matter and attempt to devise a mutually agreeable plan to address the applicable failure of Ionis to comply with its diligence obligations. Following such meeting, Biogen may deliver  notice to Ionis pursuant to Section 10.3.5(a) if Biogen thereafter believes that Ionis is in material breach of this Agreement.

Confidential
1.9.
Additional Biogen Research & Development Activities Pre-License Effective Date. The Parties may agree to allocate additional Research or Development activities under a Collaboration Program to Biogen prior to the License Effective Date for such Collaboration Program (for example, if Biogen would like to test a Compound in a new indication). To the extent any such Research or Development activities are allocated to Biogen in accordance with the preceding sentence, such activities will be Biogen Activities and Biogen will use its Commercially Reasonable Efforts to conduct such Research or Development activities in accordance with the applicable Neurology Plan.

1.10.	Biogen Step-In Rights.

1.10.1.       On each anniversary of the Effective Date during the Research Term, Ionis will provide Biogen with the percentage personnel turnover in Ionis’ [***] group for the previous [***]-month period (or, during the [***] years after the Effective Date, the shorter period between the Effective Date and such anniversary). If, during the course of any [***]-month (or [***]) period during the Research Term, Ionis has experienced voluntary turnover of [***]% or more in Ionis’ [***] group and Biogen reasonably believes that such turnover will negatively affect Ionis’ ability to meet its obligations under the Neurology Plans (a “Precipitous Ionis Turnover”), (a) promptly following written notice of such belief from Biogen, the Parties will meet and discuss in good faith whether Ionis will be able to meet its obligations and timelines under this Agreement on a going-forward basis and (b) within [***] days following such meeting, if Biogen still reasonably believes that such Precipitous Ionis Turnover will negatively affect Ionis’ ability to meet its obligations under the Neurology Plans, and provides written notice to Ionis thereof, then Biogen may, on a Strategy-by-Strategy or Collaboration Program-by-Collaboration Program basis with respect to the Strategy or Collaboration Program to which the failure relates, or for this Agreement in its entirety, assume responsibility for any or all target validation activities, drug discovery activities or Ionis-Conducted IND-Enabling Toxicology Studies for the applicable existing or new Strategies or Collaboration Programs directed to existing or new High Interest Targets or Collaboration Targets. If Biogen elects to take over any such activities in accordance with this Section 1.10, then (i) Biogen will assume final decision-making ability with respect to any Neurology Plans that cover the activities for which Biogen elects to assume responsibility under this Section 1.10 and Biogen will solely make all decisions with respect to such activities and Neurology Plans for which the Neurology JRC, the applicable Neurology JDC, the JPC, the CSC or any other subcommittees or working groups, or the Parties collectively, would otherwise be permitted or required to make under this Agreement; provided, however, that Biogen will not have the right to create any obligations or incur any liabilities for or on behalf of Ionis and (ii) upon Biogen’s request, Ionis shall provide Biogen and its Third Party contractors with reasonable assistance, consulting services and other support reasonably requested by Biogen to assist Biogen in assuming complete responsibility for such activities in an efficient and orderly manner. If Biogen elects to trigger one or more of the remedies set forth in this Section 1.10, then all payment obligations with respect to the applicable Collaboration Programs will remain in full force and effect in accordance with ARTICLE 6, except that Biogen will be permitted to offset against subsequent milestone payments payable to Ionis for each Strategy or Collaboration Program for which Biogen assumed responsibility those reasonable costs and expenses associated with Biogen’s performance of such activities for such Strategy or Collaboration Program that would otherwise have been Ionis Activities and the responsibility of Ionis under Section 1.12.

Confidential
1.10.2.        If Biogen elects to take over all target validation activities and drug discovery activities with respect to a Collaboration Program in accordance with Section 1.10.1 following a Precipitous Ionis Turnover, or in accordance with Section 1.8.1(d)(ii) or  Section 12.5.1(b)(ii) (a “Biogen Step-In”), then on a Collaboration Program-by-Collaboration Program basis with respect to each Collaboration Program for which Biogen exercises a Biogen Step-In, if Biogen has not generated a Development Candidate for such Collaboration Program before (a) the [***] anniversary of the date on which Biogen exercised the Biogen Step-In, if such date occurred before Biogen’s payment of the Target Designation Milestone Payment for such Collaboration Program, or (b) the [***] anniversary of the date on which Biogen exercised the Biogen Step-In, if such date occurred after Biogen’s payment of the Target Designation Milestone Payment for such Collaboration Program, then, in either case of ((a) or (b)) the relevant Collaboration Program shall no longer be a part of the Collaboration, Section 2.1.1(e) will not apply to the High Interest Target to which such Collaboration Program was directed and Biogen will have no further rights and Ionis will have no further obligations, in each case, with respect to such Collaboration Program.

1.10.3.        If Biogen exercises a Biogen Step-In, then, with respect to those Biogen Activities that Biogen is performing pursuant to the exercise of such Biogen Step-In, as applicable, Biogen will provide written notice to Ionis when Biogen commences target validation activities under this Agreement for a new Strategy directed to a High Interest Target and when Biogen completes activities under a particular Target Sanction Plan (or earlier ceases target validation activities for a particular Strategy). In addition, in such case, Biogen will provide written notice to Ionis when Biogen commences Development Candidate generation activities for a Collaboration Program under a Development Candidate Identification Plan (or earlier ceases Development Candidate generation activities for a Collaboration Program). In addition, notwithstanding anything to the contrary set forth in this Agreement, if Biogen exercises a Biogen Step-In, then Biogen may not at any given time perform target validation activities under this Agreement for more than [***] Strategies in total during the Research Term (including those Strategies directed to High Interest Targets pursued by Ionis at any time during the Research Term).

1.11.
Resource Allocations. During the Research Term, Ionis will dedicate [***] FTEs to perform the activities that are allocated to it under the Core Research Plan and Neurological Disease Research Plan (once agreed). Biogen will be responsible for devoting, in its reasonable discretion, resources toward specific research efforts allocated to Biogen under the Core Research Program and Neurological Disease Research Program. Ionis will update the Neurology JRC at each meeting thereof on the utilization of Ionis’ [***] FTEs and provide the Neurology JRC with summaries of resource and FTE utilization, in a format agreed to by the Alliance Managers under Schedule 1.14.9, within [***] days following the end of each fiscal quarter in a format mutually agreed to by each Party’s Alliance Managers. Biogen may also choose to supplement Ionis’ efforts under the Core Research Plan or the Neurological Disease Research Plan with its own scientists at various points throughout the Research Term. After the conclusion of the Research Term, Ionis will provide sufficient resources to perform its obligations under each Collaboration Program as reasonably determined by Ionis.

Confidential
1.12.	Research and Development Costs Paid by Ionis.

1.12.1.        Research Programs. During the Research Term, and during the period in which Ionis is completing ongoing activities under Target Sanction Plans (if any) pursuant to Section 1.7(b), Ionis will be responsible for all Ionis Activities under the Core Research Program and the Neurological Disease Research Program and all costs and expenses associated with its performance of such activities.

1.12.2.        Collaboration Programs. On a Collaboration Program-by-Collaboration Program basis, Ionis will be responsible for all Ionis Activities under the Neurology Plans for such Collaboration Program and, except as otherwise provided under Section 1.8.4, Section 1.8.6, Section 1.13.1, Section 1.13.3, and Section 5.2.2, all costs and expenses associated with its performance of such activities. For clarity, Ionis shall not have the right to use, in any such activities, any resources or funding provided to Ionis by Biogen under the Ionis/Biogen Additional Agreements.

1.13.	Research and Development Costs Paid by Biogen.

1.13.1.       Before the License Effective Date.

(a)           Research Programs. During the Research Term, Biogen will be responsible for all Biogen Activities under the Core Research Program and Neurological Disease Research Program, and all costs and expenses associated with its performance of such activities.

(b)           Collaboration Programs. During the Option Period, on a Collaboration Program-by-Collaboration Program basis, Biogen will be responsible for any Biogen Activities under the Neurology Plans for such Collaboration Program, including Phase 0, natural history studies, biomarker and endpoint development, and, except as otherwise provided under Section 1.8.6, all costs and expenses associated with its performance of such activities.

1.13.2.        After the License Effective Date. After the License Effective Date with respect to the applicable Collaboration Program, Biogen will be solely responsible for the costs and expenses related to the Development, Manufacture and Commercialization of Products under such Collaboration Program, including (a) any work performed by Ionis at Biogen’s request, or any Clinical Studies conducted by Ionis, in each case, in accordance with Section 5.2.2, (b) any other activities under the Integrated Product Plan that the Parties mutually agree should be conducted by Ionis and (c) all supply chain planning and decision-making.

Confidential
1.13.3.        Additional Activities Approved by Biogen Prior to the License Effective Date. On a Collaboration Program-by-Collaboration Program basis, prior to the License Effective Date with respect to such Collaboration Program, if Biogen desires that either Ionis or a Third Party perform additional activities under this Agreement that are not otherwise required hereunder (“Other Activities”), then if Ionis agrees to perform such activities, Biogen will pay the costs of conducting such work, including the cost of Ionis’ time incurred in performing such work at the then-applicable Ionis FTE Rate (“FTE Costs”), plus any reasonable out-of-pocket expenses incurred by Ionis in performing such work (such costs, collectively, “Biogen-Approved Costs”). Ionis will permit Biogen to review, negotiate (with Ionis) and approve all Biogen-Approved Costs prior to conducting any Other Activities. In advance of each [***], Ionis will provide Biogen with a good faith estimate of the Biogen-Approved Costs anticipated to be incurred in such [***]. Ionis will invoice Biogen directly for any such approved Biogen-Approved Costs incurred by Ionis and Biogen shall pay all undisputed amounts set forth in any invoices submitted pursuant to this Section 1.13.3 for such approved Biogen-Approved Costs within [***] days after receipt of the applicable invoice by Biogen. In the case where Other Activities are performed by a Third Party, the Parties will arrange for the Third Party to directly bill Biogen and for Biogen to pay such Third Party directly.

1.14.	Research and Development Management.

1.14.1.        Collaboration Steering Committee. The Parties will establish a Collaboration steering committee (“CSC”) with the powers, roles and responsibilities set forth on Schedule 1.14.1 and in this Section 1.14.1 to oversee the Collaboration. The CSC will consist of up to four representatives appointed by Ionis and up to four representatives appointed by Biogen. The Neurology JRC and Neurology JDC under this Agreement will report to the CSC. The CSC will determine the CSC operating procedures at its first meeting, including the CSC’s policies for replacement of CSC members, policies for participation by additional representatives or consultants invited to attend CSC meetings, and the location of meetings, which will be codified in the written minutes of the first CSC meeting. Each Party will be responsible for the costs and expenses of its own employees or consultants attending CSC meetings. Any decision that may be made by the Neurology JRC or Neurology JDC may be made by the CSC and such decision by the CSC will have the same effect as if made by the Neurology JRC or the Neurology JDC under this Agreement. The CSC may delegate any of its functions specified in Section 1.14.2 below to a Neurology JDC by agreeing to and codifying such delegation in the minutes of the CSC.

1.14.2.        Role of the CSC. Without limiting any of the foregoing, subject to Section 1.14.7, the CSC will perform the following functions, some or all of which may be addressed directly at any given CSC meeting:

(a)           approve the terms on which Biogen would develop and commercialize a Multi-Indication Product as contemplated in Appendix 3;

(b)           determine whether an approach to a gene target is a distinct approach such that it is a separate Strategy after the matter is so referred to the CSC for resolution, as described in Section 1.2.3(d)(iii);

Confidential
(c)           determine the final Target Sanction Plan for any Strategy (or any update thereto) after the matter is so referred to the CSC for resolution, as described in Section 1.2.3(d)(iv);

(d)           determine the primary disease association of a Multi-Indication Target, as described in Section 1.2.3(e);

(e)           determine the final Development Candidate Identification Plan for a Collaboration Program or a proposed update thereto after the matter is so referred to the CSC for resolution, as described in Section 1.8.2(a);

(f)            determine whether there are omissions or deficiencies in a Development Candidate Data Package after the matter is so referred to the CSC for resolution, as described in Section 1.8.3(a);

(g)           determine the Toxicology Strategy for each potential Development Candidate and the study design for each IND-Enabling Toxicology Study for a Development Candidate after the matter is so referred to the CSC for resolution, as described in Section 1.8.3(c) and Section 1.8.4(a);

(h)           appoint a Neurology JDC for each Collaboration Program under this Agreement, whether by creating a new Neurology JDC or assigning an existing Neurology JDC to oversee such Development Candidate, as described in Section 1.14.5;

(i)            review and assess reports provided by the Neurology JRC and the Neurology JDCs;

(j)            provide input to the [***] as appropriate to facilitate the preparation of [***] strategies (but, for clarity, not with respect to any [***] determinations, which will be made solely by the JSC pursuant to Section 7.1.3(g));

(k)           review and provide input on the IPPs as appropriate, as described in Section 5.2.5;

(l)            determine the need for or content to any press release, presentation or other public disclosure under Section 11.4 that is intended to be jointly issued, after the matter is so referred to the CSC for resolution, as described in Section 11.4.6;

(m)          assist with and participate in the resolution of disputes, as described in Section 12.1.1; and

(n)           such other review and advisory responsibilities as may be assigned to the CSC by the Parties pursuant to this Agreement.

Confidential
1.14.3.        Neurology JRC. The Parties will establish a joint research committee (the “Neurology JRC”) reporting to the CSC, to provide advice and make recommendations on the conduct of activities under the Core Research Program, Neurological Disease Research Program and each Collaboration Program through Development Candidate designation. The Neurology JRC will consist of up to three representatives appointed by Ionis and up to three representatives appointed by Biogen. Each Party’s Neurology JRC representatives shall be chosen by such Party in its sole discretion and may be replaced by such Party in its sole discretion upon written notice to the other Party; provided that each Neurology JRC member will have experience and expertise appropriate for the Core Research Program, Neurological Disease Research Program or the stage of development of the Collaboration Programs. Each Party will designate one of its representatives who is empowered by such Party to make decisions related to the performance of such Party’s obligations under this Agreement to act as the co-chair of the Neurology JRC. The co-chairs will be responsible for overseeing the activities of the Neurology JRC consistent with the responsibilities set forth below in this Section 1.14.3. Schedule 1.14.3 sets forth certain Neurology JRC governance matters agreed to as of the Effective Date. The Neurology JRC will determine the Neurology JRC operating procedures at its first meeting, including the Neurology JRC’s policies for replacement of Neurology JRC members, policies for participation by additional representatives or consultants invited to attend Neurology JRC meetings, and the location of meetings, which will be codified in the written minutes of the first Neurology JRC meeting. Each Party will be responsible for the costs and expenses of its own employees or consultants attending Neurology JRC meetings. Ionis and Biogen will use reasonable efforts to schedule meetings of the Neurology JRC to take place at the same location and on the same dates as meetings of the CSC and Neurology JDCs under this Agreement and the joint research, development and steering committees under the Ionis/Biogen Additional Agreements, to maximize the use of each Party’s time, increase information sharing efficiencies and reduce the cost of additional travel, lodging and related expenses.

1.14.4.        Role of the Neurology JRC. Without limiting any of the foregoing, subject to Section 1.14.7, the Neurology JRC will perform the following functions, some or all of which may be addressed directly at any given Neurology JRC meeting:

(a)           review and approve amendments to the Core Research Plan and the Neurological Disease Research Plan, as described in Sections 1.2.2 and 1.2.3(d)(iv);

(b)           review and discuss the potential performance of any activities by Third Parties that are assigned to a Party under the Core Research Program, as described in Section 1.2.2;

(c)           maintain the list of High Interest Targets and Collaboration Targets, as such lists may be updated from time to time in accordance with this Agreement, and attach such lists to the minutes of the meeting of the Neurology JRC where any update to the High Interest Target List or Collaboration Targets occurred;

(d)           determine the number of Strategies for High Interest Targets for which activities to support Target Sanction will be conducted under Target Sanction Plans during each year of the Research Term, as described in Section 1.2.3(d)(i);

Confidential
(e)           discuss and determine any proposals by either Party that Ionis evaluate a Strategy against a High Interest Target, Collaboration Target or Ionis Neurology Target, as described in Section 1.2.3(d)(ii)(B);

(f)            determine whether to conduct target validation activities under the Neurological Disease Research Plan with respect to any Strategy directed to a Multi-Indication Target that the Parties did not agree to designate as a Primarily Neuro Multi-Indication Target, Equal Multi-Indication Target or Primarily Other Multi-Indication Target, as described in Section 1.2.3(c);

(g)           determine whether the Parties will pursue target validation activities for each Strategy directed to a High Interest Target or Collaboration Target, as described in Section 1.2.3(d)(ii)(C);

(h)           review and approve each draft Target Sanction Plan, as described in Section 1.2.3(d)(iv);

(i)            determine whether a approach to a gene target is a distinct approach such that it is a separate Strategy, as described in Section 1.2.3(d)(iii);

(j)            review the overall progress of Ionis’ efforts to achieve Target Sanction with respect to each High Interest Target that has not achieved Target Sanction status;

(k)           review and discuss Target Sanction Data Packages for Strategies directed to a High Interest Target or Ionis Neurology Target, as described in Sections 1.3 and 1.4;

(l)            track Ionis’ progress towards meeting the [***]% Obligation and identify ways to ensure that Ionis achieves the [***]% Obligation, as described in Section 1.8.1(c);

(m)          if applicable, revise performance metrics to account for extra work entailed in pursuing a novel Strategy, as described in Section 1.8.1(e);

(n)           determine a Development Candidate Identification Plan for each Collaboration Program (and approve any updates thereto), as described in Section 1.8.2(a);

(o)           review the overall progress of Ionis’ efforts to discover, identify, optimize and select Development Candidates for each Collaboration Program;

(p)           review the Parties’ updates with respect to Research and Development efforts and the progress of Ionis Neurology Targets, as described in Section 1.8.5(a), and discuss Ionis’ Annual update of all Strategies directed to each Ionis Neurology Target for which Ionis is currently conducting target validation activities and all Ionis Neurology Targets on which Ionis plans to conduct target validation activities in the upcoming year as described in Section 1.8.5(b);

(q)           review proposed collaborations with academic and non-profit institutions and discuss the [***] recommendations of the [***] with respect thereto, as described in Section 1.8.7;

Confidential
(r)           review and determine the appropriate allocation of Ionis’ resources to the Core Research Plan, the Neurological Disease Research Plan and each Development Candidate Identification Plan, as described in Section 1.11;

(s)           monitor progress of each Collaboration Program and maintain a calendar of anticipated milestone achievement dates for each Collaboration Program;

(t)            establish teams and committees to oversee and manage activities under the Core Research Program, Neurological Disease Research Program and each Collaboration Program up to Development Candidate designation as it deems necessary; and

(u)           such other review and advisory responsibilities as may be assigned to the Neurology JRC by the CSC pursuant to this Agreement.

1.14.5.        Joint Development Committees. The CSC will appoint a joint development committee (each, a “Neurology JDC”) for each Collaboration Program approximately [***] days prior to the date on which Ionis’ RMC expects to designate the first potential Development Candidate under such Collaboration Program. Members of a Neurology JDC for a Collaboration Program may be, but need not be, the same members as the members on any other Neurology JDC for other Collaboration Programs. Each Neurology JDC will report to the CSC and will consist of an equal number of representatives appointed by Ionis and Biogen. Each Party’s Neurology JDC representatives shall be chosen by such Party in its sole discretion and may be replaced by such Party in its sole discretion upon written notice to the other Party; provided that each Neurology JDC member will have experience and expertise appropriate for the stage of Development of the Collaboration Programs. Each Party will designate one of its representatives who is empowered by such Party to make decisions related to the performance of such Party’s obligations under this Agreement to act as the co-chair of the Neurology JDC. The co-chairs will be responsible for overseeing the activities of the Neurology JDC consistent with the responsibilities set forth below in this Section 1.14.5. Schedule 1.14.5 sets forth certain Neurology JDC governance matters agreed to as of the Effective Date. Each Neurology JDC will determine its operating procedures at its first meeting, including the Neurology JDC’s policies for replacement of Neurology JDC members, policies for participation by additional representatives or consultants invited to attend Neurology JDC meetings, and the location of meetings, which will be codified in the written minutes of the first Neurology JDC meeting. Each Party will be responsible for the costs and expenses of its own employees or consultants attending Neurology JDC meetings. If practical, Ionis and Biogen will use reasonable efforts to schedule meetings of each Neurology JDC to take place at the same location and on the same dates as meetings of the other Neurology JDCs, the Neurology JRC and the CSC under this Agreement and the joint research, development and steering committees under the Ionis/Biogen Additional Agreements, to maximize the use of each Party’s time, increase information sharing efficiencies and reduce the cost of additional travel, lodging and related expenses.

1.14.6.        Role of the Neurology JDCs. Without limiting any of the foregoing, subject to Section 1.14.7, each Neurology JDC will perform the following functions, some or all of which may be addressed directly at any given Neurology JDC meeting:

Confidential
(a)           review each Development Candidate Data Package and determine whether to designate the proposed lead Development Candidate or any of the Related Program Compounds as Development Candidates for such Collaboration Program, as described in Sections 1.8.3(a) and 1.8.3(d);

(b)           establish a Toxicology Strategy for each potential Development Candidate and approve the study design for each IND-Enabling Toxicology Study, as described in Sections 1.8.3(c) and 1.8.4(a);

(c)           determine whether Ionis is the more appropriate Party to conduct certain IND-Enabling Toxicology Studies, as described in Section 1.8.4(a);

(d)           update the “Approved CRO” list set forth on Schedule 1.8.4(a), as described in Section 1.8.4(a);

(e)           determine whether (and for how long) to extend or toll the [***]-day period during which each Party must Initiate the first IND-Enabling Toxicology Study for the applicable Development Candidate, as described in Sections 1.8.4(b) and 1.8.4(c);

(f)            determine the Party responsible for the CMC responsibilities for Development Candidate API batch to be used for IND-Enabling Toxicology Studies, as described in Section 1.8.6(a);

(g)           review and discuss the Program Determination provided by Biogen for each Collaboration Program, as described in Sections 6.5.2 and 6.5.3;

(h)           review the Draft Reports for all IND-Enabling Toxicology Studies, as described in Section 3.1.1;

(i)            determine whether Ionis is the more appropriate Party to conduct certain Clinical Studies or other activities under the Integrated Product Plan for a Collaboration Program, as well as the terms, budget and frequency of payments to be made to Ionis in connection with such activities, as described in Section 5.2.2;

(j)            approve cost estimates for activities to be conducted by Ionis pursuant to Section 1.8.4(d), Section 1.8.6, and Section 5.2.2;

(k)           review proposed collaborations with academic and non-profit institutions and discuss the [***] recommendations of the [***] with respect thereto, as described in Section 1.8.7;

(l)            review the overall progress of the Development activities and Clinical Studies under the applicable Integrated Product Plan and Clinical Studies with respect to a particular Development Candidate through [***];

(m)          establish teams and committees to oversee and manage activities under each Collaboration Program after Development Candidate designation as it deems necessary; and

Confidential
(n)           such other review and advisory responsibilities as may be assigned to the Neurology JDC by the CSC pursuant to this Agreement.

1.14.7.        Decision Making.

(a)           Committee Decision Making. Decisions by each of the CSC, Neurology JRC, Neurology JDC and the JPC, will be made by unanimous consent with each Party’s representatives having, collectively, one vote. At any given meeting of any such committee, quorum will have deemed to be reached if a voting representative of each Party is present or participating in such meeting. No action taken at any meeting of any such committee will be effective unless there is a quorum at such meeting. Unless otherwise specified in this Agreement, no action will be taken with respect to a matter for which the CSC, Neurology JRC or Neurology JDC, as applicable, has not reached unanimous consensus.

(b)           Implementation. Each Party will give due consideration to, and consider in good faith, the recommendations and advice of the CSC, the Neurology JRC and Neurology JDC (as applicable) regarding the conduct of the Core Research Program, Neurological Disease Research Program and each Collaboration Program. Subject to Biogen’s right to assume final decision-making responsibility under Section 1.8.1(d)(ii), Section 1.10, Section 10.4, Section 12.5.1 and Section 12.5.2, prior to the License Effective Date with respect to a Collaboration Program, (i) Ionis will have the final decision-making authority regarding [***], (ii) Ionis will have the final decision-making authority, subject to Section 1.2.3(d)(iv), with respect to [***], and (iii) Ionis will have the final decision-making authority, subject to Section 1.8.2, with respect to [***]. Prior to the License Effective Date with respect to a Collaboration Program, Biogen will have the final decision-making authority (A) subject to Section 1.2.3(d), regarding [***] and [***], (B) subject to Section 1.8.3(c) and Section 1.8.4(a), with respect to [***] and [***], (C) subject to Section 1.8.3(d), regarding [***], (D) subject to Section 1.8.3(d), regarding [***] and [***], (E) the [***] and [***]. After the License Effective Date with respect to a particular Collaboration Program, Biogen will have sole decision-making authority regarding [***] of Products for such Collaboration Program, provided, however, that Biogen will consider in good faith Ionis’ recommendations made to the Neurology JDC in relation to such matters, and [***]. Except as otherwise expressly stated in this Agreement, the CSC, the Neurology JRC and Neurology JDC will have no decision making authority and will act as a forum for sharing information about the activities conducted by the Parties hereunder and as an advisory body, in each case only on the matters described in, and to the extent set forth in, this Agreement.

Confidential
1.14.8.       Committee Activities Following the License Effective Date.

(a)           Neurology JDC and CSC Meetings after the License Effective Date. On a Collaboration Program-by-Collaboration Program basis, following the License Effective Date with respect to a Collaboration Program until the applicable Neurology JDC is terminated in accordance with Section 1.14.8(c) the Neurology JDC for each Collaboration Program and the CSC will meet no more than [***] each [***] months, in accordance with each Party’s scheduling obligations set forth in Section 1.14.5, solely for the purpose of information exchange and without any decision-making authority. Notwithstanding anything to the contrary in this Section 1.14.8(a), if the Parties engage in discussions regarding any Collaboration Program in a meeting of any other Neurology JDC or other development or steering governing forum under any of the Ionis/Biogen Additional Agreements, where such discussions (i) are included in the agenda for such meeting or documented in the written minutes of such meeting, or (ii) otherwise address topics other than procedure and scheduling, then such discussions shall be deemed to be in lieu of the Neurology JDC meeting or CSC meeting, as applicable, contemplated under this Section 1.14.8(a) for the [***]-month period in which such discussions occurred.

(b)           Ionis’ Obligation to Participate in the Neurology JRC, Neurology JDC and CSC. On a Collaboration Program-by-Collaboration Program basis, Ionis’ obligation to participate in (i) the Neurology JRC, will terminate at the end of the Development Candidate Identification Term, (ii) the Neurology JDC, will terminate upon the License Effective Date (or the earlier termination or expiration of the Option) for the applicable Collaboration Program and (iii) the CSC will terminate upon the termination of Ionis’ obligation to participate in the applicable Neurology JDC. After any such termination, for each such governing body, Ionis will have the right, but not the obligation, to participate in such meetings upon Ionis’ request, until such governing body is terminated in accordance with Section 1.14.8(c). Notwithstanding the foregoing, Biogen’s obligations to provide Ionis with information or reports with respect to a Product shall continue in accordance with Section 5.2.5.

(c)           Termination of the Neurology JRC, Neurology JDC and CSC. On a Collaboration Program-by-Collaboration Program basis, solely with respect to this Agreement and not any Ionis/Biogen Additional Agreement, unless the applicable Collaboration Program is earlier terminated, (i) the Neurology JRC will terminate upon the designation of one or more Development Candidates with respect to such Collaboration Program under Section 1.8.3(d), (ii) the Neurology JDC will terminate upon the Completion of the first Pivotal Clinical Trial with respect to such Collaboration Program and (iii) the CSC will terminate upon the expiration of the Full Royalty Period with respect to all Products under such Collaboration Program. On a Collaboration Program-by-Collaboration Program basis, the Neurology JRC, the Neurology JDC and the CSC and any other subcommittees or working groups established pursuant to this Agreement will terminate upon the termination of such Collaboration Program.

1.14.9.        Alliance Managers. Each Party will appoint a representative to act as its alliance manager under this Agreement (each, an “Alliance Manager”). Each Alliance Manager will be responsible for supporting the CSC, the Neurology JRC and Neurology JDC, and performing the activities listed in Schedule 1.14.9.

Confidential
ARTICLE 2.
EXCLUSIVITY COVENANTS

2.1.	Exclusivity; Right of First Negotiation.

2.1.1.          Exclusivity Covenants.

(a)           The Parties’ Exclusivity Covenants during the Research Term for High Interest Targets. Each Party agrees that, except in the performance of its obligations or exercise of its rights under this Agreement and except as set forth in Section 2.1.2, Section 2.1.3, Section 10.6.3 or Section 10.6.4, neither it nor any of its Affiliates will work independently or for or with any Third Party (including the grant of any license to any Third Party) with respect to the discovery, research, development, manufacture or commercialization in the Field of an Oligonucleotide that is designed to bind to the RNA that encodes a High Interest Target, from the Effective Date until the earlier to occur of (i) the date such target is removed from the High Interest Target List by Biogen or ceases to be a High Interest Target by operation of this Agreement, or (ii) the date on which the High Interest Target List is dissolved in accordance with Section 1.7.

(b)           Ionis’ Exclusivity Covenants during the Research Term for Ionis Neurology Targets and Limited Availability Neurology Targets.

(i)        Ionis agrees that neither it nor any of its Affiliates will work for the benefit of any Third Party (including the grant of any license to any Third Party that would diminish Biogen’s rights under Section 1.2.3(f) and Section 1.3 or Section 1.4 or prevent Ionis from granting Biogen a license under Section 4.1.1) with respect to the discovery, research, development, manufacture or commercialization in the Field of an Oligonucleotide that is designed to bind to the RNA that encodes an Ionis Neurology Target from the Effective Date until the earlier to occur of (A) the date such target ceases to be a Neurology Target by operation of this Agreement, (B) the date such target becomes a Limited Availability Neurology Target, in which case Section 2.1.1(b)(ii) will apply or (C) the expiration of the Research Term in accordance with Section 1.7.

(ii)       Ionis agrees that neither it nor any of its Affiliates will work for the benefit of any Third Party (including the grant of any license to any Third Party that would diminish Biogen’s rights under Section 1.5.1 or prevent Ionis from granting Biogen a license under Section 4.1.1) with respect to the discovery, research, development, manufacture or commercialization in the Field of an Oligonucleotide that is designed to bind to the RNA that encodes a Limited Availability Neurology Target, other than through the use of an Ionis Strategy directed to such Limited Availability Neurology Target, from the date such target becomes a Limited Availability Neurology Target until the earlier to occur of (A) the date on which Ionis has continued to use Commercially Reasonable Efforts to research and develop at least one compound or product for such Ionis Strategy directed to such Limited Availability Neurology Target for more than [***] months following the date on which the Target Sanction Data Package was delivered or (B) the expiration of the Research Term. Notwithstanding the foregoing, if a Limited Availability Neurology Target becomes a High Interest Target or a Collaboration Target pursuant to Section 1.5, then the terms of this Agreement applicable to High Interest Targets or Collaboration Targets, respectively, will govern the Parties’ obligations with respect to such target as of the date of such designation.

Confidential
(c)           The Parties’ Exclusivity Covenants during the Option Period for Collaboration Targets. Each Party agrees that, except in the performance of its obligations or exercise of its rights under this Agreement and except as set forth in Section 2.1.2, Section 2.1.3, Section 10.6.3 or Section 10.6.4, neither it nor any of its Affiliates will work independently or for or with any Third Party (including the grant of any license to any Third Party) with respect to discovery, research, development, manufacture or commercialization in the Field of an Oligonucleotide that is designed to bind to the RNA that encodes a Collaboration Target from the date such gene target was designated a Collaboration Target under this Agreement through the expiration or earlier termination of the applicable Option Periods for all Collaboration Programs directed to such Collaboration Target.

(d)           The Parties’ Exclusivity Covenants after the License Effective Date. Except in the performance of its obligations or exercise of its rights under this Agreement and except as set forth in Section 2.1.2, Section 2.1.3, Section 10.6.3 or Section 10.6.4, if Biogen timely exercises an Option in accordance with this Agreement, then neither Ionis nor Biogen nor their respective Affiliates will work independently or for or with any Third Party (including the grant of any license to any Third Party) with respect to:

(i)        discovery, research or development in the Field of an Oligonucleotide that is designed to bind to the RNA that encodes the applicable Collaboration Target related to such Option until the earlier of (A) the [***] directed to such Collaboration Target for which Biogen exercises the Option and (B) [***] directed to such Collaboration Target for which Biogen exercised an Option (the “Exclusivity Release Date”); provided that if, as of the Exclusivity Release Date for the first Collaboration Program for such Collaboration Target, the Parties have commenced [***] activities and are at such time conducting activities under this Agreement with respect to any one or more additional Strategies or Collaboration Programs for which Biogen has paid the Target Designation Milestone Payment directed to such Collaboration Target (i.e., the Parties are progressing more than one Strategy for such Collaboration Target), then the Exclusivity Release Date will be tolled for such Collaboration Target until the date upon which the last Collaboration Program directed to such Collaboration Target reaches the earlier of the dates set forth in (A) and (B) above;

(ii)       on a country-by-country basis, commercialization in the Field of an Oligonucleotide that is designed to bind to the RNA that encodes such Collaboration Target until [***] or termination of this Agreement with respect to all Collaboration Programs directed to such Collaboration Target.

(e)           Failure to Designate a High Interest Target as a Collaboration Target. If, after a Strategy directed to a High Interest Target achieves Target Sanction, (i) such High Interest Target becomes a Limited Availability Neurology Target pursuant to the penultimate sentence of Section 1.3.3 and (ii) Biogen has not paid to Ionis an amount equal to the Target Designation Milestone Payment for such Limited Availability Neurology Target, then for a period ending on the date when (A) [***], and (B) [***], neither Biogen nor its Affiliates will work for or with any Third Party (including the grant of any license to any Third Party) to discover, research, develop, manufacture or commercialize an Oligonucleotide designed to bind to the RNA encoding such High Interest Target. If Biogen elects not to pay Ionis [***], then the exclusivity obligations set forth in this Section 2.1.1(e) shall instead expire [***] months following the date on which Ionis delivers to Biogen the Target Sanction Data Package for such Limited Availability Neurology Target.

Confidential
2.1.2.          Limitations and Exceptions to Ionis’ Exclusivity Covenants. Notwithstanding anything to the contrary in this Agreement, Ionis’ or its Affiliates’ practice of the following will not violate Section 2.1.1 or clause (d) of Appendix 3:

(a)           The discovery, research, development, manufacture or commercialization of (i) Gene-Editing Products or messenger RNA or (ii) Duplex Products solely to the extent agreed by the Parties in writing;

(b)           Any activities pursuant to the Prior Agreements as in effect on the Effective Date;

(c)           The granting of, or performance of obligations under, Permitted Licenses;

(d)           The discovery, research, development, manufacture or commercialization of an Ionis Multi-Indication Compound to the extent permitted under Appendix 3;

(e)           The discovery, research, development, manufacture or commercialization of a Pre-Existing Competitive Product in accordance with Section 12.5.2(d) and Section 12.6; or

(f)            The limited continuation of discovery, research, development, manufacture or commercialization of Acquired Competitive Product(s) as permitted under Section 12.5.3(a) and in accordance with Section 12.5.3(a) and Section 12.6.

2.1.3.          Limitations and Exceptions to Biogen’s Exclusivity Covenants. Notwithstanding anything to the contrary in this Agreement, Biogen’s or its Affiliates’ practice of the following will not violate Section 2.1.1 or clause (b) of Appendix 3:

(a)           The discovery, research, development, manufacture or commercialization of (i) Gene-Editing Products or messenger RNA or (ii) Duplex Products solely to the extent agreed by the Parties in writing;

(b)           the discovery, research, development, manufacture or commercialization of a Pre-Existing Competitive Product in accordance with Section 12.5.2(d) and Section 12.6; or

(c)           the limited continuation of discovery, research, development, manufacture or commercialization of Acquired Competitive Product(s) as permitted under Section 12.5.3(a) and in accordance with Section 12.5.3(a) and Section 12.6.

Confidential
2.1.4.          Effect of Exclusivity on Indications. The Compounds are designed to bind to the RNA that encodes a Collaboration Target with the intent of treating a Neurological Disease. Ionis and Biogen are subject to exclusivity obligations under Section 2.1; however, the Parties acknowledge and agree that, except as otherwise provided herein with respect to Ionis Neurology Targets and Limited Availability Neurology Targets, each Party and its Affiliates (on its own or with a Third Party) may continue to discover, research, develop, manufacture and commercialize products that are designed to bind to the RNA that encodes a gene that is not (a) a High Interest Target to the extent Section 2.1.1(a) still applies or (b) a Collaboration Target, in each case for any indication, even if such products are designed to treat a Neurological Disease.

2.2.	Differentiated Compounds.

2.2.1.          With respect to any Differentiated Compound designated by Ionis’ RMC as a development candidate ready to start IND-Enabling Toxicology Studies, which determination shall be based on criteria substantially similar to the criteria Ionis’ RMC uses to designate development candidates under other similar programs, Ionis will notify Biogen of such determination and will provide Biogen with the data package presented to Ionis’ RMC to approve such development candidate (a “Differentiated Compound Notice”). If, within [***] days after Biogen’s receipt of a Differentiated Compound Notice, Biogen delivers written notice to Ionis of Biogen’s election to enter into an amendment to this Agreement to include such Differentiated Compound within the scope of this Agreement, then upon such election the Parties will enter into an amendment to this Agreement to include such Differentiated Compound within the scope of this Agreement on the terms set forth in this Agreement; provided that (a) for Differentiated Compounds discovered during the Research Term, the up-front payment for such Differentiated Compound will be [***] and (b) for Differentiated Compounds discovered after the Research Term has ended, (i) the Parties shall mutually agree on an additional up-front payment for such Differentiated Compound (taking into consideration the value of any advancements in Ionis’ technology used in such Differentiated Compound and the cost of Ionis’ work to advance such Differentiated Compound to the development candidate stage, which up-front payment will not exceed [***] for each Differentiated Compound) and (ii) if the scope of work to discover such Differentiated Compound is materially larger than under any of the Development Candidate Identification Plans agreed to pursuant to this Agreement as of the date of such notice, then Biogen will [***] (but in no event will the total amount paid by Biogen to Ionis under clause (b)(i) and clause (b)(ii) of this Section 2.2.1 exceed [***], and in no event will Biogen be required to pay a Target Designation Milestone Payment for such Differentiated Compounds) and (c) Biogen will pay to Ionis [***] in accordance with the principles set forth in Section 6.11.2, Section 6.11.3, Section 6.11.4 and Section 6.11.5.

2.2.2.          If Biogen does not provide Ionis with written notice within such [***]-day period of Biogen’s election to enter into such an amendment, or provides written notice to Ionis that it does not elect to enter into such an amendment, or if the Parties fail to mutually agree on an up-front payment (if applicable) within [***] days of Biogen’s election with respect to any such Differentiated Compound, then Ionis may initiate negotiations with a Third Party regarding a license to such Differentiated Compound; provided, however, that any such Third Party shall be subject to the restrictions set forth in Section 2.1.1(d)(ii) with respect to any product containing a Differentiated Compound; and provided, further, that Ionis will not enter into any such license with any Third Party unless [***].

Confidential
2.2.3.          Notwithstanding anything to the contrary in this Section 2.2, if, with respect to any Differentiated Compound that was the subject of the license previously discussed between Biogen and Ionis, after the end of such [***]-day negotiation period and prior to Ionis entering into a license with a Third Party, any new material data (such as significant new GLP toxicology data or Clinical Study data) is generated regarding such Differentiated Compound, then Ionis will provide Biogen with an additional Differentiated Compound Notice and, if Biogen or one of its Affiliates delivers written notice to Ionis within [***] days after Biogen’s receipt of such Differentiated Compound Notice indicating that Biogen or one of its Affiliates desires to negotiate with Ionis regarding a license to make, use or sell such Differentiated Compound, Ionis and Biogen or one of its Affiliates will negotiate in good faith with each other until the [***] day following the date of the Differentiated Compound Notice (or such other period as mutually agreed by the Parties) regarding a mutually satisfactory agreement with respect to such license, which may (but shall not be required to) take the form of an amendment to this Agreement and may (but shall not be required to) be on the terms set forth in this Agreement.

ARTICLE 3.
EXCLUSIVE OPTION

3.1.	Option.

3.1.1.          IND-Enabling Toxicology Study Completion Notice. On a Development Candidate-by-Development Candidate basis, within [***] days following the date the Draft Reports from the IND-Enabling Toxicology Studies for such Development Candidate are available to the Party responsible for conducting such IND-Enabling Toxicology Studies, such Party shall provide the other Party (through the Neurology JDC) with such Draft Reports for such IND-Enabling Toxicology Studies. Within [***] days following the date the Draft Reports from the IND-Enabling Toxicology Studies for such Development Candidate are available to Ionis, Ionis shall provide to Biogen the IND-Enabling Toxicology Data Package for such Development Candidate. Within [***] days of receipt of the IND-Enabling Toxicology Data Package for such Development Candidate, Biogen or an Affiliate will notify Ionis of any omissions or deficiencies that Biogen or its Affiliate believes in good faith cause the IND-Enabling Toxicology Data Package to be incomplete (each, an “IND-Enabling Toxicology Deficiency Notice”). Ionis will promptly, and in any event within [***] days of receipt of each IND-Enabling Toxicology Deficiency Notice, resubmit a complete IND-Enabling Toxicology Data Package for the applicable Development Candidate to Biogen or its designated Affiliate, including any information required to be included in the IND-Enabling Toxicology Data Package that Biogen identified in the IND-Enabling Toxicology Deficiency Notice. If the Parties do not agree as to whether the IND-Enabling Toxicology Data Package is complete, then either Party may refer the matter for resolution by the Executives. The Executives will meet promptly and negotiate in good faith to resolve the dispute and agree upon all information to be provided to Biogen in furtherance of a “complete” IND-Enabling Toxicology Data Package.

Confidential
3.1.2.          Option and Option Deadline.

(a)           On a Collaboration Program-by-Collaboration Program basis, Ionis hereby grants to Biogen and its Affiliates an exclusive option to obtain the license set forth in Section 4.1.1 with respect to such Collaboration Program (each an “Option”). Subject to Biogen’s right to cure in accordance with Section 3.1.2(e) and subject to tolling or extension under Section 3.1.2(b) or Section 3.1.2(c), as applicable, the Option with respect to a Collaboration Program will be available to Biogen and its Affiliates until 5:00 pm (Eastern Time) on the date that is the earlier of (i) [***] following the IND-Enabling Toxicology Studies Completion Date for such Collaboration Program (the “IND-Enabling Toxicology Trigger Date”) and (ii) the [***]-month anniversary of the date on which Biogen designated the first Development Candidate for such Collaboration Program under Section 1.8.3(d) (the “Development Candidate Outside Date,” and the earlier to occur of (i) and (ii), the “Option Deadline”). For clarity, the Option Deadline shall in no way serve to limit Biogen’s obligations under Section 5.1.1.

(b)           Notwithstanding Section 3.1.2(a), the Option Deadline may be tolled as follows:

(i)        if on the date of the IND-Enabling Toxicology Trigger Date for a given Collaboration Program, Biogen is progressing an additional Collaboration Program directed to the same Collaboration Target, then the Option Deadline for such leading Collaboration Program will be tolled until the earlier of (A) the date that the last such additional Collaboration Program for such Collaboration Target reaches the IND-Enabling Toxicology Trigger Date, (B) the date when Biogen terminates activities with respect to the last of such additional Collaboration Programs, or (C) the Development Candidate Outside Date for such leading Collaboration Program.  The Option Deadline for any such additional Collaboration Program will be determined under Section 3.1.2(a).

(ii)       if Biogen notifies Ionis in writing prior to the Option Deadline for a Collaboration Program that it wishes to perform separate IND-Enabling Toxicology Studies on an additional Related Program Compound included in a Development Candidate Data Package for such Collaboration Program, but that was not previously the subject of IND-Enabling Toxicology Studies for such Collaboration Program (the “Separate IND-Enabling Toxicology Notice”), then each such additional Related Program Compound shall thereafter be a Development Candidate for the purposes of this Agreement (to the extent not already designated as such) and the Option Deadline for such Collaboration Program shall toll until the earlier of (A) the IND-Enabling Toxicology Trigger Date for such additional Development Candidates, or (B) the Development Candidate Outside Date for the first Development Candidate under such Collaboration Program. If Biogen delivers a Separate IND-Enabling Toxicology Notice, then, subject to the IND Delay Conditions, Biogen shall Initiate the IND-Enabling Toxicology Study for the Development Candidate that is the subject of such notice within [***] days following the date of such notification, unless such IND-Enabling Toxicology Study is an Ionis-Conducted IND-Enabling Toxicology Study, in which case Section 1.8.4(c) shall apply to the conduct of such study.

Confidential
For clarity, nothing in Section 3.1.2(b) shall toll the Option Deadline for any Collaboration Programs directed to a given Collaboration Target beyond the Development Candidate Outside Date for the first Development Candidate for the first Collaboration Program directed to such Collaboration Target.

(c)           Notwithstanding Section 3.1.2(a), the Option Deadline may be extended as follows:

(i)        by the Parties for any length of time by written agreement;

(ii)       if (A) Biogen notifies Ionis in writing prior to the Option Deadline for a Collaboration Program that Biogen desires to analyze the results of Pre-Clinical Studies for one or more additional Development Candidates directed to the same Collaboration Target, and accordingly Biogen reasonably determines that additional work should be conducted on any such additional Development Candidates or (B) either Party in good faith believes that, due to the novelty of a Strategy, new scientific or technological information or an advance in the state of the art with respect to the Development Candidate, Collaboration Program or Collaboration Target at issue, additional work should be conducted prior to the Initiation of an IND-Enabling Toxicology Study for the applicable Collaboration Program or prior to Biogen’s exercise of the Option for the applicable Collaboration Program, then in each case ((A) and (B)), the Option Deadline with respect to such Collaboration Program will be subject to a one-time extension,  of up to a maximum of [***] additional days to the extent required to perform such additional work; and

(iii)      if Biogen determines that an HSR Filing is required to be made under the HSR Act to exercise the Option for such Collaboration Program and notifies Ionis of such determination within [***] days after the applicable IND-Enabling Toxicology Study Completion Date, then the Parties will promptly file an HSR Filing in accordance with Section 3.1.3 and the Option Deadline for such Collaboration Program will be extended until 5:00 pm (Eastern Time) on the later of the fifth Business Day after the HSR Clearance Date and the end of any extension resulting from the application of Section 3.1.2(b) or this Section 3.1.2(c).

(d)           If, by the Option Deadline for a Collaboration Program or within the cure period set forth under Section 3.1.2(e), Biogen or its designated Affiliate (1) notifies Ionis in writing that it wishes to exercise the applicable Option and (2) pays to Ionis the applicable Option Fee, Ionis will, and hereby does, grant to Biogen or its designated Affiliate the license set forth in Section 4.1.1 with respect to such Collaboration Program.

Confidential
(e)           If, by the Option Deadline for such Collaboration Program, Biogen or its designated Affiliate has not provided Ionis with both (i) a written notice stating that Biogen is exercising its Option for such Collaboration Program and (ii) the applicable Option Fee, and Biogen has not cured such failure within the earlier of [***] days following such missed Option Deadline or [***] days following receipt of written notice from Ionis of the missed Option Deadline, including payment of interest on the Option Fee over such cure period at the rate set forth in Section 6.15, then Biogen’s Option for the applicable Collaboration Program will expire and (A) upon Ionis’ request, Biogen will provide to Ionis any data generated under the Collaboration Program to the extent licensed to Ionis under Section 4.3.4, (B) upon Biogen’s request, Ionis will provide to Biogen any data generated under the Collaboration Program to the extent licensed to Biogen under Section 4.3.3 (and the requesting Party will pay all out-of-pocket direct Third Party costs and expenses incurred in connection with transferring such data, results and information together with the other Party’s then-applicable FTE Rate in transferring such data, results and information) and (C) with respect to any Product under the applicable Collaboration Program, effective on the day that the applicable Collaboration Target to which such Collaboration Program is directed becomes a Terminated Target, Biogen will, and does hereby, grant to Ionis a sublicensable, worldwide, non-exclusive royalty-bearing (in accordance with Section 3.1.2(f)) license or sublicense, as the case may be, to Biogen Background Technology Controlled by Biogen as of such date solely as necessary to Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize such Discontinued Products targeting such Terminated Target, in the Field in the form such products exist as of such date, other than Permitted Changes in Form with respect to such Discontinued Products (such license will be sublicensable by Ionis in accordance with Section 4.1.2, mutatis mutandis). Ionis will reimburse Biogen for any amounts owed by Biogen to Third Parties as a result of the grant of any such license to Ionis under, or Ionis’ practice of, any Biogen Background Technology; provided that Ionis has been notified of the terms of such payment obligations to any such Third Party, and, if Ionis notifies Biogen that it does not wish to be granted a license under any Patent Rights or Know-How that are subject to such payment obligations included in the Biogen Background Technology, then such Patent Rights or Know-How (as applicable) will be excluded from the Biogen Background Technology licensed to Ionis hereunder, and Ionis will have no obligation to reimburse Biogen for any such payments.

(f)            If Ionis or its Affiliates or Sublicensee sells any such Discontinued Products that are the subject of a Collaboration Program for which Biogen fails to exercise its Option by the Option Deadline in accordance with Section 3.1.2 and that are Covered by any Patent Rights within the Biogen Background Technology, then on a country-by-country basis Ionis will pay to Biogen a royalty equal to [***] of net sales of any such product sold by Ionis, its Affiliates or Sublicensees, for so long as such Discontinued Product is Covered by such Patent Rights within the Biogen Background Technology in such country. For the purpose of the foregoing royalty calculation, “net sales” will be calculated in accordance with the definition of “Net Sales” as set forth in Appendix 1, applied mutatis mutandis to such calculation. The provisions of Sections 6.12, 6.13, 6.14 and 6.15 shall apply, mutatis mutandis, to any royalty payments by Ionis to Biogen under this Section 3.1.2(f). If the Parties are unable to agree [***] under this Section 3.1.2(f) within a period of [***] days after the applicable Option Deadline, then either Party may refer the matter to Expert Resolution under Section 12.1.4.

(g)           If, on or before the Option Deadline for a Collaboration Program (or within the cure period set forth under Section 3.1.2(e)), Biogen or its designated Affiliate does not both (i) notify Ionis in writing that it wishes to exercise the applicable Option for such Collaboration Program and (ii) pay to Ionis the applicable Option Fee for such Collaboration Program, then Biogen will have no further rights to such Collaboration Program.

Confidential
3.1.3.          HSR Compliance.

(a)           HSR Filing. If Biogen notifies Ionis pursuant to Section 3.1.2(c)(iii) that an HSR Filing is required for Biogen to exercise an Option under this Agreement for a Collaboration Program, then each of Biogen and Ionis will, within five Business Days after the date of such notice from Biogen (or such later time as may be agreed to in writing by the Parties), file with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) any HSR Filing required with respect to the transactions contemplated hereby. The Parties will cooperate with one another to the extent necessary in the preparation of any such HSR Filing. Each Party will be responsible for its own costs and expenses (other than filing fees, which Biogen will pay) associated with any HSR Filing.

(b)           HSR Clearance. In furtherance of obtaining HSR Clearance for an HSR Filing filed under Section 3.1.3(a), Ionis and Biogen will use their respective commercially reasonable efforts to resolve as promptly as practicable any objections that may be asserted with respect to this Agreement or the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Law. In connection with obtaining such HSR Clearance from the FTC, the DOJ or any other governmental authority, Biogen and its Affiliates will not be required to (i) sell, divest (including through a license or a reversion of licensed or assigned rights), hold separate, transfer or dispose of any assets, operations, rights, product lines, businesses or interest therein of Biogen or any of its Affiliates (or consent to any of the foregoing actions); or (ii) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a governmental authority seeking to impose any of the restrictions referenced in clause (i) above.

3.2.	Restrictions on Ionis’ Right to Grant Diagnostic Rights; Right to Negotiate Diagnostic Rights.

3.2.1.          On a Product-by-Product basis, Ionis hereby grants to Biogen and its Affiliates an option (the “Diagnostic Option”) to negotiate during the Full Royalty Period the terms of an agreement under which [***]. The Diagnostic Option will be available to Biogen and its Affiliates until the expiration of the [***], as applicable, for the final Product targeting such Collaboration Target.

3.2.2.          During the [***], Ionis (a) has the right to [***] and (b) will not [***].

3.2.3.          If, during the [***], Ionis grants any Third Party a [***], then Ionis will promptly notify Biogen of such [***] and will offer Biogen a [***].

Confidential
ARTICLE 4.
LICENSE GRANTS

4.1.	License Grants to Biogen.

4.1.1.          Development and Commercialization Licenses. Subject to the terms and conditions of this Agreement, on a Collaboration Program-by-Collaboration Program basis, effective upon the License Effective Date for a particular Collaboration Program in accordance with this Agreement, Ionis grants to Biogen a worldwide, exclusive, royalty-bearing, sublicensable (in accordance with Section 4.1.2 below) license under the Licensed Technology to research, Develop, Manufacture, have Manufactured (in accordance with Section 4.1.2 below), register, market and Commercialize Products under such Collaboration Program in the Field.

4.1.2.          Sublicense Rights; CMO Licenses.

(a)           Subject to the terms and conditions of this Agreement, and on a Collaboration Program-by-Collaboration Program basis, Biogen will have the right to grant sublicenses under the licenses granted under Section 4.1.1 above and Section 4.3.1(b) below:

(i)        under the Ionis Core Technology Patents, Ionis Product-Specific Patents and Ionis Know-How, to an Affiliate of Biogen or a Third Party; and

(ii)       under the Ionis Manufacturing and Analytical Patents and Ionis Manufacturing and Analytical Know-How, solely to (A) [***] or (B) [***];

provided that each such sublicense will be subject to, and consistent with, the terms and conditions of this Agreement. If, by the [***] day after first learning of any breach of such sublicense terms, Biogen fails to take any action to enforce the sublicense terms of a sublicense granted pursuant to this Section 4.1.2, which failure would cause an adverse effect on Ionis, then Biogen hereby grants Ionis the right to enforce such sublicense terms on Biogen’s behalf and will cooperate with Ionis (which cooperation will be at Biogen’s sole expense, and will include Biogen joining any action before a court or administrative body filed by Ionis against such Sublicensee if and to the extent necessary for Ionis to have legal standing before such court or administrative body) in connection with enforcing such terms. Biogen will provide Ionis with a true and complete copy of any sublicense granted to a Third Party pursuant to this Section 4.1.2 within [***] days after the execution thereof.

(b)           In connection with Biogen’s selecting and engaging one or more CMOs to supply Clinical Supplies, or supply Development Candidate API and Finished Drug Product for Commercialization, Ionis will, at Biogen’s option, either (a) grant a license from Ionis to [***] under the [***] to the extent necessary for [***], which Ionis agrees it will grant to [***] or (b) permit Biogen to grant a sublicense from Biogen to [***]. For the Products, each such manufacturing agreement between Biogen and a CMO will contain [***]. Biogen will provide Ionis with a true and complete copy of any manufacturing agreement entered into with a CMO within [***] days after the execution thereof. Notwithstanding the foregoing, if Ionis fails to comply with the terms of this Section 4.1.2(b) and does not cure such failure within [***] days after written notice from Biogen specifying the details of any such failure, then Biogen will have the right to [***].

Confidential
4.1.3.          Effect of Termination on Sublicenses.

(a)           If this Agreement terminates for any reason, then any Sublicensee of Biogen will, from the effective date of such termination, automatically become a direct licensee of Ionis with respect to the rights sublicensed to the Sublicensee by Biogen; so long as (i) such Sublicensee is not in breach of its sublicense agreement, (ii) such Sublicensee agrees in writing to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to it by Biogen and (iii) such Sublicensee agrees to pay directly to Ionis such Sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to it by Biogen. Biogen agrees that it will confirm clause (i) of the foregoing in writing at the request and for the benefit of Ionis, and if requested, the Sublicensee.

(b)           If this Agreement terminates for any reason, then any Sublicensee of Biogen under Section 4.3.2 and any Sublicensee of Ionis under Section 4.5.2 will, from the effective date of such termination, automatically become a direct licensee of the applicable Party with respect to the rights sublicensed to the Sublicensee by the other Party hereunder; so long as (i) such Sublicensee is not in breach of its sublicense agreement, (ii) such Sublicensee agrees in writing to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to such Sublicensee and (iii) with respect to Sublicensees of Ionis, such Sublicensee agrees to pay directly to Biogen such Sublicensee’s payments under Section 4.3.2 to the extent applicable to the rights sublicensed to it by Ionis. Each Party agrees that it will confirm clause (i) of this Section 4.1.3(b) in writing at the request and for the benefit of the other Party, and if requested, the Sublicensee.

4.1.4.          No Implied Licenses. All rights in and to the Licensed Technology not expressly licensed to Biogen under this Agreement are hereby retained by Ionis or its Affiliates. All rights in and to Biogen Technology and Biogen Background Technology not expressly licensed or assigned to Ionis under this Agreement, are hereby retained by Biogen or its Affiliates. Except as expressly provided in this Agreement or to perform Biogen Activities or Ionis Activities, as applicable, no Party will be deemed by estoppel or implication to have granted the other Party any license or other right with respect to any intellectual property owned or Controlled by such Party.

4.1.5.          License Conditions; Limitations. Subject to Section 6.11, any license granted under Section 4.1.1 and the sublicense rights under Section 4.1.2 are each subject to and limited by (a) any applicable Third Party Obligations, (b) the Prior Agreements and (c) the Ionis In-License Agreements, in each case ((a)-(c)), to the extent the provisions of such obligations or agreements have been specifically disclosed to Biogen in writing (or via electronic data room) prior to the License Effective Date with respect to a Collaboration Program. With respect to each Product for a Collaboration Program, Ionis will promptly disclose to Biogen any Third Party Obligations that Ionis believes apply to such Collaboration Program during the Agreement Term, and Biogen will have the right to elect to exclude any Third Party Patent Rights and Know-How to which such Third Party Obligations apply by providing Ionis written notice prior to the License Effective Date for such Collaboration Program. If, prior to the License Effective Date with respect to a Collaboration Program, Biogen provides Ionis with such a written notice to exclude certain Third Party Patent Rights and Know-How from such license granted with respect to such Collaboration Program, such Third Party Patent Rights and Know-How will not be included in the Licensed Technology licensed with respect to the applicable Collaboration Program under this Agreement. If Biogen does not provide Ionis with such a written notice to exclude such Third Party Patent Rights and Know-How prior to the License Effective Date with respect to a Collaboration Program, then such Third Party Patent Rights and Know-How (and any Third Party Obligations to the extent applicable to the applicable Collaboration Program) will be included in the Licensed Technology licensed with respect to the applicable Products under this Agreement.

Confidential
4.1.6.          Trademarks for Products. Biogen or its designated Affiliate will be solely responsible for developing, selecting, searching, registering and maintaining, and will be the exclusive owner of, all trademarks, trade dress, logos, slogans, designs, copyrights and domain names used on or in connection with Products.

4.2.	Assignment of Ionis Product-Specific Patents; Grant Back to Ionis.

4.2.1.          Assignment to Biogen. Within [***] days after Biogen has paid to Ionis the milestone payment for [***] for a given Collaboration Program under Section 6.7, and following review and consideration by the Joint Patent Committee (or the Parties if the Joint Patent Committee has been disbanded), Ionis will assign to Biogen or one or more of its designated Affiliates, Ionis’ ownership interest in (a) all Ionis Product-Specific Patents related to such Collaboration Program that are owned by Ionis (whether solely owned or jointly owned with one or more Third Parties) and (b) any Jointly-Owned Program Patents Covering Products related to such Collaboration Program and thereafter Ionis will have no further right to control any aspect of the Prosecution and Maintenance of such Ionis Product-Specific Patents and such Jointly-Owned Program Patents.

4.2.2.          Grant Back to Ionis. Subject to the terms and conditions of this Agreement (including Ionis’ exclusivity covenants under Section 2.1.1), Biogen grants to Ionis a worldwide, sublicensable license under any Ionis Product-Specific Patents and Jointly-Owned Program Patents assigned to Biogen under Section 4.2.1, which license will be exclusive with respect to such Ionis Product-Specific Patents and non-exclusive with respect to such Jointly-Owned Program Patents (a) for all [***], (b) to conduct its activities with respect to such Collaboration Program under other Development Candidate Identification Plans, Toxicology Strategies and Integrated Product Plans to the extent permitted by this Agreement solely to the extent that Biogen is not responsible for such activities under Section 1.8.1(d)(ii), Section 1.10, Section 10.4, or Section 12.5.1(a), (c) to [***] to the extent permitted by this Agreement and (d) to [***] to the extent permitted under Appendix 3.

Confidential
4.3.	Enabling Licenses.

4.3.1.          Licenses during the Option Period.

(a)           Subject to the terms and conditions of this Agreement, Ionis hereby grants Biogen a worldwide, non-exclusive, sublicensable (but only as permitted in Section 4.3.2 below), royalty-free license under the Ionis Manufacturing and Analytical Know-How and Ionis Manufacturing and Analytical Patents solely to conduct Manufacturing and drug substance process and formulation development activities with respect to any Compound or Product under any Collaboration Program during the Option Period for such Collaboration Program (including the activities set forth on Schedule 4.3.1(a)); provided that the grant of rights pursuant to this Section 4.3.1(a) shall not include the right to Manufacture any Compound or Product for Commercialization purposes.

(b)           Subject to the terms and conditions of this Agreement (including Biogen’s exclusivity covenants under Section 2.1.1), [***] for Biogen to conduct (i) Manufacturing of Compounds or Products under any Collaboration Program for such Collaboration Program, (ii) any Biogen Activities that are Development activities with respect to any High Interest Target or Collaboration Target with respect to a Collaboration Program in accordance with this Agreement and (iii) any activities that Biogen is conducting pursuant to its step-in rights under Section 1.8.1(d)(ii), Section 1.10 or Section 12.5.1(a), in each case ((i) through (iii)) during the Option Period, Ionis hereby grants Biogen a worldwide, non-exclusive, sublicensable (but only as permitted in Section 4.1.2 above), royalty-free license under the Licensed Technology. Biogen will [***] arising under any Third Party agreement as a result of granting Biogen the license under this Section 4.3.1(b) within [***] days after Biogen’s receipt of the applicable invoice. For clarity, the grant of rights pursuant to this Section 4.3.1(b) shall not include the right to Commercialize any such Product or to Manufacture any such Product for Commercialization.

4.3.2.          Biogen’s Right to Sublicense. Biogen will have the right to grant sublicenses under the license granted under Section 4.3.1(a) above (a) in the case of a sublicense of Biogen’s right to conduct Manufacturing of Compounds or Products, other than any sublicense to conduct manufacturing in support of drug substance process and formulation development activities, solely to (i) [***] or (ii) [***] and (b) in the case of a sublicense of Biogen’s right to conduct drug substance process and formulation development activities, including manufacturing in support thereof, to any [***]. If, within [***] days after first learning of any breach of such sublicense terms by any such Sublicensee, Biogen fails to take any action to enforce the sublicense terms of a sublicense granted pursuant to this Section 4.3.2, which failure would cause an adverse effect on Ionis, then Biogen hereby grants Ionis the right to enforce such sublicense terms on Biogen’s behalf and will cooperate with Ionis (which cooperation will be at Biogen’s sole expense and will include Biogen joining any action before a court or administrative body filed by Ionis against such Sublicensee if and to the extent necessary to have legal standing before such court or administrative body) in connection with enforcing such terms. Biogen will provide Ionis with a true and complete copy of any sublicense granted to a Third Party pursuant to this Section 4.3.2 within [***] days after the execution thereof. For the avoidance of doubt, Section 4.1.3(b) shall apply to sublicenses granted under this Section 4.3.2.

Confidential
4.3.3.          Enabling Licenses to Biogen.

(a)           Subject to the terms and conditions of this Agreement (including Biogen’s exclusivity covenants under Section 2.1.1), Ionis hereby grants Biogen an irrevocable, perpetual, worldwide, non-exclusive, sublicensable (subject to the restrictions set forth in Section 4.3.3(c)) license under any Ionis Program Technology Controlled by Ionis or its Affiliates at any time during the Agreement Term, to research, develop, manufacture, have manufactured and commercialize (i) a product that is being developed or commercialized by Biogen, its Affiliates or its Sublicensee under any Ionis/Biogen Additional Agreement or this Agreement, (ii) products that do not include an Oligonucleotide as an active pharmaceutical ingredient, and (iii) Gene-Editing Products.  The licenses in clause (ii) and clause (iii) of this Section 4.3.3(a) and in Section 4.3.3(b) are royalty-free; except that if a product that is not a Product being sold by Biogen, its Affiliates or Sublicensees is Covered by a Target Related Ionis Program Claim in a country, then on a country-by-country basis Biogen will pay to Ionis a royalty equal to [***]% of Net Sales of such product sold by Biogen, its Affiliates or Sublicensees so long as such product is Covered by such Target Related Ionis Program Claim in such country. A “Target Related Ionis Program Claim” means a Valid Claim that (A) is within an Ionis Program Patent that is solely owned by Ionis, (B) Covers a product being sold by Biogen, its Affiliates or Sublicensee and (C) claims a gene target, or a method of modulating such gene target to achieve a prophylactic or therapeutic effect/benefit.

(b)           Subject to the terms and conditions of this Agreement (including Biogen’s exclusivity covenants under Section 2.1.1), Ionis hereby grants Biogen an irrevocable, perpetual, worldwide, non-exclusive, sublicensable (subject to the restrictions set forth in Section 4.3.3(c)) license under any Ionis Program Know-How and any Enabled Core Program Patents, in each case, Controlled by Ionis or its Affiliates at any time during the Agreement Term, to research, develop, manufacture, have manufactured and commercialize any product, including products that include an Oligonucleotide as an active pharmaceutical ingredient.

(c)           Biogen may share any raw data included in the Ionis Program Know-How licensed to Biogen under Sections 4.3.3(a) and 4.3.3(b) for use in connection with the performance of its obligations or exercise of its rights under this Agreement or any Ionis/Biogen Additional Agreement, and Biogen may share the conclusions drawn from or based on the review of such raw data with any Third Party. Other than in accordance with the foregoing sentence,  Biogen shall not share with any Third Party that is not an academic or non-profit institution or a contractor acting on Biogen’s behalf any raw data included in such Ionis Program Know-How or any tangible embodiments thereof to the extent such raw data and tangible embodiments constitute Confidential Information of Ionis.

Confidential
4.3.4.          Enabling License to Ionis.

(a)           Subject to the terms and conditions of this Agreement (including Ionis’ exclusivity covenants under Section 2.1.1), Biogen hereby grants Ionis an irrevocable, perpetual, worldwide, non-exclusive, sublicensable (subject to the restrictions set forth in Section 4.3.4(c)) license under any Biogen Program Technology Controlled by Biogen or its Affiliates at any time during the Agreement Term, other than any Biogen Results licensed to Ionis under Section 4.4.1, to research, develop, manufacture, have manufactured and commercialize (a) products that include an Oligonucleotide as an active pharmaceutical ingredient (other than products that include an Oligonucleotide that is designed to bind to the RNA that encodes the same target as a product that is being developed or commercialized by Biogen, its Affiliates or Sublicensee pursuant to an Option or exclusive license granted from Ionis under this Agreement or any Ionis/Biogen Additional Agreement) and (b) Gene-Editing Products. The licenses set forth in this Section 4.3.4(a) and in Section 4.3.4(b) are royalty-free; except that if a product that is not a Discontinued Product being sold by Ionis, its Affiliates or Sublicensee is Covered by a Target Related Biogen Program Claim in a country, then on a country-by-country basis Ionis will pay to Biogen a royalty equal to [***]% of net sales of any product sold by Ionis, its Affiliates or Sublicensees, for so long as such product is Covered by such Target Related Biogen Program Claim in such country. For the purpose of the foregoing royalty calculation, “net sales” will be calculated in accordance with the definition of “Net Sales” as set forth in Appendix 1, applied mutatis mutandis to such calculation. The provisions of Sections 6.12, 6.13, 6.14 and 6.15 shall apply, mutatis mutandis, to any royalty payments by Ionis to Biogen under this Section 4.3.4. A “Target Related Biogen Program Claim” means a Valid Claim that (i) is within a Biogen Program Patent that is solely owned by Biogen, (ii) Covers a product being sold by Ionis, its Affiliates or Sublicensee and (iii) claims a gene target, or a method of modulating such gene target to achieve a prophylactic or therapeutic effect/benefit.

(b)           Subject to the terms and conditions of this Agreement (including Ionis’ exclusivity covenants under Section 2.1.1), Biogen hereby grants Ionis an irrevocable, perpetual, worldwide, non-exclusive, sublicensable (subject to the restrictions set forth in Section 4.3.4(c)) license under any Biogen Program Know-How and any Enabled Core Program Patents, in each case, Controlled by Biogen or its Affiliates at any time during the Agreement Term, to research, develop, manufacture, have manufactured and commercialize any product, including products that do not include an Oligonucleotide as an active pharmaceutical ingredient.

(c)           Ionis may share any raw data included in the Biogen Program Know-How licensed to Ionis under Sections 4.3.4(a) and 4.3.4(b) for use in the performance of its obligations or exercise of its rights under this Agreement or any Ionis/Biogen Additional Agreement, and Ionis may share the conclusions drawn from or based on the review of such raw data with any Third Party. Other than in accordance with the foregoing sentence, Ionis shall not share with any Third Party that is not an academic or non-profit institution or a contractor acting on Biogen’s behalf any raw data included in such Biogen Program Know-How or any tangible embodiments thereof to the extent such raw data and tangible embodiments constitute Confidential Information of Biogen.

Confidential
4.4.	Licenses to Ionis for Biogen Results.

4.4.1.          Subject to the terms and conditions of this Agreement, Biogen hereby grants Ionis an irrevocable, worldwide, non-exclusive, sublicensable license under the Biogen Results Controlled by Biogen or its Affiliate at any time during the Agreement Term, to research, develop, make, have made, import, export, use and sell (a) products that include an Oligonucleotide as an active pharmaceutical ingredient (other than products that include an Oligonucleotide that is designed to bind to the RNA that encodes the same target as a product that is being developed or commercialized by Biogen, its Affiliates or Sublicensee pursuant to an Option or exclusive license granted from Ionis under this Agreement or the Ionis/Biogen Additional Agreements) and (b) Gene-Editing Products.

4.4.2.          The license granted in Section 4.4.1 shall be [***] with respect to any [***]. Such license will be [***] with respect to any [***] as follows: on a country-by-country, product-by-product and Biogen Manufacturing Program Patent-by-Biogen Manufacturing Program Patent basis, Ionis will pay to Biogen [***]. If one or more Biogen Manufacturing Program Patents expires, is invalidated or otherwise ceases to Cover a product bearing royalties as set forth above, the applicable royalty rate under this Section 4.4.2 shall be recalculated to reflect the number of Biogen Manufacturing Program Patents then-Covering such product. For the purpose of the foregoing royalty calculation, [***] will be calculated as follows: [***]. If Ionis grants a sublicense under this Section 4.4 to an entity that is an Ionis Affiliate at the time Ionis grants such sublicense, such applicable sublicense will remain royalty-free [***]. The provisions of Sections 6.12, 6.13, 6.14 and 6.15 shall apply, mutatis mutandis, to any royalty payments by Ionis to Biogen under this Section 4.4.2.

4.5.	Right to Obtain Direct License from Biogen to Ionis Partner; Sublicensees of Ionis.

4.5.1.          If requested by Ionis, Biogen shall grant a direct, [***] license under the Biogen Results to [***] on the same terms as set forth in Section 4.4 with respect to sublicenses of Ionis. Biogen shall endeavor in good faith to grant such license within [***] days of any such request by Ionis.

4.5.2.          Ionis will have the right to grant sublicenses under the licenses granted under Section 4.4, provided that each such sublicense will be subject to, and consistent with, the terms and conditions of this Agreement. If, within [***] days after first learning of any breach of such sublicense terms, Ionis fails to take any action to enforce the sublicense terms of a sublicense granted pursuant to this Section 4.5.2, which failure would cause an adverse effect on Biogen, then Ionis hereby grants Biogen the right to enforce such sublicense terms on Ionis’ behalf and will cooperate with Biogen (which cooperation will be at Ionis’ sole expense and will include, Ionis joining any action before a court or administrative body filed by Biogen against such Sublicensee if and to the extent necessary for Biogen to have legal standing before such court or administrative body) in connection with enforcing such terms. Ionis will provide Biogen with a true and complete copy of any sublicense granted pursuant to this Section 4.5.2 within [***] days after the execution thereof.

4.6.
Ownership of and Assistance with Regulatory Filings. Biogen will have sole ownership of all INDs, NDAs, MAAs, orphan drug designations and other regulatory filings and documentation with respect to the Products under each Collaboration Program. If Biogen requests, then Ionis will assist Biogen in preparing regulatory filings for any Product, under terms negotiated in good faith between Ionis and Biogen, including payment for Ionis’ time at Ionis’ then applicable FTE Rate plus any reasonable out-of-pocket expenses incurred by Ionis in providing such assistance, utilizing the payment mechanism set forth in Section 5.2.2.

Confidential
4.7.	Subcontracting.

4.7.1.          Subject to the terms of this Section 4.7, each Party will have the right to engage Third Party subcontractors to perform certain of its obligations under this Agreement. Any subcontractor to be engaged by a Party to perform a Party’s obligations set forth in the Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and will enter into such Party’s standard nondisclosure agreement consistent with such Party’s standard practices. Any Party engaging a subcontractor hereunder will remain responsible and obligated for such activities and will not grant rights to such subcontractor that interfere with the rights of the other Party under this Agreement. Each Party will be responsible for any income or non-income taxes that arise as a result of such Party’s use of any Third Party subcontractors hereunder, including payroll, income, withholding, sales and use, VAT, customs, duties excise or property taxes and such taxes will not be reimbursable expenditures.

4.7.2.          Ionis agrees that, where Biogen wishes to (sub)contract with a Third Party with respect to any of the rights granted under Section 4.3.1(a), Ionis shall, within [***] days of any request by Biogen, provide Biogen with a letter of authorization as necessary for Biogen to be able to contract with such Third Party in accordance with the terms of this Agreement. Biogen will ensure that any Third Party (sub)contractors Biogen uses to conduct the process development or manufacturing activities contemplated by Section 4.3.1(a) will be obligated to assign to Biogen all rights, title and interests in and to any inventions developed by such (sub)contractors in the performance of such activities. Biogen will not enter into any new agreement or other obligation with any Third Party, or amend an existing agreement with a Third Party, in each case, that restricts, limits, diminishes or encumbers the rights granted to Ionis under the Manufacturing Process Development Terms. In addition, after the Effective Date, Biogen will use reasonable efforts to include, in any agreement with a (sub)contractor that has substantial material obligations related to the Development, Manufacture or Commercialization of a Product, provisions requiring that, in the event the applicable Option with respect to a Collaboration Program of which such Products are the subject is terminated, expires unexercised or this Agreement is terminated, such (sub)contractor would enter into an agreement with Ionis with respect to such Product that is substantially similar to such (sub)contractor’s agreement with Biogen and would reasonably cooperate with Ionis to facilitate the transition of such Product to Ionis following such termination or expiration of such Option, including the transfer to Ionis of data and information in such (sub)contractor’s possession related to the Product.

Confidential
4.8.	Technology Transfer.

4.8.1.          Technology Transfer to Biogen Following the Effective Date. Within [***] days after the Effective Date, Ionis will deliver to one of Biogen or Biogen’s designated Affiliate or Third Party contractor (at Biogen’s election), solely for use by Biogen, [***] to conduct any Biogen Activities that are Development activities and any Manufacturing activities permitted under Section 4.3.1(a) with respect to any High Interest Target or Collaboration Target in accordance with this Agreement, all Ionis Manufacturing and Analytical Know-How in Ionis’ Control [***] to conduct such Biogen Activities and Manufacturing activities. If requested by Biogen, Ionis will provide Biogen with a reasonable level of assistance in connection with such transfer, for which assistance Biogen will reimburse Ionis for its time incurred in providing such assistance at the then-applicable Ionis FTE Rate, plus any reasonable out-of-pocket expenses incurred by Ionis in providing such assistance, using the payment mechanism set forth in Section 1.13.3.

4.8.2.          Technology Transfer to Biogen after Collaboration Program Designation. On a Collaboration Program-by-Collaboration Program basis, Ionis will promptly, but no later than [***] days after Biogen designates such Collaboration Program hereunder, deliver to one of Biogen or Biogen’s designated Affiliate or Third Party contractor (at Biogen’s election):

(a)           Ionis Know-How. All Ionis Know-How in Ionis’ possession that has not previously been provided hereunder, for use solely by Biogen, its Affiliates or a Third Party acting on Biogen’s behalf (i) to conduct IND-Enabling Toxicology Studies under Section 1.8.4 and if Biogen exercises the Option for such Collaboration Program, (ii) for use in accordance with the licenses granted under Section 4.1.1 and Section 10.6.2. Ionis will and does hereby assign to Biogen all of Ionis’ rights, title and interests in and to all Regulatory Materials (including drafts) that relate to each applicable Development Candidate; provided that, (A) notwithstanding the foregoing, and subject to the provisions of Section 2.1, the Parties acknowledge that Ionis shall be permitted to use excerpts or portions of any such assigned Regulatory Materials in any other regulatory submissions, notifications, registrations, approvals or other filings and correspondence made to or with a Regulatory Authority in any country or jurisdiction related to products other than the Development Candidate; provided, further that such excerpts or portions shall not include (1) any non-public data or information, in each case, related solely to the applicable Development Candidate, or (2) any Confidential Information of Biogen, and (B) for clarity, such assignment of Ionis’ rights, title and interests in and to such Regulatory Materials shall not include the assignment of any Know-How (including any data) contained therein. If Ionis intends to use any excerpt or portion of any such assigned Regulatory Materials in accordance with clause (A) of the preceding sentence (that are not in the public domain and do not relate to Ionis’ antisense oligonucleotide chemistry platform), Ionis shall, at least [***] days in advance of the anticipated submission of such excerpt or portion to a Regulatory Authority, notify Biogen of such intent and provide to Biogen a copy of such proposed excerpt or portion for review and comment. The Parties shall discuss in good faith any comments of Biogen with respect to such proposed excerpt or portion prior to submission thereof. To assist with the transfer and assignment of such Ionis Know-How, Ionis will make its personnel reasonably available to Biogen during normal business hours for up to [***] ([***]) of Ionis’ time for each Collaboration Program to transfer such Ionis Know-How under this Section 4.8.2(a). Thereafter, if requested by Biogen, Ionis will provide Biogen with a reasonable level of assistance in connection with such transfer, for which assistance Biogen will reimburse Ionis for its time incurred in providing such assistance at the then-applicable Ionis FTE Rate, plus any reasonable out-of-pocket expenses incurred by Ionis in providing such assistance, using the payment mechanism set forth in Section 1.13.3.

Confidential
(b)           Ionis Manufacturing and Analytical Know-How. Solely for use by Biogen, its Affiliates or a Third Party acting on Biogen’s behalf to Manufacture Development Candidate API in Biogen’s own or an Affiliate’s manufacturing facility, all Ionis Manufacturing and Analytical Know-How in Ionis’ Control relating to applicable Products, that is necessary for the exercise by Biogen, its Affiliates or a Third Party of the Manufacturing rights granted under Section 4.1.1 or Section 4.3.1. Upon Biogen’s request, subject to Section 4.1.2, Ionis will provide up to [***] for [***] ([***]) of its time for each Collaboration Program to transfer such Ionis Manufacturing and Analytical Know-How under this Section 4.8.2(b) to any Third Party Manufacturing Development Candidate API, Clinical Supplies or Finished Drug Product on Biogen’s behalf solely to Manufacture Development Candidate API, Clinical Supplies or Finished Drug Product in accordance with the terms of this Agreement. Thereafter, if requested by Biogen, Ionis will provide Biogen with a reasonable level of assistance in connection with such transfer, for which assistance Biogen will reimburse Ionis for its time incurred in providing such assistance at the then-applicable Ionis FTE Rate, plus any reasonable out-of-pocket expenses incurred by Ionis in providing such assistance, using the payment mechanism set forth in Section 1.13.3.

(c)           API and Product. Upon Biogen’s written request, Ionis will sell to Biogen any bulk Development Candidate API, Clinical Supplies and Finished Drug Product, and any [***] relating to a Product in Ionis’ possession at the time of the applicable License Effective Date, at a price equal to [***].

(d)           Results. Each Party shall share with the other Party on an Annual basis (preferably at in-person meetings) the results of such Party’s manufacturing process development activities, including all data, the identity and location of vendors, information and results received from vendors, and planned additional work, (i) in the case of Biogen, to the extent arising under the Manufacturing Process Development Terms (all Know-How and Patent Rights within the foregoing, the “Biogen Results”) and (ii) in the case of Ionis, to the extent arising under or otherwise subject to a disclosure obligation of Ionis under this Agreement, (all Know-How and Patent Rights within the foregoing, the “Ionis Results” and, collectively with the Biogen Results, the “Results”). All intellectual property matters with respect to the Results, including any Patent Rights therein, will be governed by the intellectual property provisions of this Agreement, and the Know-How and Patent Rights included in the Ionis Results shall constitute Ionis Manufacturing and Analytical Know-How and Ionis Manufacturing and Analytical Patents, respectively, under this Agreement. If requested by either Party, Biogen and Ionis will establish a manufacturing committee to facilitate the exchange of Results between the Parties. For clarity, Biogen shall have the right, in its sole discretion, to determine whether to seek patent protection for any Biogen Results that are not jointly owned with Ionis, and Biogen shall control and be responsible for all aspects of the Prosecution and Maintenance of any Patent Right within such Biogen Results (each, a “Biogen Manufacturing Program Patent”) in accordance with Section 7.2.2(c) of this Agreement. Biogen shall notify Ionis within [***] days if Biogen files a patent application Controlled by Biogen or its Affiliates that claims any Biogen Results and shall provide Ionis with a copy of such patent application. Ionis will have no obligation to incorporate any Biogen Results into Ionis’ manufacturing processes.

Confidential
(e)           For clarity, the Manufacturing Process Development Terms, and not the enabling licenses set forth in Section 4.3.3 and Section 4.3.4, shall govern with respect to all Results.

ARTICLE 5.
DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

5.1.	Development Pre-License Effective Date.

5.1.1.          Diligence. Prior to the License Effective Date with respect to a Collaboration Program, (a) Biogen will use Commercially Reasonable Efforts to conduct any Biogen Activities and (b) Ionis will use Commercially Reasonable Efforts to conduct any Ionis Activities, in each case ((a) and (b)), on the timelines set forth in the applicable Neurology Plan.

5.2.	Development Post License Effective Date.

5.2.1.          Biogen Diligence. Following the License Effective Date with respect to a Collaboration Program, subject to Section 5.2.2, Biogen will be solely responsible for all Development, Manufacturing and Commercialization activities, and for all costs and expenses associated therewith, with respect to the Development, Manufacture and Commercialization of Products under such Collaboration Program. Biogen will use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize at least one Product targeting each Collaboration Target for which Biogen has exercised one or more Options for Collaboration Programs.  Biogen will use Commercially Reasonable Efforts to achieve the specific performance milestone events set forth in Schedule 5.2.1 for at least one Product targeting each Collaboration Target for which Biogen has exercised one or more Options for Collaboration Programs directed to such Collaboration Target on the timeline set forth therein (the “Specific Performance Milestone Events”). Notwithstanding the foregoing, [***].

Confidential
5.2.2.          Ionis Diligence. Notwithstanding Section 5.2.1, following the License Effective Date with respect to a Collaboration Program, the Parties may mutually agree, through the Neurology JDC, that Ionis is the more appropriate Party to conduct certain Clinical Studies or other activities under the Integrated Product Plan for such Collaboration Program, including with respect to [***] Development Candidates or with respect to the Clinical Supply and commercial supplies of Product API and Finished Drug Product. Prior to the commencement of any such Ionis-conducted Clinical Studies or other Development activities, Ionis shall provide a good faith estimate of Ionis’ fully burdened cost expected to be incurred in connection with conducting such work (each, a “Cost Estimate”) and the Parties shall agree, through the Neurology JDC, upon (a) those terms that will govern Ionis’ conduct of such activities (including, with respect to Clinical Studies, terms related to regulatory communications, participation in regulatory meetings, and participation in meetings sponsored by Ionis’ clinical development group), (b) the budget, based on the applicable Cost Estimate, for Ionis to conduct such Clinical Studies or other specific activities in accordance with the applicable Integrated Product Plan and (c) the frequency of the payments to be made to Ionis in accordance with such Cost Estimate, which budget and payment frequency shall be based on the principles set forth in Section 1.10.2(e) of the Neurology II Agreement. Following agreement of the Parties to the terms set forth in the preceding sentence, such agreed activities will be Ionis Activities and Ionis will use Commercially Reasonable Efforts to conduct such Ionis Activities in accordance with such agreed terms and the Integrated Product Plan. For clarity, unless otherwise mutually agreed, Ionis will not be required to conduct any Development activities for a Development Candidate following the applicable License Effective Date.

5.2.3.          Conduct of Clinical Development.

(a)           Biogen shall be responsible for filing and maintaining all INDs and other communications with Regulatory Authorities for each Collaboration Program consistent with Section 5.3. Notwithstanding the foregoing, with respect to any Clinical Studies being conducted by Biogen for a given Development Candidate, Ionis shall provide such reports and data as reasonably requested by Biogen generated from Ionis’ activities, if any, performed under the applicable IPP (“Ionis Activities Data”) that may be useful in support of an IND for the Development Candidate (including any [***] Development Candidate) under such Collaboration Program; provided that, if, after receiving the Ionis Activities Data, Biogen requests that Ionis provide Biogen with additional information outside of the scope of the Ionis Activities Data that Biogen reasonably believes is necessary or useful to support such IND, then, to the extent such additional information is in Ionis’ possession and delivering such data to Biogen will not breach any obligation Ionis owes to a Third Party, Ionis will promptly deliver such additional information to Biogen solely for Biogen to use to support such IND. [***].

(b)           Subject to Section 5.2.2, Biogen shall be responsible for conducting all Clinical Studies for all Development Candidates under each Collaboration Program at its sole expense. At meetings of the applicable Neurology JDC for a Collaboration Program, Biogen will keep Ionis reasonably informed of the progress and status of each Clinical Study conducted by Biogen for all Products that are the subject of such Collaboration Program.

(c)           Unless otherwise agreed by the Parties under Section 5.2.2, Biogen will be responsible for Clinical Supply and commercial supplies of Product API and Finished Drug Product and may contract directly with CMOs with respect to such supply in accordance with Section 4.1.2.

(d)           To the extent Ionis conducts all or any part of any Clinical Study pursuant to terms to be agreed by the Parties as set forth under Section 5.2.2, Ionis will keep Biogen informed of the progress and status of such Clinical Study conducted by Ionis at each meeting of the Neurology JDC, or at such other frequency as the Neurology JDC shall require. When Ionis measures the primary endpoint in all cohorts under any Clinical Study, Ionis will notify Biogen in writing of such measurement within [***] days of the conclusion of such Clinical Study. Ionis will present to the Neurology JDC the data generated under the statistical analysis plan for such Clinical Study as soon as practicable after such notice.

Confidential
5.2.4.          Multi-Indication Targets for Non-Neurological Indications. Without limiting any of the foregoing, with respect to any plan for the development and commercialization of a Multi-Indication Target that Biogen has agreed to conduct pursuant to a plan mutually-agreed under Appendix 3, Biogen will use Commercially Reasonable Efforts to develop, manufacture and commercialize at least one Product for such Multi-Indication Target in accordance with such agreed plan.

5.2.5.          Integrated Development and Commercialization Plan for Products. On a Product-by-Product basis, Biogen will prepare a Development and global integrated Product commercialization plan outlining key aspects of the Development of each Product through Approval as well as key aspects of worldwide regulatory strategy, market launch and Commercialization, including Product sales forecasts (each, an “Integrated Product Plan” or “IPP”). Biogen will prepare the IPP for each Product no later than [***] after the License Effective Date for the Collaboration Program to which such Product relates. The IPP will include an initial development plan consistent with the initial development plans provided under the Ionis/Biogen Additional Agreements, plus information consistent in scope and content with the information Biogen’s senior management uses for internal decision-making for such Product. Schedule 5.2.5 sets forth examples of the types of information Biogen expects will be available to include in the IPP at different stages of development and commercialization of a Product. Once Biogen has prepared such plans, Biogen will update the IPP consistent with Biogen’s standard practice and provide such updates to the CSC [***] (or to Ionis after the CSC terminates under Section 1.14.8(c)) until the expiration of the Full Royalty Period with respect to such Product. Biogen and Ionis will meet [***] basis to discuss (through the CSC) the draft of the IPP and Biogen will consider, in good faith, any proposals and comments made by the CSC (or Ionis after the CSC terminates under Section 1.14.8(c)) for incorporation in the final IPP. Members of the Neurology JRC and the Neurology JDC may also attend such yearly meetings. Notwithstanding the foregoing, Biogen’s obligations to provide Ionis with information or reports with respect to a Product under this Section 5.2.5 will terminate if [***].

5.2.6.          Investigator’s Brochure for Products. Once prepared, Biogen will provide to Ionis an up-to-date version of the Investigator’s Brochure for the applicable Product. Biogen will keep Ionis reasonably informed with respect to the status, activities and progress of Development of Products by providing updated versions (if any) of the Investigator’s Brochure for each Product to Ionis [***] and when Development of such Product results in any substantive change to the safety or risk to the Product. Biogen’s obligations under this Section 5.2.6 will terminate with respect to a Product if [***].

Confidential
5.2.7.          Development Results under Collaboration Programs. Without limiting the other provisions of this Agreement, on a Collaboration Program-by-Collaboration Program basis, promptly following the availability of the tables, listings and figures generated under the statistical analysis plan and Biogen’s completion of the study reports, as applicable, for a non-clinical study or a Clinical Study under any Collaboration Program, Biogen will provide to Ionis (a) all study reports for such non-clinical study or Clinical Study and (b) the applicable tables, listings and figures generated under the statistical analysis plan (for clarity, excluding subsequent post hoc analyses) for Clinical Studies conducted by Biogen (or its Affiliates or sublicensees) for the Product that is the subject of such Collaboration Program.

5.2.8.          Applicable Laws. Each Party will perform its activities under this Agreement in compliance with good laboratory and clinical practices and cGMP, in each case, as applicable under the Laws and regulations of the country and the state and local government wherein such activities are conducted.

5.3.
Regulatory Matters; Global Safety Database; Pharmacovigilance Agreement. Consistent with Section 4.6 and Section 4.8.2, Biogen shall have ownership of all INDs, NDAs, MAAs, Priority Review Vouchers, orphan drug designations and other regulatory filings and documentation with respect to Products under each Collaboration Program and will be responsible for all communications with Regulatory Authorities regarding all such Products. Subject to Section 5.3.2 and Section 5.2.8, Biogen will have sole decision-making authority with respect to the matters set forth in this Section 5.3.

5.3.1.          Participation in Regulatory Meetings. On a Collaboration Program-by-Collaboration Program basis, Biogen will provide Ionis with as much advance written notice as practicable of any meetings that Biogen has or plans to have with a Regulatory Authority regarding [***] or that directly relate to Ionis’ antisense oligonucleotide chemistry platform and will allow two representatives of Ionis to participate in any such meetings at the direction of Biogen; provided that (a) where the total number of attendees at such meeting is five or less, Ionis’ participation may be limited by Biogen to one representative, and (b) Biogen may exclude Ionis from any portion of such meeting that does not pertain to such Product or to Ionis’ antisense oligonucleotide chemistry platform.

5.3.2.          Regulatory Communications. On a Collaboration Program-by-Collaboration Program basis, following the License Effective Date with respect to a particular Collaboration Program, Biogen will promptly provide Ionis with copies of documents and communications submitted to (including drafts thereof) and received from Regulatory Authorities [***] that materially impact the Development or Commercialization of such Product for Ionis’ review and comment, and Biogen will consider in good faith including any comments provided by Ionis to such documents and communications. During such period, Biogen will promptly notify Ionis upon receipt of any such documents or communications from any Regulatory Authority [***] country.

5.3.3.          Class Generic Claims. To the extent Biogen intends to make any claims in a Product label or regulatory filing that are class generic to ASOs, Biogen will provide such claims and regulatory filings to Ionis in advance and will consider in good faith any proposals and comments made by Ionis, provided, however, that Biogen is not obligated to incorporate such proposals and comments in any such claims and regulatory filings.

Confidential
5.4.	Pharmacovigilance Agreement; Global Safety Database.

5.4.1.          Pharmacovigilance Agreement. No later than [***] prior to the date on which Biogen reasonably anticipates that it will exercise the Option with respect to a Collaboration Program, the Parties shall enter into a written pharmacovigilance agreement governing each Party’s respective obligations with respect to safety-related matters, including matters relating to the collection, review, assessment, tracking, exchange and filing of information related to adverse events associated with Products that are the subject of such Collaboration Program, on terms substantially the same as the terms of the safety data exchange agreements entered into by the Parties with respect to the ALS Collaboration Programs and Biogen Conducted Non-ALS Collaboration Programs (each as defined in the Neurology II Agreement).

5.4.2.          Ionis’ Antisense Safety Database.

(a)           Ionis maintains an internal database that includes information regarding the tolerability of its drug compounds, individually and as a class, including information discovered during preclinical and clinical development (the “Ionis Internal ASO Safety Database”). In an effort to maximize understanding of the safety profile and pharmacokinetics of Ionis compounds, Biogen will cooperate in connection with populating the Ionis Internal ASO Safety Database. To the extent collected by Biogen and in the form in which Biogen uses/stores such information for its own purposes, Biogen will provide Ionis with information concerning toxicology, pharmacokinetics, safety pharmacology study(ies), serious adverse events and other safety information related to Products as soon as practicable following the date such information is available to Biogen (but not later than [***] days after Biogen’s receipt of such information). In connection with any reported serious adverse event, Biogen will provide Ionis all serious adverse event reports, including initial, interim, follow-up, amended, and final reports. In addition, with respect to Products, Biogen will provide Ionis with copies of Annual safety updates filed with each IND and the safety sections of any final Clinical Study reports within [***] days following the date such information is filed or is available to Biogen, as applicable. Furthermore, Biogen will promptly provide Ionis with any reasonable additional supporting data and answer any follow-up questions reasonably requested by Ionis. All such information disclosed by Biogen to Ionis will be Biogen Confidential Information; provided, however, that Ionis may disclose any such Biogen Confidential Information to (i) Ionis’ other partners in accordance with Section 5.4.2(b) below if such information is regarding class generic properties of ASOs or (ii) any Third Party, in each case, so long as Ionis does not disclose the identity of a Product or Biogen. Biogen will deliver all such information to Ionis for the Ionis Internal ASO Safety Database to Ionis Pharmaceuticals, Inc., 2855 Gazelle Court, Carlsbad, California 92010, Attention: Chief Medical Officer (or to such other address/contact designated in writing by Ionis). Biogen will also cause its Affiliates and Sublicensees to comply with this Section 5.4.2(a).

(b)           From time to time, Ionis utilizes the information in the Ionis Internal ASO Safety Database to conduct analyses to keep Ionis and its partners informed regarding class generic properties of ASOs, including with respect to safety. As such, if and when Ionis identifies safety or other related issues that may be relevant to a Product (including any potential class-related toxicity), Ionis will promptly (and in no event later than five Business Days following identification by Ionis) inform Biogen of such issues and, if requested, provide the data supporting Ionis’ conclusions.

Confidential
5.5.
Research and Manufacturing Records. Each Party shall maintain, consistent with its then-current internal policies and practices, and cause its employees and subcontractors to maintain, consistent with its internal policies and Applicable Law, for at least ten (10) years, records and laboratory notebooks, inventory, purchase and invoice records and Manufacturing records, in each case, with respect to the Products in sufficient detail and in a good scientific manner appropriate for (a) inclusion in filings with Regulatory Authorities for such Products and (b) obtaining and maintaining intellectual property rights and protections, including Patent Rights for such Products. Such records and laboratory notebooks shall be complete and accurate in all material respects and shall fully and properly reflect all work done, data and developments made, and results achieved. Each Party shall allow the other Party, to the extent necessary for such regulatory or intellectual property protection purposes, to inspect or copy such records, subject to redaction by such Party.

ARTICLE 6.
FINANCIAL PROVISIONS

6.1.
Up-Front Fee; Equity Investment. Within five Business Days following the Effective Date, Biogen will pay to Ionis an up-front fee of $375,000,000. Biogen shall also, in connection with the effectiveness of this Agreement, purchase 11,501,153 shares of common stock of Ionis for an aggregate purchase price of $625,000,000 (representing a price per share equal to 125% of the daily volume-weighted average per share price of such shares on the Nasdaq Global Select Market over the 10 trading day period ending on and including the last trading day prior to the Execution Date) pursuant to and in accordance with the terms set forth in that certain Stock Purchase Agreement to be entered into between the Parties as of the Execution Date.

6.2.
Drug Discovery Milestone Payments. For each Strategy directed to either (a) a High Interest Target that achieves Target Sanction, and is designated by Biogen as a Collaboration Program pursuant to Section 1.3 or (b) an Ionis Neurology Target that achieves Target Sanction that is designated by Biogen as a Collaboration Program pursuant to Section 1.4 (each such event, the “Target Designation Milestone”), Biogen will pay to Ionis a milestone payment equal to $7,500,000 for each such Collaboration Program within (i) [***] following (i) the Collaboration Program Designation Date or Ionis Collaboration Program Designation Date or (ii) if Biogen does not designate such Collaboration Program under Section 1.3 prior to the Collaboration Program Designation Date, within [***] following the Collaboration Program Final Deadline (each such payment, a “Target Designation Milestone Payment”).

6.3.
Milestone Payments for First Initiation of IND-Enabling Toxicology Studies. As further consideration for Biogen’s Options, on a Collaboration Program-by-Collaboration Program basis, Biogen will pay to Ionis a milestone payment equal to $[***] within [***] following the [***] for a Product under such Collaboration Program (each such event, an “[***] Milestone” and each such payment, an “[***] Payment”).

Confidential
6.4.
License Fee. On an Option-by-Option basis, together with Biogen’s written notice to Ionis stating that Biogen is exercising such Option for a given Collaboration Program in accordance with this Agreement, Biogen will pay to Ionis a license fee of $[***] for each such Collaboration Program (each such fee, an “Option Fee”).

6.5.	Collaboration Program Asset Size Determination.

6.5.1.          Initial Assessment of [***]. For each Collaboration Program, within [***] months following the [***] for such Collaboration Program, Biogen shall generate a non-binding good faith commercial assessment of the market potential for the anticipated first Product arising from such Collaboration Program. Such commercial assessment will be the same as the assessment Biogen uses for its own internal planning purpose in creating Biogen’s board-approved long range plans for Products under such Collaboration Program (the “Biogen Sales Model”). Based on such assessment, the applicable Product will be classified as (a) [***] if the market potential for such Product is expected to achieve peak revenue less than $[***] per [***] or (b) [***] per [***] (such determination, the “[***]”). Biogen will promptly provide Ionis with written notice of such [***] classification.

6.5.2.          [***] Assessment of [***]. Prior to [***] for any Product that is the subject of a Collaboration Program, Biogen shall generate (or update, as applicable) a good faith commercial assessment of the [***] for such Product based upon the results of Development up to such point. Such commercial assessment will take into account (a) [***] and (b) [***] and will be based on Biogen’s updated calculation using the Biogen Sales Model for the first [***] of sales of the applicable Product. Biogen will notify Ionis of its formal designation of the [***] for such Product (such formal designation, together with Biogen’s calculation using the Biogen Sales Model and board-approved long range plans for such Products, the “Program Determination”). The Program Determination, including the calculations under the Biogen Sales Model and the assumptions upon which such calculation was based  may only be used by Ionis to assess the applicable [***] designation (and any adjustment thereto) and may only be disclosed  to [***], who are informed of the confidentiality of such information and who agree in writing to maintain such confidentiality in accordance with Ionis’ obligations with respect thereto under this Agreement. The Parties will use the Program Determination to calculate the applicable milestone payment due under Table 6.7 upon the [***]. Biogen will promptly thereafter present its Program Determination to the Neurology JDC for discussion and review and input by the Neurology JDC, which input Biogen will consider in good faith.

6.5.3.          [***] Assessment of [***]. If following the Completion (and based on [***]) of such [***], Biogen’s good faith commercial assessment of the [***] for the applicable Product changes from [***] to [***], or from [***] to [***], then no later than [***] days following the Completion of such Pivotal Clinical trial (the “[***] Adjustment Period”).  Biogen will give prompt written notice to Ionis of its desire to change its [***] designation for such Product, including Biogen's updated Program Determination and Biogen Sales Model, and following the date of such notice (a) if [***], and (b) [***].

Confidential
6.5.4.          Binding Determination.  Any [***] designation made under Section 6.5.3 shall thereafter be binding upon Biogen and dictate those payments due from Biogen pursuant to ARTICLE 6, provided that if Biogen fails to timely deliver written notice to Ionis under this Section 6.5.4 of its desire to change its [***] determination for such Product within the [***] Adjustment Period, then the [***] designation set forth in the Program Determination provided under Section 6.5.2 shall instead be binding upon Biogen and dictate those payments due from Biogen pursuant to ARTICLE 6. For clarity, each [***] designation set forth in a Program Determination shall apply to all Products that are the subject of the applicable Collaboration Program.

6.6.	Annual License Access Fee.

6.6.1.          On a Collaboration Target-by-Collaboration Target basis, commencing on (a) the [***] anniversary of the receipt by Biogen of the data generated under the statistical analysis plan for the first Phase 1 Trial (the “Phase 1 Readout”) for the first Product directed to such Collaboration Target, if such Product arises from a Collaboration Program with [***] designated as a [***] or (b) the [***] anniversary of the Phase 1 Readout for the first Product directed to such Collaboration Target, if such Product arises from a Collaboration Program with [***] designated as a [***], (such date, (a) or (b), the “Fee Commencement Date”) and ending upon [***] for a Product directed to such Collaboration Target (the “Fee End Date”), Biogen will pay to Ionis an Annual non-refundable, non-creditable license access fee of $[***] (such payment, the “License Access Fee”), as follows: a License Access Fee for the given Collaboration Target shall be due to Ionis upon the Fee Commencement Date and each anniversary thereof, and shall be payable within [***] days following the Fee Commencement Date and within [***] days following each anniversary of the Fee Commencement Date until the Fee End Date.

6.6.2.          Notwithstanding Section 6.6.1, the Fee Commencement Date and each such subsequent anniversary thereof shall be tolled and Biogen shall not owe the License Access Fee with respect to such Collaboration Target during any period that (a) another Strategy or another Collaboration Program directed to such Collaboration Target is the subject of Research, Development or Commercialization activities under this Agreement at any point between payment of the Target Designation Milestone Payment and the Fee Commencement Date for such Strategy, and (b) the first Product directed to such Collaboration Target is the subject of further activities that a Party has made a good faith determination are reasonably necessary to conduct prior to [***] for such Product, and in the case of this subclause (b), the Fee Commencement Date and each anniversary thereof shall be tolled solely for the length of time reasonably necessary for such additional work to be conducted, provided that in the case of this subclause (b), (i) Biogen is using Commercially Reasonable Efforts to conduct such activities and (ii) unless otherwise agreed by the Neurology JDC, the maximum length of such extension shall be [***].

6.6.3.          If (a) Biogen has paid the License Access Fee for a Collaboration Program following the [***] anniversary of the Phase 1 Readout based on its non-binding determination under Section 6.5.1 that the first Product under such Collaboration Program is a [***], and Biogen later determines under Section 6.5.2 or Section 6.5.3 that such Product is a [***], and (b) [***] (i.e., between the [***] and [***] anniversaries of the Phase 1 Readout), then upon achievement of the [***] for (i) the [***] or (ii) [***], Biogen may offset the amount of such License Access Fees (solely to the extent such fees would not have been payable to Ionis) against the amount payable to Ionis under Column 2 of Table 6.7 (as such amount may be adjusted under Section 6.5.3).

Confidential
6.6.4.          If (a) Biogen has not paid the License Access Fee for a Collaboration Program following the [***] anniversary of the Phase 1 Readout based on its non-binding determination under Section 6.5.1 that the first Product under such Collaboration Program is a [***], and Biogen later determines under Section 6.5.2 or Section 6.5.3 that such Product is a [***], and (b) [***], then within [***] of such determination Biogen shall pay to Ionis the amount of any such unpaid License Access Fees (solely to the extent such fees would have otherwise been payable to Ionis).

6.6.5.          If Biogen fails to pay the License Access Fee when due, and Biogen has not cured such failure to pay the License Access Fee within the earlier of [***] days following the missed payment deadline or [***] days following receipt of written notice from Ionis of the missed payment deadline, then the Collaboration Program that triggered the Fee Commencement Date will terminate and, if the Collaboration Target for such Collaboration Program is an Inactive Target, then the rights in such Collaboration Program will revert to Ionis in accordance with Section 10.6.4. For clarity, the License Access Fee will no longer be payable with respect to a Collaboration Target following payment of the milestone payment under Section 6.7 for the first [***] for any Product directed to such Collaboration Target.

6.7.
Post-Option Development Milestone Payments. On a Collaboration Program-by-Collaboration Program basis, subject to adjustment under Section 6.5.3, Biogen will pay to Ionis the milestone payments as set forth in Table 6.7 below when a milestone event (each, a “Post-Option Development Milestone Event”) listed in Table 6.7 is first achieved by Biogen, its Affiliates or Sublicensees for a Product under such Collaboration Program, where the amount of the payment for such Milestone Event will be determined based on whether the applicable Product arises from a Collaboration Program that has been determined by Biogen to be a [***] or a [***] in accordance with Section 6.5:

Table 6.7 – Post-Option Development Milestone Events

	Column 1	Column 2
Post-Option Development Milestone Event	Milestone Event payment for the first Product from Collaboration Program designated as [***]	Milestone Event payment for the first Product from a Collaboration Program designated as [***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]

Confidential
6.8.	Limitations on Milestone Payments; Exceptions; Notice.

6.8.1.          On a Collaboration Program-by-Collaboration Program basis, each milestone payment set forth in Section 6.2, Section 6.3 and Table 6.7 above will be paid only once upon the first achievement of the applicable Milestone Event, and the milestone payments set forth in Table 6.7 will be payable under only one of Column 1 or Column 2 upon the first achievement of the applicable Milestone Event, regardless of how many Products under such Collaboration Program achieve such Milestone Event.

6.8.2.          If a particular Milestone Event under Section 6.7 is not achieved because Development activities transpired such that achievement of such Milestone Event was unnecessary or did not otherwise occur, then upon achievement of a later Milestone Event under Section 6.7, the Milestone Event payment applicable to such earlier Milestone Event will also be due. For example, if a Party proceeds directly to “[***]” without achieving the “[***],” then upon achieving the “[***]” Milestone Event, both the “[***]” and “[***]” Milestone Event payments are due.

6.8.3.          Each time Biogen (or its Affiliates or Sublicensees) first achieves a Milestone Event under Section 6.3 or Section 6.7, Biogen will send Ionis a written notice thereof promptly (but no later than five Business Days) following the date of achievement of such Milestone Event and such payment will be due within [***] days of the date such notice was delivered.

6.9.	Royalty Payments to Ionis for Products.

6.9.1.          Biogen Full Royalty for Products. As partial consideration for the rights granted to Biogen hereunder, subject to the provisions of this Section 6.9.1 and Section 6.9.2, Biogen will pay to Ionis royalties on a Collaboration Program-by-Collaboration Program basis on Annual worldwide Net Sales of all Products included in the applicable Collaboration Program sold by Biogen, its Affiliates or Sublicensees, on a country-by-country basis, in each case in the amounts as follows in either: (i) Table 6.9.1(a) below, where the Collaboration Program is designated a [***] (the “Biogen [***] Royalty”), or (ii) Table 6.9.1(b) below, where the Collaboration Program is designated a [***] (the “Biogen [***] Royalty”). The royalty rates set forth in Table 6.9.1(a) and Table 6.9.1(b) below shall each be referred to as a “Biogen Full Royalty.”

Table 6.9.1(a) – [***] Royalty Rates

Royalty Tier	Annual worldwide Net Sales of Products for the applicable Collaboration Program ([***])	Royalty Rate
1	For the portion of Annual worldwide Net Sales < $[***]	[***]%
2	For the portion of Annual worldwide Net Sales > $[***] but < $[***]	[***]%
3	For the portion of Annual worldwide Net Sales > $[***] but < $[***]	[***]%
4	For the portion of Annual worldwide Net Sales > $[***]	[***]%

Confidential
Table 6.9.1(b) – [***] Royalty Rates

Royalty Tier	Annual worldwide Net Sales of Products for the applicable Collaboration Program ([***])	Royalty Rate
1	For the portion of Annual worldwide Net Sales < $[***]	[***]%
2	For the portion of Annual worldwide Net Sales > $[***] but < $[***]	[***]%
3	For the portion of Annual worldwide Net Sales > $[***]	[***]%

(a)           Annual worldwide Net Sales of Products will be calculated by [***]. For clarity, the same royalty rate shall apply to all Products arising from a given Collaboration Program, based on the Program Determination made for Products that are the subject of such Collaboration Program pursuant to Section 6.5.4.

(b)           Biogen will pay Ionis royalties on Net Sales of Products arising from named patient and other similar programs under Applicable Laws, and Biogen will provide reports and payments to Ionis consistent with Section 6.12. No royalties are due on Net Sales of Products arising from compassionate use and other programs providing for the delivery of Product at no cost. The sales of Products arising from named patient, compassionate use or other similar programs will not be considered a First Commercial Sale for purposes of calculating the Full Royalty Period.

(c)           For purposes of clarification, any Ionis Product-Specific Patents for a Collaboration Program assigned to Biogen as set forth in Section 4.2.1 will still be considered Ionis Product-Specific Patents for purposes of determining the royalty term and applicable royalty rates under this Section 6.9.

6.9.2.          Application of Royalty Rates for Products. All royalties set forth under Section 6.9.1 are subject to the provisions of this Section 6.9.2 and are payable as follows:

(a)           Full Royalty Period for Products. Biogen’s obligation to pay to Ionis the applicable Biogen Full Royalty above with respect to a Product will continue on a country-by-country and Product-by-Product basis from the date of First Commercial Sale of such Product until the later of the date of expiration of (i) the last Valid Claim within the Licensed Patents Covering such Product in the country in which such Product is made, used or sold, (ii) the data exclusivity period conferred by the applicable Regulatory Authority in such country with respect to such Product (e.g., such as in the case of an orphan drug) or (iii) the [***] anniversary of the First Commercial Sale of such Product in such country (such royalty period, the “Full Royalty Period”).

Confidential
(b)           Competition from Generic Products for Products. Subject to Section 6.9.2(g)(i), on a country-by-country and Product-by-Product basis, if, during the Full Royalty Period for a Product, a Loss of Market Exclusivity for a Product in any country has occurred, then the Biogen Full Royalty rate used to pay to Ionis royalties on such Product in such country will be reduced to [***]% of the otherwise applicable Biogen Full Royalty rate.

(c)           Reduced Royalty Period for Products. Subject to Section 6.9.2(g), on a country-by-country and Product-by-Product basis, after the expiration of the Full Royalty Period for a Product and until the end of the Reduced Royalty Period for such Product, in lieu of the applicable royalty rates set forth in Table 6.9.1(a) or Table 6.9.1(b), Biogen will pay to Ionis royalty rates (the “Biogen Reduced Royalty”) on Net Sales of such Product calculated on a Calendar Year-by-Calendar Year basis by [***]; provided, however, that the Biogen Reduced Royalty rate in each country will in no event exceed the [***].

(d)           End of Royalty Obligation for Products. On a country-by-country and Product-by-Product basis, other than [***], Biogen’s obligation to make royalty payments hereunder for a Product in such country will end on the expiration of the Reduced Royalty Period for such Product in such country.

(e)           Royalty Examples. Schedule 6.9.2(e) attached hereto contains examples of how royalties will be calculated under this Section 6.9.

(f)           Allocation of Net Sales. If, by reason of one or more royalty rate adjustments under this Section 6.9.2, different royalty rates apply to Net Sales of a Product in different countries, then Biogen will [***] such Net Sales [***]. Schedule 6.9.2(f) attached hereto contains examples of how Net Sales of a Product from different countries at different royalty rates will be [***].

(g)           Limitation on Aggregate Reduction for Royalties for Products.

(i)        Aggregate Royalty Reductions. In no event will the aggregate royalty reductions reduce the royalties payable to Ionis on Net Sales of a Product in any given period to an amount that is less than the [***] for such Product; provided that Biogen shall have the right to [***].

(ii)       Aggregate Royalty Offsets during Full Royalty Period. During the Full Royalty Period, unless Section 6.9.2(g)(iv) applies, in no event will the aggregate royalty offsets reduce the royalties payable to Ionis on Net Sales of a Product in any given period to an amount that is less than the greater of [***].

(iii)      Aggregate Royalty Offsets during Reduced Royalty Period. During the Reduced Royalty Period, unless Section 6.9.2(g)(iv) applies, in no event will the aggregate royalty offsets reduce the royalties payable to Ionis on Net Sales of a Product in any given period to an amount that is less than the greater of (A) [***].

Confidential
(iv)      Ionis Additional Core IP Offsets. During the Full Royalty Period or Reduced Royalty Period, as applicable, in no event will the royalty offsets attributable to Section 6.11.2(b) reduce the royalties payable to Ionis on Net Sales of a Product in any given period to an amount that is less than the greater of (A) [***].

6.10.	Payments to Biogen for a Discontinued Product.

6.10.1.        Reverse Royalty for a Discontinued Product. If Ionis or any of its Affiliates or Sublicensees Commercializes a Discontinued Product that is the subject of a Strategy that was a Collaboration Program for which Biogen has exercised the Option and paid Ionis the applicable Option Fee, then following the First Commercial Sale of such Discontinued Product by Ionis or its Affiliates or Sublicensees, Ionis will pay to Biogen or to its designated Affiliate a royalty of [***]% of Annual worldwide Net Sales of such Discontinued Product (“Reverse Royalties”). Ionis’ obligation to pay to Biogen the Reverse Royalties will [***].

6.10.2.        Applicable Royalty Provisions. In addition to this Section 6.10, the definition of Net Sales in Appendix 1 and the other provisions contained in this ARTICLE 6 governing payment of royalties from Biogen to Ionis will govern the payment of Reverse Royalties from Ionis to Biogen under Section 6.10.1, mutatis mutandis, including the provisions of Sections 6.9.2, 6.12, 6.13, 6.14 and 6.15.

6.11.	Third Party Rights and Payment Obligations.

6.11.1.        Existing Ionis In-License Agreements.

(a)           Certain of the Licensed Technology Controlled by Ionis as of the Effective Date that will be licensed to Biogen under Section 4.1.1 on the License Effective Date for a given Collaboration Program were in-licensed or were acquired by Ionis or its Affiliates under agreements entered into prior to the Effective Date with Third Party licensors or sellers or in a separate written agreement between the Parties (all such license or purchase agreements being the “Ionis In-License Agreements”), and certain milestone or royalty payments and license maintenance fees may become payable by Ionis to such Third Parties under the Ionis In-License Agreements based on the Parties’ Development, Manufacture and Commercialization of a Product under this Agreement. Schedule 6.11.1 sets forth all Ionis In-License Agreements that as of the Execution Date Ionis believes apply to potential Products, to the extent such potential Products practice the inventions claimed in the Ionis Core Technology Patents in the same manner as Ionis practices such inventions with respect to the products in the Ionis Product Pipeline. As between the Parties, [***] will be responsible for any payment obligations arising under the Ionis In-License Agreements.

Confidential
(b)           If Biogen Controls Patent Rights and any Related Know-How as of the Effective Date that Cover any potential Product under this Agreement (including any Third Party Product IP), in each case, that were in-licensed or were acquired by Biogen or its Affiliates under agreements entered into prior to the Effective Date with Third Party licensors or sellers (all such license or purchase agreements being the “Biogen In-License Agreements”) and certain milestone or royalty payments and license maintenance fees become payable by Biogen to such Third Parties under the Biogen In-License Agreements based on the Parties’ Development, Manufacture and Commercialization of a Product under this Agreement, then as between the Parties, [***] will be solely responsible for any payment obligations arising under such Biogen In-License Agreements. Schedule 6.11.1 sets forth all Biogen In-License Agreements that as of the Execution Date Biogen believes apply to the use of antisense technology to create contemplated Products in the Field directed to Neurology Targets.

6.11.2.        In-License Agreements for Additional Ionis Core IP.

(a)           Each Party will promptly notify the other Party if either Party becomes aware of Third Party Patent Rights that such Party reasonably determines is Additional Ionis Core IP. “Additional Ionis Core IP” means any Patent Rights that are Controlled by a Third Party that (i) [***] or, (ii) [***], (iii) would not be considered Product-Specific Patents if Controlled by a Party or its Affiliates and (iv) [***]. [***] will have the first right, and the obligation, to negotiate with and seek to acquire rights (whether by purchase, assignment, license or otherwise) or other access to such Additional Ionis Core IP such that [***] such Additional Ionis Core IP [***] of this Agreement. If [***] Additional Ionis Core IP, then such Additional Ionis Core IP (together with any Related Know-How) [***] and Section 4.3.1 and any [***] will be paid solely by [***].

(b)           If, however, [***] by the [***] anniversary of [***]. If [***] Additional Ionis Core IP, then, within [***] days of an invoice therefor from [***] will reimburse [***] an amount equal to the Product Specific Payments, other than royalties, payable in consideration for such Additional Ionis Core IP (and any Related Know-How) and paid by [***] under such Third Party agreement. With respect to royalties due on Products that are due as Product Specific Payments in consideration for such Additional Ionis Core IP (and such Related Know-How, if applicable), [***] shall be responsible for payment of all such royalties to the applicable licensor. Subject to Section 6.9.2(g), [***].

(c)           Notwithstanding the foregoing, if the Parties do not agree whether certain Third Party Patent Rights constitute Additional Ionis Core IP, then Section 6.11.9 will apply.

6.11.3.        In-License Agreements for Required Third Party Core IP.

(a)           Each Party will promptly notify the other Party if either Party becomes aware of Third Party Patent Rights that such Party reasonably determines is Third Party Core IP.  “Third Party Core IP” means Third Party Patent Rights that (i) do not constitute Additional Ionis Core IP, (ii) do not constitute Third Party Product IP, and would not be considered Product-Specific Patents if Controlled by a Party or its Affiliates and (iii) are [***]. Depending on the stage of development of the applicable Product at the time of such notice, to the extent known by a Party at the applicable time, such information will also be included in the applicable Target Sanction Plan or Development Candidate Identification Plan, as applicable.

Confidential
(b)           If the Parties do not agree whether certain Third Party Patent Rights constitute Third Party Core IP, then Section 6.11.8 will apply.

(c)           Following such notice, if the Parties agree that such Third Party Patent Rights are Third Party Core IP, or if such Third Party Patent Rights are deemed Third Party Core IP by a Third Party expert pursuant to Section 6.11.8, then [***] shall have the first right, but not the obligation, to negotiate with and seek to acquire rights (whether by purchase, assignment, license or otherwise) or other access to such Third Party Core IP for use in the Collaboration; provided that the Parties agree in accordance with Section 6.11.9(a) on the [***] each Party’s practice of such Third Party Core IP to Research, Develop, Manufacture and Commercialize Products under this Agreement. Except as expressly set forth in Sections 7.1.3(c)-7.1.3(f), if [***] Third Party Core IP [***], then such Third Party Core IP (together with any Related Know-How) will be included within the Licensed Technology and in the licenses granted to Biogen under Section 4.1.1 and Section 4.3.1 and the Parties will [***]% of all the Product Specific Payments payable in consideration for such Third Party Core IP (and any Related Know-How) as follows: (i) [***] shall be responsible for payment to the applicable Third Party licensor of all Product Specific Payments other than [***], (ii) [***] shall [***] for its [***]% share within [***] days following an invoice from [***] for such amounts and (iii) [***] shall be responsible for paying to the applicable Third Party all [***] due on Products that are due as Product Specific Payments and, subject to Section 6.9.2(g), [***].

(d)           If Ionis [***] by the [***] anniversary of [***], then Ionis will so notify Biogen and [***]. Except as expressly set forth in Sections 7.1.3(c)-7.1.3(f), if [***] Third Party Core IP pursuant to [***] Section 6.11.9(a), then [***] days of an invoice therefor from [***] of all the Product Specific Payments, other than [***] payable in consideration for such Third Party Core IP (and any Related Know-How) and paid by [***]. With respect to royalties due on Products that are due as Product Specific Payments in consideration for such Third Party Core IP (and any Related Know-How), [***].

6.11.4.        In-License Agreements for Product-Specific Third Party IP.

(a)           Each Party will promptly notify the other Party if either Party becomes aware of Third Party Patent Rights that such Party reasonably determines is Third Party Product IP.  “Third Party Product IP” means Third Party Patent Rights that (i) do not constitute Additional Ionis Core IP, (ii) would be considered Product-Specific Patents if Controlled by a Party or its Affiliates, (iii) do not claim other active ingredients and (iv) are Necessary. Depending on the stage of development of the applicable Product at the time of such notice, to the extent known by a Party at the applicable time, such information will also be included in the applicable Target Sanction Plan or Development Candidate Identification Plan, as applicable.

(b)           If the Parties do not agree whether certain Third Party Patent Rights constitute Third Party Product IP, then Section 6.11.8 will apply.

Confidential
(c)           Following such notice, if the Parties agree that such Third Party Patent Rights are Third Party Product IP or if such Third Party Patent Rights are deemed Third Party Product IP by a Third Party expert pursuant to Section 6.11.9, then [***] shall have the first right, but not the obligation, to [***]; provided that the Parties agree in accordance with Section 6.11.9(a) on [***] under this Agreement. Except as expressly set forth in Sections 7.1.3(c)-7.1.3(f), if [***] Third Party Product IP [***], then the Parties shall [***] of all the Product Specific Payments payable in consideration for such Third Party Product IP (and any Related Know-How) and paid by [***] as follows: [***] shall be responsible for payment to the applicable Third Party licensor of all such Product Specific Payments, [***] shall reimburse [***] for its [***] for such amounts other than [***] shall be responsible for paying to the applicable Third Party all [***] due on Products that are due as Product Specific Payments and, [***].

(d)           If [***] by the [***] anniversary of [***], then Biogen will so notify Ionis and Ionis may seek to acquire such rights or other access. Except as expressly set forth in Sections 7.1.3(c)-7.1.3(f), [***] Third Party Product IP [***] Section 6.11.9(a), then such Third Party Product IP (together with any Related Know-How) will be included within the Licensed Technology and in the licenses granted to Biogen under Section 4.1.1 and Section 4.3.1 and [***] days of an invoice therefor [***] an amount equal to [***]% of all the Product Specific Payments, other than [***], payable in consideration for such Third Party Product IP (and any Related Know-How) [***].  [***] shall be responsible for payment to the applicable Third Party of all [***] due on Products that are due as Product Specific Payments in consideration for such Third Party Product IP (and any Related Know-How) [***].

6.11.5.       In-License Agreements for Other Specified Third Party IP.

(a)           Biogen will notify Ionis if Biogen becomes aware of [***] Useful Third Party Product IP. “Useful Third Party Product IP” means Third Party Patent Rights that (i) do not constitute Additional Ionis Core IP, Third Party Core IP or Third Party Product IP, (ii) [***], (iii) [***] and (iv) are not Necessary, but are [***]. Depending on the stage of development of the applicable Product at the time of such notice, to the extent known by a Party at the applicable time, such information will also be included in the applicable Target Sanction Plan or Development Candidate Identification Plan, as applicable.

(b)           Following any notice provided by Biogen in accordance with Section 6.11.5(a), [***] shall have the right, but not the obligation, to [***] and [***] will provide to [***] of such Useful Third Party Product IP to Develop, Manufacture and Commercialize Products under this Agreement.  Except as expressly set forth in Sections 7.1.3(c)-7.1.3(f), if [***] Useful Third Party Product IP [***], then [***] shall be responsible for [***]%, and [***] shall be responsible for [***]%, in each case, of all the Product Specific Payments payable in consideration for such Useful Third Party Product IP (and any Related Know-How) and paid by [***] as follows: [***] shall be responsible for payment to the applicable Third Party licensor of all such Product Specific Payments, [***]% of any such Product Specific Payments paid by [***] to the relevant Third Party under any [***] of this Agreement for [***] with respect to Product Specific Payments other than [***], and [***] with respect to Product Specific Payments that are [***] pursuant to [***].

Confidential
6.11.6.        Other Acquisition of Third Party Rights.

(a)           Notwithstanding anything to the contrary set forth in this Section 6.11, if, after the Effective Date, (i) either Party Controls Patent Rights as a result of an acquisition by such Party of all of the stock or assets of a Third Party (such acquisition, an “Acquisition Transaction” and such intellectual property rights, the “Third Party Acquisition IP”) and (ii) such Party reasonably believes such Third Party Acquisition IP is Necessary, then such Party will provide the non-acquiring Party notice thereof, including providing details of the applicable Third Party Acquisition IP (and any Related Know-How) and any related payment obligations potentially arising solely as a result of the practice under such intellectual property in connection with the Research, Development, Manufacture or Commercialization of a Product in accordance with this Agreement. The acquiring Party shall [***]% of (A) [***] paid to any Third Parties in connection with the applicable Acquisition Transaction and (B) [***] that are not specifically triggered as a result of the Research, Development, Manufacture or Commercialization of Products in accordance with this Agreement (collectively, “Acquisition Costs”).

(b)           If, following such notice, the non-acquiring Party notifies the acquiring Party in writing that it wishes to include within the scope of the rights licensed to such Party under this Agreement such Third Party Acquisition IP and any Related Know-How, then subject to [***] Section 6.11.6, such Third Party Acquisition IP and Related Know-How will be included within the definition or Licensed Technology (in the case of Third Party Acquisition IP Controlled by Ionis) or the definition of Biogen Technology (in the case of Third Party Acquisition IP Controlled by Biogen) and the following terms will apply:

(i)        The Parties will [***] Section 6.11.9(a) based on whether [***] is (A) Additional Ionis Core IP, in which case the payment allocation rules in Section 6.11.2 shall apply, (B) Third Party Core IP, in which case the payment allocation rules in Section 6.11.3 shall apply, (C) Third Party Product IP, in which case the payment allocation rules in Section 6.11.4 shall apply or (D) Useful Third Party Product IP, in which case the payment allocation rules in Section 6.11.5 will apply.

(ii)       Each Party will [***] within [***] days following [***]. Except as provided for under Section 6.11.2, [***] shall be responsible for [***] subject to Section 6.9.2(g), [***].

6.11.7.        Terms Applicable to Rights in Third Party IP. In each case where a Party has the right to enter into an agreement with a Third Party pursuant to this Section 6.11 for the grant of rights under Third Party Core IP, Third Party Product IP, or Useful Third Party Product IP, as applicable, such Party will negotiate with the applicable Third Party and seek to acquire such rights, unless [***] Third Party Core IP, Third Party Product IP or Useful Third Party Product IP (as applicable) [***]. If a Party [***] Third Party Core IP, Third Party Product IP or Useful Third Party Product IP [***], then such Party will promptly notify the other Party. Promptly following any such notice, with respect to Third Party Core IP and Third Party Product IP, unless the Parties [***], the Parties will [***] in accordance with the principles set forth in this Section 6.11. Notwithstanding anything in this Agreement to the contrary, during negotiations and if the Parties fail to secure rights under any Third Party Core IP and Third Party Product IP on mutually agreed terms within [***] of the [***], then unless otherwise agreed by the Parties, [***].

Confidential
6.11.8.        Resolution by a Third Party Expert. If the Parties cannot agree (a) whether certain Third Party Patent Rights constitute (i) Additional Ionis Core IP under Section 6.11.2, (ii) Third Party Core IP under Section 6.11.3 or (iii) Third Party Product IP under Section 6.11.4, then in each case ((i) - (iii)), the Party proposing to acquire rights to such Third Party Patent Rights or Know-How for use under this Agreement will send written notice thereof to the other Party or (b) as to any allocation of payments contemplated by Section 6.11.9(a), then a Party may send written notice to the other Party, and in each case ((a) and (b)), the Parties will engage an agreed upon independent Third Party expert who shall be an intellectual property lawyer with expertise in the patenting of Oligonucleotides and who has appropriate professional credentials in the relevant jurisdiction to determine the question of whether or not such Third Party intellectual property is Additional Ionis Core IP, Third Party Core IP or Third Party Product IP, as applicable (including whether such intellectual property is Necessary) or as to such allocation (as applicable). The determination of the Third Party expert engaged under the preceding sentence will be binding on the Parties solely for purposes of determining whether or not such Third Party intellectual property is Additional Ionis Core IP, Third Party Core IP or Third Party Product IP, as applicable, or as to such allocation (as applicable) such that, in each case, the terms of Section 6.11.2, Section 6.11.3, Section 6.11.4 or Section 6.11.5 will apply. The costs of any Third Party expert engaged under this Section 6.11.8 will be paid by [***].

6.11.9.        Allocation of Certain Costs and Recoveries.

(a)           Allocation for Multiple Programs or Products. As part of the agreement by the Parties on the financial terms of a license or other Agreement with a Third Party that would be applicable to each Party’s practice of any (i) Third Party Core IP, (ii) Third Party Product IP, (iii) Additional Ionis Core IP, (iv) Useful Third Party Product IP or (v) Third Party Acquisition IP, in each case, to Research, Develop, Manufacture and Commercialize Products under this Agreement, the Parties shall discuss (A) [***] that will apply thereto, (B) [***], (C) whether the applicable Third Party intellectual property is or would be used or practiced in connection with (1) [***] or (2) [***] and (D) in each case [***]. Taking into account such considerations, the Parties will discuss in good faith through the CSC [***] of the amounts payable in respect of such Third Party Core IP, Third Party Product IP, Additional Ionis Core IP, Third Party Acquisition IP or [***] Third Party Product IP between [***], with respect to which such intellectual property is used or practiced. Notwithstanding anything in this Agreement to the contrary, neither Party will [***] Third Party Core IP, Third Party Product IP, Additional Ionis Core IP, Third Party Acquisition IP or Useful Third Party Product IP, as applicable, in a manner that (I) [***] or (II) [***].

(b)           Costs and Damages under Third Party Claims. Notwithstanding any determination of the Third Party expert under Section 6.11.8, if a Third Party that Controls any Patent Right or Know-How is awarded a judgment from a court of competent jurisdiction arising from its claim against Biogen asserting that rights to such Patent Rights or Know-How (as applicable) are necessary for Biogen to Develop, Manufacture or Commercialize a Product, then:

Confidential
(i)        if such Third Party Patent Rights or Know-How are Third Party Core IP or Third Party Product IP then (A) Biogen may offset against [***] (1) [***]% of [***], and (2) [***]% of the [***], in each case ((1) and (2)) subject to Section 6.9.2(g) and (B) if Biogen is granted a license under such Third Party Patent Rights in connection with such Third Party claim, then the [***];

(ii)       if such Third Party Patent Rights constitute Additional Ionis Core IP, then Biogen will be (A) entitled to [***] and (B) subject to the floor for Additional Ionis Core IP set forth in Section 6.9.2(g), permitted to offset against any [***] (1) [***]% of [***] and (2) [***]% of any amounts paid by Biogen to such Third Party to satisfy any actual damages or fees awarded by such court against Biogen; and

(iii)      If such Third Party Patent Rights constitute Useful Third Party Product IP, then subject to Section 6.9.2(g), Biogen may [***] as follows:

(A)          if the Parties agreed in writing not to acquire rights under any such Third Party Patent Rights that constitute Useful Third Party Product IP, then [***]% of (1) its [***] and (2) the sum of (i) [***] and (ii) [***]; and

(B)          in all other cases, (1) [***]% the [***] and (2) if [***], then the [***] in accordance with Section 6.11.5.

6.12.	Payments.

6.12.1.        Commencement. Beginning with the Calendar Quarter in which the First Commercial Sale for a Product is made and for each Calendar Quarter thereafter, Biogen will make royalty payments for such Product to Ionis under this Agreement within [***] following the end of each such Calendar Quarter. Each royalty payment will be accompanied by a report summarizing Net Sales for Products during the relevant Calendar Quarter and the calculation of royalties due thereon, including country, units, sales price, the exchange rate used and the aggregate reduction to gross sales to arrive at Net Sales. Following the end of the first full Calendar Quarter subsequent to the First Commercial Sale in a Major Market of any Product (but not in any subsequent Calendar Quarter unless there is a material change in the amount of any reduction to gross sales or the methodology used by Biogen to calculate any such reduction), Biogen will also include in such report a description of the reductions to gross sales taken to arrive at Net Sales, broken down by each category of reduction listed in clauses (a) through (d) of the definition of “Net Sales” and a [***] qualitative analysis describing how Biogen anticipates such reductions may fluctuate over time. If no royalties are payable in respect of a given Calendar Quarter, then Biogen will submit a written royalty report to Ionis so indicating together with an explanation as to why no such royalties are payable. In addition, beginning with the Calendar Quarter in which the First Commercial Sale for a Product is made and for each Calendar Quarter thereafter within [***] following the end of each such Calendar Quarter Biogen will provide Ionis [***] report estimating the total Net Sales of, and royalties payable to Ionis for Products projected for such Calendar Quarter.

Confidential
6.12.2.        Mode of Payment. All payments under this Agreement will be (a) payable in full in United States dollars, regardless of the country(ies) in which sales are made, (b) made by wire transfer of immediately available funds to an account designated by Ionis in writing and (c) except as set forth in Section 6.13 or Section 12.5.1, non-creditable, irrevocable and non-refundable. Whenever for the purposes of calculating the royalties payable under this Agreement conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale and then converted into United States dollars by applying the monthly average rate of exchange as utilized by Biogen, in accordance with GAAP, fairly applied and as employed on a consistent basis throughout Biogen’s operations.

6.12.3.        Records Retention. Commencing with the First Commercial Sale of a Product, Biogen will keep complete and accurate records pertaining to the sale of Products for a period of [***] after the year in which such sales occurred, and in sufficient detail to permit Ionis to confirm the accuracy of the Net Sales or royalties paid by Biogen hereunder.

6.13.
Audits. After the License Effective Date for a particular Collaboration Program, during the Agreement Term and for a period of [***] thereafter, at the request and expense of Ionis, Biogen will permit an independent certified public accountant of nationally recognized standing appointed by Ionis, at reasonable times and upon reasonable notice, but in no case more than [***], to examine such records as may be necessary for the purpose of verifying the calculation and reporting of Net Sales and the correctness of any royalty payment made under this Agreement for any period within the preceding [***]. Such inspection right will not be exercised more than once with respect to records covering any specific period of time, unless a prior audit indicated a discrepancy, in which case such records may be re-audited one time. As a condition to examining any records of Biogen, such auditor will sign a nondisclosure agreement reasonably acceptable to Biogen in form and substance. Any and all records of Biogen examined by such independent certified public accountant will be deemed Biogen’s Confidential Information. Upon completion of the audit, the accounting firm will provide both Biogen and Ionis with a written report disclosing whether the royalty payments made by Biogen are correct or incorrect and the specific details concerning any discrepancies (“Audit Report”). If, as a result of any inspection of the books and records of Biogen, it is shown that Biogen’s payments under this Agreement were less than the royalty amount which should have been paid, then Biogen will make all payments required to be made by paying Ionis the difference between such amounts to eliminate any undisputed discrepancy revealed by said inspection within [***] days of receiving the Audit Report, with interest calculated in accordance with Section 6.15. If, as a result of any inspection of the books and records of Biogen, it is shown that Biogen’s payments under this Agreement were greater than the royalty amount which should have been paid, then [***]; provided, however, that if [***]. Ionis will pay for such audit, except that if Biogen is found to have underpaid Ionis by more than [***]% of the amount that should have been paid, Biogen will reimburse Ionis’ reasonable costs of the audit.

Confidential
6.14.	Taxes.

6.14.1.        Taxes on Income. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

6.14.2.        Withholding Tax.

(a)           The Parties agree to cooperate with one another and use reasonable efforts to lawfully avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by the paying Party to the receiving Party under this Agreement. To the extent the paying Party is required to deduct and withhold taxes, interest or penalties on any payment, the paying Party will pay the amounts of such taxes to the proper governmental authority for the account of the receiving Party and remit the net amount to the receiving Party in a timely manner. The paying Party will promptly furnish the receiving Party with proof of payment of such taxes. If documentation is necessary in order to secure an exemption from, or a reduction in, any withholding taxes, the Parties will provide such documentation to the extent they are entitled to do so.

6.14.3.        Tax Cooperation. Ionis will provide Biogen with any and all tax forms that may be reasonably necessary in order for Biogen to lawfully not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Following Biogen’s timely receipt of such tax forms from Ionis, Biogen will not withhold tax or will withhold tax at a reduced rate under an applicable bilateral income tax treaty, if appropriate under the Applicable Laws. Ionis will provide any such tax forms to Biogen upon request and in advance of the due date. Each Party will provide the other with reasonable assistance to determine if any taxes are applicable to payments under this Agreement and to enable the recovery, as permitted by Applicable Law, of withholding taxes resulting from payments made under this Agreement, such recovery to be for the benefit of the Party who would have been entitled to receive the money but for the application of withholding tax under this Section 6.14.

6.14.4.       The provisions of this Section 6.14 are to be read in conjunction with the provisions of Section 12.4 below.

6.15.
Interest. Any undisputed payments to be made hereunder that are not paid on or before the date such payments are due under this Agreement will bear interest at a rate per annum equal to the lesser of (a) the rate announced by Bank of America (or its successor) as its prime rate in effect on the date that such payment would have been first due plus 1% or (b) the maximum rate permissible under Applicable Law.

Confidential
ARTICLE 7.
INTELLECTUAL PROPERTY

7.1.	Ownership.

7.1.1.          Ionis Technology and Biogen Technology. As between the Parties, Ionis will own and retain all of its rights, title and interests in and to the Licensed Know-How and Licensed Patents and Biogen will own and retain all of its rights, title and interests in and to the Biogen Know-How and Biogen Patents, subject to any assignments, rights or licenses expressly granted by one Party to the other Party under this Agreement.

7.1.2.          Agreement Technology. As between the Parties, Biogen is and will be the sole owner of any Know-How discovered, developed, invented or created solely by or on behalf of Biogen or its Affiliates under this Agreement (“Biogen Program Know-How”) and any Patent Rights that claim or cover Biogen Program Know-How (“Biogen Program Patents” and together with the Biogen Program Know-How, the “Biogen Program Technology”), and will retain all of its rights, title and interests thereto, subject to any rights or licenses expressly granted by Biogen to Ionis under this Agreement. As between the Parties, Ionis is and will be the sole owner of any Know-How discovered, developed, invented or created solely by or on behalf of Ionis or its Affiliates under this Agreement (“Ionis Program Know-How”) and any Patent Rights that claim or cover such Know-How (“Ionis Program Patents” and together with the Ionis Program Know-How, the “Ionis Program Technology”), and will retain all of its rights, title and interests thereto, subject to any assignment, rights or licenses expressly granted by Ionis to Biogen under this Agreement. Any Know-How discovered, developed, invented or created jointly under this Agreement by or on behalf of both Parties or their respective Affiliates or Third Parties acting on their behalf (“Jointly-Owned Program Know-How”) and any Patent Rights that claim or cover such Jointly-Owned Program Know-How (“Jointly-Owned Program Patents” and together with the Jointly-Owned Program Know-How, the “Jointly-Owned Program Technology”), are and will be owned jointly by Biogen and Ionis on an equal and undivided basis, including all rights, title and interests thereto, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement. Except as expressly provided in this Agreement, neither Party will have any obligation to account to the other for profits with respect to, or to obtain any consent of the other Party to license or exploit, Jointly-Owned Program Technology by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Laws of any jurisdiction to require any such consent or accounting. Each Party will promptly disclose to the other Party in writing, and will cause its Affiliates to so disclose, the discovery, development, invention or creation of any Jointly-Owned Program Technology. The Biogen Program Patents, Ionis Program Patents and Jointly-Owned Program Patents are collectively referred to herein as the “Program Patents.”

Confidential
7.1.3.          Joint Patent Committee.

(a)           The Parties will establish a “Joint Patent Committee” or “JPC” promptly following the Effective Date. The JPC will serve as the primary contact and forum for discussion between the Parties with respect to intellectual property matters arising under this Agreement, with responsibilities including (i) the preparation of the intellectual property strategy to govern the Parties’ activities set forth in the Neurology Plans and the activities set forth in this ARTICLE 7, (ii) making recommendations following discussion by the Parties regarding Third Party intellectual property rights that may be necessary or useful to perform activities under, and the intellectual property considerations to be taken into account in, each Target Sanction Plan in accordance with Section 1.2.3(d)(iv), (iii) making recommendations with respect to intellectual property considerations to be taken into account in each Development Candidate Identification Plan under Section 1.8.2(a), including any Biogen Background Technology to be included in any Development Candidate Identification Plan (subject to Biogen’s agreement in its sole discretion with respect thereto), (iv) the preparation of recommendations with respect to intellectual property considerations in connection with proposed Development Candidates and Related Program Compounds for consideration under Section 1.8.3(d)(i), (v) assessing and making recommendations to the Neurology JDC prior to the Completion of IND-Enabling Toxicology Studies regarding any Patent Rights of any Third Party that may be necessary or useful for the Development, Manufacture or Commercialization of any Development Candidate that is the subject of such IND-Enabling Toxicology Studies and (vi) evaluating any activities under a Neurology Plan that are proposed to be conducted with an academic or non-profit collaborator and making recommendations as to where and with whom such activities should be conducted as set forth under Section 1.8.7, and in each case will cooperate with respect to any such activities. Ionis’ obligation to participate in the JPC will terminate on the later of (A) the end of the Research Term and (B) Biogen’s exercise of (or the expiration or termination of) the last Option. Thereafter, Ionis will have the right, but not the obligation, to participate in JPC meetings, but shall nevertheless continue to coordinate with Biogen with respect to the activities set forth in this ARTICLE 7 during the Agreement Term.

(b)           The JPC will discuss a strategy and make recommendations with regard to intellectual property considerations (i) with respect to the Parties’ activities under the Core Research Program and the Neurological Disease Research Program, promptly following the Effective Date and (ii) with respect to each Collaboration Program, promptly after such Collaboration Program is designated, which strategies shall include (A) considerations for identifying potential inventions and making inventorship determinations, (B) considerations when selecting each Development Candidate, (C) considerations for Prosecution and Maintenance, defense and enforcement of Ionis Product-Specific Patents that would be or are licensed to Biogen under Section 4.1.1 in connection with a Product, Biogen Product-Specific Patents and Jointly-Owned Program Patents, (D) defense against allegations of infringement of Third Party Patent Rights and (E) licenses to Third Party Patent Rights or Know-How, in each case ((A) through (E)) to the extent such matter would be reasonably likely to have a material impact on the Agreement or the ownership of intellectual property or the licenses granted hereunder. The applicable strategy and the JPC’s recommendations, as applicable, will be considered in good faith in the performance of the Neurology Plans, the preparation of the intellectual property assessment to be included in each Development Candidate Data Package and by the Party entitled to designate a Development Candidate or prosecute, enforce and defend such Patent Rights, as applicable, hereunder, but will not be binding on such Party.

Confidential
(c)           Ionis or Biogen (as applicable) will provide the Joint Patent Committee with notice of any Know-How or Patent Rights discovered, developed, invented or created jointly by such Party and a Third Party in the performance of activities under the Neurology Plans or solely by a Third Party performing activities under the Neurology Plans on such Party’s behalf (such Know-How and Patent Rights, the “Collaborator IP”) promptly after such Party receives notice or otherwise becomes aware of the existence of such Collaborator IP. The JPC will determine whether any such Collaborator IP would be infringed or misappropriated (as applicable) by the Development, Manufacture or Commercialization of the applicable Development Candidate or any Compound under consideration by Biogen for potential designation as a Development Candidate. If the JPC (or independent patent counsel engaged pursuant to Section 7.1.3(f)) determines that any Collaborator IP would be infringed or misappropriated (as applicable) by the Development, Manufacture or Commercialization of such Development Candidate or Compound, then [***]; provided that, if such Party is unable to obtain [***] license to such Collaborator IP or if the Parties mutually agree that it is not necessary to obtain [***] license, then such Party shall use commercially reasonable efforts to obtain a [***] license to such Collaborator IP from such Third Party (any such [***] with such Third Party, a “Collaborator License”), and in each case, such Party will endeavor to obtain in such Collaborator License the right to sublicense such Collaborator IP to the other Party on terms that contain no greater restrictions on the other Party’s use of such Collaborator IP than those set forth in this Agreement.

(d)           Notwithstanding any provision to the contrary in this Agreement, including Section 6.11, if Collaborator IP (other than Additional Ionis Core IP) arises from activities performed by a Third Party under the applicable Neurology Plan, then any payment obligations arising under the applicable Collaborator License based on the Development or Commercialization of a Product will be shared the Parties as follows: (i) in the case where [***] enters into such Collaborator License, [***] will be solely responsible for paying any payment obligations that [***], except that [***] will be solely responsible for paying any payment obligations that [***] under any such Collaborator Licenses that that [***] approved prior to execution thereof and (ii) in the case where [***] enters into such Collaborator License, [***] will be solely responsible for paying any payment obligations that [***].

(e)           With respect to any such Collaborator IP licensed by Ionis under a Collaborator License with such Third Party, Biogen will have the right in accordance with Section 4.1.5 to elect to exclude any such Collaborator IP from the applicable license granted to Biogen under Section 4.1.1 by providing Ionis written notice prior to the License Effective Date for the applicable Collaboration Program. If, Biogen timely provides Ionis with such a written notice to exclude certain of such Collaborator IP from such license, such Collaborator IP will not be included in the Licensed Technology licensed with respect to such Collaboration Program under this Agreement. If Biogen does not provide Ionis with such a written notice to exclude such Collaborator IP prior to the License Effective Date for the applicable Collaboration Program hereunder, then such Collaborator IP (and any Third Party Obligations to the extent applicable to Products) will be included in the Licensed Technology licensed with respect to the applicable Collaboration Program under this Agreement.

(f)            In case of a dispute in the Joint Patent Committee over whether any Collaborator IP would be infringed or misappropriated (as applicable) by the Development, Manufacture or Commercialization of the applicable Development Candidate or any Compound under consideration by Biogen for potential designation as the Development Candidate, at the non-contracting Party’s request, such dispute will be resolved by independent patent counsel not engaged or regularly employed in the past two years by either Party and reasonably acceptable to both Parties, taking into account any existing prior art. The decision of such independent patent counsel will be binding on the Parties. Expenses of such patent counsel will be borne by the non-contracting Party.

Confidential
(g)           In addition, the Joint Patent Committee will be responsible for the determination of inventorship of Patent Rights that claim or cover Know-How discovered, developed, invented or created under this Agreement in accordance with United States patent Laws. In case of a dispute in the Joint Patent Committee (or otherwise between Ionis and Biogen) over inventorship of Program Patents, if the Joint Patent Committee cannot resolve such dispute, then such dispute will be resolved by independent patent counsel not engaged or regularly employed in the past two years by either Party and reasonably acceptable to both Parties. The decision of such independent patent counsel will be binding on the Parties. Expenses of such patent counsel will be shared equally by the Parties.

(h)           The JPC will comprise an equal number of members from each Party. The Joint Patent Committee will meet as often as agreed by them (and at least semi-Annually), to discuss matters arising out of the activities set forth in this ARTICLE 7. The JPC will determine by unanimous consent of its members the JPC operating procedures at its first meeting, including the JPC’s policies for replacement of JPC members, and the location of meetings, which will be codified in the written minutes of the first JPC meeting. To the extent reasonably requested by either Party, the Joint Patent Committee will solicit the involvement of more senior members of their respective legal departments (up to the most senior intellectual property attorney, where appropriate) with respect to critical issues, and may escalate issues to the Executives for input and resolution pursuant to Section 12.1. Each Party’s representatives on the Joint Patent Committee will consider comments and suggestions made by the other in good faith. If either Party deems it reasonably advisable, the Parties will enter into a mutually agreeable common interest agreement covering the matters contemplated by this Agreement.

7.2.	Prosecution and Maintenance of Patents.

7.2.1.          Patent Filings. Subject to Biogen’s right to provide reasonable input and comment as set forth in Section 7.2.5(a), the Party responsible for Prosecution and Maintenance of any Patent Rights as set forth in Section 7.2.2 and Section 7.2.3 will endeavor to obtain patent protection for the applicable Product as it Prosecutes and Maintains its other patents Covering products in development, using counsel of its own choice but reasonably acceptable to the other Party, in such countries as the responsible Party sees fit.

Confidential
7.2.2.          Licensed Patents and Biogen Patents.

(a)           Licensed Patents In General. Prior to the License Effective Date for a Collaboration Program, and subject to Biogen’s right to provide reasonable input and comment as set forth in Section 7.2.5(a), Ionis will control and be responsible for all aspects of the Prosecution and Maintenance of all Licensed Patents that are the subject of such license grant for such Collaboration Program, subject to this Section 7.2.2(a) and Section 7.2.3. During the Agreement Term, Ionis will control and be responsible for all aspects of the Ionis Core Technology Patents and Ionis Manufacturing and Analytical Patents. Ionis will use commercially reasonable efforts to diligently Prosecute and Maintain all Jointly-Owned Program Patents for which Ionis has the right to Prosecute and Maintain. On a Collaboration Program-by-Collaboration Program basis, until the earlier of the License Effective Date with respect to such Collaboration Program and the expiration or termination of Biogen’s right to be granted such license, Ionis will use commercially reasonable efforts to diligently Prosecute and Maintain all Ionis Product-Specific Patents that are the subject of such Collaboration Program to the extent that Ionis has the right to Prosecute and Maintain such Patent Rights.

(b)           Licensed Patents After License Effective Date. Upon the License Effective Date with respect to a Collaboration Program, Biogen will control and be responsible for all aspects of the Prosecution and Maintenance of all the Ionis Product-Specific Patents and Jointly-Owned Program Patents that are subject to the license under Section 4.1.1 for such Collaboration Program to the same extent Ionis had the right to control and was responsible for such Prosecution and Maintenance immediately prior to such License Effective Date, subject to Section 7.2.3, and will grant Ionis the license set forth in Section 4.2.2.

(c)           Biogen Patents. Biogen will control and be responsible for all aspects of the Prosecution and Maintenance of all Biogen Patents, subject to Section 7.2.3.

7.2.3.          Jointly-Owned Program Patents. Subject to Biogen’s right to provide reasonable input and comment as set forth in Section 7.2.5(a), Ionis will control and be responsible for all aspects of the Prosecution and Maintenance of Jointly-Owned Program Patents that do not Cover Products. Prior to the License Effective Date for a Collaboration Program and subject to Biogen’s right to provide reasonable input and comment as set forth in Section 7.2.5(a), Ionis will control and be responsible for all aspects of the Prosecution and Maintenance of Jointly-Owned Program Patents Covering Products that are the subject of such Collaboration Program. After the License Effective Date for a Collaboration Program, Biogen will control and be responsible for all aspects of the Prosecution and Maintenance of Jointly-Owned Program Patents Covering Products that are the subject of such Collaboration Program.

7.2.4.          Prosecution of Multi-Indication Product-Specific Patents; Biogen Supremacy to Enforce and Extend. With respect to Product-Specific Patents related to Multi-Indication Products, the Parties will endeavor to prosecute such Patent Rights to claim inventions related to Neurological Diseases separately from inventions related to Non-Neurological Indications. If there is an Ionis Product-Specific Patent that Covers both (a) a Multi-Indication Product licensed to Biogen under Section 4.1.1 and (b) a Multi-Indication Product of Ionis (each such Ionis Product-Specific Patent, a “Multi-Indication Product-Specific Patent”), then so long as Biogen is Developing and Commercializing such Multi-Indication Product pursuant to its license under Section 4.1.1, upon the grant of such license, Biogen will have the sole and exclusive right, but not the obligation, to institute and control any (i) Proceeding related to the infringement of such Multi-Indication Product-Specific Patent, (ii) Prosecution and Maintenance of such Multi-Indication Product-Specific Patent and (iii) patent term extension related to such Multi-Indication Product-Specific Patent.

Confidential
7.2.5.          Other Matters Pertaining to Prosecution and Maintenance of Patents.

(a)           Ionis will keep Biogen reasonably informed through the Joint Patent Committee (or directly, if the Joint Patent Committee has been disbanded) as to material developments with respect to the Prosecution and Maintenance of (i) those Ionis Core Technology Patents and Ionis Manufacturing and Analytical Patents that Cover any Development Candidate or Product and (ii) the Ionis Product-Specific Patents and Jointly-Owned Program Patents, in each case ((i) and (ii)), for which Ionis has the responsibility to Prosecute and Maintain pursuant to Section 7.2.2, Section 7.2.3 or this Section 7.2.5, including by providing copies of material data as it arises. Ionis will timely provide Biogen the timely opportunity to have reasonable input into the strategic aspects of such Prosecution and Maintenance, including the countries in which such Patent Rights are filed, and will consider Biogen’s input with respect to such strategic aspects in good faith but which will not be binding on Ionis. Additionally, Ionis will promptly provide to Biogen drafts of all patent-related filings and communications related to the such Patent Rights, including copies of office actions or other correspondence that Ionis receives from any patent office, drafts of office action responses or other correspondence that Ionis provides to any patent office, and copies and drafts of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, in each case, for Biogen’s review and comment, and Ionis will consider in good faith any reasonable comments timely provided by Biogen with respect to such draft filings and communications.

(b)           Following the License Effective Date with respect to a particular Collaboration Program, Biogen will keep Ionis reasonably informed through the Joint Patent Committee (or directly, if the Joint Patent Committee has been disbanded) as to material developments with respect to the Prosecution and Maintenance of Product-Specific Patents or Jointly-Owned Program Patents for which Biogen has the responsibility to Prosecute and Maintain pursuant to Section 7.2.2, Section 7.2.3 or this Section 7.2.5, including by providing copies of material data as it arises and will provide Ionis the timely opportunity to have reasonable input into the strategic aspects of such Prosecution and Maintenance, which input Biogen will consider in good faith but which will not be required to implement. Following the License Effective Date with respect to a particular Collaboration Program, Biogen will have final decision-making authority with respect to the Prosecution and Maintenance, enforcement and defense of such Product-Specific Patents or Jointly-Owned Program Patents related to such Collaboration Program, including any Proceeding related to the infringement of such Patent Rights and any patent term extensions related to such Patent Rights.

Confidential
(c)           If Biogen elects (i) not to file and prosecute patent applications for the Jointly-Owned Program Patents or Ionis Product-Specific Patents that have been licensed or assigned to Biogen under this Agreement or the Biogen Product-Specific Patents (“Biogen-Prosecuted Patents”) in a particular country, (ii) not to continue the Prosecution and Maintenance (including any interferences, oppositions, reissue proceedings, re-examinations, and patent term extensions, adjustments, and restorations) of any Biogen-Prosecuted Patent in a particular country or (iii) not to file and prosecute patent applications for the Biogen-Prosecuted Patent in a particular country following a written request from Ionis to file and prosecute in such country, then in each case ((i) – (iii)), Biogen will so notify Ionis promptly in writing of its intention (including a reasonably detailed rationale for doing so) with sufficient time to enable Ionis to meet any deadlines by which an action must be taken to establish or preserve any such Patent Right in such country; and except as set forth in Section 7.2.5(d) Ionis will have the right, but not the obligation, to file, prosecute, maintain, enforce or otherwise pursue such Biogen-Prosecuted Patent in the applicable country at its own expense with counsel of its own choice. In such case, Biogen will cooperate with Ionis to file for, or continue to Prosecute and Maintain, enforce or otherwise pursue such Biogen-Prosecuted Patent in such country in Ionis’ own name, but only to the extent that Biogen is not required to take any position with respect to such abandoned Biogen-Prosecuted Patent that would be reasonably likely to adversely affect the scope, validity or enforceability of any of the other Patent Rights being prosecuted and maintained by Biogen under this Agreement. Notwithstanding anything to the contrary in this Agreement, if Ionis assumes responsibility for the Prosecution and Maintenance of any such Biogen-Prosecuted Patent under this Section 7.2.5(c), then Ionis will have no obligation to notify Biogen if Ionis intends to abandon such Biogen-Prosecuted Patent.

(d)           Notwithstanding Section 7.2.5(c) above, if, after having consulted with outside counsel, Biogen reasonably determines that filing or continuing to prosecute a patent application in a particular country for a Biogen-Prosecuted Patent (the “Conflicting Patent Right”) is reasonably likely to adversely affect the scope, validity or enforceability of a patent application or issued patent in a particular country for another Biogen-Prosecuted Patent (the “Superior Patent Right”), in each case where both the Conflicting Patent Right and the Superior Patent Right if issued would meet the criteria set forth in clause (i) of Section 6.9.2(a), then so long as Biogen continues to Prosecute and Maintain the Superior Patent Right in accordance with this Agreement, Ionis will not have the right under Section 7.2.5(c) above to file or prosecute the Conflicting Patent Right.

(e)           If, during the Agreement Term, Ionis intends not to file or to abandon in any jurisdiction any Ionis Product-Specific Patent for which Ionis is responsible for Prosecution and Maintenance without first filing a continuation or substitution, then, if Biogen’s right to obtain a license under Section 4.1.1 to such Ionis Product-Specific Patent has not expired or terminated, Ionis will notify Biogen of such intention at least [***] days before such Patent Right will become abandoned, and Biogen will have the right, but not the obligation, to assume responsibility and final decision-making authority for the Prosecution and Maintenance thereof at its own expense (subject to Section 7.3.1) with counsel of its own choice. Notwithstanding anything to the contrary in this Agreement, if Biogen assumes responsibility for the Prosecution and Maintenance of any such Ionis Product-Specific Patent under this Section 7.2.5(e), then Biogen will have no obligation to notify Ionis if Biogen intends to abandon such Ionis Product-Specific Patent.

(f)           The Parties, through the Joint Patent Committee (or directly, if the Joint Patent Committee has been disbanded), will cooperate in good faith to determine if and when any divisional or continuation applications will be filed with respect to any Program Patents or Product-Specific Patents, and where a divisional or continuation patent application filing would be practical and reasonable, following which determination such a divisional or continuation filing will be made.

Confidential
(g)           If the Party responsible for Prosecution and Maintenance of a Jointly-Owned Program Patent pursuant to Section 7.2.3 intends to abandon such Jointly-Owned Program Patent without first filing a continuation or substitution, then such Party will notify the other Party of such intention at least [***] days before such Jointly-Owned Program Patent will become abandoned, and such other Party will have the right, but not the obligation, to assume responsibility and final decision-making authority for the Prosecution and Maintenance thereof at its own expense (subject to Section 7.3.1) with counsel of its own choice, in which case the abandoning Party will, and will cause its Affiliates to, assign to the other Party (or, if such assignment is not possible, grant a fully-paid exclusive license in) all of their rights, title and interests in and to such Jointly-Owned Program Patents. If a Party assumes responsibility for the Prosecution and Maintenance of any such Jointly-Owned Program Patents under this Section 7.2.5(g), such Party will have no obligation to notify the other Party of any intention of such Party to abandon such Jointly-Owned Program Patents.

(h)           In addition, the Parties will consult, through the Joint Patent Committee (or directly, if the Joint Patent Committee has been disbanded), and take into consideration the comments of the other Party for all matters relating to interferences, reissues, re-examinations and oppositions with respect to those Patent Rights in which such other Party (i) has an ownership interest, (ii) has received a license thereunder in accordance with this Agreement or (iii) may in the future, in accordance with this Agreement, obtain a license or sublicense thereunder.

7.3.	Patent Costs.

7.3.1.          Jointly-Owned Program Patents. Unless the Parties agree otherwise, Ionis and Biogen will share equally the Patent Costs associated with the Prosecution and Maintenance of Jointly-Owned Program Patents; provided that either Party may decline to pay its share of costs for filing, prosecuting and maintaining any Jointly-Owned Program Patents in a particular country or particular countries, in which case the declining Party will, and will cause its Affiliates to, assign to the other Party (or, if such assignment is not possible, grant a fully-paid exclusive license in) all of their rights, titles and interest in and to such Jointly-Owned Program Patents.

7.3.2.          Licensed Patents and Biogen Patents. Except as set forth in Section 7.3.1, each Party will be responsible for all Patent Costs incurred by such Party prior to and after the Effective Date in all countries in the Prosecution and Maintenance of Patent Rights for which such Party is responsible under Section 7.2; provided, however, that after the License Effective Date for a Collaboration Program, Biogen will be solely responsible for Patent Costs arising from the Prosecution and Maintenance of the Ionis Product-Specific Patents related to such Collaboration Program.

Confidential
7.4.	Defense of Claims Brought by Third Parties.

7.4.1.          If a Third Party initiates a Proceeding claiming a Patent Right owned by or licensed to such Third Party is infringed by the Development, Manufacture or Commercialization of a Product, (a) Ionis will have the first right, but not the obligation, to defend against any such Proceeding initiated prior to the License Effective Date for the applicable Collaboration Program at its sole cost and expense, and (b) Biogen will have the first right, but not the obligation, to defend against any such Proceeding initiated after the License Effective Date for the applicable Collaboration Program at its sole cost and expense. If the Party having the first right to defend against such Proceeding (the “Lead Party”) elects to defend against such Proceeding, then the Lead Party will have the sole right to direct the defense and to elect whether to settle such claim (but only with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed). The other Party will reasonably assist the Lead Party in defending such Proceeding and cooperate in any such litigation at the request and expense of the Lead Party. The Lead Party will provide the other Party with prompt written notice of the commencement of any such Proceeding that is of the type described in this Section 7.4, and the Lead Party will keep the other Party apprised of the progress of such Proceeding. Notwithstanding the foregoing, (i) if Ionis is the Lead Party, then Ionis will cooperate in good faith with Biogen on the institution, prosecution and control of such Proceeding, will provide Biogen with copies of filings, submissions and communications related to such Proceeding in sufficient time to allow Biogen to review and comment thereon, and will incorporate any reasonable comments timely provided by Biogen with respect to such filings, submissions and communications and (ii) if Biogen is the Lead Party and Ionis is a named party, then Biogen will cooperate in good faith with Ionis on the institution, prosecution and control of such Proceeding and will provide Ionis the timely opportunity to have reasonable input into the strategic aspects of such Proceeding, which Biogen will consider in good faith but which will not be required to implement. If the Lead Party elects not to defend against a Proceeding, then the Lead Party will so notify the other Party in writing within [***] days after the Lead Party first receives written notice of the initiation of such Proceeding, and the other Party (the “Step-In Party”) will have the right, but not the obligation, to defend against such Proceeding at its sole cost and expense and thereafter the Step-In Party will have the sole right to direct the defense thereof, including the right to settle such claim. In any event, the Party not defending such Proceeding will reasonably assist the other Party and cooperate in any such litigation at the request and expense of the Party defending such Proceeding. Each Party may at its own expense and with its own counsel join any defense initiated or directed by the other Party under this Section 7.4. Each Party will provide the other Party with prompt written notice of the commencement of any such Proceeding under this Section 7.4, and such Party will promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party.

7.4.2.          Discontinued Product. If a Third Party initiates a Proceeding claiming that any Patent Right or Know-How owned by or licensed to such Third Party is infringed by the Development, Manufacture or Commercialization of a Discontinued Product, then Ionis will have the first right, but not the obligation, to defend against and settle such Proceeding at its sole cost and expense. Biogen will reasonably assist Ionis in defending such Proceeding and cooperate in any such litigation at the request and expense of Ionis. Each Party may at its own expense and with its own counsel join any defense directed by the other Party. Ionis will provide Biogen with prompt written notice of the commencement of any such Proceeding, or of any allegation of infringement of which Ionis becomes aware and that is of the type described in this Section 7.4.2, and Ionis will promptly furnish Biogen with a copy of each communication relating to the alleged infringement received by Ionis.

Confidential
7.4.3.          Interplay Between Enforcement of IP and Defense of Third Party Claims. Notwithstanding the provisions of Section 7.4.1 and Section 7.4.2, to the extent that a Party’s defense against a Third Party claim of infringement under this Section 7.4 involves (a) the enforcement of the other Party’s Know-How or Patent Rights (e.g., a counterclaim of infringement), or (b) the defense of an invalidity claim with respect to such other Party’s Know-How or Patent Rights, then, in each case, the general concepts of Section 7.5 will apply to the enforcement of such other Party’s Know-How or Patent Rights or the defense of such invalidity claim (i.e., each Party has the right to enforce its own intellectual property, except that the relevant Commercializing Party will have the initial right, to the extent provided in Section 7.5, to enforce such Know-How or Patent Rights or defend such invalidity claim, and the other Party will have a step-in right, to the extent provided in Section 7.5, to enforce such Know-How or Patent Rights or defend such invalidity claim).

7.5.	Enforcement of Patents against Competitive Infringement.

7.5.1.          Duty to Notify of Competitive Infringement. If either Party learns of an infringement, unauthorized use, misappropriation or threatened infringement by a Third Party to which such Party does not owe any conflicting obligation of confidentiality with respect to any Licensed Patents by reason of the development, manufacture, use or commercialization of a product directed against the RNA that encodes a Collaboration Target in the Field (“Competitive Infringement”), such Party will promptly notify the other Party in writing and will provide such other Party with available evidence of such Competitive Infringement; provided, however, that for cases of Competitive Infringement under Section 7.5.8 below, such written notice will be given within 10 days.

7.5.2.
Prior to License Grant. For any Competitive Infringement with respect to a Product occurring after the Effective Date but before the License Effective Date for the Collaboration Program of which such Product is the subject, Ionis will have the first right, but not the obligation, to institute, prosecute, and control a Proceeding with respect thereto, by counsel of its own choice, and Biogen will have the right to be represented in that action by counsel of its own choice at its own expense. Ionis will provide Biogen with prompt written notice of the commencement of any such Proceeding, and Ionis will keep Biogen apprised of the progress of such Proceeding. Additionally, Ionis will provide Biogen with copies of filings, submissions and communications related to such Proceeding in sufficient time to allow Biogen to review and comment thereon, and will consider in good faith any reasonable comments timely provided by Biogen with respect to such filings, submissions and communications. Subject to the preceding sentence, Ionis will have the sole right to control such litigation. If Ionis fails to initiate a Proceeding within a period of 90 days after receipt of written notice of such Competitive Infringement (subject to a 90 day extension to conclude negotiations, which extension will apply only in the event that Ionis has commenced good faith negotiations with an alleged infringer for elimination of such Competitive Infringement within such 90 day period), Biogen will have the right to initiate and control a Proceeding with respect to such Competitive Infringement by counsel of its own choice; provided that Ionis will have the right to be represented in any such action by counsel of its own choice at its own expense. Notwithstanding the foregoing, Ionis will at all times have the sole right to institute, prosecute, and control any Proceeding under this Section 7.5.2 to the extent involving any Ionis Core Technology Patents or Ionis Manufacturing and Analytical Patents.

Confidential
7.5.3.
Biogen Enforcement Rights. Notwithstanding Section 7.5.2 and Section 7.5.4, in the case where a Third Party is infringing an Ionis Core Technology Patent and a Patent Right Controlled by Biogen by reason of the development, manufacture, use or commercialization of a product directed against the RNA that encodes a High Interest Target or a Collaboration Target in the Field, then such Party will promptly notify the other Party in writing. If Biogen also enforces any Patent Rights Controlled by Biogen (including any Ionis Product-Specific Patents by Ionis to Biogen under this Agreement) against such infringement, then Biogen may elect to have Ionis and Biogen enforce the applicable Ionis Core Technology Patents and the applicable Patent Rights Controlled by Biogen against such infringing Third Party.

7.5.4.          Following License Grant. For any Competitive Infringement with respect to a particular Product (except for a Discontinued Product) occurring after the License Effective Date for the Collaboration Program of which such Product is the subject, so long as part of such Proceeding Biogen also enforces any Patent Rights Controlled by Biogen (including any Ionis Product-Specific Patents assigned by Ionis to Biogen under this Agreement) being infringed that Cover the Product, then Biogen will have the first right, but not the obligation, to institute, prosecute, and control a Proceeding with respect thereto by counsel of its own choice at its own expense, and Ionis will have the right, at its own expense, to be represented in that action by counsel of its own choice, however, Biogen will have the right to control such litigation. If Biogen fails to initiate a Proceeding within a period of 90 days after receipt of written notice of such Competitive Infringement (subject to a 90 day extension to conclude negotiations, if Biogen has commenced good faith negotiations with an alleged infringer for elimination of such Competitive Infringement within such 90 day period), Ionis will have the right to initiate and control a Proceeding with respect to such Competitive Infringement by counsel of its own choice, and Biogen will have the right to be represented in any such action by counsel of its own choice at its own expense. Notwithstanding the foregoing, Ionis will at all times have the sole right to institute, prosecute, and control any Proceeding under this Section 7.5.4 to the extent involving any Ionis Core Technology Patents or Ionis Manufacturing and Analytical Patents.

Confidential
7.5.5.          Joinder.

(a)           If a Party initiates a Proceeding in accordance with this Section 7.5, then the other Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the Proceeding. Subject to Section 7.5.6, the costs and expenses of each Party incurred pursuant to this Section 7.5.5(a) will be borne by the Party initiating such Proceeding.

(b)           If one Party initiates a Proceeding in accordance with this Section 7.5, the other Party may join such Proceeding as a party plaintiff where necessary for such other Party to seek lost profits with respect to such infringement or where such Proceeding relates to Jointly-Owned Program Patents.

7.5.6.          Share of Recoveries. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 7.5 will be shared as follows:

(a)           the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such Proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); then

(b)           any remaining proceeds constituting direct or actual damages for acts of infringement occurring prior to the License Effective Date for the Collaboration Program of which the applicable Product is the subject will be (i) [***]; or (ii) [***]; then

(c)           any remaining proceeds constituting direct or actual damages for acts of infringement occurring after the License Effective Date for the Collaboration Program of which the applicable Product is the subject [***]; then

(d)           any remaining proceeds constituting punitive or treble damages will be allocated between the Parties as follows: the Party initiating the Proceeding will receive and retain [***]% of such proceeds and the other Party will receive and retain [***]% of such proceeds.

7.5.7.          Settlement. Notwithstanding anything to the contrary under this ARTICLE 7, neither Party may enter a settlement, consent judgment or other voluntary final disposition of a suit under this ARTICLE 7 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under a Patent Right Controlled by the other Party without first obtaining the written consent of the Party that Controls the relevant Patent Right.

7.5.8.          35 USC 271(e)(2) Infringement. Notwithstanding anything to the contrary in this Section 7.5, solely with respect to Licensed Patents that have not been assigned to Biogen under this Agreement for a Competitive Infringement under 35 USC 271(e)(2), the time period set forth in Section 7.5.2 during which a Party will have the initial right to bring a Proceeding will be shortened to a total of 25 days, so that, to the extent the other Party has the right, pursuant to such Section to initiate a Proceeding if the first Party does not initiate a Proceeding, such other Party will have such right if the first Party does not initiate a Proceeding within 25 days after such first Party’s receipt of written notice of such Competitive Infringement.

Confidential
7.6.	Other Infringement.

7.6.1.          Jointly-Owned Program Patents. With respect to the infringement of a Jointly-Owned Program Patent which is not a Competitive Infringement, the Parties will cooperate in good faith to bring suit together against such infringing party or the Parties may decide to permit one Party to solely bring suit. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 7.6.1 will be shared as follows: (a) the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such Proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); (b) any remaining proceeds constituting direct damages will be [***] and (c) any remaining proceeds constituting punitive or treble damages will be allocated as follows: (i) if the Parties jointly initiate a Proceeding pursuant to this Section 7.6.1, [***]; and (ii) if only one Party initiates the Proceeding pursuant to this Section 7.6.1, such Party will receive [***]% of such proceeds and the other Party will receive [***]% of such proceeds.

7.6.2.          Patents Solely Owned by Ionis. Ionis will retain all rights to pursue an infringement of any Patent Right solely owned by Ionis which is other than a Competitive Infringement and Ionis will retain all recoveries with respect thereto.

7.6.3.          Patents Solely Owned by Biogen. Biogen will retain all rights to pursue an infringement of any Patent Right solely owned by Biogen which is other than a Competitive Infringement and Biogen will retain all recoveries with respect thereto.

7.7.	Patent Listing.

7.7.1.          Biogen’s Obligations. Biogen will promptly, accurately and completely list, with the applicable Regulatory Authorities during the Agreement Term, all applicable Patent Rights that Cover a Product. Prior to such listings, the Parties will meet, through the Joint Patent Committee, to evaluate and identify all applicable Patent Rights, and Biogen will have the right to review, where reasonable, original records relating to any invention for which Patent Rights are being considered by the Joint Patent Committee for any such listing. Notwithstanding the preceding sentence, Biogen will retain final decision-making authority as to the listing of all applicable Patent Rights for the Product that are not Ionis Core Technology Patents or Ionis Manufacturing and Analytical Patents, regardless of which Party owns such Patent Rights.

7.7.2.          Ionis’ Obligations. Ionis will promptly, accurately and completely list, with the applicable Regulatory Authorities during the Agreement Term, all applicable Patent Rights that Cover a Discontinued Product. Prior to such listings, the Parties will meet, through the Joint Patent Committee, to evaluate and identify all applicable Patent Rights, and Ionis will have the right to review, where reasonable, original records relating to any invention for which Patent Rights are being considered by the Joint Patent Committee for any such listing. Notwithstanding the preceding sentence, Ionis will retain final decision-making authority as to the listing of all applicable Patent Rights for such Discontinued Products, as applicable, regardless of which Party owns such Patent Rights.

Confidential
7.8.
Joint Research Agreement under the Leahy-Smith America Invents Act. Notwithstanding anything to the contrary in this ARTICLE 7, neither Party will have the right to make an election under 35 U.S.C. § 102(c) of the Leahy-Smith America Invents Act when exercising its rights under this ARTICLE 7 without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, each Party will use reasonable efforts to cooperate and coordinate their activities with the other Party with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).

7.9.
Obligations to Third Parties. Notwithstanding any of the foregoing, each Party’s rights and obligations with respect to Licensed Technology under this ARTICLE 7 will be subject to the Third Party rights and obligations under any (a) agreement entered into by Ionis with a Third Party following the Effective Date in accordance with Section 6.11.2(a), Section 6.11.3(c), Section 6.11.4(d) or Section 6.11.6(a) (each, a “New Third Party License”), (b) Prior Agreements and (c) Ionis In-License Agreements; provided, however, that, to the extent that Ionis has a non-transferable right to prosecute, maintain or enforce any Patent Rights licensed to Biogen hereunder and this Agreement purports to grant any such rights to Biogen, Ionis will act in such regard with respect to such Patent Rights at Biogen’s direction.

7.10.
Additional Right and Exceptions. Notwithstanding any provision of this ARTICLE 7, Ionis retains the sole right to Prosecute and Maintain Ionis Core Technology Patents and Ionis Manufacturing and Analytical Patents during the Agreement Term and to control any enforcement of Ionis Core Technology Patents and Ionis Manufacturing and Analytical Patents, and will take the lead on such enforcement solely to the extent that the scope or validity of any Patent Rights Controlled by Ionis and Covering the Ionis Core Technology Patents or Ionis Manufacturing and Analytical Patents is at risk.

7.11.
Patent Term Extension. The Parties will cooperate with each other in gaining patent term extension wherever applicable to the Product. After the License Effective Date for the Collaboration Program of which such Product is the subject, Biogen will have the sole right to determine which relevant patents will be extended.

ARTICLE 8.
REPRESENTATIONS AND WARRANTIES

8.1.	Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Execution Date and the Effective Date, that:

8.1.1.          such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

8.1.2.          such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

8.1.3.          this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;

Confidential
8.1.4.          the execution, delivery and performance of this Agreement by such Party will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

8.1.5.          no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements, except as required pursuant to the HSR Act and as contemplated by the Stock Purchase Agreement; and

8.1.6.          it has not employed (and, to the best of its knowledge, has not used a contractor or consultant that has employed) and in the future will not employ (or, to the best of its knowledge, use any contractor or consultant that employs, provided that such Party may reasonably rely on a representation made by such contractor or consultant) any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), in the conduct of the Pre-Clinical Studies or Clinical Studies of the Product and its activities under each Collaboration Program.

8.2.	Representations and Warranties of Ionis. Ionis hereby represents and warrants to Biogen, as of the Execution Date and the Effective Date that:

8.2.1.          Ionis Controls the Licensed Technology listed on Schedule 8.2.5(a) and Schedule 8.2.5(b) and it has the full right, power and authority to grant all rights and licenses (or sublicenses, as the case may be) it purports to grant to Biogen under this Agreement;

8.2.2.          To the best of its knowledge and belief, there are no additional licenses (beyond those that would be granted to Biogen under Section 4.1.1 upon the exercise of the Option for a Product arising under the Collaboration Programs) under any intellectual property owned or Controlled by Ionis or its Affiliates that would be required in order for Biogen to further Develop, Manufacture and Commercialize a potential Product, to the extent such potential Product practices the inventions claimed in the Ionis Core Technology Patents in the same manner as Ionis practices such inventions with respect to the products in the Ionis Product Pipeline.

8.2.3.          The Licensed Technology constitutes all of the Patent Rights and Know-How Controlled by Ionis that are necessary to Develop, Manufacture or Commercialize Compounds contemplated under the Collaboration Programs in the Field. Ionis has not previously assigned, transferred, conveyed or otherwise encumbered its rights, title and interests in the Licensed Technology in a manner that conflicts with any rights granted to Biogen (or contemplated) hereunder with respect to potential Products, to the extent such potential Products practice the inventions claimed in the Ionis Core Technology Patents in the same manner as Ionis practices such inventions with respect to the products in the Ionis Product Pipeline.

Confidential
8.2.4.          Neither Ionis nor its Affiliates owns or Controls any Patent Rights or Know-How covering formulation or delivery technology that would be useful or necessary in order for Biogen to further Develop or Commercialize a potential Compound contemplated under the Collaboration Programs, to the extent such potential Compound practices the inventions claimed in the Ionis Core Technology Patents in the same manner as Ionis practices such inventions with respect to the products in the Ionis Product Pipeline.

8.2.5.          Schedule 8.2.5(a) and Schedule 8.2.5(b) each set forth true, correct and complete lists of all (a) Ionis Core Technology Patents and (b) Ionis Manufacturing and Analytical Patents a, respectively, and indicates whether each such Patent Right is owned by Ionis or licensed by Ionis from a Third Party and if so, identifies the licensor or sublicensor from which the Patent Right is licensed. Ionis Controls such Patent Rights and is entitled to grant all rights and licenses (or sublicenses, as the case may be) under such Patent Rights it purports to grant to Biogen under this Agreement.

8.2.6.          There are no claims, judgments or settlements against or owed by Ionis or its Affiliates or pending against Ionis or, to the best of Ionis’ knowledge, threatened against Ionis, in each case relating to the Ionis Core Technology Patents, the Ionis Manufacturing and Analytical Patents, Ionis Manufacturing and Analytical Know-How or Ionis Know-How that could impact activities under this Agreement. To the best of Ionis’ knowledge, there are no claims, judgments or settlements against or owed by any Third Party that is party to a Prior Agreement, or pending or threatened claims or litigation against any Third Party that is party to a Prior Agreement, in each case relating to the Ionis Core Technology Patents, the Ionis Manufacturing and Analytical Patents, Ionis Manufacturing and Analytical Know-How or Ionis Know-How, in any case, that would impact activities under this Agreement.

8.2.7.          That (a) there is no fact or circumstance known by Ionis that would cause Ionis to reasonably conclude that any Ionis Core Technology Patent or Ionis Manufacturing and Analytical Patent is invalid or un-enforceable, (b) there is no fact or circumstance known by Ionis that would cause Ionis to reasonably conclude the inventorship of each Ionis Core Technology Patent or Ionis Manufacturing and Analytical Patent is not properly identified on each patent and (c) all official fees, maintenance fees and annuities for the Ionis Core Technology Patent or Ionis Manufacturing and Analytical Patent have been paid and all administrative procedures with governmental agencies have been completed.

8.2.8.          Other than as set forth on Schedule 8.2.8, no Ionis Core Technology Patent or Ionis Manufacturing and Analytical Patent is currently involved in any interference, reissue, re-examination, cancellation or opposition proceeding and neither Ionis, nor any of its Affiliates, has received any written notice from any Person or has knowledge of such actual or threatened proceeding.

Confidential
8.2.9.          Ionis has set forth on Schedule 6.11.1 a true, correct and complete lists of the agreements with Third Party licensors or sellers pursuant to which Ionis has licensed or acquired the Know-How and Patent Rights Controlled by Ionis as of the Effective Date that is necessary or useful to conduct the research, Development, Manufacture or Commercialization of potential Products to the extent that such potential Products practice the inventions claimed in the Ionis Core Technology Patents in the same manner as Ionis practices such inventions with respect to the products in the Ionis Product Pipeline. All Ionis In-License Agreements are in full force and effect and have not been modified or amended. Neither Ionis nor, to the best knowledge of Ionis, the Third Party licensor in an Ionis In-License Agreement is in default with respect to a material obligation under such Ionis In-License Agreement, and neither such party has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under, any Ionis In-License Agreement.

8.2.10.        Schedule 8.2.10 is a complete and accurate list of all agreements that create Third Party Obligations with respect to the Ionis Core Technology Patents and Ionis Manufacturing and Analytical Patents that affect the rights granted by Ionis to Biogen under this Agreement with respect to any Products, to the extent such potential Products practice the inventions claimed in the Ionis Core Technology Patents in the same manner as Ionis practices such inventions with respect to the products in the Ionis Product Pipeline.

8.2.11.        To the best of Ionis’ knowledge, there are no issued patents owned by a Third Party that (a) are not Controlled by Ionis and (b) are necessary to practice an invention claimed within a Patent Right included in the Ionis Core Technology Patents in connection with any Product, to the extent such potential Product practices the inventions claimed in the Ionis Core Technology Patents in the same manner as Ionis practices such inventions with respect to the products in the Ionis Product Pipeline.

8.2.12.        There are no Ionis Product-Specific Patents that Cover High Interest Targets, Compounds or Products, as such High Interest Targets, Compounds or Products exist as of the Execution Date or Effective Date.

8.2.13.        Schedule 8.2.13 represents a complete and accurate list of all (a) antisense products that Ionis, an Ionis Affiliate or a Third Party collaboration partner of Ionis are developing in Clinical Studies or commercializing, or are subject of registration for marketing authorization and (b) Development Candidates under any of the Ionis/Biogen Additional Agreements, and in each case ((a) and (b)), includes the chemical features incorporated into any such products.

8.3.	Effective Date Covenants of Ionis. During the period between the Execution Date and the Effective Date:

8.3.1.          Ionis will not, and will cause its Affiliates not to assign, transfer, convey or otherwise encumber its rights, title or interest in or to any Patent Rights or Know-How (including by granting any option or covenant not to sue with respect thereto) that would constitute Ionis Core Technology Patents, Ionis Manufacturing and Analytical Know-How or Ionis Know-How but for such assignment, transfer, conveyance or encumbrance in a manner that would adversely affect Biogen’s rights under this Agreement.

Confidential
8.3.2.          Ionis will not, and will cause its Affiliates not to enter into an agreement, written or oral, with a Third Party granting such Third Party any rights to exploit the Ionis Core Technology Patents, Ionis Manufacturing and Analytical Know-How or Ionis Know-How in a manner that would adversely affect Biogen’s rights and obligations under this Agreement.

8.3.3.          Ionis will not, and will cause its Affiliates not to enter into an agreement, written or oral, with a Third Party granting such Third Party any rights with respect to the discovery, research, development, manufacture or commercialization of any product in the Field in any country or jurisdiction that includes an Oligonucleotide that is designed to bind to the RNA that encodes a Neurology Target, in a manner that would adversely affect Biogen’s rights under this Agreement.

8.3.4.          Ionis will not, and will cause its Affiliates not to encumber any Neurology Target under an agreement, written or oral, with a Third Party that would prevent Ionis from granting Biogen the license under Section 4.1.1 of this Agreement with respect to any Neurology Target or any Strategy directed thereto.

8.3.5.          Ionis will not, and will cause its Affiliates not to amend, modify, terminate or waive any rights under any Ionis In-License Agreement in a manner that would adversely affect Biogen’s rights and obligations under this Agreement without Biogen’s prior written consent.

8.3.6.          Ionis will not, and will cause its Affiliates not to, commit any acts or permit the occurrence of any omissions that would cause or result in the termination of any Ionis In-License Agreement in its entirety or with respect to any rights under such agreement for which such termination would adversely affect Biogen’s rights and obligations under this Agreement. Ionis will notify Biogen in writing within one Business Day after any such termination of any Ionis In-License Agreement.

8.3.7.          Ionis will promptly notify Biogen of any updates to each of Schedule 6.11.1, Schedule 8.2.5(a), Schedule 8.2.5(b) and Schedule 8.2.10, and shall provide Biogen with an updated schedule, as applicable, as soon as reasonably practicable.

8.4.
Additional Ionis Covenants. From and after the Execution Date through the expiration or earlier termination of this Agreement, Ionis hereby covenants to Biogen that, except as expressly permitted under this Agreement:

8.4.1.          On an Annual basis, and on agreement of the Parties from time-to-time, Ionis will amend Schedule 8.2.5(a), Schedule 8.2.5(b), Schedule 8.2.5(c) (which schedule shall set forth a true, complete and correct list of all Ionis Product-Specific Patents, if any) and Schedule 8.2.10 and submit such amended Schedules (if any) to Biogen at the next meeting of the JPC to reflect any pre-existing or new Ionis Core Technology Patents, Ionis Manufacturing and Analytical Patents, Ionis Product-Specific Patents or Third Party Obligations are not properly identified on such Schedule.

Confidential
8.4.2.          Ionis will maintain and not breach any Ionis In-License Agreements and any agreements with Third Parties entered into after the Execution Date that provide a grant of rights from such Third Party to Ionis that are Controlled by Ionis and are licensed or may become subject to a license from Ionis to Biogen for a Development Candidate under this Agreement;

8.4.3.          Ionis will promptly notify Biogen of any material breach by Ionis or a Third Party of any New Third Party License, and in the event of a breach by Ionis, will permit Biogen to cure such breach on Ionis’ behalf upon Biogen’s request;

8.4.4.          Ionis will not amend, modify or terminate any Ionis In-License Agreement or New Third Party License in a manner that would adversely affect Biogen’s rights hereunder without first obtaining Biogen’s written consent, which consent may be withheld in Biogen’s sole discretion;

8.4.5.          Ionis will not enter into any new agreement or other obligation with any Third Party, or amend an existing agreement with a Third Party, in each case that restricts, limits or encumbers the rights granted to Biogen under this Agreement;

8.4.6.          Ionis will cause its Affiliates, to comply with the terms of Section 2.1 and will not permit any Affiliates to conduct any activities that Ionis is prohibited from conducting under Section 2.1;

8.4.7.          All employees and contractors of Ionis performing Development activities hereunder on behalf of Ionis (including for any Affiliate) will be obligated to assign all rights, title and interests in and to any inventions developed by them, whether or not patentable, to Ionis or such Affiliate, respectively, as the sole owner thereof, prior to performing any such Development activities; and

8.4.8.          If Ionis becomes the owner or otherwise acquires Control of any formulation or delivery technology that would be necessary or useful in order for Biogen to further Develop, Manufacture or Commercialize a Product, and Biogen has exercised the applicable Option and the license granted to Biogen under this Agreement with respect to such Product is in effect at the relevant time when Ionis gains such Control, then Ionis will make such technology available to Biogen on commercially reasonable terms.

8.5.
Additional Biogen Covenants. From and after the Execution Date through the expiration or earlier termination of this Agreement, Biogen hereby covenants to Ionis that, except as expressly permitted under this Agreement all employees and contractors (other than academic or non-profit institutions) of Biogen performing Development activities hereunder on behalf of Biogen (including for any Affiliate) will be obligated to assign all rights, title and interests in and to any inventions developed by them, whether or not patentable, to Biogen or such Affiliate, respectively, as the sole owner thereof, prior to performing any such Development activities.

Confidential
8.6.
DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BIOGEN AND IONIS UNDERSTAND THAT EACH PRODUCT IS THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND THAT NEITHER PARTY CAN ASSURE THE SAFETY, USEFULNESS OR COMMERCIAL OR TECHNICAL VIABILITY OF ANY PRODUCT.

ARTICLE 9.
INDEMNIFICATION; INSURANCE

9.1.
Indemnification by Biogen. Biogen will indemnify, defend and hold harmless Ionis and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses including the reasonable fees of attorneys (collectively “Losses”) arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

9.1.1.          the gross negligence or willful misconduct of Biogen, its Affiliates or Sublicensees and its or their respective directors, officers, employees and agents, in connection with Biogen’s performance of its obligations or exercise of its rights under this Agreement;

9.1.2.          any breach of any representation or warranty or express covenant made by Biogen under ARTICLE 8 or any other provision under this Agreement;

9.1.3.          the Development or Manufacturing activities that are conducted by or on behalf of Biogen or its Affiliates or Sublicensees (which will exclude any Development or Manufacturing activities that are conducted by or on behalf of Ionis pursuant to this Agreement); or

9.1.4.          the Commercialization of a Product by or on behalf of Biogen or its Affiliates or Sublicensees;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to any acts or omissions of Ionis or its Affiliates, licensees, Sublicensees or contractors, and its or their respective directors, officers, employees and agents or other circumstance for which Ionis has an indemnity obligation pursuant to Section 9.2.

9.2.
Indemnification by Ionis. Ionis will indemnify, defend and hold harmless Biogen and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses arising out of or resulting from any and all Claims based upon:

9.2.1.          the gross negligence or willful misconduct of Ionis, its Affiliates or Sublicensees or its or their respective directors, officers, employees and agents, in connection with Ionis’ performance of its obligations or exercise of its rights under this Agreement;

Confidential
9.2.2.          any breach of any representation or warranty or express covenant made by Ionis under ARTICLE 8 or any other provision under this Agreement;

9.2.3.          any Development or Manufacturing activities that are conducted by or on behalf of Ionis or its Affiliates or Sublicensees (which will exclude any Development or Manufacturing activities that are conducted by or on behalf of Biogen pursuant to this Agreement); or

9.2.4.          any development, manufacturing or commercialization activities that are conducted by or on behalf of Ionis or its Affiliates or Sublicensees with respect to a Discontinued Product or the exercise of its rights under the Biogen Background Technology, except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to any acts or omissions of Biogen or its Affiliates, licensees, Sublicensees or contractors and its or their respective directors, officers, employees and agents or other circumstance for which Biogen has an indemnity obligation pursuant to Section 9.1.

9.3.
Procedure. If a Person entitled to indemnification under Section 9.1 or Section 9.2 (an “Indemnitee”) seeks such indemnification, such Indemnitee will (a) inform the indemnifying Party in writing of a Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim, (b) permit the indemnifying Party to assume direction and control of the defense of the Claim (including the sole right to settle such Claim at the sole discretion of the indemnifying Party, provided that (i) such settlement or compromise does not admit any fault or negligence on the part of the Indemnitee, or impose any obligation on, or otherwise materially adversely affect, the Indemnitee or other Party and (ii) the indemnifying Party first obtain the written consent of the Indemnitee with respect to such settlement, which consent will not be unreasonably withheld, conditioned or delayed), (c) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the Claim and (d) undertake reasonable steps to mitigate any Losses with respect to the Claim. The provisions of Section 7.4 will govern the procedures for responding to a Claim of infringement described therein. Notwithstanding anything in this Agreement to the contrary, the indemnifying Party will have no liability under Section 9.1 or Section 9.2, as the case may be, for Claims settled or compromised by the Indemnitee without the indemnifying Party’s prior written consent.

9.4.	Insurance.

9.4.1.          Ionis’ Insurance Obligations. Ionis will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, provided that, at a minimum, Ionis will maintain, in force from [***] days prior to enrollment of the first patient in a Clinical Study, a [***] insurance policy providing coverage of at least $[***] per claim and $[***] Annual aggregate. Ionis will furnish to Biogen evidence of such insurance upon request.

Confidential
9.4.2.          Biogen’s Insurance Obligations. Biogen will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, provided that, at a minimum, Biogen will maintain, in force from [***] days prior to enrollment of the first patient in a Clinical Study, a [***] insurance policy providing coverage of at least $[***] per claim and $[***] Annual aggregate and, provided further that such coverage is increased to at least $[***] at least [***] days before Biogen initiates the First Commercial Sale of a Product hereunder. Biogen will furnish to Ionis evidence of such insurance upon request. Notwithstanding the foregoing, Biogen may self-insure to the extent that it self-insures for its other products, provided that such self-insurance is at levels consistent with levels customarily maintained against similar risks by companies similarly situated to Biogen operating in Biogen’s industry.

9.5.
LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR (A) CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 9, (B) CLAIMS ARISING OUT OF A PARTY’S WILLFUL MISCONDUCT UNDER THIS AGREEMENT, (C) A PARTY’S BREACH OF ARTICLE 2, OR (D) CLAIMS ARISING OUT OF A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. IN ADDITION, THIS SECTION 9.5 SHALL NOT ACT TO LIMIT OR OTHERWISE EXCLUDE BIOGEN’S LIABILITY FOR DAMAGES THAT ARE ATTRIBUTABLE TO (I) LOST PROFITS OR (II) LOST ROYALTIES, IN EACH CASE ((I) AND (II)), ARISING FROM A BREACH OF SECTION 10.6.4(a) BY BIOGEN OR ITS AFFILIATES.

ARTICLE 10.
TERM; TERMINATION

10.1.
Effectiveness. This Agreement will take effect automatically without further action of either Party upon the Effective Date; provided, however, that ARTICLE 8, ARTICLE 9, this Section 10.1, Section 10.3.1, ARTICLE 11 and ARTICLE 12, will each become binding and effective as of the Execution Date.

10.2.
Agreement Term; Expiration. Subject to Section 10.1, this Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 10, will continue in full force and effect until this Agreement expires as follows:

10.2.1.        on a country-by-country basis, on the date of expiration of all payment obligations by the Commercializing Party under this Agreement with respect to all Products (except Discontinued Products) in such country;

Confidential
10.2.2.        in its entirety upon the expiration of all payment obligations under this Agreement with respect to all Products (except Discontinued Products) in all countries pursuant to Section 10.2.1;

10.2.3.        where, following the expiration of the Research Term, there are no Collaboration Programs directed to Collaboration Targets and no High Interest Targets to which Biogen has any remaining rights under this Agreement (for example, because (a) with respect to a High Interest Target, Biogen failed to exercise its right to designate a High Interest Target as a Collaboration Target by the deadline set forth in Section 1.7(d), (b) with respect to a Collaboration Target, a Target Technical Failure with respect to a Collaboration Target occurred and the Carryover Period for such Collaboration Target expired without Biogen’s election to bring a Carryover Development Candidate under the Agreement pursuant to Section 1.8.2(g) or (c) with respect to a Collaboration Program, Biogen failed to designate a Development Candidate by the Development Candidate Designation Deadline as set forth in Section 1.8.3(d), failed to cure a failure to Initiate IND-Enabling Toxicology Studies as set forth in Section 1.8.4(b), failed to cure a failure to exercise the Option by the Option Deadline as set forth in Section 3.1.2(e) or failed to cure a failure to pay the License Access Fee as set forth in Section 6.6).

The period from the Effective Date until the date of expiration of this Agreement pursuant to this Section 10.2 is the “Agreement Term.”

10.3.	Termination of the Agreement.

10.3.1.        Termination Prior to the Effective Date.

(a)           Termination Due to Material Adverse Effect. This Agreement will terminate in its entirety if a Material Adverse Effect has occurred and Biogen provides notice of termination to Ionis prior to the Effective Date that such Material Adverse Effect has occurred. In such event, neither Party shall have any further obligations under this Agreement, except for such Party’s obligations of non-disclosure pursuant to ARTICLE 11, which shall survive for the period set forth therein.

(b)           Termination for Failure to Close before the Termination Date. If the Effective Date has not occurred within 180 days after the Execution Date (the “Termination Date”), then this Agreement may be terminated by either Party upon written notice to the other. In such event, neither Party shall have any further obligations under this Agreement, except for such Party’s obligations of non-disclosure pursuant to ARTICLE 11, which shall survive for the period set forth therein. Notwithstanding the foregoing, a Party’s right to terminate this Agreement under this Section 10.3.1(b) shall not be available to any Party that knowingly fails (whether by act or omission) to fulfill any obligation under this Agreement or the Stock Purchase Agreement, which failure causes or results in the failure to consummate the transactions contemplated hereby prior to the Termination Date.

Confidential
10.3.2.        Biogen’s Termination for Convenience. At any time following the Effective Date and payment by Biogen of the up-front fee under Section 6.1, subject to Section 10.6.1 below, Biogen may terminate this Agreement in its entirety or on a Collaboration Program-by-Collaboration Program basis, at any time by providing 90 days written notice to Ionis of such termination.

10.3.3.       Termination for Failure to Divest Competitive Product. If, after the acquisition by a Party of a Third Party that is developing or commercializing an Acquired Competitive Product or an Acquired Competitive Program, such Party does not, by the end of the Collaboration Divestiture Period, divest itself of a Competitive Product or Competitive Program, as applicable, or terminate the development and commercialization of such Acquired Competitive Product or activities under such Acquired Competitive Program or assign this Agreement to a Third Party that is not itself developing or commercializing a Competitive Product or engaged in a Competitive Program, as set forth in Section 12.5.3, then the non-acquiring Party may terminate this Agreement solely with respect to the Collaboration Program(s) affected thereby immediately upon providing written notice to the acquiring Party.

10.3.4.        Termination Due to Failure to Obtain HSR Clearance With Respect to an Option.

(a)           If the Parties make an HSR Filing with respect to a proposed Collaboration Program under Section 3.1.3 of this Agreement and the HSR Clearance Date has not occurred on or prior to 90 days after the effective date of the latest HSR Filing made by the Parties, this Agreement will terminate solely with respect to the applicable proposed Collaboration Program (i) at the election of either Party immediately upon notice to the other Party, if the FTC or the DOJ has instituted (or threatened to institute) any action, suit or proceeding including seeking, threatening to seek or obtaining a preliminary injunction under the HSR Act against Biogen and Ionis to enjoin or otherwise prohibit the transactions contemplated by this Agreement related to such proposed Collaboration Program, or (ii) at the election of either Party, immediately upon notice to the other Party, if the Parties have not resolved any and all objections of the FTC and DOJ as contemplated by Section 3.1.3(b). Notwithstanding the foregoing, this Section 10.3.4 will not apply if an HSR Filing is not required to fully perform this Agreement with respect to a proposed Collaboration Program.

(b)           If Biogen has paid the up-front fee under Section 6.1, and if this Agreement is terminated with respect to a Collaboration Program in accordance with Section 10.3.4(a), then, until [***] as follows:

(i)        If Ionis [***]; and

(ii)       If (A) Ionis, (B) its Affiliates or (C) the licensee under the Subsequent Deal, in each case of (A) through (C), [***].

(iii)      Nothing in this Section 10.3.4(b) obligates Ionis to (A) [***] or (B) [***]. For clarity, Ionis’ rights to (1) [***] or (2) [***] of this Agreement.

Confidential
10.3.5.        Biogen’s Right to Terminate for Material Breach by Ionis.

(a)           If Biogen believes that Ionis is in material breach of this Agreement  (including if Biogen believes that Ionis is in material breach of its obligations under ARTICLE 1 or Section 5.1 with respect to a particular Strategy directed to a High Interest Target or Collaboration Program (as applicable)), then Biogen may deliver notice of such material breach to Ionis. Within [***] days of such notice, Ionis and Biogen will meet to discuss and resolve the matter in good faith, and, if such breach is curable, attempt to devise a mutually agreeable plan to cure such breach (including to resolve any outstanding issues related to Ionis’ use of Commercially Reasonable Efforts under ARTICLE 1 or Section 5.1). If the breach is curable, then Ionis will have [***] days to cure such breach following such meeting (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [***] days following such notice). Notwithstanding the foregoing, if such breach is curable but is not reasonably curable within [***] days and if Ionis is making a bona fide effort to cure such breach and implement such mutually agreed cure plan (if any), then the cure period will be extended for a time period to be agreed by the Parties in order to permit Ionis a reasonable period of time to cure such breach (but in no event will such time period be more than an additional [***] days). If Ionis fails to cure such material breach by the end of such [***] day or [***] day period (as such [***] day period may be extended up to [***] additional days pursuant to the preceding sentence), as applicable, or if the material breach is not subject to cure, then, subject to Section 10.3.7, Biogen in its sole discretion may elect to (as applicable):

(i)        with respect to a material breach of Ionis’ obligations under ARTICLE 1 or Section 5.1, if such material breach involves one or more Strategies or Collaboration Programs (as applicable) prior to the License Effective Date with respect to such Strategies or Collaboration Programs, trigger the alternative remedy provisions of Section 10.4 below as such provisions relate to such Strategies or Collaboration Programs in lieu of terminating this Agreement for such Strategies or Collaboration Programs by providing written notice to Ionis;

(ii)       with respect to any material breach, terminate this Agreement with respect to the applicable Strategies directed to those High Interest Targets or Collaboration Programs that are affected by such breach by providing written notice to Ionis; or

(iii)     with respect to any material breach of Ionis’ obligations with respect to one or more Collaboration Programs after the License Effective Date with respect to such Collaboration Programs, trigger the alternative remedy provisions of Section 10.6.5.

(b)           If Biogen makes an election under Section 10.3.5(a)(i) to trigger the alternative remedy provisions of Section 10.4 below with respect to one or more Strategies directed to those High Interest Targets or Collaboration Programs (as applicable) prior to the License Effective Date for such Strategies or Collaboration Programs in lieu of terminating this Agreement for such Strategies or Collaboration Programs, then such election shall be Biogen’s sole and exclusive remedy for Ionis’ breach of its obligations under ARTICLE 1 or Section 5.1, as applicable, with respect to such Strategies or Collaboration Programs.

Confidential
(c)           Without limiting the foregoing, breach by a Party of ARTICLE 2 of this Agreement constitutes a material breach of this Agreement with respect to those Strategies and Collaboration Programs affected by such breach.

10.3.6.        Ionis’ Right to Terminate for Material Breach by Biogen.

(a)           On a Collaboration Program-by-Collaboration Program basis, if Ionis believes that Biogen is (i) in material breach of a payment obligation under ARTICLE 6 with respect to a Product that is the subject of such Collaboration Program, (ii) in material breach of one or more material provisions of this Agreement with respect to a Product that is the subject of such Collaboration Program where such material breaches have occurred multiple times over the course of at least a [***]-month period (where such material breach is not a single continuous event) and demonstrate a pattern of failing to timely comply with Biogen’s obligations under this Agreement or (iii) in material breach of its obligations under Section 5.1 or Section 5.2.1 with respect to such Collaboration Program, then Ionis may deliver notice of such material breach with respect to such Collaboration Program to Biogen. Within [***] days of such notice, Ionis and Biogen will meet to discuss and resolve the matter in good faith, and, if such breach is curable, attempt to devise a mutually agreeable plan to cure such breach (including to resolve any outstanding issues related to Biogen’s failure to fulfill its obligations under Section 5.1 or Section 5.2.1). If the breach is curable, then Biogen will have [***] days to cure such breach following such meeting (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [***] days following such notice). Notwithstanding the foregoing, if such breach is curable but is not reasonably curable within [***] days and if Biogen is making a bona fide effort to cure such breach and implement such mutually agreed cure plan (if any), then the cure period will be extended for a time period to be agreed by the Parties in order to permit Biogen a reasonable period of time to cure such breach (but in no event will such time period be more than an additional [***] days). If Biogen fails to cure such material breach by the end of such [***] day or [***] day period (as such [***] day period may be extended up to [***] additional days pursuant to the preceding sentence), as applicable, or if the material breach is not subject to cure, then, subject to Section 10.3.7, Ionis in its sole discretion may elect to terminate this Agreement with respect to the applicable Strategies directed to those High Interest Targets or the Collaboration Programs that are affected by such material breach by providing written notice thereof to Biogen.

10.3.7.        Disputes Regarding Material Breach. Notwithstanding the foregoing, if the Breaching Party in Section 10.3.5 or Section 10.3.6 disputes in good faith the existence, materiality or failure to cure of any such breach that is not a breach of an undisputed payment obligation, and provides notice to the Non-Breaching Party of such dispute within such [***] day period, then the Non-Breaching Party will not have the right to terminate this Agreement in accordance with Section 10.3.5 or Section 10.3.6, or trigger the alternative remedy provisions of Section 10.4, as applicable, unless and until it has been determined in accordance with Section 12.1 that this Agreement was materially breached by the Breaching Party and the Breaching Party fails to cure such breach within [***] days following such determination. It is understood and acknowledged that during the pendency of such dispute, all the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder, including satisfying any payment obligations.  Without limiting the foregoing, it is understood that the alternative remedy provisions of Section 10.4 or Section 10.6.5 shall not be applicable, and Biogen may not exercise such provisions, with respect to any breach involving the failure to make a payment when due.

Confidential
10.3.8.        Termination for Insolvency.

(a)           Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets; or if the other Party proposes a written agreement of composition or extension of substantially all of its debts; or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within 90 days after the filing thereof; or if the other Party will propose or be a party to any dissolution or liquidation; or if the other Party will make an assignment of substantially all of its assets for the benefit of creditors.

(b)           All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party will further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, will be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects in writing to continue, and continues, to perform all of its obligations under this Agreement.

10.3.9.        Termination for Patent Challenge. Either Party may terminate this Agreement if the other Party (a) commences or otherwise voluntarily determines to participate in any action or proceeding, challenging or denying the enforceability or validity of any claim within an issued patent or patent application (excluding any dispute over inventorship, which disputes will be resolved in accordance with Section 7.1.3(g)) within (i) the Licensed Patents (if Biogen is the challenging Party) or (ii) the Biogen Program Technology or Biogen Product-Specific Patents (if Ionis is the challenging Party) or (b) directs, supports or actively assists any other Person in bringing or prosecuting any action or proceeding challenging or denying the validity of any claim within an issued patent or patent application within such Patent Rights and, in each case ((a) or (b)), within [***] days’ written notice from such Party, the challenging Party fails to rescind any and all of such actions, provided however that, nothing in this clause prevents the challenging Party from taking any of the actions referred to in this clause and provided further that the notifying Party will not have the right to terminate under this Section 10.3.9 if the challenging Party:

Confidential
(a)           takes any such action as described in clause (a) or (b) above as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order, including asserting invalidity as a defense in any court proceeding brought by the notifying Party asserting infringement of such Patent Rights; or

(b)           Acquires a Third Party that has an existing challenge, whether in a court or administrative proceeding, against such Patent Rights; or

(c)           licenses a product for which the notifying Party has an existing challenge, whether in a court or administrative proceeding, against such Patent Rights.

10.4.
Alternative Remedies to Termination Available to Biogen Prior to License Effective Date. If, prior to the License Effective Date with respect to a particular Collaboration Program, with respect to a particular Strategy directed to a High Interest Target or Collaboration Program (as applicable), Biogen elects to exercise the alternative remedy provisions of this Section 10.4 in lieu of terminating this Agreement for such Strategies or Collaboration Program by providing written notice of such election to Ionis in accordance with Section 10.3.5(a)(i), the effectiveness of which notice shall remain subject to Section 10.3.7, as applicable, then, solely with respect to the Strategy or Collaboration Program giving rise to Biogen’s exercise of these alternative remedy provisions, this Agreement will continue in full force and effect with the following modifications as of the effective date of Biogen’s notice to Ionis electing the alternative remedy provisions of this Section 10.4:

(a)           Ionis will have no further right or obligation to Develop any Product under the applicable Strategy or Collaboration Program,

(b)           Biogen may elect that some or all of the Biogen Reduced Participation and Information Obligations will apply (in each case, solely with respect to the applicable Strategy or Collaboration Programs that is the subject of Ionis’ material breach);

(c)           Biogen will be deemed for all purposes of this Agreement to have exercised the Option for the applicable Collaboration Program;

(d)           Biogen will have and Ionis grants, the exclusive license granted to Biogen under Section 4.1.1 for the applicable Collaboration Program;

(e)           Ionis shall within [***] days following the effective date of Biogen’s notice to Ionis electing the alternative remedy provisions of this Section 10.4, deliver to one of Biogen or Biogen’s designated Affiliates or Third Party contractor (at Biogen’s election), all Ionis Manufacturing and Analytical Know-How and Ionis Know-How in Ionis’ Control that is necessary to Develop and Manufacture the applicable Products, solely for use by Biogen, its Affiliates or a Third Party acting on Biogen’s behalf for the conduct of the applicable Strategy or Collaboration Program. In addition, Ionis will provide to Biogen, and its Affiliates and Third Party contractors all Know-How, assistance, assignments of relevant Third Party agreements, to the extent freely assignable and only if such agreements are specific to the Manufacture and supply of Products under such assumed Collaboration Program(s) and other support reasonably requested by Biogen to enable Biogen to assume responsibility for and perform the Development and Manufacture of the applicable Products in an efficient and orderly manner. If any such relevant Third Party agreements are not freely assignable or are not specific to the Manufacture and supply of Products under such assumed Collaboration Program(s), then Ionis will, and cause its Affiliates to, obtain for Biogen substantially all of the practical benefit and burden under such Third Party agreements, including by (i) entering into appropriate and reasonable alternative arrangements on terms agreeable to each of Ionis and Biogen (or such Affiliate) and (ii) subject to the consent and control of Biogen, enforcing, at Biogen’s cost and expense and for the account of Biogen, any and all rights of Ionis (or such Affiliate) against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; and

Confidential
(f)            The financial provisions of ARTICLE 6 as they apply to such Strategy or Collaboration Program will be modified as follows:

(i)        [***] Payments. Biogen will [***];

(ii)       Annual License Access Fee. Biogen will [***];

(iii)     Option Fee. Any Option Fee payable for the applicable Strategy or Collaboration Program will [***]; and

(iv)      The milestone provisions of Section 6.7 and the royalty provisions of Section 6.9 will [***] with respect to such Collaboration Program.

10.5.
Target-Based Termination. Following the Effective Date, this Agreement shall only terminate with respect to a Collaboration Target upon the later of the earlier of (a) the date this Agreement is terminated in its entirety by a Party in accordance with this ARTICLE 10 or expires in accordance with Section 10.2.3, or (b) the date of termination of the last Collaboration Program and, if the Research Term is ongoing, termination of the last Strategy directed to such Collaboration Target for which activities are being performed. Thereafter, such Collaboration Target shall be a “Terminated Target” unless such Collaboration Target is also defined as a “High Interest Target” or a “Collaboration Target” under the Neurology II Agreement, in which case such target will not be a Terminated Target hereunder until the date on which the Collaboration Program for such gene target terminates under the Neurology II Agreement. Notwithstanding anything in this Agreement to the contrary, an Ionis Neurology Target or a High Interest Target that was never designated as a Collaboration Target will not be a Terminated Target and a Collaboration Target will not be a Terminated Target if this Agreement expires (and is not terminated) in accordance with Section 10.2.1 or Section 10.2.2 with respect to such Collaboration Target.

10.6.	Consequences of Expiration or Termination of the Agreement.

10.6.1.        In General. If this Agreement expires or is terminated by a Party in accordance with this ARTICLE 10 on or following the Effective Date at any time and for any reason, the following terms will apply to any Product that is the subject of a Collaboration Program to which such expiration or termination applies:

Confidential
(a)           Return of Information and Materials. The Parties will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information, except to the extent such Confidential Information is necessary or useful to conduct activities for Products that are the subject of a surviving Collaboration Program. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records and other materials for archival and legal compliance purposes.

(b)           Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. For purposes of clarification, milestone payments under ARTICLE 6 accrue as of the date the applicable Milestone Event is achieved even if the payment is not due at that time.

(c)           Survival. The following provisions of this Agreement will survive the expiration or termination of this Agreement: Section 1.7 (End of Research Term), Section 1.8.2(f) (End of Development Candidate Identification Term), Section 2.1.1(e) (Failure to Designate a High Interest Target as a Collaboration Target), Section 3.1.2 (Option and Option Deadline) (but only with respect to each Party’s transfer obligations thereunder), Section 4.1.3 (Effect of Termination on Sublicenses), Section 4.2.2 (Grant Back to Ionis), Section 4.3.3 (Enabling Licenses to Biogen), Section 4.3.4 (Enabling License to Ionis), Section 4.4 (Licenses to Ionis for Biogen Results), Section 4.5 (Right to Obtain Direct License from Biogen to Ionis Partner; Sublicensees of Ionis), Section 4.8.2 (Technology Transfer after Collaboration Program Designation) (but only to the extent necessary to satisfy the requirements of Section 10.6.4(d)(vi)), Section 6.10 (Payments to Biogen for a Discontinued Product), Section 6.12.3 (Records Retention), Section 6.13 (Audits), Section 7.1.1 (Ionis Technology and Biogen Technology), Section 7.1.2 (Agreement Technology), Section 7.4.2 (Discontinued Product), Section 7.7.2 (Ionis’ Obligations), Section 8.6 (Disclaimer), ARTICLE 9 (Indemnification; Insurance), Section 10.3.4(b) (Termination Due to Failure to Obtain HSR Clearance), Section 10.3.8 (Termination for Insolvency), Section 10.5 (Target-Based Termination), Section 10.6 (Consequences of Expiration or Termination of the Agreement) (except Section 10.6.5 (Remedies Available to Biogen for Ionis’ Material Breach After License Effective Date)), ARTICLE 11 (Confidentiality), ARTICLE 12 (Miscellaneous) and Appendix 1 (Definitions) (to the extent definitions are embodied in the foregoing listed Articles and Sections). In addition, subject to Section 10.6.4(d)(ix) (if applicable), the following provisions of this Agreement will survive the expiration or termination of this Agreement, solely as they relate to Jointly-Owned Program Patents: Section 7.2.3 (Jointly-Owned Program Patents), Section 7.2.5 (Other Matters Pertaining to Prosecution and Maintenance of Patents), Section 7.3.1 (Jointly-Owned Program Patents), Section 7.4 (Defense of Claims Brought by Third Parties), Section 7.5 (Enforcement of Patents against Competitive Infringement) and Section 7.6.1 (Jointly-Owned Program Patents).

Confidential
10.6.2.        Natural Expiration. If this Agreement expires in accordance with Section 10.2.1 or Section 10.2.2 after the License Effective Date for a Collaboration Program, then upon expiration of the Reduced Royalty Period for a Product that is the subject of such Collaboration Program in all countries in which such Product is being or has been sold, Ionis will and hereby does grant to Biogen an irrevocable, perpetual, non-exclusive, worldwide, royalty-free, fully paid-up, sublicensable license under the Ionis Know-How to Manufacture, Develop and Commercialize the applicable Product, the applicable Collaboration Target shall not become a Terminated Target and such Product shall not become a Discontinued Product.

10.6.3.        Termination Prior to License Effective Date. If this Agreement expires or is terminated by a Party in accordance with this ARTICLE 10 following the Effective Date but before the License Effective Date for a particular Collaboration Program, then, in addition to the terms set forth in Section 10.6.1, the following terms will apply to each Product and Compound, for each Collaboration Program that is directed to a Terminated Target if Biogen has not exercised the Option for any Collaboration Program directed to the applicable Terminated Target:

(a)           Solely in the event that this Agreement is terminated by a Party in its entirety, Biogen’s right to designate High Interest Targets as Collaboration Targets under this Agreement will expire, the High Interest Target List will be dissolved, and Ionis will be free to Develop and Commercialize the applicable Product, (and any other applicable Compounds) targeting all such Terminated Targets (and any other Neurology Targets) on its own or with a Third Party.

(b)           In the event that this Agreement is terminated by a Party in its entirety, Biogen’s Options under Section 3.1 will expire and Ionis will be free to Develop and Commercialize all Product(s) (and any other applicable Compounds or Oligonucleotides) on its own or with a Third Party.

(c)           In the event that this Agreement is terminated with respect to all Collaboration Programs directed to a Terminated Target, Biogen’s Options under Section 3.1 will expire with respect to all Collaboration Programs directed to such Terminated Target and Ionis will be free to Develop and Commercialize Product(s) targeting such Terminated Targets (and any other applicable Compounds or Oligonucleotides designed to bind to the RNA that encodes such Terminated Targets), on its own or with a Third Party.

(d)           In the event that this Agreement expires or is terminated by a Party in its entirety, then neither Party will have any further obligations under Section 2.1 of this Agreement.

(e)           In the event that this Agreement is terminated with respect to a Collaboration Target, then neither Party will have any further obligations under Section 2.1 of this Agreement with respect to such Terminated Target.

Confidential
(f)           To the extent requested by Ionis, Biogen will promptly (i) assign to Ionis any manufacturing agreements with a CMO to which Biogen is a party, solely to the extent such manufacturing agreements relate to any Compound or Product directed to a Terminated Target and (ii) transfer to Ionis all data, results and information (including Biogen’s Confidential Information and any regulatory documentation (including drafts)) related to the testing and Clinical Studies for Discontinued Products directed to the Terminated Target in the possession of Biogen and its contractors to the extent such data, results and information were generated by or on behalf of Biogen under this Agreement; and Ionis will pay all out-of-pocket direct Third Party costs and expenses in transferring such data, results and information together with the Biogen FTE Cost in transferring such data, results and information.

(g)           Except as explicitly set forth in Section 10.6.1, Biogen will have no further rights and Ionis will have no further obligations with respect to each Terminated Target.

(h)           If Biogen terminates this Agreement for convenience with respect to all Strategies directed to, and all Collaboration Programs for, a Collaboration Target, then solely with respect to such Terminated Target:

(i)        Biogen will, and does hereby, grant to Ionis an exclusive sublicensable, worldwide, license or sublicense, as the case may be, to Biogen Technology Controlled by Biogen as of the date of such reversion that Covers the applicable Discontinued Product(s) targeting any such Terminated Target solely as necessary to Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize the applicable Discontinued Product(s) targeting any such Terminated Target in the Field (such license will be sublicensable by Ionis in accordance with Section 4.1.2, mutatis mutandis).

(ii)       Biogen will, and does hereby, grant to Ionis a non-exclusive sublicensable, worldwide, license or sublicense, as the case may be, to Biogen Background Technology Controlled by Biogen as of the date of such reversion that Covers the applicable Discontinued Product(s) targeting any such Terminated Target in the form that such Discontinued Product(s) exist as of the date of such reversion (other than Permitted Changes in Form with respect to such Discontinued Product(s)) solely as necessary to Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize the applicable Discontinued Product(s) targeting any such Terminated Target in the Field (such license will be sublicensable by Ionis in accordance with Section 4.1.2, mutatis mutandis).

(iii)     Ionis will reimburse Biogen for any amounts owed by Biogen to Third Parties as a result of the grant of any such license to Ionis under, or Ionis’ practice of, any Biogen Background Technology; provided that Ionis has been notified of the terms of such payment obligations to any such Third Party, and, if Ionis notifies Biogen that it does not wish to be granted a license under any Patent Rights or Know-How that are subject to such payment obligations included in the Biogen Background Technology, then such Patent Rights or Know-How (as applicable) will be excluded from the Biogen Background Technology licensed to Ionis hereunder, and Ionis will have no obligation to reimburse Biogen for any such payments.

Confidential
(iv)       If Ionis or its Affiliates or Sublicensee sells any such Discontinued Product(s) targeting any such Terminated Target and that is Covered by any Patent Rights within the Biogen Background Technology, then on a country-by-country basis Ionis will pay to Biogen a royalty equal to [***]. For the purpose of the foregoing royalty calculation, “net sales” will be calculated in accordance with the definition of “Net Sales” as set forth in Appendix 1, applied mutatis mutandis to such calculation. The provisions of Sections 6.12, 6.13, 6.14 and 6.15 shall apply, mutatis mutandis, to any royalty payments by Ionis to Biogen under this Section 10.6.3(h)(iv). If the Parties are unable to agree as to the appropriate royalty percentage to be paid by Ionis to Biogen under this Section 10.6.3(h)(iv) within a period of [***] days after the effective date of termination, then either Party may refer the matter to Expert Resolution under Section 12.1.4.

(v)        Within [***] days following the date of the termination, Biogen will assign, and hereby does assign, to Ionis all of Biogen’s rights, title and interests in and to all Regulatory Materials, including any IND and orphan drug designation that relate to the applicable Discontinued Product(s) that target such Terminated Targets, provided that, (A) notwithstanding the foregoing, and subject to the provisions of Section 2.1, the Parties acknowledge that Biogen shall be permitted to use excerpts or portions of any such assigned Regulatory Materials in any other regulatory submissions, notifications, registrations, approvals or other filings and correspondence made to or with a Regulatory Authority in any country or jurisdiction related to products under the Ionis/Biogen Additional Agreements or products that do not include an Oligonucleotide (other than any Gene-Editing Product, messenger RNA or, solely to the extent agreed in writing by the Parties, Duplex Product) as an active pharmaceutical ingredient, provided, further that, for such products that do not include such an Oligonucleotide as an active pharmaceutical ingredient, such excerpts or portions shall not include any Confidential Information of Ionis and (B) for clarity, such assignment of Biogen’s rights, title and interests in and to such Regulatory Materials shall not include the assignment of any Know-How (including any data) contained therein. If Biogen intends to use any excerpt or portion of any such assigned Regulatory Materials in accordance with clause (A) of the preceding sentence, then Biogen shall, at least [***] days in advance of the anticipated submission of such excerpt or portion to a Regulatory Authority, notify Ionis of such intent and provide to Ionis a copy of such proposed excerpt or portion for review and comment. The Parties shall discuss in good faith any comments of Ionis with respect to such proposed excerpt or portion prior to submission thereof.

(vi)       With respect to Discontinued Products targeting Terminated  Targets, if Ionis terminates this Agreement due to Biogen’s material breach or Biogen terminates this Agreement for convenience, then upon Ionis’ written request pursuant to a mutually agreed supply agreement, Biogen will sell to Ionis any bulk Product API, Clinical Supplies and Finished Drug Product, and any intermediates, impurity markers and reference standards relating to such Discontinued Product in Biogen’s possession at the time of such termination, at a price equal to [***]% of either (i) [***] or (ii) [***], in each case ((i) and (ii)), as reflected in Biogen’s books and records.

Confidential
10.6.4.        Termination after License Effective Date. If this Agreement is terminated by a Party in accordance with this ARTICLE 10 following the Effective Date and after the License Effective Date for a particular Collaboration Program, then, in addition to the terms set forth in Section 10.6.1, the following terms will apply to any Collaboration Program that is the subject of such termination, including all Products that are the subject thereof.

(a)           The applicable licenses granted by Ionis to Biogen under this Agreement will terminate with respect to such terminated Collaboration Program. Biogen, its Affiliates and Sublicensees will cease selling the applicable Products that are the subject of such Collaboration Program, unless Ionis elects to have Biogen continue to sell the applicable Products as part of the Transition Services to the extent provided in Section 10.6.6.

(b)           If such termination applies to all Collaboration Programs directed to a Collaboration Target and has the effect of making such target a Terminated Target, then neither Party will have any further obligations under Section 2.1 of this Agreement with respect to the applicable Terminated Target.

(c)           If such termination applies to all Collaboration Programs directed to a Collaboration Target and has the effect of making such target a Terminated Target, then except as explicitly set forth in Section 10.6.1, Biogen will have no further rights and Ionis will have no further obligations with respect to the applicable Terminated Target.

(d)           If (i) Biogen terminates the Agreement under Section 10.3.2 (Biogen’s Termination for Convenience) or (ii) Ionis terminates this Agreement under Section 10.3.6 (Ionis’ Right to Terminate for Material Breach by Biogen), and such termination applies to all Collaboration Programs directed to a Collaboration Target and has the effect of making such target a Terminated Target, then the following additional terms will also apply solely with respect to Collaboration Program(s) directed to such Terminated Targets, including all Products that are the subject of such Collaboration Program(s):

(i)        Biogen will, and does hereby, grant to Ionis an exclusive sublicensable, worldwide, license or sublicense, as the case may be, to Biogen Technology Controlled by Biogen as of the date of such reversion that Covers the applicable Discontinued Product(s) solely as necessary to Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize the applicable Discontinued Product(s) targeting such Terminated Target in the Field (such license will be sublicensable by Ionis in accordance with Section 4.1.2, mutatis mutandis).

(ii)       Biogen will, and does hereby, grant to Ionis a non-exclusive sublicensable, worldwide, license or sublicense, as the case may be, to Biogen Background Technology Controlled by Biogen as of the date of such reversion that Covers the applicable Discontinued Product(s) targeting any such Terminated Target in the form that such Discontinued Product(s) exist as of the date of such reversion (other than Permitted Changes in Form with respect to such Discontinued Product(s)) solely as necessary to Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize the applicable Discontinued Product(s) targeting such Terminated Target in the Field (such license will be sublicensable by Ionis in accordance with Section 4.1.2, mutatis mutandis).

Confidential
(iii)      Ionis will reimburse Biogen for any amounts owed by Biogen to Third Parties as a result of the grant of any such license to Ionis under, or Ionis’ practice of, any Biogen Background Technology; provided that Ionis has been notified of the terms of such payment obligations to any such Third Party, and, if Ionis notifies Biogen that it does not wish to be granted a license under any Patent Rights or Know-How that are subject to such payment obligations included in the Biogen Background Technology, then such Patent Rights or Know-How (as applicable) will be excluded from the Biogen Background Technology licensed to Ionis hereunder, and Ionis will have no obligation to reimburse Biogen for any such payments.

(iv)       If Ionis or its Affiliates or Sublicensee sells any such Discontinued Product(s) targeting any such Terminated Target and that is Covered by any Patent Rights within the Biogen Background Technology, then on a country-by-country basis Ionis will pay to Biogen a royalty equal to [***]. For the purpose of the foregoing royalty calculation, “net sales” will be calculated in accordance with the definition of “Net Sales” as set forth in Appendix 1, applied mutatis mutandis to such calculation. The provisions of Sections 6.12, 6.13, 6.14 and 6.15 shall apply, mutatis mutandis, to any royalty payments by Ionis to Biogen under this Section 10.6.4(d)(iv). If the Parties are unable to agree as to the appropriate royalty percentage to be paid by Ionis to Biogen under this Section 10.6.4(d)(iv) within a period of [***] days after the effective date of termination, then either Party may refer the matter to Expert Resolution under Section 12.1.4.

(v)       Within [***] days following the date of the termination Biogen will assign back to Ionis any Product-Specific Patents and Ionis’ interest in any Program Patents that relate to the applicable Discontinued Product(s) targeting such Terminated Target previously assigned by Ionis to Biogen under this Agreement;

(vi)      Within [***] days following the effective date of the termination Biogen will transfer to Ionis solely for use with respect to the Development and Commercialization of the applicable Discontinued Product(s) targeting such Terminated Target, any Know-How, data, results and copies of Regulatory Materials in the possession of Biogen as of the date of such reversion to the extent related to such Discontinued Product(s), and any other information or material specified in Section 4.8, provided that, for the avoidance of doubt, as between the Parties, title to any intellectual property that is Biogen Technology within any of the foregoing will remain with Biogen subject to the license granted to Ionis under Section 10.6.4(d)(i), except as otherwise provided in Section 10.6.4(d)(vii) below;

Confidential
(vii)     Within [***] days following the effective date of the termination, Biogen will assign, and hereby does assign, to Ionis all of Biogen’s rights, title and interests in and to all Regulatory Materials, including any NDA, IND and orphan drug designation that relate to the applicable Discontinued Product(s) targeting such Terminated Target, provided that, (A) notwithstanding the foregoing, and subject to the provisions of Section 2.1, the Parties acknowledge that Biogen shall be permitted to use excerpts or portions of any such assigned Regulatory Materials in any other regulatory submissions, notifications, registrations, approvals or other filings and correspondence made to or with a Regulatory Authority in any country or jurisdiction related to products under the Ionis/Biogen Additional Agreements or products that do not include an Oligonucleotide (other than any Gene-Editing Product, messenger RNA or , solely to the extent agreed in writing by the Parties, Duplex Product) as an active pharmaceutical ingredient, provided, further that, for such products that do not include such an Oligonucleotide as an active pharmaceutical ingredient, such excerpts or portions shall not include any Confidential Information of Ionis, and (B) for clarity, such assignment of Biogen’s rights, title and interests in and to such Regulatory Materials shall not include the assignment of any Know-How (including any data) contained therein. If Biogen intends to use any excerpt or portion of any such assigned Regulatory Materials in accordance with clause (A) of the preceding sentence, then Biogen shall, at least [***] days in advance of the anticipated submission of such excerpt or portion to a Regulatory Authority, notify Ionis of such intent and provide to Ionis a copy of such proposed excerpt or portion for review and comment. The Parties shall discuss in good faith any comments of Ionis with respect to such proposed excerpt or portion prior to submission thereof;

(viii)    Biogen will, and does hereby, exclusively license to Ionis any trademarks that are specific to a Discontinued Product(s) targeting a Terminated Target solely for use with such Discontinued Product(s); provided, however, in no event will Biogen have any obligation to license to Ionis any trademarks used by Biogen both in connection with the Product and in connection with the sale of any other product or service, including any BIOGEN- or BIOGEN-formative marks;

(ix)      Ionis will control and be responsible for all aspects of the Prosecution and Maintenance of all Jointly-Owned Program Patents arising from the Collaboration Programs directed to the applicable Terminated Target, including all Products that are the subject thereof, and Biogen will provide Ionis with (and will instruct its counsel to provide Ionis with) all of the information and records in Biogen’s and its counsel’s possession related to the Prosecution and Maintenance of such Jointly-Owned Program Patents; provided, however, if Ionis intends to abandon any such Jointly-Owned Program Patents without first filing a continuation or substitution, then Ionis will notify Biogen of such intention at least [***] days before such Patent Right will become abandoned, and Biogen will have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof at its own expense with counsel of its own choice; and

Confidential
(x)        Ionis will have the obligation to pay royalties to Biogen under Section 6.10 with respect to the applicable Discontinued Product(s). Such payments will be governed by the financial provisions in Section 6.12, and the definition of Net Sales will apply to sales of Discontinued Product(s) by Ionis, in each case mutatis mutandis.

(e)           With respect to Discontinued Products targeting Terminated Targets, if Ionis terminates this Agreement due to Biogen’s material breach or Biogen terminates this Agreement for convenience, then upon Ionis’ written request pursuant to a mutually agreed supply agreement, Biogen will sell to Ionis any bulk Product API, Clinical Supplies and Finished Drug Product, and any intermediates, impurity markers and reference standards relating to such Discontinued Product in Biogen’s possession at the time of such termination, at a price equal to [***]% of either (i) [***] or (ii) [***], in each case ((i) and (ii)), as reflected in Biogen’s books and records.

(f)            To the extent requested by Ionis, Biogen will promptly assign to Ionis any manufacturing agreements solely to the extent related to Terminated Targets and identified by Ionis to which Biogen is a party.

10.6.5.        Remedies Available to Biogen for Ionis’ Material Breach after License Effective Date.

(a)           Termination of Committees and Information Sharing. If, after the License Effective Date with respect to a particular Collaboration Program, Ionis materially breaches this Agreement and fails to cure such breach within the time periods set forth under Section 10.3.5(a), and Biogen does not wish to terminate this Agreement in its entirety (an “Ionis Breach Event”), then, in addition to any other remedies Biogen may have under this Agreement or otherwise, Biogen will have the right to do any or all of the following in Biogen’s discretion solely with respect to the Collaboration Programs that are the subject of the Ionis Breach Event:

(i)        Elect that some or all of the Biogen Reduced Participation and Information Obligations will apply (in each case, solely with respect to the applicable Collaboration Programs that are the subject of the Ionis Breach Event);

(ii)       Terminate Ionis’ participation in any ongoing research and development programs under the applicable Collaboration Program and Biogen’s funding obligations associated therewith; and

(iii)     If Ionis has not completed the activities for which it is responsible under the applicable Collaboration Program, then Biogen may, but will not be obligated to, assume all responsibility for all such activities that would have otherwise been Ionis’ responsibility under this Agreement.

Confidential
Ionis will cooperate with the foregoing and provide to Biogen or one or more of its Affiliates or Third Party contractors all Know-How, assistance, assignments of relevant Third Party agreements, to the extent freely assignable and only if such agreements are specific to the Manufacture and supply of Products under such assumed Collaboration Program(s), and other support reasonably requested to assist Biogen in assuming complete responsibility for the Development and Manufacture of the applicable Products that are the subject of such Collaboration Program in an efficient and orderly manner. If any such relevant Third Party agreements are not freely assignable or are not specific to the Manufacture and supply of Products under such assumed Collaboration Program(s), then Ionis will, and cause its Affiliates to, obtain for Biogen substantially all of the practical benefit and burden under such Third Party agreements, including by (i) entering into appropriate and reasonable alternative arrangements on terms agreeable to each of Ionis and Biogen (or such Affiliate) and (ii) subject to the consent and control of Biogen, enforcing, at Biogen’s cost and expense and for the account of Biogen, any and all rights of Ionis (or such Affiliate) against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

(b)           License Access Fee. If Ionis is performing activities under Section 5.2.2 with respect to a Collaboration Program following the applicable License Effective Date, and in connection with Ionis’ performance of such activities, there is any delay in the Initiation of a Pivotal Clinical Trial beyond the Fee Commencement Date with respect to the Collaboration Programs as a result of an Ionis Breach Event, then Biogen will [***] solely to the extent caused by such delay.

(c)           Biogen’s Right of Setoff. If there is an [***] and Biogen does not wish to [***], then, in addition to any other remedies Biogen may have under this Agreement or otherwise, Biogen may setoff against any amounts owed to Ionis pursuant to ARTICLE 6 (Financial Provisions) solely with respect to the Collaboration Program that is the subject of the Ionis Breach Event [***] (the “Setoff Amount”). If Biogen exercises its setoff right under this Section 10.6.5(c), Biogen will provide Ionis with a written certificate, signed by Biogen’s Chief Financial Officer, certifying that the amount setoff by Biogen represents [***]. Notwithstanding the foregoing, if Ionis notifies Biogen in writing (a “Setoff Dispute Notice”) that it disputes Biogen’s assertion that Ionis is in material breach of this Agreement or the amount setoff by Biogen (a “Setoff Dispute”), then (i) both Parties will participate in the dispute resolution process set forth on Schedule 10.6.5(c), and (ii) pending the Parties’ agreement regarding the appropriate setoff (if any) or a determination by the Advisory Panel of the proper amount that Biogen may setoff (if any) in accordance with Schedule 10.6.5(c), Biogen will pay the Setoff Amount into an interest-bearing escrow account established for the purpose at a bank. If the Parties cannot settle their dispute by mutual agreement, then, in accordance with Schedule 10.6.5(c) the Advisory Panel will determine (A) the amount (if any) that Biogen may setoff against future payments solely with respect to the Collaboration Program that is the subject of the Ionis Breach Event to Ionis going forward, and (B) whether any portion of the escrow account should be released to Ionis or returned to Biogen, provided that any decision or determination by the Advisory Panel (a “Panel Decision”) will not be treated as an arbitral award but will be binding on the Parties until and unless a court of competent jurisdiction (the “Trial Court”) has determined in a judgment regarding some or all of the issues decided in the Panel Decision, and in any Action contemplated by the next sentence hereof the Trial Court will determine the facts and the law de novo, and will give a Panel Decision only such persuasive effect, if any, that after review of all of the facts and the law presented to the Trial Court by the Parties, the Trial Court deems appropriate, provided that the escrow agent will comply with a Panel Decision that determines that any portion of the escrow account should be released to Ionis or returned to Biogen. If it is determined in a judgment by the Trial Court that Ionis owes Biogen any damages, then, during the pendency of any appeal of the Trial Court’s decision (or, if the Trial Court’s decision is not appealed, until Biogen recoups such amount), Biogen may setoff against any future payments solely with respect to the Collaboration Programs that are the subject of the Ionis Breach Event to Ionis under this Agreement the amount of any such damages not paid by Ionis. If it is determined in a Trial Court that Biogen has setoff an amount that exceeds the amount of losses, damages and expenses actually incurred by Biogen as a result of Ionis’ breach of this Agreement, then Biogen will promptly pay to Ionis the amount of such excess, plus interest on such amount as provided for in Section 6.15 (Interest), with interest accruing from the time Biogen applied such excess setoff. If, with respect to a Setoff Dispute, Ionis provides a Setoff Dispute Notice to Biogen and Biogen fails to do any of the following: (1) appoint a member of the Advisory Panel to the extent required in Section 2 of Schedule 10.6.5(c); (2) meet with the Advisory Panel as required in Section 3 of Schedule 10.6.5(c); or (3) pay the Setoff Amount into an interest-bearing escrow account established for the purpose at a bank, then Biogen will forfeit its right to set off under this Section 10.6.5(c) and Schedule 10.6.5(c) with respect to any and all Setoff Disputes.

Confidential
10.6.6.        Transition Services.

(a)           In the case where (i) Biogen terminates the Agreement under Section 10.3.2 (Biogen’s Termination for Convenience) or (ii) Ionis terminates this Agreement under Section 10.3.6 (Ionis’ Right to Terminate for Material Breach by Biogen) with respect to one or more Products, the terms of this Section 10.6.6 shall apply.

(b)           In such event, the Parties wish to provide a mechanism to ensure that patients who were being treated with the applicable Product prior to such termination or who desire access to such Product can continue to have access to such Product until the regulatory and commercial responsibilities for the Product are transitioned from Biogen to Ionis following termination of the applicable Collaboration Target. As such, Ionis may request Biogen perform transition services as listed on Schedule 10.6.6 and such other transition services that the Parties mutually agree in writing to (i) provide patients with continued access to the applicable Products, (ii) following termination of this Agreement with respect to the applicable Terminated Target, transition the responsibilities under all Approvals and ongoing Clinical Studies for the applicable Products to Ionis or its designee and (iii) following termination of the applicable Terminated Target, transition the then-current supply process and responsibilities for the Product to Ionis or its designee (collectively, the “Transition Services”). Subject to the Parties agreeing on a transition plan as described in Section 10.6.6(c), Biogen will perform such Transition Services using reasonable efforts for a period not to exceed [***] months from the termination date; provided that Biogen and Ionis may mutually agree to conduct the Transition Services for a longer period of time. Notwithstanding the provision of the Transition Services under this Section 10.6.6(b), Ionis shall not conduct activities with respect to any Discontinued Products to the extent prohibited by ARTICLE 2 of this Agreement.

Confidential
(c)           Ionis may elect to have Biogen perform the Transition Services by providing written notice to Biogen no later than the earlier of (i) [***] days following the effective date of the termination and (ii) [***] days following written notice by Biogen to Ionis asking Ionis to confirm if Ionis wishes to have Biogen perform the Transition Services (provided Biogen did not send such a notice earlier than [***] days following the effective date of the termination). If Ionis requests Transition Services, then Ionis shall propose a transition plan setting forth the Transition Services to be performed by Biogen, including delivery and transition dates consistent with those set forth on Schedule 10.6.6, and, for a period of [***] days after such request, the Parties will use good faith efforts to negotiate a mutually agreeable version of such transition plan. In addition, the Parties will, within [***] days after such request, establish a transition committee consisting of at least each Party’s Alliance Managers, a representative from each Party’s CMC group who was responsible for the Product prior to the termination, and up to two additional representatives from each Party who are from other relevant functional groups to facilitate a smooth transition. While Biogen is providing Transition Services, Biogen and Ionis will mutually agree on talking points and a communication plan to customers, specialty pharmacies, physicians, Regulatory Authorities, patient advocacy groups and clinical study investigators, and Biogen will make all such communication to such entities in accordance with the mutually agreed talking points.

(d)          Ionis will pay Biogen for the Transition Services at [***] to perform the Transition Services, calculated [***]. In addition, Ionis will reimburse [***] to perform the Transition Services. Ionis will own all revenue derived from the Product after the termination date and Biogen will remit all such revenues to Ionis no later than the [***] day following the end of the month in which such revenue was received.

(e)           Ionis or its designee will be sufficiently prepared to accept the transition of Development, Manufacturing and Commercialization activities with respect to the Products to Ionis or such designee on the timelines set forth on Schedule 10.6.6 for the Transition Services. Biogen will have no liability under this Agreement with respect to a failure of or delay in the Transition Services to the extent caused by any failure or delay by Ionis or its designee in accepting the transition of Development, Manufacturing and Commercialization activities with respect to the Products. In the event that Biogen encounters any delays beyond Biogen’s reasonable control, the Parties shall discuss in good faith and agree upon extended timelines for completion of the Transition Services.

ARTICLE 11.
CONFIDENTIALITY

11.1.
Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Agreement Term and for five years thereafter, the receiving Party (the “Receiving Party”) and its Affiliates will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) that is disclosed to it by the other Party (the “Disclosing Party”) or its Affiliates or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement or the Neurology II Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof (collectively, “Confidential Information”).

Confidential
11.2.
Authorized Disclosure. Except as expressly provided otherwise in this Agreement or the Neurology II Agreement, a Receiving Party or its Affiliates may use and disclose to Third Parties Confidential Information of the Disclosing Party as follows: (a) solely in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement under confidentiality provisions no less restrictive than those in this Agreement, provided that Confidential Information may be disclosed by a Receiving Party to a governmental entity or agency without requiring such entity or agency to enter into a confidentiality agreement; (b) to the extent reasonably necessary to file or prosecute patent, copyright and trademark applications (subject to Section 11.4), complying with applicable governmental regulations, obtaining Approvals, conducting Pre-Clinical Studies or Clinical Studies, marketing a Product, or as otherwise required by Applicable Law, regulation, rule or legal process (including the rules of the SEC and any stock exchange); provided, however, that if a Receiving Party or any of its Affiliates is required by Law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, give reasonable advance notice to the Disclosing Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (c) in communication with actual or potential lenders, investors, merger partners, acquirers, consultants, or professional advisors on a need-to-know basis, in each case, under confidentiality provisions no less restrictive than those of this Agreement; (d) to the extent such disclosure is required to comply with existing expressly stated contractual obligations owed to such Party’s or its Affiliates’ licensor with respect to any intellectual property licensed to the other Party under this Agreement; or (e) as mutually agreed to in writing by the Parties.

11.3.
Residual Knowledge. Notwithstanding any provision of this Agreement to the contrary, at any time during the Agreement Term or thereafter a Party or any Affiliate of such Party may use for its research purposes all information in non-tangible form resulting from access to or work related to a Strategy, High Interest Target, Ionis Neurology Target, Collaboration Target or Product or under this Agreement prior to the effective date of termination of this Agreement, including ideas, concepts, Know-How or techniques contained therein, in each case, that may be retained by persons who have had access thereto prior to the effective date of termination of this Agreement in their unaided human memory.

Confidential
11.4.	Press Release; Publications; Disclosure of Agreement.

11.4.1.        Public Announcements. On or promptly after the Execution Date, the Parties will jointly issue a public announcement of the execution of this Agreement in form and substance mutually agreed by the Parties. Except to the extent required to comply with Applicable Law, regulation, rule or legal process or as otherwise permitted in accordance with this Section 11.4, neither Party nor such Party’s Affiliates will make any public announcements, press releases or other public disclosures concerning this Agreement or the terms or the subject matter hereof without the prior written consent of the other, which will not be unreasonably withheld, conditioned or delayed.

11.4.2.        Use of Name. Except as set forth in Section 11.4.10, neither Party will use the other Party’s name in a press release or other publication without first obtaining the prior consent of the Party to be named.

11.4.3.        Notice of Significant Events. Each Party will immediately notify (and provide as much advance notice as possible, but at a minimum two Business Days advance notice to) the other Party of any event materially related to a Product (including in such notice any disclosure of starting/stopping of a Clinical Study, clinical data or results, material regulatory discussions, filings, Approval or Biogen’s sales projections) so the Parties may analyze the need for or desirability of publicly disclosing or reporting such event.

11.4.4.        Prior to License Effective Date. Prior to the License Effective Date for a particular Collaboration Program, all Compounds and any Products that are the subject of such Collaboration Program are the sole property of Ionis and, subject to the provisions of this Section 11.4.4, Ionis will have the sole right to issue press releases, publish, present or otherwise disclose the progress and results regarding such Products to the public, which disclosures shall be consistent with its practice with its other compounds and products; provided that, with respect to any proposed press release or other similar public communication by Ionis disclosing regulatory discussions, the efficacy or safety data or clinical results related to such Product or Development activities under this Agreement with respect to such Collaboration Program, (a) Ionis will submit such proposed communication to Biogen for review at least two Business Days in advance of such proposed public disclosure, (b) Biogen will have the right to review and recommend changes to such communication, (c) Ionis will in good faith consider any changes that are timely recommended by Biogen and (d) to the extent such communication discloses data or results arising from a Collaboration Program or Development activities, (i) if Biogen informs Ionis that such communication contains Biogen Confidential Information, then Ionis will delete such Biogen Confidential Information from such communication and (ii) if Biogen informs Ionis that such communication would disclose inventions made by either Party in the course of a Collaboration Program or Development activities under this Agreement that have not yet been protected through the filing of a patent application, or the public disclosure of such communication could be expected to have a material adverse effect on any Patent Rights or Know-How solely owned or Controlled by Biogen, then Ionis in either case ((i) or (ii)) will (A) delay such proposed publication for up to [***] days from the date Biogen informed Ionis of its objection to such communication, to permit the timely preparation and first filing of patent application(s) on the information involved or (B) remove the identified disclosures prior to the publication of such communication.

Confidential
11.4.5.        After License Effective Date. After the License Effective Date for a particular Collaboration Program, all Compounds and Products that are the subject of such Collaboration Program are the sole property of Biogen and, subject to the provisions of this Section 11.4.5, Biogen will have the sole right to issue press releases, publish, present or otherwise disclose the progress and results regarding any Product that is the subject of such Collaboration Program to the public, which shall be consistent with its practice with its other compounds and products; provided that with respect to any proposed press release or other similar public communication by Biogen disclosing discloses data or results arising from a Collaboration Program or Development activities, (a) Biogen will submit such proposed communication to Ionis for review at least two Business Days in advance of such proposed public disclosure, (b) Ionis will have the right to review such communication and (c) (i) if Ionis informs Biogen that such communication contains Ionis Confidential Information, then Biogen will delete such Ionis Confidential Information from such communication and (ii) if Ionis informs Biogen that such communication would disclose inventions made by either Party in the course of a Collaboration Program or Development activities under this Agreement that have not yet been protected through the filing of a patent application, or the public disclosure of such communication could be expected to have a material adverse effect on any Patent Rights or Know-How solely owned or Controlled by Ionis, then Biogen in either case ((i) or (ii)) will (A) delay such proposed publication for up to [***] days from the date Ionis informed Biogen of its objection to such communication, to permit the timely preparation and first filing of patent application(s) on the information involved or (B) remove the identified disclosures prior to the publication of such communication.

11.4.6.        Resolution of Disagreements Regarding Public Announcements. If the Parties cannot mutually agree on the need for or content of any press release, presentation or other public disclosure under Section 11.4 that is intended to be jointly issued, then either Party may promptly refer for resolution to a “C” level executive of each Party (e.g., a Party’s Chief Operating Officer, Chief Executive Officer or Chief Business Officer) or to one of the Party’s CSC members. During the advance review period described in Sections 11.4.4 or 11.4.5, such “C” level executives or CSC members will meet in person at a mutually acceptable time and location or by means of telephone or video conference to discuss in good faith and attempt to resolve such dispute. If the Parties cannot agree at the CSC, then no such joint press release, presentation or public disclosure may be made.

Confidential
11.4.7.        Scientific or Clinical Presentations for Products. Regarding any proposed scientific publications or public presentations related to summaries of data or results arising from Collaboration Programs, the Parties acknowledge that scientific lead time is a key element of the value of the Products under this Agreement and further agree to use reasonable efforts to control public scientific disclosures of such data or results to prevent any potential adverse effect of any premature public disclosure of such data or results. The Parties will establish a procedure for publication review and each Party will first submit to the other Party through the Joint Patent Committee an early draft of all such publications or presentations, whether they are to be presented orally or in written form, at least [***] days prior to submission for publication including to facilitate the publication of any summaries of data or results as required on the clinical trial registry of each respective Party, as applicable. Each Party will review such proposed publication in order to avoid the unauthorized disclosure of a Party’s Confidential Information and to preserve the patentability of inventions arising from the Collaboration Programs. If, during such [***]-day period, the other Party informs such Party that its proposed publication contains Confidential Information of the other Party, then such Party will delete such Confidential Information from its proposed publication. In addition, if at any time during such [***]-day period, the other Party informs such Party that its proposed publication discloses inventions made by either Party in the course of a Collaboration Program or the Development activities under this Agreement that have not yet been protected through the filing of a patent application, or the public disclosure of such proposed publication could be expected to have a material adverse effect on any Patent Rights or Know-How solely owned or Controlled by such other Party, then such Party will either (a) delay such proposed publication for up to [***] days from the date the other Party informed such Party of its objection to the proposed publication, to permit the timely preparation and first filing of patent application(s) on the information involved or (b) remove the identified disclosures prior to publication. With respect to each Clinical Study Initiated after the License Effective Date for a particular Collaboration Program of which the applicable Product is subject, Biogen shall determine authorship or attribution with respect to any proposed publications regarding the results of such Clinical Study by interpreting and applying the authorship and attribution principles of the International Committee of Medical Journal Editors’ Recommendations for the Conduct, Reporting, Editing and Publication of Scholarly Work in Medical Journals.

11.4.8.        SEC Filings. Each Party will give the other Party a reasonable opportunity to review all material filings with the SEC describing the terms of this Agreement prior to submission of such filings, and will give due consideration to any reasonable comments by the non-filing Party relating to such filing.

11.4.9.        Subsequent Disclosure. Notwithstanding the foregoing, to the extent information regarding this Agreement or the Product has already been publicly disclosed, either Party (or its Affiliates) may subsequently disclose the same information to the public without the consent of the other Party.

11.4.10.      Acknowledgment. Each Party will acknowledge in any press release, public presentation or publication regarding the Collaboration Programs or a Product, the other Party’s role in discovering and developing the Product or Discontinued Product, as applicable, that the Product is under license from Ionis and otherwise acknowledge the contributions from the other Party, and each Party’s stock ticker symbol (e.g., Nasdaq: IONS, BIIB).

(a)           Biogen understands and acknowledges the importance to Ionis of continuing to be associated with the drugs it discovers under the Collaboration Programs. As such, Biogen agrees that it will use reasonable efforts to prominently acknowledge Ionis’ role in the discovery of a Product in any scientific, medical and other Product-related communications to the extent such communications address the research, discovery or commercialization of a Product, by prominently including the words “Discovered by Ionis” or equivalent language (collectively, the “Ionis Attribution Language”) in any such communications; provided, however, that Biogen shall have no obligation to include the Ionis Attribution Language in any of the following: (i) communications or materials where such inclusion would be prohibited by Applicable Laws or applicable Third Party institutional, corporate or other policies; (ii) communications that Biogen does not control, such as publications with non-Biogen lead authors; (iii) materials primarily focused on or directed to patients, or other materials where Biogen branding is not prominently featured; or (iv) abstracts or other communications with a word limitation, if Biogen reasonably determines that such word limitation would preclude the inclusion of the Ionis Attribution Language, provided that, in each case, Biogen will use reasonable efforts to have the Ionis Attribution Language included in any such communication, consistent with the efforts that Biogen uses to have statements regarding its own contributions to the Product included in such communication.

Confidential
(b)           Ionis may include the Products (and identify Biogen as its partner for the Product) in Ionis’ drug pipeline.

ARTICLE 12.
MISCELLANEOUS

12.1.	Dispute Resolution.

12.1.1.        Escalation. In the event of any Dispute (other than a Setoff Dispute, which Setoff Dispute will be resolved pursuant to Section 12.1.3, or dispute regarding the construction, validity or enforcement of either Party’s Patent Rights, which disputes will be resolved pursuant to Section 12.2), either Party may, within [***] days after either Party notifies the other Party that the Dispute has not been resolved (provided that such notice cannot be given less than [***] days after the Dispute has arisen), make a written request that the Dispute be referred for resolution to the Executive Vice President, Research & Development of Biogen and the Chief Operating Officer of Ionis (the “Executives”). Within [***] days of either Party’s written request that the Dispute be referred to the Executives, the Executives will meet in person at a mutually acceptable time and location or by means of telephone or video conference to negotiate a settlement of a Dispute. Each Party may elect to have such Party’s CSC representatives participate in such meeting, if desired, provided that it provides the other Party with reasonable advance notice of such intent so as to enable the other Party to have its CSC representatives also participate in such meeting, if desired. If the Executives fail to resolve the Dispute within such [***] day period, then the Dispute will be referred to mediation under Section 12.1.2.

12.1.2.        Mediation. If a Dispute subject to Section 12.1.1 cannot be resolved pursuant to Section 12.1.1, or if neither Party timely makes the written request that the Dispute be referred to the Executives, the Parties will resolve any such Dispute in accordance with the dispute resolution procedures set forth in Schedule 12.1.2 .

12.1.3.        Setoff Disputes. Setoff Disputes will be resolved in accordance with Section 10.6.5(c) and Schedule 10.6.5(c).

Confidential
12.1.4.        Expert Resolution. In the event that a matter is referred to expert resolution under this Section 12.1.4 (“Expert Resolution”) pursuant to Section 1.8.2(e), Section 1.8.3(d)(iv), Section 3.1.2(f), Section 5.2.1, Section 10.6.3(h)(iv), Section 10.6.4(d)(iv), pursuant to subclause (b) of the definition of Biogen Background Technology in Appendix 1, or under Appendix 3, the matter will be resolved by an independent qualified Third Party expert acceptable to both Parties for final resolution of the dispute. The expert will use the information, materials and data provided to her or him by either Party to promptly resolve the dispute. The decision of the expert will be binding upon both Parties. The Parties will equally share the costs of the expert. If the Parties cannot agree on the expert within [***] days following either Party’s request to nominate such expert under this Section 12.1.4, then each Party will nominate an independent expert (who will not be a current or former employee of a Party or any of their Affiliates or have any personal or financial interest in a Party or any of their Affiliates), and promptly thereafter, such two independent experts will agree on the Third Party expert to resolve the dispute in accordance with this Section 12.1.4. In the event of any expert proceeding under this Section 12.1.4, any deadline or activities that rely on the resolution of the dispute will be tolled during the pendency of such proceeding. Except to the extent necessary to confirm or enforce an award or as may be required by Law, neither Party nor any of the experts may disclose the existence, content or results of any proceeding under this Section 12.1.4 without the prior written consent of both Parties.

12.2.	Governing Law; Jurisdiction; Venue; Service of Process.

12.2.1.        This Agreement and any Dispute will be governed by and construed and enforced in accordance with the laws of the State of Delaware, U.S.A., without reference to conflicts of laws principles.

12.2.2.        Subject to the provisions of Section 12.1, each Party by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, if but only if such court lacks, or will not exercise, subject matter jurisdiction over the entirety of a Dispute, the Court of Chancery of the State of Delaware, or, if but only if such court lacks, or will not exercise, subject matter jurisdiction over the entirety of a Dispute, the Superior Court of the State of Delaware, with respect to the Dispute) for the purpose of any Dispute arising between the Parties in connection with this Agreement (each, an “Action”) and (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that venue in the above-named courts is improper, that its property is exempt or immune from attachment or execution, that any such Action brought in the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such courts and (c) hereby agrees not to commence any such Action other than before the above-named courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named court solely for the purpose of enforcing an order or judgment issued by the above-named court.

12.2.3.        Each Party hereby agrees that service of process: (a) made in any manner permitted by Delaware law or (b) made by overnight express courier service (signature required), prepaid, at its address specified pursuant to Section 12.8, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

Confidential
12.3.
Remedies. Notwithstanding anything to the contrary in this Agreement, each Party will be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary restraining order or a preliminary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Agreement, and the Parties agree that in the event of a threatened or actual material breach of this Agreement injunctive relief would be appropriate. Neither Party will be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such Party has already recovered Losses with respect to such matter pursuant to other provisions of this Agreement (including recoveries under Section 9.1 or Section 9.2). Except for the reimbursements, offsets and credits explicitly set forth in Section 1.8.1(d)(ii), Section 1.10, Section 6.6.3, Section 6.9.2(g), Section 6.11.2, Section 6.11.3, Section 6.11.4, Section 6.11.5, Section 6.11.6, Section 6.11.9(b), Section 10.6.5(c) and Section 12.5.1(b), neither Party will have the right to setoff any amount it is owed or believes it is owed against payments due or payable to the other Party under this Agreement.

12.4.	Assignment and Successors.

12.4.1.        Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, which will not be unreasonably withheld, delayed or conditioned, except that each Party may assign this Agreement and the rights, obligations and interest of such Party, in whole or in part, without the other Party’s consent, to any of its Affiliates, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, if Biogen transfers or assigns this Agreement to [***] described in this Agreement, then Biogen (or such Affiliate), will [***] assignment. In addition, Ionis may assign or transfer its rights to receive payments under this Agreement (but no liabilities), without Biogen’s consent, to an Affiliate or to a Third Party in connection with a payment factoring transaction. Any purported assignment or transfer made in contravention of this Section 12.4 will be null and void.

12.4.2.        The [***].

12.4.3.        To the extent Ionis utilizes a [***] in any year, Ionis will [***] to Biogen [***]. To assist Biogen in determining when a refund is due from Ionis pursuant to the foregoing sentence, beginning with the first Annual tax return for the year in which Biogen [***] payment under this Section 12.4, and each year thereafter (including, for clarity, all years in which Ionis utilizes a [***], Ionis will provide Biogen with Ionis’ Annual tax returns (federal and state) and, in years in which Ionis utilizes [***], supporting documentation for such [***]. Notwithstanding the foregoing, if the [***].

Confidential
12.5.	Change of Control.

12.5.1.        Research Activities. If, at any time during the Research Term, Ionis undergoes a Change of Control, then Ionis will notify Biogen within [***] of the public announcement of such Change of Control and the following shall apply:

(a)           Within [***] days after the effective date of such Change of Control, Biogen will [***]. If such Change of Control is between Ionis and a Biogen Competitor, then [***].

(b)           At any time after such Change of Control and prior to the applicable Change of Control Trigger Date for such Change of Control, if Biogen reasonably and in good faith determines that Ionis and such Third Party acquirer will not be [***] under each Neurology Plan (in which determination Biogen may take into account [***]), then, at any time prior to the applicable Change of Control Trigger Date Biogen may elect (as part of its written notice to Ionis of such belief), on a Strategy-by-Strategy or Collaboration Program-by-Collaboration Program basis with respect to the Strategy or Collaboration Program to which the failure relates or for this Agreement in its entirety, to (i) assume final decision-making ability with respect to the Neurology Plans and any activities conducted thereunder, and solely make all decisions that this Agreement would otherwise require or permit the Neurology JRC, the applicable Neurology JDC, the JPC, the CSC or any other subcommittees or working groups, or the Parties collectively, to make; provided, however, that Biogen will not have the right to create any obligations or incur any liabilities for or on behalf of Ionis, and (ii) assume responsibility for any or all target validation activities, drug discovery activities or Ionis-Conducted IND-Enabling Toxicology Studies for the applicable existing or new Strategies or Collaboration Programs directed to existing or new High Interest Targets or Collaboration Targets. If Biogen elects to take over activities in accordance with subclause (ii) of this Section 12.5.1(b), then by providing timely written notice to Ionis no later than [***] days following such election, Biogen may request that Ionis performs a technology transfer under Section 12.5.1(d) solely to facilitate the transition of the activities for which Biogen elects to assume responsibility. If Biogen elects to trigger one or more of the remedies set forth in subclause (ii) of this Section 12.5.1(b), then (A) [***], and (B) [***], and the remainder of this Agreement shall remain in force and un-amended by Biogen’s exercise of such remedies. For the purposes of this Section 12.5, the “Change of Control Trigger Date” means [***] the effective date of such Change of Control transaction occurred. By way of example only, if the effective date of a Change of Control transaction occurred July 31, 2021, then the Change of Control Trigger Date would be [***].

(c)           Biogen will provide written notice to Ionis when Biogen commences target validation activities under this Agreement for a new Strategy directed to a High Interest Target and when Biogen completes activities under a particular Target Sanction Plan (or earlier ceases target validation activities for a particular Strategy). In addition, Biogen will provide written notice to Ionis when Biogen commences Development Candidate generation activities for a Collaboration Program under a Development Candidate Identification Plan (or earlier ceases Development Candidate generation activities for a Collaboration Program).

(d)           If Biogen timely requests a technology transfer pursuant to Section 12.5.1(b), then the following shall apply:

Confidential
(i)        Biogen shall have the right, during regular business hours over a period of [***] months following the date of such request, to [***] Biogen representatives [***] target validation activities and drug discovery activities under this Agreement [***]. During regular business hours over such [***]-month period, Ionis will provide [***];

(ii)      Ionis shall within [***] days following the effective date of Biogen’s notice electing to exercise its step-in rights under Section 12.5.1(b)(ii) and requesting a technology transfer with respect to such exercise, deliver to one of Biogen or Biogen’s designated Affiliates or Third Party contractor (at Biogen’s election), all Ionis Manufacturing and Analytical Know-How and Ionis Know-How in Ionis’ Control that is necessary (A) to conduct those activities for which Biogen has exercised its step-in rights under Section 12.5.1(b)(ii) and (B) to Manufacture and supply research grade ASOs sufficient to support such activities, in each case ((A) and (B)), solely for use by Biogen, its Affiliates or a Third Party acting on Biogen’s behalf to conduct the activities assumed by Biogen under Section 12.5.1(b). In addition, Ionis will provide to Biogen, and its designated Affiliates and Third Party contractors all Know-How, assistance, assignments of relevant Third Party agreements, to the extent freely assignable and only if such agreements are specific to the Manufacture and supply of Products under such assumed Collaboration Program(s), and other support reasonably requested by Biogen to enable Biogen to assume responsibility for and perform such activities in an efficient and orderly manner. If any such relevant Third Party agreements are not freely assignable or are not specific to the Manufacture and supply of Products under such assumed Collaboration Program(s), then Ionis will, and cause its Affiliates to, obtain for Biogen substantially all of the practical benefit and burden under such Third Party agreements, including by (i) entering into appropriate and reasonable alternative arrangements on terms agreeable to each of Ionis and Biogen (or such Affiliate) and (ii) subject to the consent and control of Biogen, enforcing, at [***] cost and expense and for the account of Biogen, any and all rights of Ionis (or such Affiliate) against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; and

(iii)      where Biogen exercises its step in right under Section 12.5.1(b), then in conducting target validation activities, drug discovery activities or Ionis-Conducted IND-Enabling Toxicology Studies for the applicable Strategies or Collaboration Programs following such exercise, Biogen must separate such activities from its or its Affiliates’ other development activities relating to any other product or program outside of this Agreement or any other Ionis/Biogen Additional Agreement (such other development activities, “Biogen Other Activities”). To that end, and subject to the licenses granted under Section 4.3, Biogen will (A) establish separate teams to conduct such activities for which it has exercised the step in right, and such Biogen  Other Activities and (B) prevent any Know-How that is Confidential Information relating to the High Interest Target or Collaboration Program for which the step in right was exercised from being disclosed to, or used by, individuals performing such Biogen Other Activities.

Confidential
(e)           At any time after such Change of Control and prior to the applicable Change of Control Trigger Date for such Change of Control, upon written notice to Ionis, Biogen may, in lieu of electing to exercise its remedies under Section 12.5.1(b) and Section 12.5.1(d), either:

(i)        elect that the Research Term shall continue and the Ionis Activities under any Neurology Plan shall wind-down, in which case the following shall apply:

(1)           except to the extent that Biogen requests the earlier termination of any of the following activities ((1) through (4)), (1) Ionis shall complete all target validation activities under Target Sanction Plans that were agreed to prior to Biogen’s written notice under this Section   12.5.1(e)(i), (2) Ionis shall complete all ongoing Ionis Activities under the Core Research Plan (but for clarity, no new work will be initiated under the Core Research Plan), (3) for each Target Sanction Plan that results in achievement of Target Sanction, (I) Biogen shall pay the Target Designation Milestone Payment, (II) the Parties shall prepare a Development Candidate Identification Plan and (III) Ionis will carry out its obligations under such plan, all in accordance with Section 1.8.2, and (4) Ionis will continue to perform its obligations under each ongoing Development Candidate Identification Plan until the end of the applicable Development Candidate Identification Term and under each ongoing Toxicology Strategy until completion of all Ionis Activities thereunder;

(2)           the Research Term will end upon the earlier of Biogen’s early termination of, or Ionis’ completion of, all of the Ionis Activities under clauses (1), (2) and (3) of Section 12.5.1(e)(i)(1) above;

(3)           within [***] days following the Refund Date, Ionis shall pay to Biogen an amount equal to [***]; and

(4)           for each Collaboration Program for which a Development Candidate is identified as provided herein, Biogen may, upon written notice to Ionis, to be delivered within [***] days after Biogen designates a Development Candidate for the applicable Collaboration Program, elect to either (1) exercise the applicable Option for such Collaboration Program by notifying Ionis in writing of Biogen’s election to license such Collaboration Program, or (2) establish a Toxicology Strategy for such Collaboration Program pursuant to Section 1.8.3(c), in which case Ionis and Biogen will continue to exercise their rights and perform their respective obligations with respect to the applicable Collaboration Program under the terms of this Agreement, including all applicable payment obligations under ARTICLE 6, and in each case ((1) and (2)), the following modifications shall apply to the Agreement: (I) at Biogen’s election, the Neurology JRC, the applicable Neurology JDC, the JPC, the CSC or any other subcommittees or working groups established pursuant to this Agreement shall each disband with respect to each Collaboration Program with respect to which Biogen exercised the Option, on the License Effective Date, and Biogen will assume final decision-making ability with respect to such Collaboration Programs and any activities conducted thereunder and Biogen will solely make all decisions with respect to such activities and Collaboration Programs for which the Neurology JRC, the applicable Neurology JDC, the JPC, the CSC or any other subcommittees or working groups, or the Parties collectively, would otherwise be permitted or required to make under this Agreement; provided, however, that Biogen will not have the right to create any obligations or incur any liabilities for or on behalf of Ionis; and (II) Biogen may exclude Ionis from all discussions with Regulatory Authorities regarding the applicable Products that are the subject of such Collaboration Programs, except to the extent Ionis’ participation is required by a Regulatory Authority or is otherwise reasonably necessary to comply with Applicable Law; or

Confidential
(ii)       allow the Change of Control Trigger Date to lapse without providing any such notice of election under this Section 12.5.1, in which case Ionis and Biogen will continue to exercise their rights and perform their respective obligations under the terms of this Agreement.

(f)            For the purposes of calculating Ionis’ payment to Biogen under Section 12.5.1(e)(i)(3) above, the “Refund Date” shall be (i) the date that [***], (ii) if [***], or (iii) if [***], the earlier of (A) the date that [***] and (B) the date that [***]; the “Dividend” shall be the number equal to [***]; the “Divisor” shall be [***]; and the “Pro Rata Portion” shall be calculated by [***]. By way of illustration, if [***].

(g)           For clarity, the occurrence of a Change of Control is not a breach of this Agreement.

(h)           For clarity, where Biogen elects to trigger one or more of the remedies set forth in Section 12.5.1, then Biogen shall remain subject to [***], and the remainder of this Agreement shall remain in force and unamended by Biogen’s exercise of such remedies, subject to Biogen’s right to [***].

12.5.2.        Pre-Existing Competitive Programs of an Acquirer. If, at any time during the Agreement Term, a Change of Control of a Party occurs involving a Person that, at the time of the execution of such Change of Control, is (A) developing or commercializing a Competitive Product or Competitive Indication Product within the Field (such pre-existing Competitive Products and Competitive Indication Products, each, a “Pre-Existing Competitive Product”) or (B) is engaged in a Competitive Program or Competitive Indication Program (such pre-existing Competitive Programs and Competitive Indication Programs, each, a “Pre-Existing Competitive Program,” and such Person being hereinafter referred to as a “Competing Collaboration Acquirer”), then in each case ((A) and (B)):

(a)           such Party shall promptly provide written notice to the other Party of such Change of Control;

Confidential
(b)           if such Change of Control involved Ionis, then Biogen may elect that some or all of the Biogen Reduced Participation and Information Obligations will apply to the Collaboration Programs to which the Pre-Existing Competitive Product or Pre-Existing Competitive Program relate;

(c)           such Party shall conduct activities pursuant to Section 12.6 to separate its Development activities under this Agreement from its development activities relating to any Pre-Existing Competitive Product(s) and Pre-Existing Competitive Program(s); and

(d)           the research, development, manufacture or commercialization of any Pre-Existing Competitive Product(s) by a Competing Collaboration Acquirer will not be a violation of such Party’s exclusivity covenants under Section 2.1.1 and Section 12.5.3(a) will not apply to any such Pre-Existing Competitive Product or Pre-Existing Competitive Program; provided that the conditions of Section 12.5.2(a) and Section 12.5.2(c) are satisfied.

12.5.3.        Acquired Competitive Programs; Acquired Associated Programs.

(a)           If, at any time during the Agreement Term, either Party acquires a Third Party or a portion of the business of a Third Party (whether by merger, stock purchase or purchase of assets) that is, prior to such acquisition, engaged in discovering, researching, developing or commercializing a Competitive Product within the Field or is engaged in a Competitive Program, in each case that would violate the provisions of ARTICLE 2 if conducted by such Party (such acquired Competitive Product an “Acquired Competitive Product” and such acquired Competitive Program an “Acquired Competitive Program”), then the limited continuation of the research, development, manufacture or commercialization of the Acquired Competitive Product(s) or Acquired Competitive Programs by the acquiring Party as permitted in this Section 12.5.3(a) in a manner that would have been in the ordinary course of business of such Third Party will not be a violation of such acquiring Party’s exclusivity covenants under Section 2.1.1, provided that, following the closing of such acquisition, the conditions set forth in Sections 12.5.3(a)(i) through 12.5.3(a)(iv) are met:

(i)        Such acquiring Party shall promptly provide written notice to the other Party of such acquisition;

(ii)       Such acquiring Party shall use reasonable efforts to divest all such Acquired Competitive Products and Acquired Competitive Programs promptly following the closing of such acquisition, and in any event such Party shall complete such divestment within [***] after the closing of such acquisition (the “Collaboration Divestiture Period”); provided that such Collaboration Divestiture Period shall be extended, and such Party shall not be in breach of this Section 12.5.3(a) if, at the expiration thereof (and any extensions thereto), such Party provides competent evidence of reasonable ongoing efforts to divest such Acquired Competitive Products and Acquired Competitive Programs; provided, further, that such Party shall cease all development and commercialization activities with respect to all such Acquired Competitive Products and Acquired Competitive Programs if such Party has not completed such divestiture within [***] after the closing of such acquisition (it being understood that such Party may thereafter continue its efforts to divest such asset);

Confidential
(iii)     During such divestiture period, the acquiring Party shall comply with Section 12.6 to separate its Development activities under this Agreement from its development activities relating to any Acquired Competitive Product or Acquired Competitive Program; and

(iv)      Neither Party nor its Affiliates may acquire a Competitive Product or a Competitive Program on a standalone basis.

(b)           If Ionis is the acquiring Party of an Acquired Competitive Product or Acquired Competitive Program, then during the Collaboration Divestiture Period until Ionis [***] Biogen may elect that [***].

(c)           In addition, without limiting Section 12.5.3(a)(iv), if at any time during the Agreement Term, (i) Ionis acquires a Third Party or a portion of the business of a Third Party (whether by merger, stock purchase or purchase of assets) that is, prior to such acquisition, engaged (A) in [***] (an “Associated Product”) or any Competitive Indication Product, or (B) is engaged in [***] (an “Associated Program”) or a Competitive Indication Program, (ii) Ionis or an Ionis Affiliate [***] or (iii) Ionis or an Ionis Affiliate [***] then, in each case ((i) through (iii)) with respect to any Collaboration Program directed to the Collaboration Target to which the Associated Product, Associated Program, Competitive Product or Competitive Program is directed and with respect to any Collaboration Program intended for the same indication as the Competitive Indication Product or the Competitive Indication Program, Biogen may elect that [***] and Ionis shall comply with the same procedures as under Section 12.6 to separate its Development activities under this Agreement from its development activities relating to any such Associated Product, Associated Program, Competitive Product, Competitive Program, Competitive Indication Product or Competitive Indication Program.

12.6.	Protective Provisions.

12.6.1.        At any time while (a) the Party involved in a Change of Control with a Competing Collaboration Acquirer, (b) the Party with an Acquired Competitive Product or Acquired Competitive Program or (c) Ionis (in cases where Ionis otherwise has an Associated Product, Associated Program, Competitive Product, Competitive Program, Competitive Indication Product or Competitive Indication Program) is conducting Development activities under this Agreement, then, in each case ((a) through (c)) such Party (as applicable under clause (a), (b) or (c)) must separate such Development activities from its or its Affiliates’ other development activities relating to any such Competitive Product or Competitive Program, and, in the case of Ionis, from any such Associated Product, Associated Program, Competitive Indication Product or Competitive Indication Program, as applicable (such other development activities, “Competing Development Activities”). To that end, and subject to the licenses granted to each Party (as applicable) under Section 4.3 or Section 4.4, any such Party will, and (if applicable) will cause the Competing Collaboration Acquirer to, (i) establish separate teams to conduct Development activities under this Agreement and such Competing Development Activities, (ii) prevent any Confidential Information relating to the Development, Manufacture or Commercialization of any applicable Product (including Know-How) from being disclosed to, or used by, individuals performing such Competing Development Activities and (iii) not use or reference in the development, manufacture or commercialization of the Competitive Product, any Know-How that is Confidential Information or conduct any activities Covered by any Patent Rights, in each case Controlled by the Party involved in the Change of Control or the acquisition or its Affiliates prior to the effective date of the Change of Control or the acquisition.

Confidential
12.7.
Force Majeure. No Party will be held responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure means a cause beyond the reasonable control of a Party, which may include acts of God; acts, regulations, or Laws of any government; war; terrorism; civil commotion; fire, flood, earthquake, tornado, tsunami, explosion or storm; pandemic; epidemic and failure of public utilities or common carriers. In such event the Party so failing or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of 90 days, after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

12.8.
Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), electronic mail transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Ionis, addressed to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: Chief Operating Officer
E-mail: bmonia@ionisph.com

with a copy to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: General Counsel
E-mail: legalnotices@ionisph.com

Confidential
If to Biogen, addressed to:	Biogen MA Inc.
225 Binney Street
Cambridge, MA 02142
Attention: Vice President Corporate Development
E-mail: john.mcdonald@biogen.com

with a copy to:	Biogen MA Inc.
225 Binney Street
Cambridge, MA 02142
Attention: Chief Legal Officer
E-mail: legaldepartment@biogen.com

with a copy to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attention: Susan Galli, Esq.
Email: susan.galli@ropesgray.com

or to such other address for such Party as it will have specified by like notice to the other Party; provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally or by electronic mail transmission, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery will be deemed to be the third Business Day after such notice or request was deposited with the U.S. Postal Service.

12.9.
Export Clause. Each Party acknowledges that the Laws of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

12.10.
Waiver. Neither Party may waive or release any of its rights or interest in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

12.11.
Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, then the Parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Confidential
12.12.
Entire Agreement. This Agreement (together with the Schedules and Appendices hereto), is a comprehensive and integrated statement of the agreement between the Parties with respect to the subject matter hereof. For the avoidance of doubt, this Agreement in no way supersedes, modifies or otherwise affects any of the Ionis/Biogen Additional Agreements, which will remain in full force and effect in accordance with each of their respective terms. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter hereof other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

12.13.
Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither Party will have the authority to bind or obligate the other Party, and neither Party will represent that it has such authority.

12.14.
Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a section, exhibit or schedule means a section of, or schedule or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “shall” and “will” have the same meaning, (d) the word “or” is used in the inclusive sense (and/or), (e) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (f) words in the singular or plural form include the plural and singular form, respectively, (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (h) unless otherwise specified, “$” is in reference to United States dollars and (i) the headings contained in this Agreement, in any exhibit or schedule to this Agreement and in the table of contents to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

12.15.
Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees will be maintained in accordance with GAAP (or any successor standard), consistently applied.

12.16.
Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

Confidential
12.17.
Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

12.18.
Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Schedule or Appendix hereto, the terms of this Agreement will apply. The Parties understand and agree that the Schedules and Appendices hereto are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Agreement Term, as appropriate and in accordance with the provisions of this Agreement.

12.19.
Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original, notwithstanding variations in format or file designation that may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via electronic mail in PDF format will be treated as original signatures.

12.20.
Compliance with Laws. Each Party will, and will ensure that its Affiliates and Sublicensees will, comply with all relevant Laws and regulations and good laboratory and clinical practices and cGMP in exercising its rights and fulfilling its obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

* - * - * - *

Confidential
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Execution Date.

BIOGEN MA INC.

By:	/s/Michel Vounatsos

Name:	Michel Vounatsos

Title:	Chief Executive Officer

Signature Page to New Strategic Neurology Drug Discovery And Development Collaboration, Option And License Agreement

Confidential
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Execution Date.

IONIS PHARMACEUTICALS, INC.

By:	/s/Stanley T. Crooke

Name:	Stanley T. Crooke

Title:	Chief Executive Officer

Signature Page to New Strategic Neurology Drug Discovery And Development Collaboration, Option And License Agreement

Confidential
List of Appendices and Schedules

Appendix 1 – Definitions

Appendix 2 – Development Candidate Checklist

Appendix 3 – Multi-Indication Target Process

Schedule 1.8.3(c) – Development Candidate Toxicology Strategies

Schedule 1.8.4(a) – List of Approved CROs

Schedule 1.14.1 – Collaboration Steering Committee Governance

Schedule 1.14.3 – Neurology JRC Governance

Schedule 1.14.5 – Neurology JDC Governance

Schedule 1.14.9 – Alliance Management Activities

Schedule 4.3.1(a) – Drug Substance Process and Formulation Development Activities

Schedule 4.9.2(c) – Ionis’ Fully Absorbed Cost of Goods Methodology

Schedule 5.2.1 – Biogen’s Development and Commercialization Activities

Schedule 5.2.5 – Integrated Product Plan Content

Schedule 6.9.2(e) – Royalty Calculation Examples

Schedule 6.9.2(f) – Allocation of Net Sales

Schedule 6.11.1 – Certain Ionis In-License Agreements

Schedule 8.2.5(a) – Ionis Core Technology Patents

Schedule 8.2.5(b) – Ionis Manufacturing and Analytical Patents

Schedule 8.2.5(c) – Ionis Product-Specific Patents

Schedule 8.2.8 – Opposition Proceedings

Schedule 8.2.10 – Prior Agreements

Schedule 8.2.13 – Ionis Product Pipeline

Schedule 10.6.5(c) – Advisory Panel Regarding Setoff Disputes

Schedule 10.6.6 – Transition Services

Schedule 12.1.2  – Mediation

Appendix 1

DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

“[***]% Obligation” has the meaning set forth in Section 1.8.1.

“AAA” has the meaning set forth in Schedule 12.1.2 .

“AAA Rules” has the meaning set forth in Schedule 10.6.5(c).

“Acceptance” means, with respect to an NDA, MAA or JNDA filed for a Product, (a) in the United States, the receipt of written notice from the FDA in accordance with 21 C.F.R. §314.101(a)(2) that such NDA is officially “filed,” (b) in the European Union, receipt of written notice of acceptance by the EMA of such MAA for filing under the centralized European procedure in accordance with any feedback received from European Regulatory Authorities; provided that if the centralized filing procedure is not used, then Acceptance will be determined upon the acceptance of such MAA by the applicable Regulatory Authority in a Major Market in the EU, (c) in any Major Market in Europe that is not a European Union country, receipt of written notice of acceptance by the applicable Regulatory Authority of such MAA for filing in such country, and (d) in Japan, receipt of written notice of acceptance of filing of such JNDA from the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto).

“Acquired Competitive Product” has the meaning set forth in Section 12.5.3(a).

“Acquired Competitive Program” has the meaning set forth in Section 12.5.3(a).

“Acquisition Costs” has the meaning set forth in Section 6.11.6(a).

“Acquisition Transaction” has the meaning set forth in Section 6.11.6(a).

“Action” has the meaning set forth in Section 12.2.2.

“Active Target” means a High Interest Target, or Collaboration Target, as applicable, with respect to which, at the time in question, one or more of the following is true:

(a)           if the Research Term (as it may be extended pursuant to Section 1.2.1(a)) has not yet expired:

(i)        a [***] is [***], or a [***] under Section 1.2.3(d)(ii) or Section 1.4;

(ii         no more than [***] days have passed since [***], as applicable (if any);

(iii)      a [***];

(iv)      no more than [***] days have passed since [***] (if any);

Confidential
(v)       no more than [***] days have passed since [***] (if any); or

(vi)      actual target validation activities are ongoing under a Target Sanction Plan for such target; or

(b)           during the Agreement Term and whether or not the Research Term has expired,

(i)        a [***];

(ii)       a [***];

(iii)      a [***];

(iv)      the [***] (if any) has not yet expired;

(v)       there is [***] has not yet expired;

(vi)      there is an [***];

(vii)     Biogen has elected to [***] and (A) [***], or (B) [***]; or

(viii)    Biogen has elected to [***], or [***].

“Additional Ionis Core IP” has the meaning set forth in Section 6.11.2(a).

 “Advisory Panel” has the meaning in Schedule 10.6.5(c) of this Agreement.

“Affiliate” of an entity means any corporation, firm, partnership or other entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Party to this Agreement. An entity will be deemed to control another entity if it (i) owns, directly or indirectly, at least 50% of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

“Agreement” has the meaning set forth in the Preamble hereto.

“Agreement Term” has the meaning set forth in Section 10.2.

“Alliance Manager” has the meaning set forth in Section 1.14.9.

“ALS” means the disease amyotrophic lateral sclerosis.

“Annual” means the period covering a Calendar Year or occurring once per Calendar Year, as the context requires.

Confidential
“API” means the bulk active pharmaceutical ingredient manufactured in accordance with cGMP for a Product.

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

“Approval” means, with respect to a Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, marketing and sale of such Product in such jurisdiction in accordance with Applicable Laws. In jurisdictions where the applicable Regulatory Authority sets the pricing or reimbursement authorizations necessary for the general marketing and sale of such Product in the marketplace, Approval will not be deemed to have occurred if the final approval to market and sell such Product is being withheld because Biogen (or its Affiliate or Sublicensee) and the Regulatory Authority have not yet determined pricing or reimbursement even if all other approvals, licenses, registrations or authorizations necessary for marketing, sale or use of such Product in such jurisdiction have been obtained. “Approval” does not include authorization by a Regulatory Authority to conduct named patient, compassionate use or other similar activities.

“ASO” means a compound comprising one or two Oligonucleotides (including any analog, variant, mimic, or mimetic thereof) that modulates expression or splicing of a gene target via the binding, partially or wholly, of an Oligonucleotide of such compound to the RNA of such gene target, excluding any [***] Products.

“[***]” has the meaning set forth in Section 6.5.1.

“[***] Adjustment Period” has the meaning set forth in Section 6.5.3.

“Associated Product” has the meaning set forth in Section 12.5.3(c).

“Associated Program” has the meaning set forth in Section 12.5.3(c).

“Audit Report” has the meaning set forth in Section 6.13.

“Bankruptcy Code” has the meaning set forth in Section 10.3.8(b).

“Biogen” has the meaning set forth in the Preamble of this Agreement.

“Biogen Activities” means, (a) under any Neurology Plan, any and all research, pre-clinical or clinical activities that Biogen agrees to conduct; provided that Biogen will be deemed to have agreed to conduct any activities designated as Biogen Activities under any Neurology Plan it approves, and (b) any research, pre-clinical or clinical activities with respect to which Biogen exercises its step-in rights under Section 1.8.1(d)(ii), Section 1.10 or Section 12.5.1(b).

“Biogen-Approved Costs” has the meaning set forth in Section 1.13.3.

Confidential
“Biogen Background Technology” means, with respect to a given Development Candidate, Related Program Compound or Discontinued Product, as applicable, (a) Patent Rights (other than Biogen Program Patents) and Know-How that are Controlled by Biogen or its Affiliates that the Parties agree to include in the applicable Development Candidate Identification Plan (over which Ionis may not exercise its final decision making authority) or (b) Patent Rights (other than Biogen Program Patents) that are Controlled by Biogen or its Affiliates as of the date that the license is granted under Sections 1.8.3(d)(iii),  3.1.2(e), 10.6.3(h)(i), or 10.6.4(d)(i), as applicable, that the Parties agree (or, if the Parties are unable to agree, then as determined by Expert Resolution in accordance with Section 12.1.4) Cover such Development Candidate, Related Program Compound or Discontinued Product, as applicable, as such Development Candidate, Related Program Compound or Discontinued Product exists as of such effective date of the applicable license; provided that no inventions Covered by such Patent Rights were incorporated by Ionis into such Development Candidate, Related Program Compound or Discontinued Product, as applicable, without Biogen’s written consent or is not otherwise reflected in the applicable Development Candidate Identification Plan.

“Biogen Competitor” means a Third Party that (a) [***] or (b) Biogen is at such time, or has been in the past, [***].

“Biogen Excluded Targets” has the meaning set forth in Section 1.8.5(b).

“Biogen FTE Cost” means the FTE Rate applicable to Biogen, multiplied by the applicable number of FTEs.

“Biogen Full Royalty” has the meaning set forth in Section 6.9.1.

“Biogen In-License Agreements” has the meaning set forth in Section 6.11.1(b).

“Biogen Know-How” means any Know-How owned, used, developed by, or licensed to Biogen or its Affiliates, in each case to the extent Controlled by Biogen or its Affiliates on the Effective Date or at any time during the Agreement Term, but specifically excluding the Biogen Program Know-How.

“Biogen [***] Royalty” has the meaning set forth in Section 6.9.1.

“Biogen Manufacturing Program Patent” has the meaning set forth in Section 4.8.2(d).

“Biogen Other Activities” has the meaning set forth in Section 12.5.1(d)(iii).

“Biogen Patents” means any Patent Rights included in the Biogen Technology.

“Biogen Product-Specific Patents” means all Product-Specific Patents owned, used, developed by, or licensed to Biogen or its Affiliates, in each case, to the extent Controlled by Biogen or its Affiliates on the Effective Date or at any time during the Agreement Term.

“Biogen Program Know-How” has the meaning set forth in Section 7.1.2.

“Biogen Program Patents” has the meaning set forth in Section 7.1.2.

Confidential
“Biogen Program Technology” has the meaning set forth in Section 7.1.2.

“Biogen-Prosecuted Patents” has the meaning set forth in Section 7.2.5(c).

“Biogen Reduced Participation and Information Obligations” means solely with respect to the [***] (a) Biogen may [***], (b) Biogen will [***], (c) Biogen may [***] and (d) Biogen’s obligation to [***], other than (i) reports required by Section 5.4.2, Section 6.12.1 and Section 10.6.4 (if applicable) (ii) upon Ionis’ reasonable request, information to the extent required to confirm Biogen’s compliance with its obligations under Section 5.2 and (iii) as reasonably required to permit Ionis to perform its obligations under this Agreement. Notwithstanding the foregoing, Biogen’s disclosure obligations under Section 6.5 shall continue in full force and effect, except [***]. The Biogen Reduced Participation and Information Obligations will not limit or diminish the scope of any licenses granted by Biogen to Ionis under this Agreement.

“Biogen Reduced Royalty” has the meaning set forth in Section 6.9.2(c).

“Biogen Results” has the meaning set forth in Section 4.8.2(d).

“Biogen Sales Model” has the meaning set forth in Section 6.5.1.

“Biogen [***] Royalty” has the meaning set forth in Section 6.9.1.

“Biogen Step-In” has the meaning set forth in Section 1.10.2.“Biogen Technology” means the Biogen Program Technology, Jointly-Owned Program Technology, Biogen Product-Specific Patents and any trademarks described in Section 4.1.6, owned, used, developed by, or licensed to Biogen or its Affiliates that is necessary or useful to Develop, register, Manufacture or Commercialize a Product.

“Breaching Party” means the Party that the Non-Breaching Party believes to be in material breach of this Agreement.

“Business Day” means any day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.

“[***]” means [***].

“Calendar Quarter” means a period of three consecutive months ending on the last day of March, June, September, or December, respectively, and will also include the period beginning on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date falls.

“Calendar Year” means a year beginning on January 1 (or, with respect to 2018, the Effective Date) and ending on December 31.

“Carryover Development Candidate” has the meaning set forth in Section 1.8.2(g).

“Carryover Period” has the meaning set forth in Section 1.8.2(g).

Confidential
“cGMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent Laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least 50% of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the owner of 50% or more of the combined voting power of such Party’s outstanding securities, (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates or (d) the stockholders or equity holders of such Party will approve a plan of complete liquidation of such Party or an agreement for the sale or disposition by such Party of all or a substantial portion of its assets, other than pursuant to the transaction as described above or to an Affiliate. Notwithstanding the foregoing, the sale or issuance of shares in exchange for cash for purposes of a bona fide financing will not constitute a Change of Control.

“Change of Control Trigger Date” has the meaning set forth in Section 12.5.1(b).

“Claims” has the meaning set forth in Section 9.1.

“Clinical Study” or “Clinical Studies” means a Phase 1 Trial, Phase 2 Trial, Phase 3 Trial, Pivotal Clinical Trial or Phase 4 Trial, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of an NDA, MAA or other similar marketing application.

“Clinical Supplies” means API and Finished Drug Product for use in a Clinical Study.

“CMC” means chemistry, manufacturing and controls.

“CMO” means a Third Party contract manufacturer Manufacturing API, Clinical Supplies or Finished Drug Product for any purpose under this Agreement.

“Collaboration” means the conduct of the Neurology Plans in accordance with this Agreement.

“Collaboration Divestiture Period” has the meaning set forth in Section 12.5.3(a)(ii).

“Collaboration Program” has the meaning set forth in Section 1.3.1.

“Collaboration Program Designation Date” has the meaning set forth in Section 1.3.1.

“Collaboration Program Final Deadline” has the meaning set forth in Section 1.3.3.

“Collaboration Target” means a gene target with respect to which the Parties are pursing one or more Collaboration Programs.

“Collaborator IP” has the meaning set forth in Section 7.1.3(c).

Confidential
“Collaborator License” has the meaning set forth in Section 7.1.3(c).

“Combination Product” means any single product in finished form containing as active ingredients both a Product and one or more other pharmaceutically active compounds or substances, whether co-formulated or co-packaged (i.e., within a single box or sales unit or otherwise sold for a single price).

“Commercialize,” “Commercialization” or “Commercializing” means any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell a Product following receipt of Approval for such Product in the applicable country, including conducting pre-and post-Approval activities, including studies reasonably required to increase the market potential of such Product and studies to provide improved formulation and Product delivery, and launching and promoting such Product in each country.

“Commercializing Party” means (a) Biogen, with respect to a Product that is being Developed and Commercialized by or on behalf of Biogen, its Affiliates or Sublicensees hereunder, and (b) Ionis, with respect to a Discontinued Product that is being Developed and Commercialized by or on behalf of Ionis, its Affiliates or Sublicensees hereunder.

“Commercially Reasonable Efforts” means the carrying out of discovery, research, development or commercialization activities using good-faith commercially reasonable and diligent efforts that the applicable Party would reasonably devote to a compound or product of similar market potential or profit potential at a similar stage in development or product life resulting from its own research efforts, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, Regulatory Authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of Approval and other relevant scientific, technical and commercial factors. Without limiting any of the foregoing, Commercially Reasonable Efforts as it applies to Biogen’s Development or Commercialization of a Product hereunder includes the use of Commercially Reasonable Efforts to (i) perform any Biogen Activities in a Neurology Plan and (ii) the “General Activities” described in Schedule 5.2.1, and Commercially Reasonable Efforts as it applies to Ionis’ performance hereunder includes use of Commercially Reasonable Efforts to adhere to the activities and timelines for which Ionis is responsible and that are set forth in each Neurology Plan.

“Competing Collaboration Acquirer” has the meaning set forth in Section 12.5.2.

“Competing Development Activities” has the meaning set forth in Section 12.6.

“Competitive Indication Product” means any product intended for use in the same indication as any Development Candidate or Product.

“Competitive Indication Program” means any internal research program for which a budget has been established or to which research personnel have been assigned, with the goal of discovering and developing a Competitive Indication Product for which drug discovery activities have been initiated.

Confidential
“Competitive Infringement” has the meaning set forth in Section 7.5.1.

“Competitive Product” means any Oligonucleotide that is designed to bind to or directly modulate the RNA that encodes a High Interest Target or a Collaboration Target, other than a Product that is being pursued under this Agreement.

“Competitive Program” means any internal research program for which a budget has been established or to which research personnel have been assigned, with the goal of discovering and developing a Competitive Product for which drug discovery activities have been initiated.

“Complete,” “Completed,” or “Completion” means, with respect to a Clinical Study, the point in time at which the primary database lock for such study has occurred and, if such study has a statistical analysis plan, the data generated based on that primary database lock under the statistical analysis plan for such study are available.

“Compound” means, on a Collaboration Target-by-Collaboration Target basis, any ASO that is designed to bind to the RNA that encodes the applicable Collaboration Target, where such ASO is discovered by Ionis (or by Biogen in the event Biogen assumes responsibility for drug discovery activities as permitted under this Agreement) prior to or during a Development Candidate Identification Term for any Collaboration Program for such Collaboration Target, including each Development Candidate under any such Collaboration Program.

“Confidential Information” has the meaning set forth in Section 11.1. “Confidential Information” does not include information that:

(a)           was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates;

(b)          was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or

(d)          was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others.

“Conflicting Patent Right” has the meaning set forth in Section 7.2.5(d).

“Contracting Party” has the meaning set forth in Section 1.8.7.

Confidential
“Control” or “Controlled” means possession of the ability to grant a license or sublicense hereunder without violating the terms of any agreement with any Third Party; provided, however, that if a Party has a right to grant a license or sublicense, with respect to an item of intellectual property to the other Party only upon payment of compensation (including milestones or royalties) to a Third Party (“Third Party Compensation”) (in the case of any agreement between Ionis and a Third Party, other than costs for Additional Ionis Core IP, Third Party Core IP, Third Party Product IP and Third Party Acquisition IP that are allocated to Ionis pursuant to Section 6.11), then the first Party will be deemed to have “Control” of the relevant item of intellectual property only if the other Party agrees to bear the applicable Third Party Compensation. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party acquirer of a Party that becomes an Affiliate of a Party after the Effective Date, no intellectual property of such Third Party acquirer will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of such Party.

“Core Research Plan” has the meaning set forth in Section 1.2.

“Core Research Program” has the meaning set forth in Section 1.2.

“Cost Estimate” has the meaning set forth in Section 5.2.2.

“Cover,” “Covered” or “Covering” means, with respect to a patent, that, but for rights granted to a Person under such patent, the act of making, using or selling by such Person would infringe a Valid Claim included in such patent, or in the case of a patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“CRO” has the meaning set forth in Section 1.8.3(c).

“CSC” has the meaning set forth in Section 1.14.1.

“Develop,” “Developing” or “Development” means with respect to a Product, any and all discovery, characterization, or preclinical (including IND-Enabling Toxicology Studies), clinical, or regulatory activity with respect to such Product to seek Approval (including the submission of all necessary filings with applicable Regulatory Authorities to support such preclinical and clinical activities and Approval), including human clinical trials conducted after Approval of such Product to seek Approval for additional indications for such Product.

“Development Candidate” means a Compound that is reasonably determined by Ionis’ RMC in accordance with Ionis’ standard procedures for designating development candidates, and that is subsequently designated by the Neurology JRC (or [***] through the exercise of its final decision-making authority) in each case in accordance with Section 1.8.3(a) and Section 1.8.3(d) as ready to start IND-Enabling Toxicology Studies; provided, however, that with respect to any Primarily Neuro Multi-Indication Target, such Compound will be reasonably selected by Biogen (giving good faith consideration to the input of Ionis’ representatives on the Neurology JRC) as a Development Candidate from the body of work Ionis used to determine the applicable Compound Ionis believes is ready to start IND-Enabling Toxicology Studies.

“Development Candidate Data Package” means, with respect to a given [***], the data package [***]; provided such package contains [***]. The Development Candidate Data Package shall include (a) all Development Candidates that Ionis is designating as [***] Development Candidates and (b) (i) a summary of the patent status relating to such Development Candidate and a list of the Ionis Core Technology Patents and Ionis Manufacturing and Analytical Patents, in each case, that Cover such Development Candidate and that have not previously been disclosed to Biogen and (ii) a summary of any [***]. The checklist Ionis uses as of the Effective Date when reviewing potential development candidates for approval is attached hereto as Appendix 2.

Confidential
“Development Candidate Data Package Deficiency Notice” has the meaning set forth in Section 1.8.3(a).

“Development Candidate Decision Period” has the meaning set forth in Section 1.8.3(d)(ii).

“Development Candidate Designation Deadline” has the meaning set forth in Section 1.8.3(d)(iii).

“Development Candidate Generation Period” means, on a Collaboration Program-by-Collaboration Program basis, the period of [***] months commencing on the date that Biogen pays the Target Designation Milestone Payment for such Collaboration Program, or such longer period as the Neurology JRC may mutually agree to account for the use of a novel Strategy pursuant to Section 1.8.1(e); provided that if, prior to the expiration of the applicable Development Candidate Identification Term for a Collaboration Program, the Parties agree through the Neurology JRC that a Technical Failure has occurred with respect to such Collaboration Program, then the Development Candidate Identification Term for such Collaboration Program shall end and such Collaboration Program will not be included in the calculation of the [***]% Obligation under Section 1.8.1. For clarity, if the Parties mutually agree through the Neurology JRC to extend the Development Candidate Generation Period for any Collaboration Program, then such longer period shall be used in determining when such Collaboration Program is taken into account in the calculation of whether or not Ionis is meeting the [***]% Obligation at the First Measurement Date or any Subsequent Measurement Date.

“Development Candidate Identification Plan” has the meaning set forth in Section 1.8.2(a).

“Development Candidate Identification Term” has the meaning set forth in Section 1.8.2(d).

“Development Candidate Outside Date” has the meaning set forth in Section 3.1.2(a).

“Diagnostic Option” has the meaning set forth in Section 3.2.1.

“Differentiated Compound” means any ASO that is designed to bind to the RNA that encodes a Collaboration Target discovered by or on behalf of Ionis and meeting the criteria for a Development Candidate after the expiration of every Development Candidate Identification Term for any Collaboration Program directed to such Collaboration Target and, if applicable, the Carryover Period for such Collaboration Target, but prior to the expiration of the [***] for a Product under any Collaboration Program directed to such Collaboration Target.

“Differentiated Compound Notice” has the meaning set forth in Section 2.2.1.

“Disclosing Party” has the meaning set forth in Section 11.1.

“Discontinued Product” means a Product directed to a Terminated Target.

Confidential
“Dispute” means any dispute arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement that cannot be resolved by the Parties.

“Dividend” has the meaning set forth in Section 12.5.1(f).

“Divisor” has the meaning set forth in Section 12.5.1(f).

“DMPK Agreement” means the DMPK Research, Development, Option and License Agreement between the Parties dated June 27, 2012, as amended or restated from time to time.

“DOJ” has the meaning set forth in Section 3.1.3(a).

“Draft Report” means, with respect to an IND-Enabling Toxicology Study, an integrated, audited draft report containing the pharmacology, toxicology, bioanalytical and pharmacokinetic data generated from such IND-Enabling Toxicology Study.

[***]

“Effective Date” means the date upon which the Closing Date (as defined under the Stock Purchase Agreement) occurs.

“EMA” means the European Medicines Agency and any successor entity thereto.

“Enabled Core Program Patents” means Program Patents Controlled by a Party or any of its Affiliates on the Effective Date or during the Agreement Term claiming (a) methods of dosing (frequency, duration, concentration, volume, etc.) generally applicable to Oligonucleotides to achieve optimal tissue distribution or enhance other properties of an Oligonucleotide; (b) methods of determining an effective human dose based on animal data that are generally applicable to Oligonucleotides; (c) methods of determining an effective dose based on actual or modeled pharmacokinetic data generally applicable to Oligonucleotides; (d) methods of identifying or optimizing predictive biomarkers for diseases; (e) observations about a disease based on data from a natural history study; (f) proprietary disease models; or (g) methods of using radio-labeled ligands with Oligonucleotides in animals.

“Equal Multi-Indication Target” has the meaning set forth in Appendix 3.

“Estimated Target Sanction Date” has the meaning set forth in Section 1.8.5(b).

“European Union” or “EU” means each and every country or territory that is officially part of the European Union.

“Excluded Payments” means (a) royalty or profit sharing payments, or any other type of payment based on periodic sales of a Product; (b) payments made in consideration of Ionis’ or Ionis’ Affiliate’s equity or debt securities at fair market value; (c) payments made to pay for or reimburse Ionis or Ionis’ Affiliate for the fully-burdened cost of research and development; (d) payments made to pay for or reimburse Ionis or Ionis’ Affiliate for the cost of prosecuting, maintaining or defending Patent Rights; and (e) payments made to Ionis or Ionis’ Affiliate to pass-through to a Third Party in satisfaction of a payment obligation Ionis or Ionis’ Affiliate has to such Third Party.

Confidential
“Exclusivity Release Date” has the meaning set forth in Section 2.1.1(d)(i).

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Executives” has the meaning set forth in Section 12.1.1.“Expert Resolution” has the meaning set forth in Section 12.1.4.

“FDA” means the United States Food and Drug Administration and any successor entity thereto.

“Fee Commencement Date” has the meaning set forth in Section 6.6.

“Fee End Date” has the meaning set forth in Section 6.6.

“Field” means, except as may be limited under Section 4.1.5, any prophylactic or therapeutic use or form of administration for any indication.

“Finished Drug Product” means any drug product containing API as an active ingredient in finished bulk form for the Development or Commercialization by a Party under this Agreement.

“First Commercial Sale” means with respect to a Product, the first sale of such Product by Biogen, its Affiliate or its Sublicensee to a Third Party in a particular country after Approval of such Product has been obtained in such country.

“First Measurement Date” has the meaning set forth in Section 1.8.1(a).

“FTC” has the meaning set forth in Section 3.1.3(a).

“FTE” means a total of 47 weeks or 1880 hours per year of work on the Development, Manufacturing or Commercialization of a Product carried out by employees of a Party having the appropriate relevant expertise to conduct such activities.

“FTE Costs” has the meaning set forth in Section 1.13.3.

“FTE Rate” means $[***] for the Calendar Year 2018. The FTE Rate will be increased each Calendar Year thereafter by the [***].

“Full Royalty Period” has the meaning set forth in Section 6.9.2(a).

“Fully Absorbed Cost of Goods” means the costs incurred by Ionis as determined using the methodology set forth in Schedule 4.9.2(c) fairly applied and as employed on a consistent basis throughout Ionis’ operations.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

Confidential
“Gene-Editing Product” means an Oligonucleotide that, when introduced into a cell of an organism, (a) is stably integrated within the genome or stable episome of the cell of such organism or (b) causes (or is perceived to cause) a permanent change in the genome of the cell of such organism.

“Generic Product” means, with respect to a particular Product (the “Reference Product”), one or more product(s) sold by a Third Party that is not a licensee or Sublicensee of Biogen pursuant to a license, sublicense or subcontract pursuant to which Biogen receives a royalty, profit share or other consideration directly as a result of the sales of such product where such product(s) (a) have the same active pharmaceutical ingredient as such Reference Product, are approved in reliance, in whole or in part, on a prior Regulatory Approval of the Reference Product, and are determined by a Regulatory Authority to be substitutable for the Reference Product or (b) are approved by the Regulatory Authority as a substitutable generic or substitutable biosimilar for such Reference Product or otherwise are approved in a manner that relies on or incorporates data submitted by Biogen or its Affiliates in connection with the regulatory filings for such Reference Product through an ANDA or 505(b)(2) pathway, or any enabling legislation thereof, or any equivalent process where bioequivalence to such Reference Product has been asserted.

“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable foreign regulatory standards.

“High Interest Target” has the meaning set forth in Section 1.2.3(a). For clarity, at any given time, if a gene target is not on the High Interest Target List at such time, then such gene target is not a High Interest Target.

“High Interest Target Acceptance Notice” has the meaning set forth in Section 1.2.3(b)(i).

“High Interest Target Designation Period” has the meaning set forth in Section 1.2.3(b)(ii).

“High Interest Target List” has the meaning set forth in Section 1.2.3(a).

“HIT Request Date” has the meaning set forth in Section 1.2.3(b)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Clearance” means all applicable waiting periods under the HSR Act with respect to the transactions contemplated under this Agreement have expired or have been terminated.

“HSR Clearance Date” means the earliest date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act with respect to the transactions contemplated under this Agreement have expired or have been terminated.

“HSR Filing” means filings by Biogen and Ionis with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

Confidential
“Inactive Target” means a High Interest Target or Collaboration Target, as applicable, that is not an Active Target, including any Terminated Target.

“Incremental Tax Cost” has the meaning set forth in Section 12.4.2.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or its foreign counterparts.

“IND Delay Condition” has the meaning set forth in Section 1.8.4(b).

“IND-Enabling Toxicology Data Package” means, with respect to an IND-Enabling Toxicology Study for a Development Candidate conducted by Ionis, all data, results and information related to such IND-Enabling Toxicology Study in the possession of Ionis and its contractors to the extent generated during such IND-Enabling Toxicology Study and not already included within the Draft Report provided to Biogen.

“IND-Enabling Toxicology Deficiency Notice” has the meaning set forth in Section 3.1.1.

“IND-Enabling Toxicology Strategy Date” has the meaning set forth in Section 1.8.4(b).

“IND-Enabling Toxicology Studies” means the pharmacokinetic and toxicology studies required to meet the requirements for filing an IND.

“IND-Enabling Toxicology Study Completion Date” means, on a Development Candidate-by-Development Candidate basis with respect to the conduct of the IND-Enabling Toxicology Studies for such Development Candidate under a Collaboration Program, (a) if Biogen is the Party conducting such IND-Enabling Toxicology Studies, [***] days following the date on which all activities under such IND-Enabling Toxicology Studies have been completed, and the Draft Report is available to Biogen with respect to such IND-Enabling Toxicology Study, and (b) if Ionis is the Party conducting such IND-Enabling Toxicology Studies, the [***] date of (i) the date on which all activities under such IND-Enabling Toxicology Studies have been completed and the complete IND-Enabling Toxicology Data Package from the IND-Enabling Toxicology Studies for such Development Candidate is made available to Biogen in accordance with Section 3.1.1 and (ii) the date on which Biogen receives any information described in the IND-Enabling Toxicology Study Deficiency Notice (if Biogen sends such notice to Ionis), including the resolution of any dispute regarding omissions or deficiencies with respect to such IND-Enabling Toxicology Data Package in accordance with Section 3.1.1.

“IND-Enabling Toxicology Trigger Date” has the meaning set forth in Section 3.1.2(a).

“[***] Milestone” has the meaning set forth in Section 6.3.

“[***] Milestone Payment” has the meaning set forth in Section 6.3.

 “Indemnitee” has the meaning set forth in Section 9.3.

Confidential
“Initiation” or “Initiate” means, with respect to any IND-Enabling Toxicology Study, dosing of the first animal subject in such IND-Enabling Toxicology Study and, with respect to any Clinical Study, dosing of the first human subject in such Clinical Study.

“Integrated Product Plan” or “IPP” has the meaning set forth in Section 5.2.5.

“Ionis” has the meaning set forth in the Preamble of this Agreement.

“Ionis Activities” means the activities for which Ionis is designated as responsible under any Neurology Plan.

“Ionis Activities Data” has the meaning set forth in Section 5.2.3(a).

“Ionis Attribution Language” has the meaning set forth in Section 11.4.10(a).

“Ionis/Biogen Additional Agreements” means the (a) Spinraza Agreement, (b) DMPK Agreement, (c) the Neurology Drug Discovery and Development Collaboration, Option and License Agreement between the Parties dated December 10, 2012, (d) the Neurology II Agreement and (e) the Research Collaboration, Option and License Agreement between the Parties dated December 19, 2017, in each case, as amended or restated from time to time.

“Ionis Breach Event” has the meaning set forth in Section 10.6.5(a).

“Ionis Collaboration Program Designation Date” has the meaning set forth in Section 1.4.2.

“Ionis-Conducted IND-Enabling Toxicology Study” has the meaning set forth in Section 1.8.4(c).

“Ionis Core Technology Patents” means all Patent Rights owned, used, developed by, or licensed to Ionis or its Affiliates, in each case to the extent Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term, claiming subject matter generally applicable to ASOs, other than Ionis Product-Specific Patents or Ionis Manufacturing and Analytical Patents. A list of Ionis Core Technology Patents as of the Effective Date is set forth on Schedule 8.2.5(a) attached hereto.

“Ionis In-License Agreements” has the meaning set forth in Section 6.11.1(a).

“Ionis IND-Enabling Toxicology Costs” has the meaning set forth in Section 1.8.4(d).

“Ionis IND Study Diligence Obligation” has the meaning set forth in Section 1.8.4(c).

“Ionis Internal ASO Safety Database” has the meaning set forth in Section 5.4.2(a).

“Ionis Know-How” means any Know-How, including any Jointly-Owned Program Know-How and Ionis Program Know-How, owned, used, developed by, or licensed to Ionis or its Affiliates, in each case to the extent Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term. Ionis Know-How does not include the Ionis Manufacturing and Analytical Know-How.

Confidential
“Ionis Manufacturing and Analytical Know-How” means Know-How, including Jointly-Owned Program Know-How, that relates to the synthesis or analysis of a Product regardless of sequence or chemical modification, owned, used, developed by, or licensed to Ionis or its Affiliates, in each case to the extent Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term. Ionis Manufacturing and Analytical Know-How does not include the Ionis Know-How.

“Ionis Manufacturing and Analytical Patents” means Patent Rights, including Jointly-Owned Program Patents, that claim methods and materials used in the synthesis or analysis of a Product regardless of sequence or chemical modification, owned, used, developed by, or licensed to Ionis or its Affiliates, in each case to the extent Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term. A list of Ionis Manufacturing and Analytical Patents as they related to ASOs as of the Execution Date is set forth on Schedule 8.2.5(b) attached hereto. Ionis Manufacturing and Analytical Patents do not include the Ionis Product-Specific Patents or the Ionis Core Technology Patents.

“Ionis Multi-Indication Compound” has the meaning set forth in Appendix 3.

“Ionis Neurology Target” means a Neurology Target that (a) is not (i) a High Interest Target for which target validation activities are planned under the then-current Neurological Disease Research Plan or (ii) a Collaboration Target and (b) has a Neurological Disease as its primary disease association.

“Ionis Product Pipeline” means the products and the Strategies listed on Schedule 8.2.13.

“Ionis Product-Specific Patents” means all Product-Specific Patents, in each case to the extent Controlled by Ionis or its Affiliates on the Execution Date or at any time during the Agreement Term. A list of Ionis Product-Specific Patents Covering Products in existence as of the Execution Date is set forth on Schedule 8.2.5(c) attached hereto.

“Ionis Program Know-How” has the meaning set forth in Section 7.1.2.

“Ionis Program Patents” has the meaning set forth in Section 7.1.2.

“Ionis Program Technology” has the meaning set forth in Section 7.1.2.

“Ionis Results” has the meaning set forth in Section 4.8.2(d).

“Ionis Strategy” has the meanings set forth in Section 1.3.3 and Section 1.4.4.

“Ionis Target Sanction Diligence Obligation” has the meaning set forth in Section 1.2.3(d)(v).

“Japan NDA” or “JNDA” means the Japanese equivalent of an NDA filed with the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto).

“JNDA Approval” means the Approval of a JNDA by the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto) for the applicable Product in Japan.

Confidential
“Joint Patent Committee” or “JPC” has the meaning set forth in Section 7.1.3(a).

“Jointly-Owned Program Know-How” has the meaning set forth in Section 7.1.2.

“Jointly-Owned Program Patents” has the meaning set forth in Section 7.1.2.

“Jointly-Owned Program Technology” has the meaning set forth in Section 7.1.2.

“Key Criteria” means, with respect to a Collaboration Program, the applicable criteria set forth in [***], and such other criteria set forth in [***] that are designated as “Key Criteria” by mutual agreement of the Parties.

“Know-How” means inventions, technical information, know-how and materials, including technology, data, compositions, formulas, biological materials, assays, reagents, constructs, compounds, discoveries, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, trade secrets, skill and experience, in each case whether or not patentable or copyrightable, and in each case that are unpatented.

“[***] Asset” has the meaning set forth in Section 6.5.1.

“Lead Party” has the meaning set forth in Section 7.4.1.

“License Access Fee” has the meaning set forth in Section 6.6.

“License Effective Date” means, on an Option-by-Option and Collaboration Program-by-Collaboration Program basis, the date on which Biogen notifies Ionis in writing that it wishes to exercise the Option and pays to Ionis the Option Fee for such Collaboration Program; provided that Biogen provides such notice and payment by the Option Deadline for such Collaboration Program or within the cure period set forth under Section 3.1.2(e).

“Licensed Know-How” means Ionis Manufacturing and Analytical Know-How, and Ionis Know-How. For clarity, Licensed Know-How does not include any Know-How covering formulation technology or delivery devices.

“Licensed Patents” means the Ionis Product-Specific Patents, Ionis Core Technology Patents, Ionis Manufacturing and Analytical Patents and Ionis’ interest in Jointly-Owned Program Patents. For clarity, Licensed Patents do not include any Patent Rights claiming formulation technology or delivery devices unless such Patent Rights are included in the Jointly-Owned Program Patents. For clarity, Licensed Patents that are jointly-owned by Ionis and Biogen will count toward the calculation of the Full Royalty Period in a particular country if the use or sale of a Product by an unauthorized Third Party in such country would infringe a Valid Claim of such Licensed Patent.

“Licensed Technology” means, on a Collaboration Program-by-Collaboration Program basis, any and all Licensed Patents and Licensed Know-How, to the extent necessary or useful to Develop, register, Manufacture or Commercialize such Product. Licensed Technology does not include any technology in-licensed by Ionis from Alnylam Pharmaceuticals, Inc. under the Second Amended and Restated Collaboration and License Agreement between Alnylam Pharmaceuticals, Inc. and Ionis dated January 8, 2015, as amended.

Confidential
“Limited Availability Neurology Target” has the meanings set forth in Section 1.3.3 and Section 1.4.4.

“Loss of Market Exclusivity” means, on a Product-by-Product and country-by-country basis, (a) one or more Generic Products for which such Product is the Reference Product are being marketed in such country; and (b) Net Sales of such Product in such country in any Calendar Quarter following the initial sale of the first such Generic Product(s) in such country decreases to less than [***]% of the average Net Sales of such Product in such country during the [***] preceding the initial sale of such Generic Product(s).

“Losses” has the meaning set forth in Section 9.1.

“MAA” means, with respect to a particular Product, a marketing authorization application filed with the EMA or other European Regulatory Authority after Completion of Clinical Studies to obtain Approval for such Product under the centralized European filing procedure or, if the centralized EMA filing procedure is not used, filed using the applicable procedures in any European Union country or other country in Europe.

“MAA Approval” means, with respect to a particular Product, the Approval of an MAA by the EMA for such Product in any European Union country or other country in Europe.

“Major Market” means any of the following countries: the United States, Japan, the United Kingdom, Germany, France, Italy and Spain.

“Manufacture” or “Manufactured” or “Manufacturing” means any activity involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical and clinical purposes, of API or Finished Drug Product.

“Manufacturing Process Development Terms” means Section 4.1.3(b), Section 4.3.1(a), Section 4.3.2, Section 4.4, Section 4.5, Section 4.7.2 and Section 4.8.2(d) of this Agreement.

“Marketing Approval” means, for the purposes of determining the milestone payments due under Section 6.7, the first to occur of (a) NDA Approval, (b) MAA Approval, or (c) JNDA Approval.

“Material Adverse Effect” means any change, effect or circumstance, individually or in the aggregate, (a) that is reasonably likely to be materially adverse to the business, operations, assets or financial condition of Ionis, taken as a whole, (b) that when taken as a whole, has or would reasonably be expected to have a material adverse effect on (i) the Licensed Technology taken as a whole, (ii) the practice of the Licensed Technology taken as a whole and as contemplated by this Agreement or (iii) the Development, Manufacture or Commercialization of Compounds or Products for Neurology Targets as contemplated by this Agreement, or (c) that materially impairs the ability of Ionis to perform its obligations pursuant to the transactions contemplated by this Agreement or the Stock Purchase Agreement.

“Milestone Event” means any of the Target Designation Milestone, the IND Initiation Milestone or any Post-Option Development Milestone Event, as the case may be.

Confidential
“Minimum Third Party Payments” means [***].

“[***]” means a disease that has, as its [***].

“Multi-Indication Product” means a product for a Non-Neurological Indication associated with a Multi-Indication Target.

“Multi-Indication Product-Specific Patent” has the meaning set forth in Section 7.2.4.

“Multi-Indication Target” has the meaning set forth in Section 1.2.3(c).

“Multi-Indication Target Notice” has the meaning set forth in Section 1.2.3(c).

“Necessary” means, with respect to any Patent Right, any Patent Right of a Third Party that (a) [***] and (b) [***] (i) [***] or (ii) if prior to [***], in each case ((i) and (ii)), [***].

“NDA” means a New Drug Application filed with the FDA after completion of Clinical Studies to obtain Approval for a Product in the United States.

“NDA Approval” means the Approval of an NDA by the FDA for a Product in the U.S.

“Net Sales” shall mean, with respect to a Product, the gross amount billed or invoiced in a country by Biogen, its Affiliates or Sublicensees for the sale or other disposition of such Product in such country to Third Parties (including distributors, wholesalers and end-users), less the following deductions:

(a)           sales returns and allowances actually paid, granted or accrued on such Product, including trade, quantity, prompt pay and cash discounts and any other adjustments, including those granted on account of price adjustments or billing errors;

(b)           credits or allowances given or made for rejection, recall, return or wastage replacement of, and for uncollectible amounts on, such Product or for rebates or retroactive price reductions (including Medicare, Medicaid, copay assistance, managed care and similar types of rebates and chargebacks);

(c)           taxes, duties or other governmental charges levied on or measured by the billing amount for such Product, as adjusted for rebates and refunds, including without limitation pharmaceutical excise taxes (such as those imposed on a Product by the United States Patient Protection and Affordable Care Act of 2010 and other comparable Laws), but which shall not include any tax, duty, or other charge imposed on or measured by net income (however denominated) or any franchise taxes, branch profits taxes, or similar tax; and

(d)           charges for freight, customs and insurance directly related to the distribution of such Product and wholesaler and distributor administration fees.

Confidential
in each case (clauses (a) through (d)) to the extent such deductions: (i) are reasonable and customary, (ii) are included in the gross invoiced sales price for such Product or otherwise directly paid, allowed, accrued, or incurred by Biogen, its Affiliates or Sublicensees with respect to the sale of such Product (iii) are applicable and in accordance with standard allocation procedures, (iv) have not already been deducted or excluded, (v) are incurred in the ordinary course of business in type and amount consistent with good industry practice, and (vi) except with respect to the uncollectible amounts and pharmaceutical excise taxes described in clauses (b) and (c) above, are determined in accordance with, and as recorded in revenues under, GAAP. Net Sales shall not be imputed to transfers of such Product without consideration or for nominal consideration for use in any clinical trial, or for any bona fide charitable, compassionate use or indigent patient program purpose where such Product is sold at or below cost of goods sold or as a sample. In the case of any transfer of any Product between or among Biogen and its Affiliates or Sublicensees for resale, Net Sales shall be determined based on the sales made by such Affiliate or Sublicensee to a Third Party. Sales by any distributor will not be included as sales by a Sublicensee for the purposes of calculation of Net Sales, provided that the sale of Product by Biogen or its Affiliate or Sublicensee to such distributor is on an arms’ length basis, and Biogen pays Ionis a royalty on the sale of such Product to such distributor.

With respect to Net Sales as it applies to royalties payable by Ionis, the Parties agree that any reasonable definition of “net sales” that is (x) customarily used in pharmaceutical industry technology licensing or collaboration contracts and (y) consistent with GAAP or International Financial Reporting Standards and is subsequently agreed to by Ionis (or a Third Party acquirer or assignee) and Ionis’ Sublicensee or commercialization partner in an arms-length transaction under a particular sublicense or commercialization agreement will replace the definition of Net Sales in this Agreement and will be used in calculating the royalty payment to Biogen on sales of products sold pursuant to such agreement. If Ionis uses such an alternate definition of “net sales” in a particular sublicense, (A) Ionis will include such “net sales” definition in the applicable royalty reports to assist Biogen with verifying royalty payments and (B) if such definition is not consistent with GAAP or International Financial Reporting Standards, upon Biogen’s request, Ionis will reconcile the royalties calculated under such definition with GAAP or International Financial Reporting Standards.

Notwithstanding the foregoing, in the event a Product is sold as a component of a Combination Product in any country in any Calendar Year, Net Sales shall be calculated by [***]. In the event that no separate sales of the Product or any Other Components included in a Combination Product are made by Biogen, its Affiliates or licensees in a country during a Calendar Year in which such Combination Product is sold in such country, the average Net Sales in the above described equation shall be replaced with [***].

“Neurological Disease Research Plan” has the meaning set forth in Section 1.2.

“Neurological Disease Research Program” has the meaning set forth in Section 1.2.

“Neurology II Agreement” has the meaning set forth in the Recitals of this Agreement.

“Neurology JDC” has the meaning set forth in Section 1.14.5.

“Neurology JRC” has the meaning set forth in Section 1.14.3.

Confidential
“Neurology Plan” means any of the following plans: (a) the Core Research Plan, (b) the Neurological Disease Research Plan, including, for clarity, any final Target Sanction Plan, (c) any Development Candidate Identification Plans, (d) the Toxicology Strategy or (e) any Integrated Product Plans.

“Neurology Target” means any gene target that is a “High Interest Target” or “Collaboration Target” under the Neurology II Agreement and any other gene target that (a) as of the Execution Date, (i) is not encumbered by Ionis under an agreement with a Third Party such that Ionis could not grant Biogen the license under Section 4.1.1 of this Agreement with respect to such gene target, and (ii) has not yet achieved Target Sanction status, and (b) as of the Execution Date, the Effective Date or during the Research Term, the expression or activity of the gene in neurons is demonstrated to have an association to any one or more of the following (each of (A) through (I) below, a “Neurological Disease”):

(A)          [***];

(B)          [***];

(C)          [***];

(D)          [***];

(E)           [***];

(F)          [***];

(G)          [***];

(H)          [***]; and

(I)            [***].

For purposes of clarity, a gene target that has as its primary disease association an association to [***] will not be considered a Neurology Target.

“[***]” means (a) [***] or (b) [***].

“[***] Compound” has the meaning set forth in Section 1.8.3(e).

“[***] Development Candidate” has the meaning set forth in Section 1.8.3(e).

“New Third Party License” has the meaning set forth in Section 7.9.

“Non-Breaching Party” means the Party that believes the Breaching Party is in material breach of this Agreement.

“NPV” has the meaning set forth in Appendix 3.

Confidential
“Non-Neurological Indications” means therapeutic uses that are not designed to treat any Neurological Disease.

“[***]” means diseases that have, as their [***].

“Oligonucleotide” means a synthetic compound that comprises or consists of at least 5 linked nucleosides (including any analog, variant, mimic, or mimetic thereof). For clarity, the [***] of Oligonucleotides [***].  Oligonucleotides [***].  Oligonucleotides may be single-stranded or multi-stranded.

“Option” has the meaning set forth in Section 3.1.2(a).

“Option Deadline” has the meaning set forth in Section 3.1.2(a).

“Option Fee” has the meaning set forth in Section 6.4.

“Option Period” means, with respect to a Collaboration Program, the period beginning on the date a Strategy directed to a Neurology Target is designated as a Collaboration Program hereunder and ending on the License Effective Date or the expiration or earlier termination of the Option with respect to such Collaboration Program.

“Other Activities” has the meaning set forth in Section 1.13.3.

“Other Components” means any other pharmaceutically active compounds or substances referred to in the definition of a Combination Product, other than a Product.

“Panel Decision” has the meaning set forth in Section 10.6.5(c).

“Party” or “Parties” means Biogen and Ionis individually or collectively.

“Patent Costs” means the reasonable fees and expenses paid to outside legal counsel, and filing, maintenance and other reasonable out-of-pocket expenses paid to Third Parties, incurred in connection with the Prosecution and Maintenance of Patent Rights.

“Patent Rights” means (a) patents, patent applications and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Permitted Change in Form” means (a) with respect to any Development Candidate, Related Program Compound or Product, [***] and (b) with respect to any Product, [***].

Confidential
“Permitted Licenses” means (a) licenses granted by Ionis before or after the Effective Date to any Third Party under the Ionis Core Technology Patents, the Ionis Manufacturing and Analytical Patents, or the Ionis Manufacturing and Analytical Know-How (but not under the Ionis Product-Specific Patents) to (i) use ASOs (or supply ASOs to end users) solely to conduct pre-clinical research, or (ii) enable such Third Party to manufacture or formulate ASOs, where (A) such Third Party is primarily engaged in providing contract manufacturing or services and is not primarily engaged in drug discovery, development or commercialization of therapeutics; and (B) Ionis does not assist such Third Party to identify, discover or make a compound or product; and (b) material transfer agreements with academic collaborators or non-profit institutions solely to conduct non-commercial research.

“Person” will mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Phase 1 Readout” has the meaning set forth in Section 6.6.1.

“Phase 1 Trial” means, with respect to a Product, a first clinical study in human beings of such Product, as further defined in 21 C.F.R. 312.21(a) or the corresponding regulation in jurisdictions other than the United States.

“Phase 2 Trial” means, with respect to a Product, a clinical study that is intended to explore the feasibility, safety, dose ranging or efficacy of such Product, that is prospectively designed to generate sufficient data (if successful) to commence a Pivotal Clinical Trial (or foreign equivalent) of such Product, as further defined in 21 C.F.R. 312.21(b) or the corresponding regulation in jurisdictions other than the United States.

“Phase 3 Trial” means, with respect to a Product, a clinical study in humans performed to gain evidence with statistical significance of the efficacy of such product in a target population and to obtain expanded evidence of safety for such Product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an NDA by a Regulatory Authority and to provide an adequate basis for physician labeling, as described in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

“Phase 4 Trial” means, with respect to a Product, (a) any clinical study conducted to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval for such Product or (b) any clinical study conducted after the first Regulatory Approval in the same disease state for which such Product received Regulatory Approval other than for purposes of obtaining Regulatory Approval.

“Pivotal Clinical Trial” means (a) a Phase 3 Trial, or (b) a human clinical trial of a Product that satisfies the requirements of 21 C.F.R. § 312.21(c) and is a registration trial designed to establish statistically significant efficacy and safety of such Product for the purpose of enabling the preparation and submission of application for an NDA, MAA, JNDA or similar application for marketing approval to the competent Regulatory Authorities in a given country, as evidenced by (i) an agreement with or statement from the FDA on a Special Protocol Assessment or equivalent in another country or (ii) other guidance or minutes issued by the FDA, for such registration trial or equivalent in another country, or (iii) Biogen’s public statements, with respect to each, where the results of such clinical trial are intended (if supportive) to be used to establish both safety and efficacy of such Product in patients that are the subject of such trial and serve as the basis for obtaining initial or supplemental Regulatory Approval in the United States of such Product. For clarity, any compassionate use dosing with respect to a Product shall not be considered the Initiation of a Pivotal Clinical Trial with respect to such Product.

Confidential
“Post-Option Development Milestone Event” has the meaning set forth in Section 6.7.

“Pre-Clinical Studies” means in vitro and in vivo studies of a Product, not in humans, including those studies conducted in whole animals and other test systems, designed to determine the toxicity, bioavailability, and pharmacokinetics of such Product and whether such Product has a desired effect.

“Pre-Existing Competitive Product” has the meaning set forth in Section 12.5.2.

“Pre-Existing Competitive Program” has the meaning set forth in Section 12.5.2.

“Precipitous Ionis Turnover” has the meaning set forth in Section 1.10.

“Primarily Neuro Multi-Indication Target” has the meaning set forth in Appendix 3.

“Primarily Other Multi-Indication Target” has the meaning set forth in Appendix 3.

“Prior Agreements” means the agreements listed on Schedule 8.2.8 attached hereto.

“Prioritized Biogen Research Program” means, with respect to an Ionis Neurology Target, Biogen has either (a) [***] or (b) [***], in each case ((a) and (b)), with respect to [***].

“Priority Review Voucher” means a voucher or right granted by the FDA or other Regulatory Authority that allows for priority review of a potential product that is issued or granted to a sponsor of a neglected disease or rare disease product application when a product to treat a neglected disease or rare disease is approved by such Regulatory Authority.

“Pro Rata Portion” has the meaning set forth in Section 12.5.1(f).

“Procedures” has the meaning set forth in Schedule 12.1.2 .

“Proceeding” means an action, suit or proceeding.

“Product” means, on a Collaboration Program-by-Collaboration Program basis, a finished drug product containing a Compound as an active pharmaceutical ingredient.

“Product-Specific Patents” means, with respect to a Product, Patent Rights Controlled by a Party or any of its Affiliates on or after the Effective Date, including any Program Patents, claiming (a) the specific composition of matter of such Product, (b) methods of using such Product as a prophylactic or therapeutic or (c) the specific method of manufacture of such Product (unless in the case of (c), such Patent Rights also claim any other product or services of Ionis); provided however, Patent Rights Controlled by Ionis or any of its Affiliates that (i) include claims that are directed to subject matter applicable to ASOs or products in general, or (ii) include an ASO, the sequence of which targets the RNA that encodes a Collaboration Target and the RNA of a gene that does not encode a Collaboration Target, will not be considered Product-Specific Patents, and in the case of (i) and (ii), such Patent Rights will be considered Ionis Core Technology Patents.

Confidential
“Product Specific Payments” means, with respect to any Patent Rights or Know-How, any payments (including royalties, up front payments, milestone payments, sublicensing income or revenue, fees and annual access payments) due to Third Parties in consideration of such Patent Rights or Know-How that are directly triggered as a result of the Research, Development, Manufacture or Commercialization of one or more Products in accordance with this Agreement. Product Specific Payments exclude Acquisition Costs.

“Program Determination” has the meaning set forth in Section 6.5.2.

“Program Patents” has the meaning set forth in Section 7.1.2.

“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent Right, the preparing, filing, prosecuting and maintenance of such Patent Right, as well as handling re-examinations, reissues, and requests for patent term extensions with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent Right. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent Right.

“[***]” means [***].

“Qualifications” has the meaning set forth in Schedule 10.6.5(c).

“Receiving Party” has the meaning set forth in Section 11.1.

“Reduced Royalty Period” means, on a country-by-country and Product-by-Product basis, the period commencing upon the expiration of the Full Royalty Period for such Product in such country and ending when the Royalty Quotient for such Product is [***]% or less for [***] consecutive years.

“Refund Date” has the meaning set forth in Section 12.5.1(f).

“Regulatory Approval” means the approval necessary for the commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export, and sale of a pharmaceutical product in a jurisdiction regulated by a Regulatory Authority.

“Regulatory Authority” means any governmental authority, including the FDA, EMA or Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto), that has responsibility for granting any licenses or approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a Product in any country.

“Regulatory Materials” means, with respect to a Product, any regulatory submissions, notifications, registrations, approvals or other filings and correspondence made to or with a Regulatory Authority in any country or jurisdiction, and any other records required by Applicable Law to be maintained that may be necessary or useful to develop, manufacture, market, sell or otherwise commercialize such Product in any such country or jurisdiction.

Confidential
“Related Know-How” means, with respect to any Additional Ionis Core IP, Third Party Product IP or Third Party Acquisition IP, any Know-How that is related to such Additional Ionis Core IP, Third Party Product IP or Third Party Acquisition IP, as applicable, solely to the extent that payments due under the applicable agreement are in consideration of the acquisition of rights or other access to such Additional Ionis Core IP, Third Party Product IP or Third Party Acquisition IP, as applicable, together with such Know-How.

“Related Program Compounds” has the meaning set forth in Section 1.8.3(a).

“Research” means conducting the research activities with ASOs or Compounds as set forth in the Neurology Plans, including pre-clinical research and lead optimization, but specifically excluding Development and Commercialization. When used as a verb, “Researching” means to engage in Research.

“Research Term” has the meaning set forth in Section 1.2.1.

“Research Term Extension Date” has the meaning set forth in Section 1.8.1(d)(i).

“Results” has the meaning set forth in Section 4.8.2(d).

“Reverse Royalties” has the meaning set forth in Section 6.10.1.

“RMC” means Ionis’ Research Management Committee, or any successor committee.

“Royalty Quotient” has the meaning set forth in Section 6.9.2(c).

“Separate IND-Enabling Toxicology Notice” has the meaning set forth in Section 3.1.2(b)(ii).

“Setoff Amount” has the meaning set forth in Section 10.6.5(c).

“Setoff Dispute” has the meaning set forth in Section 10.6.5(c).

“Setoff Dispute Notice” has the meaning set forth in Section 10.6.5(c).

“[***] Asset” has the meaning set forth in Section 6.5.1.

“Specific Performance Milestone Event” has the meaning set forth in Section 5.2.1.

“Special Protocol Assessment” means the procedures adopted by the United States Center for Drug Evaluation and Research and the Center for Biologics Evaluation and Research for evaluating issues related to the adequacy of certain proposed studies associated with the development of products in human drug applications as defined in section 735(1) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 379g(1)) for products covered by the Prescription Drug User Fee Act of 1992, as further described in section 119(a) of the Food and Drug Administration Modernization Act.

Confidential
“Spinraza Agreement” means the Development, Option and License Agreement between the Parties dated January 3, 2012, as amended or restated from time to time.

“Step-In Party” has the meaning set forth in Section 7.4.1.

“Stock Purchase Agreement” means the Stock Purchase Agreement of even date herewith between Ionis and Biogen (or Biogen’s Affiliate).

“Strategy” means, with respect to [***].

“Strategy Acceptance Notice” has the meaning set forth in Section 1.2.3(d)(ii)(B).

“Strategy Acceptance Period” has the meaning set forth in Section 1.2.3(d)(ii)(B).

“Strategy Initiation Date” has the meaning set forth in Section 1.2.3(d)(ii)(C).

“Sublicensee” means a Third Party to whom a Party or its Affiliates or Sublicensees has granted a sublicense or license under any Licensed Technology or Biogen Technology, as the case may be, licensed to such Party in accordance with the terms of this Agreement.

“Subsequent Deal” has the meaning set forth in Section 10.3.4(b)(i).

“Subsequent Measurement Date” has the meaning set forth in Section 1.8.1(b).

“Superior Patent Right” has the meaning set forth in Section 7.2.5(d).

“Target Designation Milestone” has the meaning set forth in Section 6.2.

“Target Designation Milestone Payment” has the meaning set forth in Section 6.2.

“Target Related Biogen Program Claim” has the meaning set forth in Section 4.3.4.

“Target Related Ionis Program Claim” has the meaning set forth in Section 4.3.3.

“Target Sanction” means when the therapeutic potential of a Strategy directed to a Neurology Target has been demonstrated in pre-clinical disease models and such Strategy directed to such Neurology Target has received approval by Ionis’ RMC to justify expending resources to identify a human development candidate, all in accordance with Ionis’ standard processes.

“Target Sanction Data Package” means, with respect to a Strategy directed to a Neurology Target, the data package Ionis presented to Ionis’ RMC to obtain approval to justify expending resources to identify a human Development Candidate, all in accordance with Ionis’ standard processes; provided such package contains the same level of detail as the data packages Ionis currently presents to Ionis’ RMC to approve Ionis’ own internal gene targets and is consistent with and contains the results from all the activities under the applicable Target Sanction Plan.

“Target Sanction Plan” has the meaning set forth in Section 1.2.

“Target Technical Failure” has the meaning set forth in Section 1.8.2(f).

Confidential
“Target Technical Failure Date” has the meaning set forth in Section 1.8.2(f).

“Technical Failure” has the meaning set forth in Section 1.8.2(d).

“Terminated Target” has the meaning set forth in Section 10.5.

“Termination Date” has the meaning set forth in Section 10.3.1(b).

“Third Party” means a Person or entity other than the Parties or their respective Affiliates.

“Third Party Acquisition IP” has the meaning set forth in Section 6.11.6(a).

“Third Party Core IP” has the meaning set forth in Section 6.11.3(a).

“Third Party Obligations” means any financial and non-financial encumbrances, obligations, restrictions, or limitations imposed by an agreement between Ionis and a Third Party (including the Ionis In-License Agreements) that relate to a Product or a Collaboration Target, including field or territory restrictions, covenants, milestone payments, diligence obligations, sublicense revenue, royalties, or other payments.

“Third Party Product IP” has the meaning set forth in Section 6.11.4(a).

“Toxicology Strategy” has the meaning set forth in Section 1.8.3(c).

“Transition Services” has the meaning set forth in Section 10.6.6(b).

“Trial Court” has the meaning set forth in Section 10.6.5(c).

“United States” or “U.S.” means the fifty states of the United States of America and all of its territories and possessions and the District of Columbia.

“Useful Third Party Product IP” has the meaning set forth in Section 6.11.5(a).

“Valid Claim” means a claim (a) of any issued, unexpired United States or foreign Patent Right, which will not, in the country of issuance, have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) of any United States or foreign patent application within a Patent Right, which will not, in the country in question, have been cancelled, withdrawn, abandoned nor been pending for more than seven years, not including in calculating such seven-year period of time in which such application is in interference or opposition or similar proceedings or time in which a decision of an examiner is being appealed. Notwithstanding the foregoing, on a country-by-country basis, a patent application pending for more than seven years will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent meeting the criteria set forth in clause (a) above with respect to such application issues.

Appendix 2

Development Candidate Checklist

[***]

Appendix 3

Multi-Indication Target Process

Neurology Targets with Broader Therapeutic Benefit.

(a)           If, pursuant to Section 1.2.3(e), the CSC is unable to agree upon whether a Multi-Indication Target is a Primarily Neuro Multi-Indication Target, Equal Multi-Indication Target or Primarily Other Multi-Indication Target, the Parties will engage a Third Party expert under Section 12.1.4 to make such determination. Such Third Party expert will first determine the net present value (“NPV”) of a therapeutic targeting such Multi-Indication Target and allocate such NPV between the markets for Neurological Disease indications and for Non-Neurological Indications, where such NPV calculations and allocations will take into consideration, and risk-adjust for, the relevant market sizes, competitive landscapes, scientific rationale for each market and any other factors deemed relevant by such Third Party expert. Based on such NPV calculations and allocations, Multi-Indication Targets will be classified as either “Primarily Neuro Multi-Indication Targets”; “Equal Multi-Indication Targets” or “Primarily Other Multi-Indication Targets”, where (1) a Multi-Indication Target with [***]% or more of its NPV allocated to the market for Neurological Disease indications will be a Primarily Neuro Multi-Indication Target, (2) a Multi-Indication Target with less than [***]% but more than [***]% of its NPV allocated to the market for Neurological Disease indications will be an Equal Multi-Indication Target, and (3) a Multi-Indication Target with [***]% or less of its NPV allocated to the market for Neurological Disease indications will be Primarily Other Multi-Indication Target.

(b)           Primarily Neuro Multi-Indication Targets. If a Multi-Indication Target is classified as a Primarily Neuro Multi-Indication Target, then within [***] days of such classification, Biogen will send Ionis a written notice either (i) electing to negotiate in good faith with Ionis a development plan and [***] (i.e., [***]) for the Non-Neurological Indications if Developed and Commercialized under this Agreement, which plan and provisions will be recommended to the CSC for approval; (ii) granting Ionis and its Affiliates the right to work on their own or with a Third Party to discover, develop and commercialize an Oligonucleotide directed to such Multi-Indication Target for primarily Non-Neurological Indications (an “Ionis Multi-Indication Compound”); or (iii) precluding Ionis and its Affiliates from working on their own or with a Third Party to discover, develop or commercialize an Ionis Multi-Indication Compound. If under this clause (b) Ionis or any of its Affiliates or licensees Commercializes a product incorporating an Ionis Multi-Indication Compound, and Biogen has paid the applicable Option Fee for the applicable Collaboration Program, then until the earlier of (i) the [***] anniversary of the date of First Commercial Sale of such product or (ii) the date Biogen, its Affiliates and Sublicensees stop Commercializing the Product related to such Multi-Indication Target, Ionis will pay to Biogen a royalty of [***]% of Annual worldwide Net Sales of such product sold by Ionis, its Affiliates or Sublicensees. The definition of Net Sales in Appendix 1 and the other provisions contained in Sections 6.12, 6.13, 6.14, and 6.15 governing payment of royalties from Biogen to Ionis will govern the payment of such royalty from Ionis to Biogen under this clause (b), mutatis mutandis. If within [***] days of Biogen making an election under clause (1) of this clause (b) to pursue the Non-Neurological Indication, the CSC has not agreed on a development plan and enhanced economic provisions to be paid by Biogen for the Non-Neurological Indication, then (I) Ionis and its Affiliates will not work on their own or with a Third Party to discover, develop and commercialize in the Field an Ionis Multi-Indication Compound unless otherwise permitted under this Agreement and (II) Biogen and its Affiliates will not work on their own or with a Third Party to discover, develop or commercialize Compounds related to such Multi-Indication Target for Non-Neurological Indications.

Confidential
(c)           Equal Multi-Indication Targets. If a Multi-Indication Target is classified as an Equal Multi-Indication Target, neither Party nor its respective Affiliates, licensees or Sublicensees may develop or commercialize a product targeting such Multi-Indication Target for any indication unless and until Ionis and Biogen have agreed on (i) a development plan and enhanced economic provisions to be paid by Biogen (i.e., multi-indication filing and approval milestone payments, but not additional license fees) for the Non-Neurological Indications, and (ii) the restrictions under which Ionis or Biogen (as applicable) would develop or commercialize a product targeting such Multi-Indication Target (which terms may include the requirements set forth under clause (d) below).

(d)           Primarily Other Multi-Indication Targets. If a Multi-Indication Target is classified as a Primarily Other Multi-Indication Target, then (A) Biogen may continue to Develop and Commercialize Products for Neurological Disease indications pursuant to the terms of this Agreement, and (B) within [***] days of such classification, Biogen will send Ionis a written notice either (iv) electing to negotiate in good faith with Ionis and agree on a development plan and [***] (i.e., [***]) for the Non-Neurological Indications if Developed and Commercialized under this Agreement, which plan and provisions will be recommended to the CSC for approval; or (5) granting Ionis and its Affiliates the right to work on their own or with a Third Party to discover, develop and commercialize an Ionis Multi-Indication Compound so long as such Ionis Multi-Indication Compound (i) [***], provided, in addition to the foregoing provisions, if the Development Candidate targeting such Multi-Indication Target being Developed or Commercialized by Biogen, its Affiliates or Sublicensees under this Agreement is [***], Ionis cannot develop or commercialize such Ionis Multi-Indication Compound for [***].

(e)           If within [***] days of Biogen making an election under clause (b)(1) of this Appendix 3 to pursue the Non-Neurological Indication, the CSC has not agreed on a development plan and [***] (i.e., [***]) for the Non-Neurological Indications, then Ionis and its Affiliates will have the right to work on their own or with a Third Party to discover, develop and commercialize an Ionis Multi-Indication Compound so long as such Ionis Multi-Indication Compound [***].

Confidential
Schedule 1.8.3(c)

Development Candidate Toxicology Strategy

Components of IND-Enabling Toxicology Strategy

[***]

Confidential
Schedule 1.8.4(a)

List of Approved CROs

[***]

Confidential
Schedule 1.14.1

Collaboration Steering Committee Governance

CSC Representatives

Ionis

•	Lynne Parshall – Senior Strategic Advisor

•	Brett Monia – Chief Operating Officer

•	Frank Bennett – SVP, Research

•	Richard Geary – SVP, Development

Biogen

•	Michael Ehlers, EVP Research & Development

•	John McDonald, VP, Business Development

•	Gilmore O’Neill, SVP, Late Stage Development

•	Anabella Villalobos, SVP, Biotherapeutic and Medicinal Sciences

Schedule 1.14.3

Neurology JRC Governance

(a)           The Neurology JRC will determine the Neurology JRC operating procedures, including frequency of meetings (at least quarterly), location of meetings, and responsibilities for agendas and minutes. The Neurology JRC will codify these operating procedures in the written minutes of the first meeting.

(b)           The Neurology JRC may hold meetings in person or by audio or video conference as determined by the Neurology JRC; but at least two meetings per year will be in person (one held at Ionis’ facilities, and the other held at Biogen’s facilities in the U.S.). Alliance Managers will attend Neurology JRC meetings as participating non-members. In addition, upon prior approval of the other Party, each Party may invite its employees or consultants to attend Neurology JRC meetings, including any subject matter expert(s) with valuable knowledge of High Interest Targets or Collaboration Targets (as applicable) or the diseases associated with such targets.

(c)           The co-chairs will be responsible for ensuring that activities occur as set forth in this Agreement, including ensuring that Neurology JRC meetings occur, Neurology JRC recommendations are properly reflected in the minutes, and any dispute is given prompt attention and resolved in accordance with Section 1.14.3, Section 7.1.3 and Section 12.1, as applicable.

(d)           The Neurology JRC members from the same Party will collectively have one vote. The Neurology JRC will strive to make recommendations with approval of both Ionis members and Biogen members, and record such recommendations in the minutes of the applicable Neurology JRC meeting.

(e)           The Neurology JRC may form subcommittees and working groups as it determines in order to carry out its activities under this Agreement, all of which will dissolve when the Neurology JRC dissolves.

Schedule 1.14.5

Neurology JDC Governance

(a)           The Neurology JDC will determine its operating procedures, including frequency of meetings (at least quarterly, subject to Section 1.14.8(a) and unless there is no update with respect to the applicable Collaboration Program), location of meetings, and responsibilities for agendas and minutes. The Neurology JDC will codify these operating procedures in the written minutes of its first meeting.

(b)          The Neurology JDC may hold meetings in person or by audio or video conference as determined by the Neurology JDC; but at least two meetings per year will be in person (one held at Ionis’ facilities, and the other held at Biogen’s facilities in the U.S.). Alliance Managers will attend Neurology JDC meetings as participating non-members. In addition, upon prior approval of the other Party, each Party may invite its employees or consultants to attend Neurology JDC meetings, including any subject matter expert(s) with valuable knowledge of the applicable or Collaboration Target or the diseases associated with such target.

(c)           The co-chairs will be responsible for ensuring that activities occur as set forth in this Agreement, including ensuring that Neurology JDC meetings occur, Neurology JDC recommendations are properly reflected in the minutes, and any dispute is given prompt attention and resolved in accordance with Section 1.14.5, Section 7.1.3 and Section 12.1, as applicable.

(d)          Neurology JDC members from the same Party will collectively have one vote. The Neurology JDC will strive to make recommendations with approval of both Ionis members and Biogen members, and record such recommendations in the minutes of the applicable Neurology JDC meeting.

(e)           The Neurology JDC may form subcommittees and working groups as it determines in order to carry out its activities under this Agreement, all of which will dissolve when the Neurology JDC dissolves.

Schedule 1.14.9

Alliance Management Activities

Each Alliance Manager is responsible for:

(a)           Promoting the overall health of the relationship between the Parties;

(b)           Developing a mutually agreed alliance launch plan covering any activities and systems that the Parties need to implement within the first 100 days after the Effective Date to support the Collaboration;

(c)           Organizing CSC, Neurology JRC and Neurology JDC meetings, including agendas, drafting minutes, and publishing final minutes;

(d)           Supporting the co-chairs of the CSC, Neurology JRC and Neurology JDC with organization of meetings, information exchange, meeting minutes, and facilitating dispute resolution as necessary;

(e)           Preparing status and progress reports on the above as determined necessary by the CSC, Neurology JRC and Neurology JDC;

(f)            Ensuring compliance in maintaining the Ionis Internal ASO Safety Database as outlined in Section 5.4;

(g)           Ensuring proper approval of publications prior to submission as required in Section 11.4;

(h)           Determining an appropriate format for summaries of resource and FTE utilization, and ensuring such summarized are timely provided to the Neurology JRC as outlined in Section 1.11.

Confidential
Schedule 4.3.1(a)

Drug Substance Process and Formulation Development Activities

[***]

Confidential
Schedule 4.9.2(c)

Ionis’ Fully Absorbed Cost of Goods Methodology

Cost Estimate of API Cost per Kilogram

(000’s)

All of the following shall be consistent with GAAP.

[***]

Confidential
Schedule 5.2.1

Biogen’s Development and Commercialization Activities

[***]

Confidential
Schedule 5.2.5

Integrated Product Plan Content

[***]

Confidential
Schedule 6.9.2(e)

Royalty Calculation Examples

[***]

Schedule 6.9.2(f)

Allocation of Net Sales

[***]

Schedule 6.11.1

Certain Ionis In-License Agreements

[***]

Schedule 8.2.5(a)

Ionis Core Technology Patents

[***]

Schedule 8.2.5(b)

Ionis Manufacturing and Analytical Patents

[***]

Schedule 8.2.5(c)

Ionis Product-Specific Patents

[***]

Schedule 8.2.8

Opposition Proceedings

[***]

Schedule 8.2.10

Prior Agreements

[***]

Schedule 8.2.13

Ionis Product Pipeline

Drug	Indication	Partner
IONIS-GCGRRx	Diabetes
IONIS-FXIRx	Clotting Disorders
Volanesorsen	FCS
IONIS-DGAT2Rx	NASH
AKCEA-APO(a)-LRx	CVD
AKCEA-ANGPTL3-LRx	Rare Hyperlipidemias
IONIS-GHR-LRx	Acromegaly
IONIS-AGT-LRx	Treatment-Resistant Hypertension
AKCEA-APOCIII-LRx	CVD
IONIS-HBVRx	Hepatitis B Virus
IONIS-HTTRx	Huntington's Disease
IONIS-HBV-LRx	Hepatitis B Virus
IONIS-SOD-1Rx	ALS	Biogen
IONIS-MAPTRX	Neurodegenerative	Biogen
IONIS-STAT3-2.5Rx	Cancer
IONIS-AR-2.5Rx	Cancer
IONIS-KRAS-2.5Rx	Lung/Pancreatic Cancer/CRC
IONIS-FB-LRx	AMD
Inotersen	Amyloidosis
IONIS-PKKRx	Hereditary Angioedema
IONIS-PKK-LRx	Hereditary Angioedema
IONIS-TMPRSS6-LRx	Beta-Thalassemia
SPINRAZA®	Spinal Muscular Atrophy	Biogen
KYNAMRO®	HoFH
Volanesorsen	FPL
AKCEA-ANGPTL3-LRx	NAFLD/Metabolic Complications
IONIS-FXI-LRx	Clotting Disorder
IONIS-RHO-2.5Rx	Autosomal Dominant Retinitis Pigmentosa
IONIS-ENaC-2.5Rx	Cystic Fibrosis
IONIS-TTR-LRx	ATTR
IONIS-C9Rx	ALS	Biogen
IONIS-EZH2-2.5Rx	Cancer
IONIS-IRF4-2.5Rx	Cancer
IONIS-AZ4-2.5-LRx	CVD
IONIS-AZ5-2.5Rx	Kidney Disease
IONIS-JBI1-2.5Rx	GI Autoimmune Disease
IONIS-JBI2-2.5Rx	GI Autoimmune Disease
IONIS-BIIB6Rx	Neurodegenerative Diseases	Biogen
IONIS-BIIB7Rx	Neurodegenerative Diseases	Biogen
IONIS-BIIB8Rx	Neurodegenerative Diseases	Biogen

[***]

Schedule 10.6.5(c)

Advisory Panel Regarding Setoff Disputes

[***].

Schedule 10.6.6

Transition Services

[***]

Schedule 12.1.2

Mediation

1.	Mediation.

1.1.         If a Dispute cannot be resolved pursuant to Section 12.1.1 of the Agreement (Escalation), the Parties agree to try in good faith to resolve any such Dispute by non-binding mediation administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Mediation Procedures then in effect (the “Procedures”), as modified by this Section 1.1 of this Schedule 12.1.2 . The mediation will be conducted by a single mediator appointed by agreement of the Parties, within 15 days after either Party notifies the other Party of its intention to mediate such Dispute, or failing such agreement, appointed by the AAA in accordance with the Procedures; provided that in either case the mediator will be a retired Delaware state or federal judge. Unless otherwise mutually agreed upon by the Parties, the mediation proceedings will be conducted in Dover, Delaware. The Parties agree that they will share equally the costs and expenses of the mediation; provided that each Party will bear its own attorneys’ fees and associated costs and expenses. The mediation conference will be held within [***] days after appointment of the mediator, and will last no more than two consecutive days unless otherwise mutually agreed upon by the Parties. Any resolution of a Dispute by mediation pursuant to this Section 1.1 of these mediation Procedures will be in writing and signed by duly authorized representatives of both Parties.

If the Parties cannot resolve a Dispute in accordance with Section 1.1 of this Schedule 12.1.2 , then such Dispute will be resolved by the Parties in accordance with Section 12.2 of the Agreement (Governing Law; Jurisdiction; Venue; Service of Process).